CREDIT AGREEMENT
dated as of February 29, 2012
among
NORANDA ALUMINUM HOLDING CORPORATION,
NORANDA ALUMINUM ACQUISITION CORPORATION,
as Borrower,
THE LENDERS FROM TIME TO TIME PARTY HERETO,
BANK OF AMERICA, N.A.,
as Administrative Agent,
and
CITIBANK, N.A.,
UBS SECURITIES LLC,
BARCLAYS CAPITAL,
CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS BANK USA
and
APOLLO GLOBAL SECURITIES, LLC,
as Co-Syndication Agents and Co-Documentation Agents
_____________________________
BANK OF AMERICA, N.A.,
CITIGROUP GLOBAL MARKETS INC.
and
UBS SECURITIES LLC,
as Joint Lead Arrangers
_____________________________
BANK OF AMERICA, N.A.,
CITIGROUP GLOBAL MARKETS INC.
UBS SECURITIES LLC,
BARCLAYS CAPITAL,
CREDIT SUISSE SECURITIES (USA) LLC,
GOLDMAN SACHS BANK USA
and
APOLLO GLOBAL SECURITIES, LLC,
as Joint Book Running Managers

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

Section 1.01	Defined Terms 1

Section 1.02	Terms Generally 47

Section 1.03	Effectuation of Transactions 47
ARTICLE II
THE CREDITS

Section 2.01	Commitments 47

Section 2.02	Loans and Borrowings 47

Section 2.03	Requests for Borrowings 48

Section 2.04	Funding of Borrowings 49

Section 2.05	Interest Elections 49

Section 2.06	Agreement to Repay Loans; Evidence of Debt 50

Section 2.07	Repayment of Term Loans. 50

Section 2.08	Prepayment of Loans. 52

Section 2.09	Fees 56

Section 2.10	Interest 56

Section 2.11	Payments Generally; Pro Rata Treatment; Sharing of Set offs 57

Section 2.12	Incremental Commitments 59

Section 2.13	Defaulting Lenders. 60
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY

Section 3.01	Taxes. 61

Section 3.02	Illegality 66

Section 3.03	Inability to Determine Rates 66

Section 3.04	Increased Costs. 67

Section 3.05	Compensation for Losses 68

Section 3.06	Mitigation Obligations; Replacement of Lenders. 68

Section 3.07	Survival 69
ARTICLE IV
REPRESENTATIONS AND WARRANTIES

Section 4.01	Organization; Powers 69

Section 4.02	Authorization 69

Section 4.03	Enforceability 70

Section 4.04	Governmental Approvals 70

Section 4.05	Financial Statements 70

Section 4.06	No Material Adverse Effect 70

Section 4.07	Title to Properties; Possession Under Leases 70

Section 4.08	Subsidiaries 71

Section 4.09	Litigation; Compliance with Laws 71

Section 4.10	Federal Reserve Regulations 71

Section 4.11	Investment Company Act 72

Section 4.12	Use of Proceeds 72

Section 4.13	Taxes 72

Section 4.14	No Material Misstatements 72

Section 4.15	Employee Benefit Plans 73

Section 4.16	Environmental Matters 73

Section 4.17	Security Documents 74

Section 4.18	Location of Real Property and Leased Premises 75

Section 4.19	Solvency 75

Section 4.20	Labor Matters 75

Section 4.21	Insurance 75

Section 4.22	No Default 76

Section 4.23	Intellectual Property; Licenses, etc 76

Section 4.24	Senior Debt 76

Section 4.25	OFAC 76
ARTICLE V
CONDITIONS OF LENDING

Section 5.01	All Credit Events 76

Section 5.02	First Credit Event 77
ARTICLE VI
AFFIRMATIVE COVENANTS

Section 6.01	Existence; Businesses and Properties 80

Section 6.02	Insurance 80

Section 6.03	Taxes 81

Section 6.04	Financial Statements, Reports, etc 81

Section 6.05	Litigation and Other Notices 83

Section 6.06	Compliance with Laws 84

Section 6.07	Maintaining Records; Access to Properties and Inspections 84

Section 6.08	Use of Proceeds 84

Section 6.09	Compliance with Environmental Laws 84

Section 6.10	Further Assurances; Additional Security 84

Section 6.11	Rating 87
ARTICLE VII
NEGATIVE COVENANTS

Section 7.01	Indebtedness 87

Section 7.02	Liens 90

Section 7.03	Sale and Lease Back Transactions 94

Section 7.04	Investments, Loans and Advances 94

Section 7.05	Mergers, Consolidations, Sales of Assets and Acquisitions 98

Section 7.06	Dividends and Distributions 101

Section 7.07	Transactions with Affiliates 103

Section 7.08	Business of the Borrower and its Subsidiaries 106

Section 7.09	Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc 106

Section 7.10	[Reserved] 108

Section 7.11	Holdings Covenants 109
ARTICLE VIII
EVENTS OF DEFAULT

Section 8.01	Events of Default 109

Section 8.02	Exclusion of Immaterial Subsidiaries 112

Section 8.03	Application of Funds 112
ARTICLE IX
THE AGENCY PROVISIONS

Section 9.01	Appointment and Authority. 112

Section 9.02	Rights as a Lender 113

Section 9.03	Exculpatory Provisions 113

Section 9.04	Reliance by Administrative Agent 114

Section 9.05	Delegation of Duties 114

Section 9.06	Resignation of Administrative Agent. 114

Section 9.07	Non-Reliance on Administrative Agent and Other Lenders 115

Section 9.08	No Other Duties, Etc 116

Section 9.09	Administrative Agent May File Proofs of Claim 116

Section 9.10	Collateral and Guaranty Matters 116

Section 9.11	Secured Hedge Agreements 117
ARTICLE X
MISCELLANEOUS

Section 10.01	Amendments, Etc 118

Section 10.02	Notices; Effectiveness; Electronic Communication. 120

Section 10.03	No Waiver; Cumulative Remedies; Enforcement 122

Section 10.04	Expenses; Indemnity; Damage Waiver. 122

Section 10.05	Payments Set Aside 125

Section 10.06	Successors and Assigns. 125

Section 10.07	Treatment of Certain Information; Confidentiality 130

Section 10.08	Platform; Borrower Materials 131

Section 10.09	Right of Setoff 132

Section 10.10	Interest Rate Limitation 132

Section 10.11	Counterparts; Integration; Effectiveness 132

Section 10.12	Survival of Representations and Warranties 133

Section 10.13	Severability 133

Section 10.14	Replacement of Lenders 133

Section 10.15	Governing Law; Jurisdiction Etc. 134

Section 10.16	Waiver of Jury Trial 135

Section 10.17	No Advisory or Fiduciary Responsibility 135

Section 10.18	Electronic Execution of Assignments and Certain Other Documents 136

Section 10.19	USA Patriot Act Notice 136

Section 10.20	Intercreditor Agreement 136

Section 10.21	Release of Liens and Guarantees 137

Section 10.22	Headings 137

Exhibits:

Exhibit A-1	– Form of Assignment and Acceptance

Exhibit A-2	– Form of Affiliated Lender Assignment and Acceptance

Exhibit A-3	– Form of Permitted Loan Purchase Assignment and Acceptance

Exhibit B	– Form of Solvency Certificate

Exhibit C	– Form of Borrowing Request

Exhibit D	– Form of Mortgage

Exhibit E	– Form of Collateral Agreement

Exhibit F	– Form of Discounted Prepayment Option Notice

Exhibit G	– Form of Lender Participation Notice

Exhibit H	– Form of Discounted Voluntary Prepayment Notice

Exhibit I-1	– Form of U.S. Tax Compliance Certificate

Exhibit I-2	– Form of U.S. Tax Compliance Certificate

Exhibit I-3	– Form of U.S. Tax Compliance Certificate

Exhibit I-4	– Form of U.S. Tax Compliance Certificate

Schedules:

Schedule 1.01(a)	– Certain U.S. Subsidiaries

Schedule 1.01(b)	– Mortgaged Properties

Schedule 1.01(c)	– Immaterial Subsidiaries

Schedule 1.01(d)	– Pro Forma Adjustments

Schedule 1.01(e)	– Unrestricted Subsidiaries

Schedule 2.01	– Commitments

Schedule 4.01	– Organization and Good Standing

Schedule 4.04	– Governmental Approvals

Schedule 4.07(b)	– Leased Properties

Schedule 4.08(a)	– Subsidiaries

Schedule 4.08(b)	– Subscriptions

Schedule 4.13	– Taxes

Schedule 4.16	– Environmental Matters

Schedule 4.21	– Insurance

Schedule 4.23	– Intellectual Property

Schedule 5.02(b)	– Local Counsel

Schedule 5.02(d)	– Post-Closing Interest Deliveries

Schedule 7.01	– Indebtedness

Schedule 7.02(a)	– Liens

Schedule 7.04	– Investments

Schedule 7.07	– Transactions with Affiliates

Schedule 10.02	– Notice Information

CREDIT AGREEMENT dated as of February 29, 2012 (this “Agreement”), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto from time to time, BANK OF AMERICA, N.A., as administrative agent and collateral agent (in such capacities, the “Administrative Agent”) for the Lenders and CITIBANK, N.A., UBS SECURITIES LLC, BARCLAYS CAPITAL, the investment banking division of BARCLAYS BANK PLC, GOLDMAN SACHS BANK USA, CREDIT SUISSE SECURITIES (USA) LLC and APOLLO GLOBAL SECURITIES, LLC, as co-syndication agents (in such capacities, the “Syndication Agents”) and as co-documentation agents (in such capacities, the “Documentation Agents”).
WHEREAS, Holdings and the Borrower, certain financial institutions (the “Existing Lenders”) and Merrill Lynch Capital Corporation, as administrative agent and collateral agent (the “Existing Agent”), are parties to that certain Credit Agreement dated as of May 18, 2007 (as at any time amended, amended and restated, modified, supplemented and restated, the “Existing Credit Agreement”), pursuant to which Existing Lenders made certain loans, letters of credit and other financial accommodations available to the Borrower, the repayment of which was guaranteed by certain of its subsidiaries; and
WHEREAS, the Borrower has requested that the Lenders extend credit in the form of Term B Loans on the Closing Date in an aggregate principal amount not in excess of $325,000,000 to be used by the Borrower and/or Holdings (i) to pay the Special Dividend, (ii) to refinance the Indebtedness under the Existing Credit Agreement, (iii) to repurchase a portion of the Senior Notes, (iv) to pay the Transaction Expenses and (v) for general corporate purposes;
NOW, THEREFORE, the Lenders are willing to extend such credit to the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01     Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABL Administrative Agent” means Bank of America, in its capacity as agent for the Secured Parties under (and as defined in) the ABL Credit Agreement and its successors and assigns in such capacity.
“ABL Borrower” means a Borrower under (and as defined in) the ABL Credit Agreement, and “ABL Borrowers” means any two or more of them, collectively.
“ABL Cash Management Bank” means any Person that, at the time it enters into a Cash Management Agreement, is an ABL Lender or an Affiliate of an ABL Lender, in its capacity as a party to such Cash Management Agreement.

“ABL Collateral” means all of the assets and property of any ABL Loan Party, whether real, personal or mixed, with respect to which a Lien is granted as security for any ABL Finance Obligations under the ABL Collateral Documents.
“ABL Collateral Agent” means Bank of America, in its capacity as collateral agent for the benefit of the ABL Finance Parties, and its successor or successors in such capacity.
“ABL Collateral Documents” means the Security Documents (as defined in the ABL Credit Agreement) and any other agreement, document or instrument pursuant to which a Lien is granted securing any ABL Finance Obligations or under which rights or remedies with respect to such Liens are governed.
“ABL Credit Agreement” means the Credit Agreement dated as of February 29, 2012 among Holdings, the Borrower, the Domestic Subsidiaries of Holdings named therein as guarantors or borrowers, the banks and other lending institutions party thereto from time to time, the ABL Administrative Agent, the ABL Collateral Agent, Bank of America, N.A., as issuing bank, and any other agents named therein, as amended, modified or supplemented from time to time in accordance with the provisions thereof and of this Agreement.
“ABL Credit Obligations” means, with respect to each ABL Loan Party, without duplication:
(i)    in the case of the ABL Borrowers, all principal of and interest on any Loan or L/C Obligation under, or any Note issued pursuant to, and all as defined in, the ABL Credit Agreement or any other ABL Loan Document;
(ii)    all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such ABL Loan Party pursuant to the ABL Credit Agreement or any other ABL Loan Document;
(iii)    all expenses of the ABL Administrative Agent, any ABL syndication agents, any ABL documentation agents or the ABL Collateral Agent as to which one or more of such agents have a right to reimbursement by such ABL Loan Party pursuant to the ABL Credit Agreement or any other ABL Loan Document;
(iv)    all amounts paid by any Indemnitee (as defined in the ABL Credit Agreement) as to which such Indemnitee has the right to reimbursement by such ABL Loan Party under the ABL Credit Agreement or under any other ABL Loan Document; and
(v)    in the case of Holdings and each Subsidiary Guarantor, all amounts now or hereafter payable by Holdings or such Subsidiary Guarantor under its guaranty of all obligations of the ABL Borrowers under the ABL Credit Agreement and any other ABL Loan Document;
together in each case with all renewals, modifications, consolidations or extensions thereof.
“ABL Finance Document” means (i) each ABL Loan Document, (ii) each ABL Secured

Hedge Agreement and (iii) each ABL Secured Cash Management Agreement, and “ABL Finance Documents” means any two or more of them, collectively.
“ABL Finance Obligations” means all obligations of any ABL Loan Party outstanding under (i) the ABL Credit Agreement and the other ABL Loan Documents (including all ABL Credit Obligations), (ii) any ABL Secured Cash Management Agreement and (iii) any ABL Secured Hedge Agreement.
“ABL Finance Party” means each ABL Lender, each Issuing Bank under (and as defined in) the ABL Credit Agreement, the ABL Administrative Agent, each co-agent or sub-agent appointed by the ABL Administrative Agent from time to time pursuant to the ABL Credit Agreement, the ABL Collateral Agent and each Indemnitee (as defined in the ABL Credit Agreement), and “ABL Finance Parties” means any two or more of them, collectively.
“ABL Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under the ABL Credit Agreement is an ABL Lender or an Affiliate of an ABL Lender, in its capacity as a party to such Swap Contract; provided that an ABL Lender or an Affiliate of an ABL Lender shall not be an ABL Hedge Bank in respect of a Swap Contract if it is simultaneously a Hedge Bank in respect of such Swap Contract; and provided, further, that the Borrower shall have the right to designate, by written notice to the Administrative Agent at or prior to the time a Swap Contract is entered into, whether a Person eligible to be both an ABL Hedge Bank and a Hedge Bank shall be the one or the other with respect to such Swap Contract.
“ABL Guaranty” means each guaranty made by an ABL Loan Party in favor of the ABL Finance Parties.
“ABL Lenders” means the “Lenders” under and as defined in the ABL Credit Agreement, including each Issuing Bank in their respective capacities as such under, and as defined in, the ABL Credit Agreement, and their respective successors and assigns.
“ABL Loan Documents” means the ABL Credit Agreement and the other Loan Documents (as defined in the ABL Credit Agreement) and each of the other agreements, documents and instruments providing for or evidencing any other ABL Credit Obligation, and any other document or instrument executed or delivered at any time in connection with any ABL Credit Obligations, including any intercreditor, accession or joinder agreement among holders of ABL Credit Obligations, to the extent such are effective at the relevant time.
“ABL Loans” has the meaning given to the term “Loans” in the ABL Credit Agreement.
“ABL Loan Party” means Holdings, the Borrower, each other ABL Borrower and each Subsidiary of the Borrower which is a guarantor of the ABL Finance Obligations, and “ABL Loan Parties” means all of them, collectively.
“ABL Priority Collateral” has the meaning given to the term in the Intercreditor Agreement.

“ABL Secured Cash Management Agreement” means any Cash Management Agreement that is entered into by and between any ABL Loan Party and any ABL Cash Management Bank.
“ABL Secured Hedge Agreement” means any Swap Contract permitted under the ABL Credit Agreement that is entered into by and between any ABL Loan Party and any ABL Hedge Bank.
“Acceptable Discount” has the meaning assigned to such term in Section 2.08(f)(iii).
“Acceptance Date” has the meaning assigned to such term in Section 2.08(f)(ii).
“Accepting Lenders” has the meaning assigned to such term in Section 10.01.
“Additional Mortgage” has the meaning assigned to such term in Section 6.10(c).
“Adjusted Eurodollar Rate” means the quotient obtained (expressed as a decimal, carried out to five decimal places) by dividing (A) the applicable Eurodollar Base Rate by (B) 1.00 minus the Eurodollar Reserve Percentage.
“Administrative Agent” has the meaning assigned to such term in the preamble to this Agreement.
“Administrative Agent Fee Letter” means that certain Fee Letter dated as of February 21, 2012 by and among the Borrower and Bank of America.
“Administrative Agent Fees” has the meaning assigned to such term in Section 2.09(a).
“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Administrative Agent may from time to time notify the Borrower and the Lenders.
“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.
“Affected Facility” has the meaning assigned to such term in Section 10.01.
“Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified.
“Affiliated Lender” means, at any time, a Lender that is Apollo Management VI, L.P. or any Affiliate of Apollo Management VI, L.P., other than (i) Holdings or any Subsidiary of Holdings or the Borrower or (ii) any natural person.
“Affiliated Lender Assignment and Acceptance” has the meaning assigned to such term in Section 10.06(f).

“Affiliated Loan Fund” means any Affiliated Lender that is a bona fide debt fund or an investment vehicle that is primarily engaged in, or advises funds or other investment vehicles that are engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which neither Apollo Management VI, L.P. nor any other private equity, real estate or alternative investment funds or vehicles that are Affiliates of Apollo Management VI, L.P., directly or indirectly, possesses the power to direct or cause the direction of the investment policies of such entity.
“Agents” means the Administrative Agent, the Syndication Agents and the Documentation Agents.
“Agreement” means, on any date, this Agreement as originally in effect on the Effective Date and as thereafter amended, supplemented, amended and restated or otherwise modified from time to time and in effect on such date.
“Applicable Discount” has the meaning assigned to such term in Section 2.08(f)(iii).
“Applicable Margin” means, in respect of the Term B Facility, 3.50% per annum for Base Rate Loans and 4.50% per annum for Eurodollar Rate Loans.
“Applicable Period” means an Excess Cash Flow Period or an Excess Cash Flow Interim Period, as the case may be.
“Appropriate Lender” means, at any time, (i) with respect to the Term B Facility, a Lender that has a Commitment with respect to the Term B Facility at such time and (ii) with respect to any Incremental Term Facility, an Incremental Term Lender that has a Commitment with respect to such Incremental Term Facility at such time.
“Approved Fund” means any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.
“Asset Sale” means any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets of the Borrower or any Subsidiary.
“Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and an Assignee, and accepted by the Administrative Agent and the Borrower (if required by such assignment and acceptance), in the form of Exhibit A-1 or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).
“Available Cash” means, as of any date, unrestricted available cash of the Borrower and the Guarantors that as of such date is not otherwise required to be applied to any Term Credit Obligations pursuant to this Agreement or any other Loan Document.
“Bank of America” means Bank of America, N.A., and its successors.

“Base Rate” means, for any day, a rate per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of 0.50% plus the Federal Funds rate for such day and (iii) the Eurodollar Base Rate (determined by reference to clause (ii) of the definition thereof) plus 1.00%.
“Base Rate Borrowing” means a Borrowing comprised of Base Rate Loans.
“Base Rate Loan” means a Loan that bears interest based on the Base Rate.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America.
“Board of Directors” means, as to any person, the board of directors or other governing body of such person, or if such person is owned or managed by a single entity, the board of directors or other governing body of such entity.
“Borrower” has the meaning assigned thereto in the preamble to this Agreement; provided that the term “Borrower” shall be deemed to mean any Successor Borrower determined in accordance with Section 7.05(b)(i).
“Borrower Materials” has the meaning assigned to such term in Section 10.08.
“Borrowing” means a group of Loans of a single Type under a single Facility and made on a single date and, in the case of Eurodollar Rate Loans, as to which a single Interest Period is in effect.
“Borrowing Minimum” means $5,000,000.
“Borrowing Multiple” means $1,000,000.
“Borrowing Request” means a request by a Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C.
“Budget” has the meaning assigned to such term in Section 6.04(e).
“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Administrative Agent’s Office is located, except that if such day relates to any Eurodollar Rate Loan, such day shall also be a London Banking Day.
“Capital Expenditures” means, for any person in respect of any period, the aggregate of all expenditures incurred by such person during such period that, in accordance with GAAP, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures for the Borrower and its Subsidiaries shall not include:
(i)    expenditures to the extent they are made with proceeds of the issuance of Equity Interests of Holdings or any Parent Entity after the Closing Date or funds that would have constituted any Net Proceeds under clause (i) of the definition of the term “Net Proceeds” (but for the application of the first proviso to such clause (i));
(ii)    expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and its Subsidiaries within 15 months of receipt of such proceeds (or, if not made within such period of 15 months, are committed to be made during such period);
(iii)    interest capitalized during such period;
(iv)    expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings, the Borrower or any Subsidiary thereof) and for which neither Holdings, the Borrower nor any Subsidiary has provided or is required to provide or incur, directly or indirectly, any consideration or obligation to such third party or any other person (whether before, during or after such period);
(v)    the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided, that (A) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (B) such book value shall have been included in Capital Expenditures when such asset was originally acquired;
(vi)    the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (A) used or surplus equipment traded in at the time of such purchase and (B) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;
(vii)    Investments in respect of a Permitted Business Acquisition; or
(viii)    the purchase of property, plant or equipment made or contractually committed to be made within 15 months of the sale of any asset (other than inventory) to the extent purchased with the proceeds of such sale.
“Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other similar arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Cash Interest Expense” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, Interest Expense for such period, less the sum of, without duplication, (i) pay in kind Interest Expense or other non-cash Interest Expense (including as a result of the effects of purchase accounting), (ii) to the extent included in Interest Expense, the amortization of any debt issuance costs or financing fees paid by, or on behalf of, the Borrower or any Subsidiary, including such fees paid in connection with the Transactions or upon entering into a Permitted Receivables Financing, (iii) the amortization of debt discounts, if any, or fees in respect of Swap Contracts and (iv) cash interest income of Borrower and its Subsidiaries for such period; provided, that Cash Interest Expense shall exclude any one time financing fees, including those paid in connection with the Transactions or upon entering into a Permitted Receivables Financing or any amendment of this Agreement.
“Cash Management Agreement” means any agreement to provide an overdraft line or other cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.
“Change in Control” shall be deemed to occur if:
(i)    at any time (A) Holdings shall fail to own, directly or indirectly, beneficially and of record, 100% of the issued and outstanding Equity Interests of the Borrower, (B) a majority of the seats (other than vacant seats) on the Board of Directors of Holdings shall at any time be occupied by persons who were neither (i) nominated by the Board of Directors of Holdings or a Permitted Holder, (ii) appointed by directors so nominated nor (iii) appointed by a Permitted Holder, or (C) a “change of control” (or similar event) shall occur under the ABL Finance Documents, the Senior Notes Indenture, any Material Indebtedness or any Permitted Refinancing Indebtedness in respect of any of the foregoing or any Disqualified Stock (to the extent the aggregate amount of the applicable Disqualified Stock exceeds $35,000,000); or
(ii)    any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the Closing Date), other than any combination of the Permitted Holders or any “group” including any Permitted Holders, shall have acquired beneficial ownership of 35% or more on a fully diluted basis of the voting interest in Holdings’ Equity Interests and the Permitted Holders shall own, directly or indirectly, less than such person or “group” on a fully diluted basis of the voting interest in Holdings’ Equity Interests.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Closing Date” means the first date on or after the Effective Date when all the conditions precedent in Section 5.02 are satisfied or waived in accordance with Section 10.01.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means all the “Collateral” as defined in any Security Document and shall also include the Mortgaged Properties and all other property that is subject to any Lien in favor of the Collateral Agent or any Subagent for the benefit of the Lenders pursuant to any Security Document.
“Collateral Agent” means the party acting as collateral agent for the Secured Parties under the Security Documents. On the Closing Date, the Collateral Agent is the same person as the Administrative Agent. Unless the context otherwise requires, the term “Administrative Agent” as used herein shall include the Collateral Agent, notwithstanding various specific references to the Collateral Agent herein.
“Collateral Agreement” means the Guarantee and Collateral Agreement, as amended, supplemented or otherwise modified from time to time, in the form of Exhibit E, among Holdings, the Borrower, each Subsidiary Loan Party and the Administrative Agent.
“Collateral and Guarantee Requirement” means the requirement that, subject to the Intercreditor Agreement:
(i)    on the Closing Date, the Collateral Agent shall have received (A) from Holdings, the Borrower and each Subsidiary Loan Party, a counterpart of the Collateral Agreement duly executed and delivered on behalf of such person and (B) an Acknowledgment and Consent in the form attached to the Collateral Agreement, executed and delivered by each issuer of Pledged Collateral (as defined in the Collateral Agreement), if any, that is a Subsidiary of the Borrower but is not a Loan Party;
(ii)    on the Closing Date, (A) the Collateral Agent shall have received (i) a pledge of all the issued and outstanding Equity Interests of (x) the Borrower and (y) each Wholly Owned Domestic Subsidiary (other than Subsidiaries listed on Schedule 1.01(a)) owned on the Closing Date directly by or on behalf of the Borrower or any Subsidiary Loan Party and (ii) a pledge of 100% of the outstanding nonvoting Equity Interests and of 65% of the outstanding voting Equity Interests of each “first tier” Wholly Owned Foreign Subsidiary directly owned by any Loan Party and (B) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
(iii)    (A) all Indebtedness of the Borrower and each Subsidiary (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of Holdings and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) that is owing to any Loan Party shall have been pledged pursuant to the Collateral Agreement (or other applicable Security Document as reasonably required by the Collateral Agent), and (B) the Collateral Agent shall, if any such Indebtedness is evidenced by a promissory note or an instrument, have received all such promissory notes or instruments, together with note powers or other instruments of transfer with respect thereto endorsed in blank;
(iv)    in the case of any person that becomes a Subsidiary Loan Party after the Closing Date, the Collateral Agent shall have received a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Subsidiary Loan Party;
(v)    after the Closing Date, (A) all the outstanding Equity Interests of (i) any person that becomes a Subsidiary Loan Party after the Closing Date (and which are owned by a Loan Party) and (ii) subject to Section 6.10(g), any other Person that are acquired by a Loan Party after the Closing Date (including, without limitation, the Equity Interests of any Special Purpose Receivables Subsidiary established after the Closing Date) (other than to the extent that a pledge of such Equity Interest would violate applicable law or regulation) shall have been pledged pursuant to the Collateral Agreement; provided, that in no event shall more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary be pledged to secure Term Credit Obligations, and in no event shall any of the issued and outstanding Equity Interests of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary of a Loan Party be pledged to secure Term Credit Obligations, and (B) the Collateral Agent shall have received all certificates or other instruments (if any) representing such Equity Interests, together with stock powers or other instruments of transfer with respect thereto endorsed in blank;
(vi)    except as otherwise contemplated by any Security Document and subject to Section 5.02(d), all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Security Documents (in each case, including any supplements thereto) and perfect such Liens to the extent required by, and with the priority required by, the Security Documents, shall have been filed, registered or recorded or delivered to the Collateral Agent for filing, registration or the recording concurrently with, or promptly following, the execution and delivery of each such Security Document;
(vii)    within 90 days (or such longer period as the Collateral Agent shall determine in its sole discretion) of the Closing Date, the Collateral Agent shall have received (A) counterparts of each Mortgage to be entered into with respect to each Mortgaged Property set forth on Schedule 1.01(b) duly executed and delivered by the record owner of such Mortgaged Property and suitable for recording or filing and, if such Mortgaged Property is an improved Real Property, (i)(x) no later than 15 days prior to the execution and delivery of such Mortgage (or such later date as the Collateral Agent shall determine in its sole discretion), address and other identifying information with respect to such Mortgaged Property reasonably satisfactory to the Collateral Agent and (y) if any improvements on such Mortgaged Property are located within any area designated by the Director of the Federal Emergency Management Agency as a “special flood hazard” area (as may be established by a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property), no later than 5 days prior to the execution and delivery of such Mortgage (or such later date as the Collateral Agent shall determine in its sole discretion), evidence of a flood insurance policy (if such insurance is required by Law and commercially reasonably available) from a company and in an amount satisfactory to the Collateral Agent for the applicable portion of the premises, naming the Collateral Agent, for the benefit of the Lenders, as mortgagee, or (ii) a certification from a registered engineer or land surveyor in a form reasonably satisfactory to the Collateral Agent or other evidence reasonably satisfactory to the Collateral Agent that none of the improvements on such Mortgaged Property is located within any area designated by the Director of the Federal Emergency Management Agency as a “special flood hazard” area and (B) such other documents including, but not limited to, any consents, agreements and confirmations of third parties (but without duplication of the documents described in clause (viii) below), as the Collateral Agent may reasonably request with respect to any such Mortgage or Mortgaged Property; provided, however, that the provisions of this paragraph (vii) shall not apply with respect to Real Property if the Collateral Agent shall reasonably determine that the costs of obtaining or perfecting such a security interest or adhering to the provisions of this paragraph (vii) are excessive in relation to the value of the security to be afforded thereby;
(viii)    within 90 days (or such longer period as the Collateral Agent shall determine in its sole discretion) of the Closing Date, the Collateral Agent shall have received (A) a policy or policies or marked-up unconditional binder of title insurance, as applicable, paid for by the Borrower, issued by a nationally recognized title insurance company, insuring the Lien of each Mortgage in respect of the Mortgaged Property set forth on Schedule 1.01(b) as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except Permitted Liens, together with such customary endorsements (including zoning endorsements where reasonably appropriate and available), coinsurance and reinsurance as the Collateral Agent may reasonably request, including with respect to any such property located in a state in which a zoning endorsement is not available, a zoning compliance letter from the applicable municipality in a form reasonably acceptable to the Collateral Agent; provided, however, that, with respect to the Real Property located in Gramercy, Louisiana, any such policy or binder may contain a survey exception, and (B) except with respect to the Real Property located in Gramercy, Louisiana, a survey of each Mortgaged Property set forth on Schedule 1.01(b) (including all improvements, easements and other customary matters thereon reasonably required by the Collateral Agent (taking account of whether such survey is an aerial or on-ground survey)), for which all necessary fees (where applicable) have been paid, which is either (i)(w) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property, in which event such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery; provided that delivery of a survey dated earlier than six months prior to the date of delivery thereof shall be sufficient if accompanied by an executed “no change” affidavit with respect thereto, certifying that no material changes have occurred with respect to the matters shown on such survey since the date thereof, or, if there have been any material changes, that all such material changes are wholly contained within the boundaries of the applicable Mortgaged Property and do not encroach upon any other property or any applicable building setbacks, easements or rights of way, (x) certified by the surveyor (in a manner reasonably acceptable to the Collateral Agent) to the Collateral Agent and the title insurance company insuring the Mortgage, (y) complying in all respects with the minimum detail requirements (including, with respect to the Mortgaged Property located in New Madrid, Missouri, based on aerial photography without planimetrics and not on-ground measurement) of the American Land Title Association and American Congress of Surveying and Mapping as such requirements are in effect on the date of preparation of such survey and (z) sufficient for such title insurance company to remove all standard survey exceptions from the title insurance policy relating to such Mortgaged Property or (ii) otherwise reasonably acceptable to the Collateral Agent; provided, however, that the provisions of this paragraph (viii) shall not apply with respect to the Real Property if the Collateral Agent shall reasonably determine that the cost of obtaining or perfecting a security interest in such Real Property or adhering to the provisions of this paragraph (viii) are excessive in relation to the value of the security to be afforded thereby;
(ix)    upon or prior to the delivery of the Mortgages, the Collateral Agent shall have received evidence of the insurance required by the terms of the Mortgages;
(x)    except as otherwise contemplated by any Security Document, each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with (A) the execution and delivery of all Security Documents (or supplements thereto) to which it is a party and the granting by it of the Liens thereunder and (B) the performance of its obligations thereunder; and
(xi)    after the Closing Date, the Collateral Agent shall have received (A) such other Security Documents as may be required to be delivered pursuant to Section 6.10, and (B) upon reasonable request by the Collateral Agent, evidence of compliance with any other requirements of Section 6.10.
“Commitments” means with respect to any Lender, such Lender’s Term B Loan Commitment and Incremental Term Loan Commitment.
“Consolidated Debt” at any date means the sum of (without duplication) all Indebtedness (other than letters of credit, bank guarantees, the ABL Facility or other revolving facilities, in each case, to the extent undrawn) consisting of Capital Lease Obligations, Indebtedness for borrowed money, Disqualified Stock and Indebtedness in respect of the deferred purchase price of property or services, in each case of the Borrower and its Subsidiaries determined on a consolidated basis on such date in accordance with GAAP.
“Consolidated Net Income” means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its subsidiaries for such period, on a consolidated basis; provided, however, that, without duplication,
(i)    any net after-tax extraordinary, nonrecurring or unusual gains or losses or income, expenses or charges (less all fees and expenses relating thereto), including, without limitation, any (A) severance, relocation or other restructuring expenses, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, plant shutdown costs, curtailments and modifications to pension and post-retirement employee benefit plans, excess pension charges, acquisition integration costs, facilities opening costs, project start-up costs, business optimization costs, signing retention or completion bonuses, (B) any expenses that constitute transition expenses attributable to the Borrower becoming an independent operating company in connection with the Transactions, (C) expenses or charges in connection with the Transactions related to curtailments or modifications to pension or other post retirement employee benefit plans and (D) any fees, expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or issuance, repayment, incurrence, refinancing, amendment or modification of Indebtedness permitted to be Incurred hereunder (in each case, whether or not successful), including any such fees, expenses or charges related to the Transactions (including any transition-related expenses incurred before, on or after the Closing Date), in each case, shall be excluded;
(ii)    any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations and any net after-tax gain or loss from disposed, abandoned, transferred, closed or discontinued operations shall be excluded;
(iii)    any net after tax gain or loss (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the senior management or the Board of Directors of the Borrower) shall be excluded;
(iv)    any net after tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of (A) indebtedness or (B) obligations under Swap Contracts or other derivative instruments, shall be excluded;
(v)    (A) the Net Income for such period of any Person that is not a subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be included only to the extent of the amount of dividends or distributions or other payments paid in cash (or to the extent converted into cash) to the referent Person or a subsidiary thereof in respect of such period and (B) the Net Income for such period shall include any ordinary course dividend distribution or other payment in cash received from any Person in excess of the amounts included in clause (A);
(vi)    Consolidated Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period;
(vii)    any increase in amortization or depreciation or any non-cash charges or increases or reduction in Consolidated Net Income, in each case, resulting from purchase accounting in connection with the Transactions or any acquisition that is consummated after the Closing Date shall be excluded;
(viii)    any non-cash impairment charges or asset write-offs resulting from the application of GAAP and the amortization of intangibles arising pursuant to GAAP, shall be excluded;
(ix)    any non-cash compensation charge or expenses realized or resulting from grants and sales of stock, stock option plans, employee benefit plans or post-employment benefit plans, grants of stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such Person or any of its subsidiaries shall be excluded;
(x)    accruals and reserves that are established or adjusted and that are so required to be established or adjusted in accordance with GAAP and as a result of the adoption or modification of accounting policies shall be excluded;
(xi)    non-cash gains, losses, income and expenses resulting from fair value accounting required by Statement of Financial Accounting Standards No. 133 shall be excluded;
(xii)    any (A) severance or relocation costs or expenses, (B) one time non-cash compensation charges, (C) the costs and expenses after the Closing Date related to employment of terminated employees, (D) costs or expenses realized in connection with, resulting from or in anticipation of the Transactions or (E) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Closing Date of officers, directors and employees, in each case of such Person or any of its subsidiaries, shall be excluded;
(xiii)    the difference, if positive, of the consolidated Taxes of the Borrower calculated in accordance with GAAP and the actual consolidated Taxes paid in cash by the Borrower during such period shall be included;
(xiv)    the non-cash portion of “straight-line” rent expense shall be excluded and the cash portion of “straight-line” rent expense which exceeds the amount expensed in respect of such rent expense shall be included;
(xv)    unrealized gains or losses relating to hedging transactions and mark-to-market of Indebtedness denominated in foreign currencies resulting from the application of Financial Accounting Standard No. 52 shall be excluded; and
(xvi)    non-cash charges for deferred tax asset valuation allowances shall be excluded;
provided, that for purposes of calculating Consolidated Net Income of the Borrower, for any full four-fiscal-quarter period, the Borrower shall, at its option, be entitled to employ one or the other of the “LIFO” or “FIFO” methods of inventory valuation, irrespective of the manner in which it accounts for inventory for other purposes and to adjust its otherwise-reported financial calculations accordingly.
“Consolidated Total Assets” means, as of any date, the total assets of the Borrower and the consolidated Subsidiaries, determined in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower as of such date.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and “Controlling” and “Controlled” have meanings correlative thereto.
“Credit Event” has the meaning assigned to such term in Article V.
“Cumulative Credit” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to, without duplication:

(i)    the greater of (A) the Cumulative Retained Excess Cash Flow Amount at such time and (B) an amount equal to 50% of Consolidated Net Income commencing on the Closing Date and ending on the last day of the most recent fiscal quarter for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable; plus
(ii)    the aggregate amount of proceeds received after the Closing Date and prior to such time that would have constituted Net Proceeds pursuant to clause (i) of the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof (the “Below Threshold Asset Sale Proceeds”); plus
(iii)    the cumulative amount of (A) proceeds (including cash and the fair market value (as determined in good faith by the Borrower) from the sale of Equity Interests of Holdings or any Parent Entity after the Closing Date and on or prior to such time (including upon exercise of warrants or options) which proceeds have been contributed as common equity to the capital of the Borrower and (B) principal Indebtedness of the Borrower or any Subsidiary owed to a person other than the Borrower or a Subsidiary not previously applied for a purpose other than use in the Cumulative Credit, which Indebtedness is converted into common Equity Interests of the Borrower, Holdings or any Parent Entity; plus
(iv)    100% of the aggregate amount of contributions to the common capital of the Borrower received in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash) after the Closing Date (subject to the same exclusions as are applicable to clause (iii) above); plus
(v)    100% of the aggregate principal amount of any Indebtedness (including the liquidation preference or maximum fixed repurchase price, as the case may be, of any Disqualified Stock) of the Borrower or any Subsidiary thereof issued after the Closing Date (other than Indebtedness issued to a Subsidiary), which has been converted into or exchanged for Equity Interests (other than Disqualified Stock) in Holdings or any Parent Entity; plus
(vi)    to the extent not already included in Consolidated Net Income, 100% of the aggregate amount received by the Borrower or any Subsidiary in cash (and the fair market value (as determined in good faith by the Borrower) of property other than cash received by the Borrower or any Subsidiary) after the Closing Date from:
(A)    the sale (other than to the Borrower or any Subsidiary) of the Equity Interests of an Unrestricted Subsidiary; or
(B)    any dividend or other distribution by an Unrestricted Subsidiary, plus
(vii)    in the event any Unrestricted Subsidiary has been redesignated as a Subsidiary or has been merged, consolidated or amalgamated with or into, or transfers or conveys its assets to, or is liquidated into the Borrower or any Subsidiary, the fair market value (as determined in good faith by the Borrower) of the Investments of the Borrower or any Subsidiary in such Unrestricted Subsidiary at the time of such redesignation, combination or transfer (or of the assets transferred or conveyed, as applicable); plus
(viii)    an amount equal to any returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by the Borrower or any Subsidiary in respect of any Investments made pursuant to Section 7.04(j); minus
(ix)    any amounts thereof used to make Investments pursuant to Section 7.04(b)(y) after the Closing Date prior to such time; minus
(x)    any amounts thereof used to make Investments pursuant to Section 7.04(j)(ii) after the Closing Date prior to such time; minus
(xi)    the cumulative amount of Restricted Payments made pursuant to Section 7.06(e) prior to such time; minus
(xii)    the cumulative amount of payments of distributions in respect of Junior Financings pursuant to Section 7.09(b)(i)(E)(y);
provided, however, for purposes of Section 7.06(e), the calculation of the Cumulative Credit shall not include any Below Threshold Asset Sale Proceeds except to the extent they are used as contemplated in clauses (x) and (xi) above.
“Cumulative Retained Excess Cash Flow Amount” means, at any date, an amount, not less than zero in the aggregate, determined on a cumulative basis equal to:
(i)    the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for all Excess Cash Flow Periods ending after the Closing Date and prior to such date; plus
(ii)    for each Excess Cash Flow Interim Period ended prior to such date but as to which the corresponding Excess Cash Flow Period has not ended, an amount equal to the Retained Percentage of Excess Cash Flow for such Excess Cash Flow Interim Period;
“Current Assets” means, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, the sum of (i) all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits, and (ii) in the event that a Permitted Receivables Financing is accounted for off balance sheet, (x) gross accounts receivable comprising part of the Receivables Assets subject to such Permitted Receivables Financing less (y) collections against the amounts sold pursuant to clause (x).
“Current Liabilities” means, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with GAAP, be classified on a consolidated balance sheet of the Borrower and its Subsidiaries as current liabilities at such date of determination, other than (i) the current portion of any Indebtedness, (ii) accruals of Interest

Expense (excluding Interest Expense that is due and unpaid), (iii) accruals for current or deferred Taxes based on income or profits, (iv) accruals, if any, of transaction costs resulting from the Transactions, (v) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Closing Date or (ii) bonuses, pension and other post retirement benefit obligations, and (vi) accruals for add backs to EBITDA included in clauses (a)(iv) through (a)(vi) of the definition of such term.
“Debt Service” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.
“Debtor Relief Laws” means the U.S. Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Declining Lender” has the meaning assigned to such term in Section 2.08(e).
“Default” means any event or condition that upon notice, lapse of time or both would constitute an Event of Default.
“Defaulting Lender” means any Lender that (i) has failed (A) to fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (B) to pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (ii) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iii) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (iii) upon receipt of such written confirmation by the Administrative Agent and the Borrower), or (iv) has, or has a direct or indirect parent company that has (A) become insolvent, or become generally unable to pay its debts as they become due, or admitted in writing its inability to pay its debts as they become due, or made a general assignment for the benefit of its creditors, (B) become the subject of a proceeding under any Debtor Relief Law, or (C) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (i) through (iv) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender as of the date established therefor by the Administrative Agent in a written notice of such determination, which shall be delivered by the Administrative Agent to the Borrower and, to the extent permitted by law, each other Lender promptly following such determination.
“Default Rate” has the meaning assigned to such term in Section 2.10(c).
“Deposit Account” means a “deposit account” (as defined in the Uniform Commercial Code) and also means and includes all demand, time, savings, passbook or similar accounts maintained by a Loan Party with a bank or other financial institution, whether or not evidenced by an instrument, all cash and other funds held therein and all passbooks related thereto and all certificates and instruments, if any, from time to time representing, evidencing or deposited into such deposit accounts.
“Deposit Account Control Agreement” means a deposit account control agreement among the Collateral Agent, the Borrower or other Loan Party maintaining a Deposit Account at any bank or financial institution (an “Account Bank”) and such Account Bank, which agreement shall be on terms reasonably satisfactory to the Administrative Agent, as the same may be amended, supplemented or otherwise modified from time to time.
“Designated Non-Cash Consideration” means the fair market value (as determined in good faith by the Borrower) of non-cash consideration received by the Borrower or one of its Subsidiaries in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of a Responsible Officer, setting forth the basis of such valuation, less the amount of cash or cash equivalents received in connection with a subsequent sale of such Designated Non-Cash Consideration.
“Discount Range” has the meaning assigned to such term in Section 2.08(f)(ii).
“Discounted Prepayment Option Notice” has the meaning assigned to such term in Section 2.08(f)(ii).
“Discounted Voluntary Prepayment” has the meaning assigned to such term in Section 2.08(f)(i).
“Discounted Voluntary Prepayment Notice” has the meaning assigned to such term in Section 2.08(f)(v).
“Disqualified Stock” means, with respect to any person, any Equity Interests of such person that, by its terms (or by the terms of any security or other Equity Interests into which it is convertible or for which it is redeemable or exchangeable), or upon the happening of any event or condition (i) matures or is mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Loans and all other Term Credit Obligations that are accrued and payable and the termination of the Commitments), (ii) is redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (iii) provides for the scheduled payments of dividends in cash, or (iv) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Stock, in each case, prior to the date that is ninety-one (91) days after the earlier of (x) the Term B Facility Maturity Date and (y) the date on which the Loans and all other Term Credit Obligations that are accrued and payable are repaid in full and the Commitments are terminated; provided, however, that only the portion of the Equity Interests that so mature or are mandatorily redeemable, are so convertible or exchangeable or are so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock; provided, further, however, that if such Equity Interests are issued to any employee or to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Equity Interests shall not constitute Disqualified Stock solely because they may be required to be repurchased by the Borrower in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability; provided, further; however, that any class of Equity Interests of such person that by its terms authorizes such person to satisfy its obligations by delivery of Equity Interests that are not Disqualified Stock shall not be deemed to be Disqualified Stock.
“Documentation Agents” has the meaning assigned to such term in the preamble to this Agreement.
“Dollars” or “$” means the lawful currency of the United States of America.
“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary or a subsidiary listed on Schedule 1.01(a).
“EBITDA” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and its Subsidiaries for such period plus (a) the sum of (in each case without duplication and to the extent the respective amounts described in subclauses (i) through (vii) of this clause (a) reduced such Consolidated Net Income (and were not excluded therefrom) for the respective period for which EBITDA is being determined):
(i)    provision for Taxes based on income, profits or capital of the Borrower and its Subsidiaries for such period, including, without limitation, state, franchise and similar Taxes taken into account in calculating Consolidated Net Income;
(ii)    Interest Expense (and to the extent not included in Interest Expense, (x) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Stock and (y) costs of surety bonds in connection with financing activities) of the Borrower and its Subsidiaries for such period (net of interest income of the Borrower and its Subsidiaries for such period);
(iii)    depreciation, amortization and accretion expenses of the Borrower and its Subsidiaries for such period, including, but not exclusively, the amortization of intangible assets, deferred financing fees and amortization of unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits;
(iv)    business optimization expenses and other restructuring charges (which, for the avoidance of doubt, shall include, without limitation, the effect of inventory optimization programs, plant closures, retention, severance, systems establishment costs and excess pension charges); provided, that with respect to each business optimization expense or other restructuring charge, the Borrower shall have delivered to the Administrative Agent an officers’ certificate executed by a Responsible Officer of the Borrower specifying and quantifying such expense or charge and stating that such expense or charge is a business optimization expense or other restructuring charge, as the case may be;
(v)    any other non cash charges; provided, that, for purposes of this subclause (v) of this clause (a), any non cash charges or losses shall be treated as cash charges or losses in any subsequent period during which cash disbursements attributable thereto are made;
(vi)    the amount of management, consulting, monitoring, transaction and advisory fees and related expenses paid to the Fund or any Fund Affiliates or distributed to Holdings or a Parent Entity pursuant to Section 7.06(j) (or any accruals related to such fees and related expenses) during such period; provided, that such amount shall not exceed in any four quarter period the sum of (A) the greater of $6,000,000 and 2.0% of EBITDA for such four quarter period, plus (B) the amount of deferred fees (to the extent such fees would otherwise have been permitted to be included in clause (A) if paid, but were not included in such clause (A)), plus (C) 2.0% of the value of transactions permitted hereunder and entered into by the Borrower or any of its Subsidiaries with respect to which the Funds or any Fund Affiliates provides any of the aforementioned types of services; and
(vii)    non-operating expenses;
minus (b) the sum of (without duplication and to the extent the amounts described in this clause (b) increased such Consolidated Net Income for the respective period for which EBITDA is being determined) non-cash items increasing Consolidated Net Income of the Borrower and its Subsidiaries for such period (but excluding any such items (A) in respect of which cash was received in a prior period or will be received in a future period or (B) which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced EBITDA in any prior period).
For purposes of determining EBITDA under this Agreement for any quarter ending prior to the first full quarter ending after the Closing Date, EBITDA for such fiscal quarter shall be calculated on a Pro Forma Basis giving effect to the Transactions occurring on the Closing Date.
“Effective Date” means the date this Agreement becomes effective in accordance with Section 10.11.
“Engagement Letter” means that certain Engagement Letter dated as of February 21, 2012 by and among the Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, Citigroup Global Markets Inc., Citibank, N.A., UBS Securities LLC, UBS Loan Finance LLC, Barclays Bank PLC, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, Goldman

Sachs Bank USA and Apollo Global Securities, LLC.
“environment” means ambient and indoor air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.
“Environmental Laws” means all applicable laws (including common law), rules, regulations, codes, ordinances, orders, decrees or judgments, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the generation, management, Release or threatened Release of, or exposure to, any Hazardous Material or to occupational health and safety matters (to the extent relating to the environment or Hazardous Materials).
“Equity Interests” of any person means any and all shares, interests, rights to purchase or otherwise acquire, warrants, options, participations or other equivalents of or interests in (however designated) equity or ownership of such person, including any preferred stock, any limited or general partnership interest and any limited liability company membership interest, and any securities or other rights or interests convertible into or exchangeable for any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time and any final regulations promulgated and the rulings issued thereunder.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, the Borrower or a Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code, or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
“ERISA Event” means (i) any Reportable Event or the requirements of Section 4043(b) of ERISA apply with respect to a Plan; (ii) the failure to meet the minimum funding standards of Sections 412 and 430 of the Code and Sections 302 and 303 of ERISA; (iii) the filing pursuant to Section 412(c) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (iv) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (v) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan under Section 4042 of ERISA; (vi) the incurrence by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; (vii) the receipt by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from Holdings, the Borrower, a Subsidiary or any ERISA Affiliate of any notice, concerning the impending imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (viii) the conditions for imposition of a lien under Section 302(f) of ERISA shall have been met with respect to any Plan; or (ix) the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 307 of ERISA.

“Eurodollar Base Rate” means:
(i)    for any Interest Period with respect to a Eurodollar Rate Loan, the rate per annum equal to (A) the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (B) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and
(ii)    for any interest rate calculation with respect to a Base Rate Loan, the rate per annum equal to (A) BBA LIBOR, at approximately 11:00 a.m., London time, determined two London Banking Days prior to such date for Dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (B) if such published rate is not available at such time for any reason, the rate determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in same day funds in the approximate amount of the Base Rate Loan being made or maintained and with a term equal to one month would be offered by Bank of America’s London Branch to major banks in the London interbank Eurodollar market at their request at the date and time of determination.
“Eurodollar Rate Borrowing” means a Borrowing comprised of Eurodollar Loans.
“Eurodollar Rate Loan” means at any date a Loan which bears interest at a rate based on the Adjusted Eurodollar Rate.
“Eurodollar Reserve Percentage” means for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System (or any other entity succeeding to the functions currently performed thereby) for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to “Eurocurrency liabilities”). The Adjusted Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically on and as of the effective date of any change in the Eurodollar Reserve Percentage.
“Event of Default” has the meaning assigned to such term in Section 8.01.
“Excess Cash Flow” means, with respect to the Borrower and its Subsidiaries on a consolidated basis for any Applicable Period, EBITDA of the Borrower and its Subsidiaries on a

consolidated basis for such Applicable Period, minus, without duplication:
(i)    Debt Service for such Applicable Period;
(ii)    the amount of any voluntary prepayment or purchase of Indebtedness during such Applicable Period, other than (x) any voluntary prepayments or purchases that are deducted from the calculation in Section 2.08(d), (y) any voluntary prepayment or cancellation of the Loans pursuant to Sections 2.08(f) or 10.06(g) and (z) any voluntary prepayments that are already reflected in Debt Service; provided, for the avoidance of doubt, with respect to any voluntary prepayment or purchase of Indebtedness at a discount, the amount deducted pursuant to this clause (ii) shall be equal to the cash expended in such payment or purchase rather than the face amount of the Indebtedness paid or purchased;
(iii)    Capital Expenditures by the Borrower and its Subsidiaries on a consolidated basis during such Applicable Period that are paid in cash (to the extent permitted under this Agreement) and (ii) the aggregate consideration paid in cash during the Applicable Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder less any amounts received in respect thereof as a return of capital;
(iv)    Capital Expenditures or Permitted Business Acquisitions that the Borrower or any Subsidiary shall, during such Applicable Period, become obligated to make but that are not made during such Applicable Period (to the extent permitted under this Agreement); provided, that (i) the Borrower shall deliver a certificate to the Administrative Agent not later than 90 days after the end of such Applicable Period, signed by a Responsible Officer of the Borrower and certifying that such Capital Expenditures and the delivery of the related equipment or Permitted Business Acquisitions will be made in the following Applicable Period, and (ii) any amount so deducted shall not be deducted again in a subsequent Applicable Period;
(v)    Taxes paid in cash by the Borrower (and Restricted Payments paid in cash pursuant to Section 7.06(b)(v) hereof) and its Subsidiaries on a consolidated basis during such Applicable Period or that will be paid within six months after the close of such Applicable Period; provided, that with respect to any such amounts to be paid after the close of such Applicable Period, (i) any amount so deducted shall not be deducted again in a subsequent Applicable Period, and (ii) appropriate reserves shall have been established in accordance with GAAP;
(vi)    an amount equal to any increase in Working Capital for such Applicable Period;
(vii)    cash expenditures made in respect of Swap Contracts during such Applicable Period, to the extent not reflected in the computation of EBITDA or Interest Expense;
(viii)    permitted Restricted Payments made in cash by the Borrower during such Applicable Period and permitted Restricted Payments made by any Subsidiary to any person other than Holdings, the Borrower or any of its Subsidiaries during such Applicable Period, in each case in accordance with Section 7.06 (other than Section 7.06(e));

(ix)    amounts paid in cash during such Applicable Period on account of (A) items that were accounted for as non-cash reductions of Net Income in determining Consolidated Net Income or as non-cash reductions of Consolidated Net Income in determining EBITDA of the Borrower and its Subsidiaries in a prior Applicable Period and (B) reserves or accruals established in purchase accounting;
(x)    to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith; and
(xi)    the aggregate amount of items that were added to or not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent such items represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Applicable Period), or an accrual for a cash payment, by the Borrower and its Subsidiaries or did not represent cash received by the Borrower and its Subsidiaries, in each case on a consolidated basis during such Applicable Period;
plus, without duplication:
(xii)    an amount equal to any decrease in Working Capital of the Borrower for such Applicable Period;
(xiii)    all amounts referred to in clauses (ii), (iii), (iv) and (viii) above to the extent funded with the proceeds of the issuance or the incurrence of Indebtedness (including Capital Lease Obligations and purchase money Indebtedness, but excluding, solely as relating to Capital Expenditures, proceeds of ABL Loans or any replacement revolving credit facility therefor), the sale or issuance of any Equity Interests (including any capital contributions) and any loss, damage, destruction or condemnation of, or any sale, transfer or other disposition (including any sale and leaseback of assets and any mortgage or lease of Real Property) to any person of any asset or assets, in each case to the extent there is a corresponding deduction from Excess Cash Flow above;
(xiv)    to the extent any permitted Capital Expenditures or Permitted Business Acquisitions referred to in clause (iv) above and the delivery of the related equipment do not occur in the following Applicable Period of the Borrower specified in the certificate of the Borrower provided pursuant to clause (iv) above, the amount of such Capital Expenditures or Permitted Business Acquisitions that were not so made in such following Applicable Period;
(xv)    cash payments received in respect of Swap Contracts during such Applicable Period to the extent such payments (A) were not included in the computation of EBITDA or (B) do not reduce Cash Interest Expense;
(xvi)    any extraordinary or nonrecurring gain realized in cash during such

Applicable Period (except to the extent such gain consists of Net Proceeds subject to Section 2.08(c));
(xvii)    to the extent deducted in the computation of EBITDA, cash interest income; and
(xviii)    the aggregate amount of items that were deducted from or not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (A) such items represented cash received by the Borrower or any Subsidiary or (B) such items do not represent cash paid by the Borrower or any Subsidiary, in each case on a consolidated basis during such Applicable Period.
“Excess Cash Flow Interim Period” means (i) during any Excess Cash Flow Period, any one-, two-, or three-quarter period (A) commencing on the later of (x) the end of the immediately preceding Excess Cash Flow Period and (y) if applicable, the end of any prior Excess Cash Flow Interim Period occurring during the same Excess Cash Flow Period and (B) ending on the last day of the most recently ended fiscal quarter (other than the last day of the fiscal year) during such Excess Cash Flow Period for which financial statements are available and (ii) during the period from the Closing Date until the beginning of the first Excess Cash Flow Period, any period commencing on the Closing Date and ending on the last day of the most recently ended fiscal quarter for which financial statements are available.
“Excess Cash Flow Period” means each fiscal year of the Borrower, commencing with the fiscal year of the Borrower ending on December 31, 2012.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Indebtedness” means all Indebtedness permitted to be incurred under Section 7.01.
“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient: (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Foreign Lender, withholding Taxes imposed on amounts payable to or for the account of such Foreign Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (A) such Foreign Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 10.14) or (B) such Foreign Lender changes its Lending Office, except in each case to the extent that, pursuant to Section 3.01(a)(ii) or Section 3.01(c), amounts with respect to such Taxes were payable either to such Foreign Lender's assignor immediately before such Foreign Lender became a party hereto or to such Foreign Lender immediately before it changed its Lending Office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e) and (iv) any U.S. federal withholding Taxes imposed pursuant to FATCA.

“Exempt Deposit Accounts” means (i) Deposit Accounts the balance of which consists exclusively of (A) withheld income taxes and federal, state or local employment taxes in such amounts as are required in the reasonable judgment of the Borrower to be paid to the Internal Revenue Service or state or local government agencies with respect to employees of any of the Loan Parties, (B) amounts required to be paid over to an employee benefit plan pursuant to DOL Reg. Sec. 2510.3-102 on behalf of or for the benefit of employees of one or more Loan Parties and (ii) all segregated Deposit Accounts constituting (and the balance of which consists solely of funds set aside in connection with) taxes accounts, payroll accounts, trust or similar accounts and (C) other non-concentration accounts containing less than $1,000,000 individually and in the aggregate for all such other non-concentration accounts.
“Existing Agent” has the meaning assigned to such terms in the preamble to this Agreement.
“Existing Credit Agreement” has the meaning assigned to such terms in the preamble to this Agreement.
“Existing Lender” has the meaning assigned to such terms in the first recital hereof.
“Facility” means the respective facility and commitments utilized in making Loans and credit extensions hereunder, it being understood that as of the date of this Agreement there is one Facility, i.e. the Term B Facility (and no Incremental Term Facility), and thereafter, may include the Incremental Term Facility.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.
“Fee Letter” means that certain Fee Letter dated as of February 21, 2012 by and among the Borrower, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Bank of America, Citigroup Global Markets Inc., Citibank, N.A., Barclays Bank PLC, UBS Securities LLC, UBS Loan Finance LLC, Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC, Credit Suisse AG, Cayman Islands Branch, and Apollo Global Securities, LLC.
“Fees” means the Administrative Agent Fees.
“Finance Obligations” means, at any date, (i) all Term Credit Obligations and (ii) all

Swap Obligations of a Loan Party then owing under any Secured Hedge Agreement to any Hedge Bank (other than any Swap Obligations that the Borrower has elected to treat as an ABL Finance Obligation pursuant to such definition).
“Financial Officer” of any person means the Chief Financial Officer, principal accounting officer, Treasurer, Assistant Treasurer or Controller of such person.
“Foreign Lender” means a Lender that is not a U.S. Person.
“Foreign Subsidiary” means any Subsidiary that is incorporated or organized under the laws of any jurisdiction other than the United States of America, any State thereof or the District of Columbia.
“Funds” means affiliates of Apollo Management VI, L.P.
“Fund Affiliates” means (i) each Affiliate of a Fund, and (ii) any individual who is a partner or employee of Apollo Management, L.P., Apollo Management VI, L.P. or any Fund.
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the Closing Date. For purposes herein, the term “consolidated” means such Person consolidated with the Subsidiaries and shall not include any Unrestricted Subsidiary, but the interest of such Person in an Unrestricted Subsidiary will be accounted for as an Investment.
“Governmental Authority” means any federal, state, provincial, territorial, municipal, local or foreign court or governmental agency, authority, instrumentality or regulatory or legislative body.
“Guarantee” of or by any person (the “guarantor”) means (i) any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (A) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (B) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (C) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (D) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (E) as an account party in respect of any letter of credit, bank guarantee or other letter of guaranty issued to support such Indebtedness or other obligation, or (ii) any Lien on any assets of the guarantor securing any Indebtedness (or any existing right, contingent or otherwise, of the holder of Indebtedness to be secured by such a Lien) of any other person, whether or not such Indebtedness or other obligation is assumed by the guarantor; provided, however, the term “Guarantee” shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted by this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
“guarantor” has the meaning assigned to such term in the definition of the term “Guarantee.”
“Guarantor” means any of Holdings and the Subsidiary Loan Parties and “Guarantors” means two or more of them, collectively.
“Guaranty” means, collectively, the guaranty made by Holdings and the Subsidiary Loan Parties under the Collateral Agreement in favor of the Secured Parties, together with each other guaranty and guaranty supplement delivered pursuant to Section 6.10.
“Hazardous Materials” means all pollutants, contaminants, wastes, chemicals, materials, substances and constituents, including, without limitation, explosive or radioactive substances or petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls or radon gas, of any nature subject to regulation or which can give rise to liability under any Environmental Law.
“Hedge Bank” means any Person that, at the time it enters into a Swap Contract permitted under Article VII, is a Lender, an ABL Lender or an Affiliate of a Lender or an ABL Lender, in its capacity as a party to such Swap Contract; provided that an ABL Lender or an Affiliate of an ABL Lender shall not be a Hedge Bank in respect of a Swap Contract if it is simultaneously an ABL Hedge Bank in respect of such Swap Contract; and provided, further, that the Borrower shall have the right to designate, by written notice to the Administrative Agent at or prior to the time a Swap Contract is entered into, whether a Person eligible to be both an ABL Hedge Bank and a Hedge Bank shall be the one or the other with respect to such Swap Contract.
“Holdings” has the meaning assigned to such term in the preamble to this Agreement; provided that the terms “Holdings” shall be deemed to mean any Successor Holdings determined in accordance with Section 7.11.
“Immaterial Subsidiary” means any Subsidiary that, as of the last day of the fiscal quarter of the Borrower most recently ended, (i) did not have assets with a value in excess of 5.0% of the Consolidated Total Assets or revenues representing in excess of 5.0% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as of such date and (ii) when taken together with all other Immaterial Subsidiaries as of such date, did not have assets with a value in excess of 10.0% of the Consolidated Total Assets or revenues representing in excess of 10.0% of total revenues of the Borrower and its Subsidiaries on a consolidated basis as of such date. Each Immaterial Subsidiary as of the Closing

Date shall be set forth in Schedule 1.01(c).
“Increased Amount Date” has the meaning assigned to such term in Section 2.12(a).
“Incremental Amount” means, at any time, the greater of (i) the excess, if any, of (A) $100,000,000 over (B) the aggregate amount of outstanding Incremental Term Loan Commitments established pursuant to Section 2.12 and (ii) an amount such that at the time of such incurrence and after giving effect thereto on a Pro Forma Basis, the Borrower shall be in compliance on a Pro Forma Basis with the Senior Secured Leverage Ratio Test.
“Incremental Assumption Agreement” means an Incremental Assumption Agreement in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Incremental Term Lenders.
“Incremental Term Borrowing” means a Borrowing comprised of Incremental Term Loans.
“Incremental Term Facility” means the Incremental Term Loan Commitments and the Incremental Term Loans made hereunder.
“Incremental Term Facility Maturity Date” means, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the maturity date for as set forth in such Incremental Assumption Agreement.
“Incremental Term Lender” means a Lender with an Incremental Term Loan Commitment or an outstanding Incremental Term Loan.
“Incremental Term Loan Commitment” means the commitment of any Lender, established pursuant to Section 2.12, to make Incremental Term Loans to the Borrower.
“Incremental Term Loan Installment Date” has, with respect to any series or tranche of Incremental Term Loans established pursuant to an Incremental Assumption Agreement, the meaning assigned to such term in Section 2.07(a)(ii).
“Incremental Term Loans” means Term Loans made by one or more Lenders to the Borrower pursuant to Section 2.01(ii). Incremental Term Loans may be made in the form of additional Term B Loans or, to the extent permitted by Section 2.12 and provided for in the relevant Incremental Assumption Agreement, Other Term Loans.
“Indebtedness” of any person means, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (iv) all obligations of such person issued or assumed as the deferred purchase price of property or services, to the extent that the same would be required to be shown as a long term liability on a balance sheet prepared in accordance with GAAP, (v) all Capital Lease Obligations of such person, (vi) all net payments that such person would have to make in the event of an early termination, on the date Indebtedness of such person is being determined, in respect of outstanding Swap Contracts, (vii) the principal component of all obligations, contingent or otherwise, of such person as an account party in respect of letters of credit and bank guarantees, (viii) the principal component of all obligations of such person in respect of bankers’ acceptances, (ix) all Guarantees by such person of Indebtedness described in clauses (i) through (viii) above and (x) the amount of all obligations of such person with respect to the redemption, repayment or other repurchase of any Disqualified Stock (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Stock); provided, that Indebtedness shall not include (A) trade payables, accrued expenses and intercompany liabilities arising in the ordinary course of business, (B) prepaid or deferred revenue arising in the ordinary course of business, (C) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy unperformed obligations of the seller of such asset or (D) earn-out obligations until such obligations become a liability on the balance sheet of such person in accordance with GAAP. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such person in respect thereof. To the extent not otherwise included, Indebtedness shall include the amount of any Receivables Net Investment.
“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (ii) to the extent not otherwise described in clause (i) above, Other Taxes.
“Indemnitee” has the meaning assigned to such term in Section 10.04(b).
“Ineligible Institution” means the persons identified in writing to the Administrative Agent by the Borrower on or prior to the Closing Date, and as may be identified in writing to the Administrative Agent by the Borrower from time to time thereafter, with the written consent of the Administrative Agent (not to be unreasonably withheld or delayed), by delivery of a notice thereof to the Administrative Agent setting forth such person or persons (or the person or persons previously identified to the Administrative Agent that are to be no longer considered “Ineligible Institutions”).
“Information” has the meaning assigned to such term in Section 10.07.
“Information Memorandum” means the Confidential Information Memorandum dated February 2012, as modified or supplemented prior to the Closing Date.
“Intellectual Property Rights” has the meaning assigned to such term in Section 4.23.
“Intercreditor Agreement” means that certain intercreditor agreement dated as of the date hereof among Holdings, the Borrower, the Administrative Agent and the ABL Administrative Agent.
“Interest Election Request” means a request by the Borrower to convert or continue a Term Borrowing in accordance with Section 2.05.
“Interest Expense” means, with respect to any person for any period, the sum of (i) gross interest expense of such person and its subsidiaries for such period on a consolidated basis whether paid or accrued, including (A) the amortization of debt discounts, (B) the amortization of all fees (including fees with respect to Swap Contracts) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, commissions, discounts and other fees and charges incurred in respect of letters of credit, (C) the portion of any payments or accruals with respect to Capital Lease Obligations allocable to interest expense and (D) net payments and receipts (if any) pursuant to interest rate Swap Contracts), (ii) capitalized interest of such person and (iii) commissions, discounts, yield and other fees and charges incurred in connection with any Permitted Receivables Financing which are payable to any person other than the Borrower or a Subsidiary Loan Party. For purposes of the foregoing, gross interest expense shall be determined after giving effect to any net payments made or received and costs incurred by the Borrower and its Subsidiaries with respect to interest rate Swap Contracts, and interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP.
“Interest Payment Date” means (i) with respect to any Eurodollar Rate Loan, the last day of each Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Rate Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing and, in addition, the date of any refinancing or conversion of such Borrowing with or to a Borrowing of a different Type and (ii) with respect to any Base Rate Loan, the last Business Day of each March, June, September and December.
“Interest Period” means, as to any Eurodollar Rate Borrowing, the period commencing on the date of such Borrowing or on the last day of the immediately preceding Interest Period applicable to such Borrowing, as applicable, and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or 9 or 12 months, if at the time of the relevant Borrowing, all relevant Lenders consent to such interest periods), as the Borrower may elect, or the date any Eurodollar Rate Borrowing is converted to a Base Rate Borrowing in accordance with Section 2.05 or repaid or prepaid in accordance with Section 2.06, 2.07 or 2.08; provided, however, that if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period.
“Investment” has the meaning assigned to such term in Section 7.04.
“Joint Book Running Managers” means Bank of America, N.A., Citigroup Global Markets, Inc., UBS Securities LLC, Barclays Capital, the investment banking division of Barclays Bank PLC, Goldman Sachs Bank USA, Credit Suisse Securities (USA) LLC and Apollo Global Securities, LLC.
“Joint Lead Arrangers” means Bank of America, N.A., Citigroup Global Markets, Inc. and UBS Securities LLC, in their capacities as joint lead arrangers.
“Junior Financing” has the meaning assigned to such term in Section 7.09(b)(i).

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directives, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of Law.
“Lender” means each financial institution listed on Schedule 2.01 (other than any such person that ceased to be a party hereto pursuant to an Assignment and Acceptance in accordance with Section 10.06), as well as any person that becomes a “Lender” hereunder pursuant to Section 10.06.
“Lending Office” means with respect to any Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate of such Lender) designated for such Type of Loan in such Lender’s Administrative Questionnaire or in any applicable Assignment and Acceptance pursuant to which such Lender became a Lender hereunder or such other office of such Lender (or of an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
“Lender Participation Notice” has the meaning assigned to such term in Section 2.08(f)(iii).
“Lien” means, with respect to any asset, (i) any mortgage, deed of trust, lien, hypothecation, pledge, charge, security interest or similar encumbrance in or on such asset or (ii) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.
“Loan Documents” means this Agreement, the Security Documents, the Intercreditor Agreement, the Term Intercreditor Agreement, and any Note issued under Section 2.06(e), and solely for the purposes of Sections 5.02 and 8.01 hereof, the Fee Letter and the Administrative Agent Fee Letter.
“Loan Modification Offer” has the meaning assigned to such term in Section 10.01.
“Loan Modification Agreement” has the meaning assigned to such term in Section 10.01.
“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.
“Loans” means the Term B Loans and the Incremental Term Loans (if any).
“Local Time” means New York City time.
“London Banking Day” means any day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Management Group” means the group consisting of the directors, executive officers and other key management personnel of the Borrower, Holdings and their Subsidiaries, as the case may be, on the Closing Date together with (i) any new directors whose election by such boards of directors or whose nomination for election by the shareholders of the Borrower or Holdings, as the case may be, was approved by a vote of a majority of the directors of the Borrower or Holdings, as the case may be, then still in office who were either directors on the Closing Date or whose election or nomination was previously so approved and (ii) executive officers and other key management personnel of the Borrower or Holdings and their Subsidiaries, as the case may be, hired at a time when the directors on the Closing Date together with the directors so approved constituted a majority of the directors of the Borrower or Holdings, as the case may be.
“Margin Stock” has the meaning assigned to such term in Regulation U.
“Material Adverse Effect” means a material adverse effect on the business, property, operations or condition of the Borrower and its Subsidiaries, taken as a whole, or the validity or enforceability of any of the material Loan Documents or the rights and remedies of the Administrative Agent and the Lenders thereunder.
“Material Indebtedness” means Indebtedness (other than Loans) of any one or more of the Borrower or any Subsidiary in an aggregate principal amount exceeding $25,000,000.
“Material Subsidiary” means any Subsidiary other than an Immaterial Subsidiary.
“Maximum Rate” has the meaning assigned to such term in Section 10.10.
“Minimum Liquidity Condition” means that the Borrower shall, after giving effect to a Discounted Voluntary Prepayment pursuant to Section 2.08(f)(i)(A) or a Permitted Loan Purchase pursuant to Section 10.06(g)(A), as the case may be, have (i) “Availability” under the ABL Credit Agreement or any additional or replacement revolving credit facility and (ii) Available Cash, in an aggregate amount of not less than $125,000,000.
“Moody’s” means Moody’s Investors Service, Inc.
“Mortgaged Properties” means the Real Properties owned in fee by the Loan Parties that are set forth on Schedule 1.01(b) and each additional Real Property encumbered by a Mortgage pursuant to Section 6.10.
“Mortgages” means, collectively, the mortgages, trust deeds, deeds of trust, deeds to secure debt, assignments of leases and rents, and other security documents delivered with respect to Mortgaged Properties, each substantially in the form of Exhibit D (with such changes as are reasonably consented to by the Administrative Agent to account for local law matters), as amended, supplemented or otherwise modified from time to time.
“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which the Borrower, Holdings or any Subsidiary or any ERISA Affiliate (other than one considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Code Section 414) is making or accruing an obligation to make contributions, or has within any of the preceding six plan years made or accrued an obligation to make contributions.
“Net Debt” at any date means (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date, less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date; provided that, for purposes of calculating the Total Net Leverage Ratio, (i) for purposes of Sections 7.01(h), 7.01(r)(B) and 7.06(e), no more than $100,000,000 of Unrestricted Cash shall be deducted in calculating Net Debt and (ii) for purposes of Section 7.06(m) no more than $125,000,000 of Unrestricted Cash shall be deducted in calculating Net Debt.
“Net Income” means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.
“Net Proceeds” means:
(i)    100% of the cash proceeds actually received by the Borrower or any Subsidiary Loan Party (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any Asset Sale (other than those pursuant to Section 7.05(a), (b), (c), (d), (e), (f), (h), (i), (j) or (o)), net of (A) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer Taxes, deed or mortgage recording Taxes, required debt payments and required payments of other obligations relating to the applicable asset to the extent such debt or obligations are secured by a Lien permitted hereunder (other than pursuant to the Loan Documents) on such asset, other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith, (B) Taxes paid or payable as a result thereof, and (C) the amount of any reasonable reserve established in accordance with GAAP against any adjustment to the sale price or any liabilities (other than any Taxes deducted pursuant to clause (A) above) (x) related to any of the applicable assets and (y) retained by the Borrower or any of its Subsidiaries including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations (however, the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Proceeds of such Asset Sale occurring on the date of such reduction); provided, that, if no Event of Default exists and the Borrower shall deliver a certificate of a Responsible Officer of the Borrower to the Administrative Agent promptly following receipt of any such proceeds setting forth the Borrower’s intention to use any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and its Subsidiaries or to make investments in Permitted Business Acquisitions, in each case within 15 months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent not, within 15 months of such receipt, so used or contractually committed to be so used (it being understood that if any portion of such proceeds are not so used within such 15-month period but within such 15-month period are contractually committed to be used, then, upon the termination of such contract, such remaining portion shall constitute Net Proceeds as of the date of such termination or expiry without giving effect to this proviso); provided, further, that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds unless such proceeds shall exceed $5,000,000, (y) no proceeds shall constitute Net Proceeds in any fiscal year until the aggregate amount of all such proceeds in such fiscal year shall exceed $10,000,000 and (z) at any time during the 15-month reinvestment period contemplated by the immediately preceding proviso above, if, on a Pro Forma Basis after giving effect to the Asset Sale and the application of the proceeds thereof, the Total Net Senior First Lien Secured Leverage Ratio is less than or equal to 2.00 to 1.00, up to $75,000,000 of such proceeds shall not constitute Net Proceeds; and
(ii)    100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Subsidiary Loan Party of any Indebtedness (other than Excluded Indebtedness), net of all Taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.
For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any Affiliate of the Borrower shall be disregarded, except for financial advisory fees customary in type and amount paid to Affiliates of the Fund and otherwise not prohibited from being paid hereunder.
“Non-Consenting Lender” has the meaning assigned to such term in Section 10.01.
“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.
“Note” has the meaning assigned to such term in Section 2.06(e).
“Offered Loans” has the meaning assigned to such term in Section 2.08(f)(iii).
“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of such Recipient engaging or having engaged in a trade or business in the jurisdiction imposing such Tax or any other present or former connection between such Recipient and such jurisdiction; provided, that no such Recipient shall be deemed to be engaged in a trade or business in, or to have any other connection with, any jurisdiction solely as a result of such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document pursuant to an assignment request by the Borrower under Section 10.14.
“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.06). Other Taxes shall not include any Taxes imposed on, or measured by reference to, gross income, net income or gain.
“Other Term Loans” has the meaning assigned to such term in Section 2.12(a).

“Parent Entity” means any direct or indirect parent of Holdings.
“Participant” has the meaning assigned to such term in Section 10.06(d).
“Participant Register” has the meaning assigned to such term in Section 10.06(d).
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
“Perfection Certificate” means the Perfection Certificate with respect to Borrower and the other Loan Parties in a form reasonably satisfactory to the Administrative Agent.
“Permitted Amendment” has the meaning assigned to such term in Section 10.01.
“Permitted Business Acquisition” means any acquisition of all or substantially all the assets of, or all or substantially all the Equity Interests (other than directors’ qualifying shares) in (or that results in the Borrower or its Subsidiaries owning all or substantially all the Equity Interests in), or merger, consolidation or amalgamation with, a person or division or line of business of a person (or any subsequent investment made in a person, division or line of business previously acquired in a Permitted Business Acquisition), if immediately after giving effect thereto: (i) no Event of Default shall have occurred and be continuing or would result therefrom; (ii) all transactions related thereto shall be consummated in accordance with applicable laws; (iii) with respect to any such acquisition or investment with a fair market value (as determined in good faith by the Borrower) in excess of $20,000,000, the Borrower and its Subsidiaries shall be in Pro Forma Compliance after giving effect to such acquisition or investment and any related transactions; (iv) any acquired or newly formed Subsidiary shall not be liable for any Indebtedness except for Indebtedness permitted by Section 7.01; (v) to the extent required by Section 6.10, any person acquired in such acquisition, if acquired by the Borrower or a Domestic Subsidiary, shall be merged into the Borrower or a Subsidiary Loan Party or become upon consummation of such acquisition a Subsidiary Loan Party, and (vi) the aggregate amount of such acquisitions and investments in assets that are not owned by the Borrower or Subsidiary Loan Parties or in Equity Interests in persons that are not Subsidiary Loan Parties or persons that do not become Subsidiary Loan Parties upon consummation of such acquisition shall not exceed the greater of (x) 4.50% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such acquisition or investment for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable and (y) $50,000,000; provided, that clause (vi) shall not apply if the applicable acquisition or investment is of the Equity Interests in a person that is a Foreign Subsidiary that is not required to become Subsidiary Loan Party under the Loan Documents.
“Permitted Holder” means each of (i) the Funds and the Fund Affiliates, and (ii) the Management Group.
“Permitted Investments” means:
(i)    direct obligations of the United States of America or any member of the European Union or any agency thereof or obligations guaranteed by the United States of America or any member of the European Union or any agency thereof, in each case with maturities not exceeding two years;
(ii)    bank deposits, checking accounts, time deposit accounts, certificates of deposit and money market deposits maturing within 180 days of the date of acquisition thereof issued by a bank or trust company that is organized under the laws of the United States of America, any state thereof or any foreign country recognized by the United States of America having capital, surplus and undivided profits in excess of $250,000,000 and whose long term debt, or whose parent holding company’s long term debt, is rated A (or such similar equivalent rating or higher by at least one nationally recognized statistical rating organization (as defined in Rule 436 under the Securities Act));
(iii)    repurchase obligations with a term of not more than 180 days for underlying securities of the types described in clause (i) above entered into with a bank meeting the qualifications described in clause (ii) above;
(iv)    commercial paper, maturing not more than one year after the date of acquisition, issued by a corporation (other than an Affiliate of the Borrower) organized and in existence under the laws of the United States of America or any foreign country recognized by the United States of America with a rating at the time as of which any investment therein is made of P 1 (or higher) according to Moody’s, or A 1 (or higher) according to S&P;
(v)    securities with maturities of two years or less from the date of acquisition issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least A by S&P or A by Moody’s;
(vi)    shares of mutual funds whose investment guidelines restrict 95% of such funds’ investments to those satisfying the provisions of clauses (i) through (v) above;
(vii)    money market funds that (A) comply with the criteria set forth in Rule 2a-7 under the Investment Company Act of 1940, (B) are rated AAA by S&P and Aaa by Moody’s and (C) have portfolio assets of at least $5,000,000,000;
(viii)    time deposit accounts, certificates of deposit and money market deposits (in each case with or from a bank meeting the qualifications described in clause (ii) above) in an aggregate face amount not in excess of 0.50% of the total assets of the Borrower and its Subsidiaries, on a consolidated basis, as of the end of the Borrower’s most recently completed fiscal year; and
(ix)    instruments equivalent to those referred to in clauses (i) through (viii) above denominated in any foreign currency comparable in credit quality and tenor to those referred to above and commonly used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by any Subsidiary organized in such jurisdiction.
“Permitted Liens” has the meaning assigned to such term in Section 7.02.

“Permitted Loan Purchases” has the meaning assigned to such term in Section 10.06(g).
“Permitted Loan Purchase Assignment and Acceptance” means an assignment and acceptance entered into by a Lender as an Assignor and the Borrower as an Assignee, and accepted by the Administrative Agent, in the form of Exhibit A-3 or such other form as shall be approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).
“Permitted Receivables Documents” means all documents and agreements evidencing, relating to or otherwise governing a Permitted Receivables Financing.
“Permitted Receivables Financing” means one or more transactions pursuant to which (i) Receivables Assets or interests therein are sold to or financed by one or more Special Purpose Receivables Subsidiaries, and (ii) such Special Purpose Receivables Subsidiaries finance their acquisition of such Receivables Assets or interests therein, or the financing thereof, by selling or borrowing against Receivables Assets; provided that (A) recourse to the Borrower or any Subsidiary (other than the Special Purpose Receivables Subsidiaries) in connection with such transactions shall be limited to the extent customary for similar transactions in the applicable jurisdictions (including, to the extent applicable, in a manner consistent with the delivery of a “true sale”/”absolute transfer” opinion with respect to any transfer by the Borrower or any Subsidiary (other than a Special Purpose Receivables Subsidiary)), and (B) the aggregate Receivables Net Investment since the Closing Date shall not exceed $125,000,000 at any time.
“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided, that (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium (including tender premiums) thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (ii) except with respect to Section 7.01(i), the weighted average life to maturity of such Permitted Refinancing Indebtedness is greater than or equal to the earlier of (x) the weighted average life to maturity of the Indebtedness being Refinanced and (y) 90 days after the Term B Facility Maturity Date, (iii) if the Indebtedness being Refinanced is subordinated in right of payment to the Term Credit Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Term Credit Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (iv) no Permitted Refinancing Indebtedness shall have different obligors, or greater guarantees or security, than the Indebtedness being Refinanced (provided that (x) Indebtedness (other than the Senior Notes) (A) of any Loan Party may be Refinanced to add or substitute as an obligor another Loan Party that is reasonably satisfactory to the Administrative Agent and (B) of any Subsidiary that is not a Loan Party may be Refinanced to add or substitute as an obligor another Subsidiary that is not a Loan Party and is reasonably satisfactory to the Administrative Agent and (y) other guarantees and security may be added to the extent then independently permitted under Article VII) and (v) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of working capital facilities of Foreign Subsidiaries otherwise permitted under this Agreement only, any collateral pursuant to after acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced; provided, further, that with respect to a Refinancing of subordinated Indebtedness permitted to be incurred herein, such Permitted Refinancing Indebtedness shall (x) be subordinated to the guarantee by Holdings and the Subsidiary Loan Parties of the Facilities, and (y) be otherwise on terms not materially less favorable to the Lenders than those contained in the documentation governing the Indebtedness being refinanced.
“person” means any natural person, corporation, business trust, joint venture, association, company, partnership, limited liability company or government, individual or family trusts, or any agency or political subdivision thereof.
“Plan” shall mean any employee pension benefit plan, as such term is defined in Section 3(2) of ERISA (other than a Multiemployer Plan) (i) subject to the provisions of Title IV of ERISA, (ii) sponsored or maintained (at the time of determination or at any time within the five years prior thereto) by Holdings, the Borrower or any ERISA Affiliate, or (iii) in respect of which Holdings, the Borrower, any Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Platform” has the meaning assigned to such term in Section 10.08.
“Pledged Collateral” has the meaning assigned to such term in the Collateral Agreement.
“Prime Rate” means, for any day, the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate”. The “prime rate” is a rate set by Bank of America based upon various factors including Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.
“Pro Forma Basis” means, as to any person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the four consecutive fiscal quarter period ended on or before the occurrence of such event (the “Reference Period”): (i) in making any determination of EBITDA, effect shall be given to any Asset Sale, any acquisition, Investment, capital expenditure, construction, repair, replacement, improvement, development, disposition, merger, amalgamation or consolidation (or any similar transaction or transactions not otherwise permitted under Sections 7.04 or 7.05 that require a waiver or consent of the Required Lenders and such waiver or consent has been obtained), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation and any restructurings of the business of the Borrower or any of its Subsidiaries that are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and similar operational and other cost savings, which adjustments the Borrower determines are reasonable as set forth in a certificate of a Financial Officer of the Borrower (the foregoing, together with any transactions related thereto or in connection therewith, the “relevant transactions”), in each case that occurred during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.08(c), 7.01(h), 7.01(r), 7.06(e) or 7.09(b), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or Asset Sale or dividend is consummated), (ii) in making any determination on a Pro Forma Basis, (x) all Indebtedness (including Indebtedness issued, incurred or assumed as a result of, or to finance, any relevant transactions and for which the financial effect is being calculated, whether incurred under this Agreement or otherwise, but excluding normal fluctuations in revolving Indebtedness incurred for working capital purposes and amounts outstanding under any Permitted Receivables Financing, in each case not to finance any acquisition) issued, incurred, assumed or permanently repaid during the Reference Period (or, in the case of determinations made pursuant to the definition of the term “Permitted Business Acquisition” or pursuant to Sections 2.08(c), 7.01(r), 7.06(e) or 7.09(b), occurring during the Reference Period or thereafter and through and including the date upon which the respective Permitted Business Acquisition or incurrence of Indebtedness or Liens or Asset Sale or dividend is consummated) shall be deemed to have been issued, incurred, assumed or permanently repaid at the beginning of such period and (y) Interest Expense of such person attributable to interest on any Indebtedness, for which pro forma effect is being given as provided in preceding clause (x), (A) bearing floating interest rates, shall be computed on a pro forma basis as if the rate in effect on the date of such calculation had been the applicable rate for the entire period (taking into account any obligations pursuant to Swap Contracts applicable to such Indebtedness if such Swap Contract has a remaining term in excess of 12 months), and (B) in respect of a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP and (iii) (A) upon any Subsidiary Redesignation being designated, effect shall be given to such Subsidiary Redesignation and all other Subsidiary Redesignations after the first day of the relevant Reference Period and on or prior to the date of the respective Subsidiary Redesignation then being designated, collectively, and (B) upon any designation of a Subsidiary as an Unrestricted Subsidiary, effect shall be given to such designation and all other designations of Subsidiaries as Unrestricted Subsidiaries after the first day of the relevant Reference Period and on or prior to the date of the then applicable designation of a Subsidiary as an Unrestricted Subsidiary, collectively.
Calculations made pursuant to the definition of the term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower and may include adjustments to reflect (A) operating expense reductions and other operating improvements or synergies or cost savings reasonably expected to result from such relevant transaction, which adjustments are reasonably anticipated by the Borrower to be realizable in connection with such relevant transaction (or any similar transaction or transactions made in compliance with this Agreement or that require a waiver or consent of the Required Lenders), are estimated on a good faith basis by the Borrower, and are reasonably satisfactory to the Administrative Agent and (B) all adjustments of the type set forth on Schedule 1.01(e) to the extent such adjustments, without duplication, continue to be applicable. The Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies or cost savings and information and calculations supporting them in reasonable detail.
“Pro Forma Compliance” means, at any date of determination, that the Borrower (together with its Subsidiaries on a consolidated basis) shall, on a Pro Forma Basis after giving effect to the relevant transactions (including the assumption, the issuance, incurrence and permanent repayment of Indebtedness), have a Total Net Senior Secured Leverage Ratio not in excess of 3.00 to 1.00, recomputed as at the last day of the most recently ended fiscal quarter of the Borrower and its Subsidiaries for which the financial statements and certificates required pursuant to Section 4.05 or 6.04, as applicable, have been delivered, and the Borrower shall have delivered to the Administrative Agent a certificate of a Responsible Officer of the Borrower to such effect, together with all relevant financial information.
“Pro Forma Financial Information” has the meaning assigned to such term in Section 4.05(a).
“Projections” means the projections of Holdings, the Borrower and its Subsidiaries included in the Information Memorandum and any other projections and any forward looking statements (including statements with respect to booked business) of such entities furnished to the Lenders or the Administrative Agent by or on behalf of Holdings, the Borrower or any of its Subsidiaries prior to the Closing Date.
“Proposed Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.08(f)(ii).
“Public Lender” has the meaning assigned to such term in Section 10.08.
“Qualified Equity Interests” means any Equity Interests other than Disqualified Stock.
“Qualifying Lenders” has the meaning assigned to such term in Section 2.08(f)(iv).
“Qualifying Loans” has the meaning assigned to such term in Section 2.08(f)(iv).
“Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned in fee or leased by any Loan Party, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures incidental to the ownership or lease thereof.
“Receivables Assets” means accounts receivable (including any bills of exchange) and related assets and property from time to time originated, acquired or otherwise owned by the Borrower or any Subsidiary.
“Receivables Net Investment” means the aggregate cash amount paid by the lenders or purchasers under any Permitted Receivables Financing in connection with their purchase of, or the making of loans secured by, Receivables Assets or interests therein, as the same may be reduced from time to time by collections with respect to such Receivables Assets or otherwise in accordance with the terms of the Permitted Receivables Documents (but excluding any such collections used to make payments of items included in clause (iii) of the definition of Interest Expense); provided, however, that if all or any part of such Receivables Net Investment shall have been reduced by application of any distribution and thereafter such distribution is rescinded or must otherwise be returned for any reason, such Receivables Net Investment shall be increased by the amount of such distribution, all as though such distribution had not been made.
“Recipient” means the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder.

“Reference Period” has the meaning assigned to such term in the definition of the term “Pro Forma Basis.”
“Refinance” has the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” has a meaning correlative thereto.
“Refinancing” means the refinancing of loans outstanding under the Existing Credit Agreement to occur on the Closing Date in accordance with the terms of this Agreement.
“Register” has the meaning assigned to such term in Section 10.06(c).
“Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
“Related Documents” means the ABL Financing Documents and any documents effectuating the Refinancing and the Special Dividend.
“Related Fund” means, with respect to any Lender that is a fund that invests in bank or commercial loans and similar extensions of credit, any other fund that invests in bank or commercial loans and similar extensions of credit and is advised or managed by (i) such Lender, (ii) an Affiliate of such Lender or (iii) an entity (or an Affiliate of such entity) that administers, advises or manages such Lender.
“Related Parties” means, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, agents and advisors of such person and such person’s Affiliates.
“Related Sections” has the meaning assigned to such term in Section 7.04.
“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, emanating or migrating in, into, onto or through the environment.
“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.
“Repayment Percentage” at any date means the aggregate principal amount of Term B Loans that have been repaid prior to such date pursuant to Article II, expressed as a percentage of the sum of (i) the aggregate principal amount of Term B Loans that have been repaid prior to such date pursuant to Article II plus (ii) the aggregate principal amount of Term B Loans remaining outstanding as of such date, provided, that, any such repayment was made solely with the proceeds of (x) internally generated cash flow of the Borrower and its Subsidiaries, (y) contributions to the common capital of the Borrower received in cash since the Closing Date, or (z) the issuance of unsecured Indebtedness by the Borrower or any Subsidiary Loan Party since the Closing Date.
“Reportable Event” means any reportable event as defined in Section 4043(c) of ERISA or the regulations issued thereunder, other than those events as to which the 30 day notice period referred to in Section 4043(c) of ERISA has been waived, with respect to a Plan (other than a Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code).
“Repricing Transaction” means any refinancing, refunding, replacement or repricing, in whole or in part, of any of the Loans incurred on the Closing Date (i) from, or in anticipation of the receipt of, the proceeds of any Indebtedness (including, without limitation, any Incremental Loans or any new or additional loans under this Agreement) incurred for the primary purpose of repaying, refinancing, substituting or replacing such Loans and having an effective interest rate or weighted average yield (to be determined by the Administrative Agent (acting reasonably), after giving effect to margins, upfront or similar fees or original issue discount shares with all lenders or holders thereof, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders thereof generally and in their capacity as lenders or holders) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such Loans, or (ii) pursuant to any amendment (other than any amendment to a financial covenant herein or in the component definitions thereof that may result in a repricing) to this Agreement, having or resulting in an effective interest rate or weighted average yield (to be determined by the Administrative Agent on the same basis as above), as of the date of such refinancing, refunding, replacement or repricing that is less than the interest rate for, or weighted average yield of (to be determined by the Administrative Agent, on the same basis as above) such Loans immediately prior to such amendment; provided, that any refinancing, refunding, replacement or repricing of the Loans made in anticipation of or as a result of a “Change in Control” shall not constitute a Repricing Transaction hereunder.
“Required Lenders” means, at any time, Lenders having Loans outstanding, that taken together, represent more than 50% of the sum of all Loans outstanding at such time. The Loans of any Defaulting Lender shall be disregarded in determining Required Lenders at any time.
“Required Prepayment Date” has the meaning assigned to such term in Section 2. 08(e).
“Required Percentage” means, with respect to an Applicable Period, 50%; provided, that (i) if on the last day of such Applicable Period either (x) the Total Net Senior Secured Leverage Ratio is greater than 1.00 to 1.00 but less than or equal 1.50 to 1.00, or (y) the Repayment Percentage is equal to or greater than 50% but less than 75%, the Required Percentage shall be 25%, and (ii) if on the last day of such Applicable Period either (x) the Total Net Senior Secured Leverage Ratio is less than or equal to 1.00 to 1.00 or (y) the Repayment Percentage is equal to or greater than 75%, the Required Percentage shall be 0%.
“Responsible Officer” of any person means any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.
“Restricted Payments” has the meaning assigned to such term in Section 7.06.
“Retained Percentage” means, with respect to any Applicable Period, (i) 100% minus (ii) the Required Percentage with respect to such Applicable Period.
“S&P” means Standard & Poor’s Ratings Group, Inc.
“Sale and Lease Back Transaction” has the meaning assigned to such term in Section 7.03.
“Sanctioned Entity” means (a) an agency of the government of, (b) an organization directly or indirectly controlled by, or (c) a Person resident in, a country that is subject to a sanctions program identified on the list maintained and published by OFAC and available at http://www.treas.gov/offices/enforcement/ofac/programs, or as otherwise published from time to time as such program may be applicable to such agency, organization or Person.
“Sanctioned Person” means a Person named on the list of Specially Designated Nationals or Blocked Persons maintained by OFAC available at http://www.treas.gov/offices/enforcement/ofac/sdn /index.html, or as otherwise published from time to time.
“SEC” means the Securities and Exchange Commission or any successor thereto.
“Secured Hedge Agreement” means any Swap Contract that is entered into by and between any Loan Party and any Hedge Bank.
“Secured Parties” means the “Secured Parties” as defined in the Collateral Agreement.
“Securities Act” means the Securities Act of 1933, as amended.
“Security Documents” means the Mortgages, the Collateral Agreement and each of the security agreements and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 6.10.
“Senior Note Document” means the Senior Notes and the Senior Notes Indenture.
“Senior Notes” means the Borrower’s floating rate senior notes due 2015, issued pursuant to the Senior Notes Indenture and outstanding on the Closing Date.
“Senior Notes Indenture” means the Indenture dated as of May 18, 2007 under which the Senior Notes were issued, among the Borrower and certain of its Subsidiaries party thereto and the trustee named therein from time to time, as in effect on the Closing Date and as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements thereof and of this Agreement.

“Senior First Lien Secured Net Debt” at any date means (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by first priority Liens on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date; provided that, for purposes of calculating the Total Net Senior First Lien Secured Leverage Ratio, no more than $100,000,000 of Unrestricted Cash shall be deducted in calculating Senior First Lien Secured Net Debt.
“Senior First Lien Secured Leverage Ratio Test” means at any time, that the Total Net Senior First Lien Secured Leverage Ratio does not exceed 2.25 to 1.00.
“Senior Secured Net Debt” at any date means (i) the aggregate principal amount of Consolidated Debt of the Borrower and its Subsidiaries outstanding at such date that consists of, without duplication, Indebtedness that in each case is then secured by Liens on property or assets of the Borrower and its Subsidiaries (other than property or assets held in a defeasance or similar trust or arrangement for the benefit of the Indebtedness secured thereby), less (ii) without duplication, the Unrestricted Cash and Permitted Investments of the Borrower and its Subsidiaries on such date; provided that, for purposes of calculating the Total Net Senior Secured Leverage Ratio, no more than $100,000,000 of Unrestricted Cash shall be deducted in calculating Senior Secured Net Debt.
“Senior Secured Leverage Ratio Test” means at any time, (i) with respect to the definition of “Incremental Amount”, that the Total Net Senior Secured Leverage Ratio does not exceed 2.25 and (ii) for any other purpose hereunder, that the Total Net Senior Secured Leverage Ratio does not exceed 3.00 to 1.00.
“Special Dividend” means a special dividend in respect of the outstanding capital stock of Holdings in an aggregate amount not to exceed $88,250,000.
“Special Purpose Receivables Subsidiary” means a direct or indirect Subsidiary of the Borrower established in connection with a Permitted Receivables Financing for the acquisition of Receivables Assets or interests therein, and which is organized in a manner intended to reduce the likelihood that it would be substantively consolidated with Holdings, the Borrower or any of the Subsidiaries (other than Special Purpose Receivables Subsidiaries) in the event Holdings, the Borrower or any such Subsidiary becomes subject to a proceeding under the U.S. Bankruptcy Code (or other insolvency law).
“subsidiary” means, with respect to any person (herein referred to as the “parent”), any corporation, partnership, association or other business entity (i) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, directly or indirectly, owned, Controlled or held, or (ii) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
“Subsidiary” means, unless the context otherwise requires, a subsidiary of the Borrower,

provided, that (except for purposes of Sections 4.09, 4.13, 4.15, 4.16, 6.03, 6.09 and 8.01(k), and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of the Borrower or any of its Subsidiaries for purposes of this Agreement.
“Subsidiary Loan Party” means (i) each Wholly Owned Domestic Subsidiary of the Borrower, whether existing on the Closing Date or formed or acquired thereafter, other than a Special Purpose Receivables Subsidiary, and (ii) each other Subsidiary of the Borrower that, in the sole discretion of the Borrower, becomes a party to the Collateral Agreement (or a comparable agreement mutually agreed, each in their sole discretion, by the Borrower and the Administrative Agent) after the Closing Date.
“Subsidiary Redesignation” has the meaning provided in the definition of “Unrestricted Subsidiary” contained in this Section 1.01.
“Successor Borrower” has the meaning assigned to such term in Section 7.05(b)(i).
“Successor Holdings” has the meaning assigned to such term in Section 7.11.
“Swap Contract” means (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided, that (i) no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of its Subsidiaries, and (ii) no contract for the purchase of natural gas of which any Loan Party intends to take delivery from a counterparty in the business of supplying natural gas, shall be a Swap Contract.
“Swap Obligations” of any Person means all obligations (including, without limitation, any amounts which accrue after the commencement of any bankruptcy or insolvency proceeding with respect to such Person, whether or not allowed or allowable as a claim under any proceeding under any Debtor Relief Law) of such Person in respect of any Swap Contract.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (i) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (ii) for any date prior to the date referenced in clause (i), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).
“Syndication Agents” has the meaning assigned to such term in the preamble to this Agreement.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Term B Borrowing” means a Borrowing comprised of Term B Loans.
“Term B Facility” means the Term B Loan Commitments and the Term B Loans made hereunder.
“Term B Facility Early Maturity Date” means the date which is 91 days prior to the maturity of the Senior Notes.
“Term B Facility Maturity Date” means the earlier of the date which is (i) February 28, 2019 and (ii) if more than $100,000,000 (the “Senior Notes Threshold Amount”) of the principal amount of the Senior Notes remain outstanding on the Term B Facility Early Maturity Date, the Term B Facility Early Maturity Date; provided, that Senior Notes for which an irrevocable notice of optional redemption has been given prior to the Term B Facility Early Maturity Date shall not be counted in determining whether Senior Notes are outstanding in a principal amount of more than the Notes Threshold Amount if an amount necessary to repay the full principal amount, premium, if any, and accrued interest of such Senior Notes to the redemption date have been deposited in escrow with the trustee for the Senior Notes or a paying agent on its behalf prior to the Term B Facility Early Maturity Date.
“Term B Loan Commitment” means with respect to each Lender, the commitment of such Lender to make Term B Loans as set forth in Section 2.01(i) or Incremental Term Loans in the form of Term B Loans as set forth in Section 2.01(ii). The initial amount of each Lender’s Term B Loan Commitment is set forth on Schedule 2.01, or in the Assignment and Acceptance or Incremental Assumption Agreement pursuant to which such Lender shall have assumed its Term B Loan Commitment (or its Incremental Term Loan Commitment), as applicable. The aggregate amount of the Term B Loan Commitments on the Closing Date is $325,000,000.
“Term B Loan Installment Date” has the meaning assigned to such term in Section 2.07(a)(i).
“Term B Loans” means the term loans made by the Lenders to the Borrower pursuant to Section 2.01(i) and any Incremental Term Loans in the form of Term B Loans made by the Incremental Term Lenders to the Borrower pursuant to Section 2.01(ii).
“Term Borrowing” means any Term B Borrowing or any Incremental Term Borrowing.
“Term Credit Obligations” means, with respect to each Loan Party, without duplication:

(i)    in the case of the Borrower, all principal of, premium, if any, and interest (including, without limitation, any interest which accrues after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, whether or not allowed or allowable as a claim in any such proceeding) on, any Loan under, or any Note issued pursuant to, this Agreement or any other Loan Document;
(ii)    all fees, expenses, indemnification obligations and other amounts of whatever nature now or hereafter payable by such Loan Party (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to such Loan Party, whether or not allowed or allowable as a claim in any such proceeding) pursuant to this Agreement or any other Loan Document;
(iii)    all expenses of the Agents as to which one or more of the Agents have a right to reimbursement by such Loan Party under Section 10.04(a) of this Agreement or under any other similar provision of any other Loan Document, including, without limitation, any and all sums advanced by the Collateral Agent to preserve the Collateral or preserve its security interests in the Collateral to the extent permitted under any Loan Document or applicable Law;
(iv)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement by such Loan Party under Section 10.04(b) of this Agreement or under any other similar provision of any other Loan Document; and
(v)    in the case of Holdings and each Subsidiary Loan Party, all amounts now or hereafter payable by Holdings or such Subsidiary Loan Party and all other obligations or liabilities now existing or hereafter arising or incurred (including, without limitation, any amounts which accrue after the commencement of any proceeding under any Debtor Relief Law with respect to the Borrower, Holdings or such Subsidiary Loan Party, whether or not allowed or allowable as a claim in any such proceeding) on the part of Holdings or such Subsidiary Loan Party pursuant to this Agreement, the Guaranty or any other Loan Document;
together in each case with all renewals, modifications, consolidations or extensions thereof.
“Term Facility Maturity Date” means the Term B Facility Maturity Date and/or any Incremental Term Facility Maturity Date, as the case may be.
“Term Intercreditor Agreement” means that certain intercreditor agreement dated as of the date hereof among the Borrower, Merrill Lynch Capital Services, Inc. and the Collateral Agent.
“Term Loan Commitment” means any Term B Loan Commitment or any Incremental Term Loan Commitment.
“Term Loan Installment Date” means any Term B Loan Installment Date or any Incremental Term Loan Installment Date.
“Term Loans” means the Term B Loans and/or the Incremental Term Loans.

“Test Period” means, on any date of determination, the period of four consecutive fiscal quarters of the Borrower then most recently ended (taken as one accounting period).
“Term Priority Collateral” means all Collateral other than ABL Priority Collateral.
“Total Net Leverage Ratio” means, on any date, the ratio of (i) Net Debt as of such date to (ii) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that, EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.
“Total Net Leverage Ratio Test” means at any time, (i) for purposes of Sections 7.01(h), 7.01(r), 7.03 and 7.06(e), that the Total Net Leverage Ratio does not exceed 4.25 to 1.00 and (ii) for purposes of Section 7.06(m), that the Total Net Leverage Ratio does not exceed 2.50 to 1.00.
“Total Net Senior Secured Leverage Ratio” means, on any date, the ratio of (i) Senior Secured Net Debt outstanding as of such date to (ii) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that, EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis.
“Total Net Senior First Lien Secured Leverage Ratio” means, on any date, the ratio of (i) Senior First Lien Secured Net Debt as of such date to (ii) EBITDA for the period of four consecutive fiscal quarters of the Borrower most recently ended as of such date, all determined on a consolidated basis in accordance with GAAP; provided, that, EBITDA shall be determined for the relevant Test Period on a Pro Forma Basis
“Transaction Documents” means the Related Documents and the Loan Documents.
“Transaction Expenses” means any fees or expenses incurred or paid by the Funds, Holdings, the Borrower (or any direct or indirect parent of the Borrower) or any of its Subsidiaries in connection with the Transactions, this Agreement and the other Loan Documents and the transactions contemplated hereby and thereby.
“Transactions” means, collectively, the transactions to occur pursuant to the Transaction Documents, including (i); the execution and delivery of the Loan Documents, the creation of the Liens pursuant to the Security Documents, and the initial borrowings hereunder; (ii) the execution and delivery of the ABL Credit Facility; (iii) the payment of the Special Dividend; (iv) the refinancing (or discharge) of Indebtedness under the Existing Credit Agreement; (v) the repurchase of a portion of the Senior Notes; and (vi) the payment of all fees and expenses to be paid on or prior to the Closing Date and owing in connection with the foregoing.
“Type” means, when used in respect of any Loan or Borrowing, the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall include the Adjusted Eurodollar Rate and the Base Rate.
“Unfunded Pension Liability” means the excess of a Plan’s benefit liabilities under

Section 4001(a)(16) of ERISA, over the current value of that Plan’s assets, determined in accordance with the assumptions used for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.
“Uniform Commercial Code or UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of New York or the Uniform Commercial Code (or similar code or statute) of another jurisdiction, to the extent it may be required to apply to any item or items of Collateral.
“Unrestricted Cash” means domestic cash or cash equivalents of the Borrower or any of its Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Subsidiaries.
“Unrestricted Subsidiary” means (i) any subsidiary of the Borrower identified on Schedule 1.01(e) and (ii) any subsidiary of the Borrower that is acquired or created after the Closing Date and designated by the Borrower as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent; provided, that the Borrower shall only be permitted to so designate a new Unrestricted Subsidiary after the Closing Date and so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) immediately after giving effect to such designation (as well as all other such designations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, (C) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by the Borrower or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 7.04(j), and any prior or concurrent Investments in such Subsidiary by the Borrower or any of its Subsidiaries shall be deemed to have been made under Section 7.04(j), (D) without duplication of clause (C) above, any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof shall be treated as Investments pursuant to Section 7.04(j), and (E) such Subsidiary shall have been designated an “unrestricted subsidiary” (or otherwise not be subject to the covenants and defaults) under the Senior Notes Indenture, any other applicable Indebtedness permitted to be incurred hereby and all applicable Permitted Refinancing Indebtedness in respect of any of the foregoing and all applicable Disqualified Stock. The Borrower may designate any Unrestricted Subsidiary to be a Subsidiary for purposes of this Agreement (each, a “Subsidiary Redesignation”); provided, that (i) such Unrestricted Subsidiary, both before and after giving effect to such designation, shall be a Wholly Owned Subsidiary of the Borrower, (ii) no Default or Event of Default has occurred and is continuing or would result therefrom, (iii) immediately after giving effect to such Subsidiary Redesignation (as well as all other Subsidiary Redesignations theretofore consummated after the first day of such Reference Period), the Borrower shall be in Pro Forma Compliance, and (iv) the Borrower shall have delivered to the Administrative Agent an officer’s certificate executed by a Responsible Officer of the Borrower, certifying to the best of such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (iii), inclusive, and containing the calculations and information required by the preceding clause (ii).
“U.S. Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.
“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 3.01(e)(ii)(B)(III).
“Waivable Mandatory Prepayment” has the meaning assigned to such term in Section 2.08(e).
“Wholly Owned Domestic Subsidiary” of any person means a subsidiary of such person that is both a Domestic Subsidiary and a Wholly Owned Subsidiary.
“Wholly Owned Foreign Subsidiary” of any person means a subsidiary of such person that is both a Foreign Subsidiary and a Wholly Owned Subsidiary.
“Wholly Owned Subsidiary” of any person means a subsidiary of such person, all of the Equity Interests of which (other than directors’ qualifying shares or nominee or other similar shares required pursuant to applicable law) are owned by such person or another Wholly Owned Subsidiary of such person.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Working Capital” means, with respect to the Borrower and its Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided, that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (i) any reclassification in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (ii) the effects of purchase accounting.
Section 1.02    Terms Generally. The definitions set forth or referred to in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, any reference in this Agreement to any Loan Document shall mean such document as amended, restated, supplemented or otherwise modified from time to time in accordance with the requirements hereof and thereof. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.03    Effectuation of Transactions. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.
ARTICLE II
THE CREDITS
Section 2.01    Commitments. Subject to the terms and conditions set forth herein:
(i)    each Lender having a Term B Loan Commitment on the Closing Date agrees to make Term B Loans to the Borrower on the Closing Date in a principal amount not to exceed its Term B Loan Commitment and after the funding of the Term B Loans on the Closing Date, the Term B Loan Commitment of each Lender shall terminate; and
(ii)    each Lender having an Incremental Term Loan Commitment agrees, subject to the terms and conditions set forth in the applicable Incremental Assumption Agreement, to make Incremental Term Loans to the Borrower, in an aggregate principal amount not to exceed its Incremental Term Loan Commitment and after the funding of the applicable Incremental Term Loan Commitment, such Incremental Term Loan Commitment shall terminate.
Section 2.02    Loans and Borrowings. (i) Each Loan shall be made as part of a Borrowing consisting of Loans under the same Facility and of the same Type made by the Lenders ratably in accordance with their respective Commitments under the applicable Facility. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided, that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
(a)    Subject to Section 3.03, each Borrowing shall be comprised entirely of Base Rate Loans or Eurodollar Rate Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Base Rate Loan or Eurodollar Rate Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided, that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement and such Lender shall not be entitled to any amounts payable under Section 3.01 or 3.04 solely in respect of increased costs resulting from such exercise and existing at the time of such exercise.
(b)    Borrowings of more than one Type and under more than one Facility may be outstanding at the same time; provided, that there shall not at any time be more than a total of 5 Eurodollar Rate Borrowings outstanding under the Term B Facility.
(c)    Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the applicable Term Facility Maturity Date.
Section 2.03    Requests for Borrowings. To request a Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Rate Borrowing, not later than 12:00 p.m., Local Time, three Business Days before the date of the proposed

Borrowing or (b) in the case of a Base Rate Borrowing, not later than 12:00 p.m., Local Time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
(i)    whether such Borrowing is to be a Borrowing of Term B Loans or Other Term Loans;
(ii)    the aggregate amount of the requested Borrowing;
(iii)    the date of such Borrowing, which shall be a Business Day;
(iv)    whether such Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing;
(v)    in the case of a Eurodollar Rate Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
(vi)    the location and number of the Borrower’s account to which funds are to be disbursed.
If the Borrower fails to specify a Type of Loan in a Borrowing Request or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the Term Loans shall be made as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If no Interest Period is specified with respect to any requested Eurodollar Rate Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
Section 2.04    Funding of Borrowings. Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 p.m., Local Time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower as specified in the Borrowing Request.
Section 2.05    Interest Elections. (ii) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Rate Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Rate Borrowing, may elect Interest Periods therefor, all as provided in this Section. The

Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
(a)    To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
(b)    Each telephonic and written Interest Election Request shall be irrevocable and shall specify the following information in compliance with Section 2.02:
(i)    the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
(ii)    the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
(iii)    whether the resulting Borrowing is to be a Base Rate Borrowing or a Eurodollar Rate Borrowing; and
(iv)    if the resulting Borrowing is a Eurodollar Rate Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”
(v)    If any such Interest Election Request requests a Eurodollar Rate Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.
(c)    Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender to which such Interest Election Request relates of the details thereof and of such Lender’s portion of each resulting Borrowing.
(d)    If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Rate Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Base Rate Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the written request (including a request through electronic means) of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Rate Borrowing and (ii) unless repaid, each Eurodollar Rate Borrowing shall be converted to a Base Rate Borrowing at the end of the Interest Period applicable thereto.
Section 2.06    Agreement to Repay Loans; Evidence of Debt. (iii) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.07.
(a)    Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
(b)    The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Facility and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) any amount received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
(c)    The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.06 shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.
(d)    Any Lender may request that Loans made by it be evidenced by a promissory note (a “Note”). In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) in a form approved by the Administrative Agent and reasonably acceptable to the Borrower. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.06) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
Section 2.07    Repayment of Term Loans.
(a)    Subject to the other paragraphs of this Section,
(i)    the Borrower shall repay Term B Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date (each such date being referred to as a “Term B Loan Installment Date”) (if any such date is not a Business Day, then the applicable Term B Loan Installment Date shall be deemed to be the immediately preceding Business Day):

Date	Amount of Term B Borrowings to Be Repaid
June 30, 2012	$812,500
September 30, 2012	$812,500
December 31, 2012	$812,500
March 31, 2013	$812,500
June 30, 2013	$812,500
September 30, 2013	$812,500
December 31, 2013	$812,500
March 31, 2014	$812,500
June 30, 2014	$812,500
September 30, 2014	$812,500
December 31, 2014	$812,500
March 31, 2015	$812,500
June 30, 2015	$812,500
September 30, 2015	$812,500
December 31, 2015	$812,500
March 31, 2016	$812,500
June 30, 2016	$812,500
September 30, 2016	$812,500
December 31, 2016	$812,500
March 31, 2017	$812,500
June 30, 2017	$812,500
September 30, 2017	$812,500
December 31, 2017	$812,500
March 31, 2018	$812,500
June 30, 2018	$812,500
September 30, 2018	$812,500
December 31, 2018	$812,500
Term B Facility Maturity Date	$303,062,500 or remainder

(ii)    in the event that any Incremental Term Loans are made on an Increased Amount Date, the Borrower shall repay such Incremental Term Loans on the dates and in the amounts set forth in the Incremental Assumption Agreement (each such date being referred to as an “Incremental Term Loan Installment Date”); and
(iii)    to the extent not previously paid, outstanding Term Loans shall be due and payable on the applicable Term Facility Maturity Date.
(b)    Prepayment of the Term Loans from:
(i)    all Net Proceeds pursuant to Section 2.08(c) and Excess Cash Flow pursuant to Section 2.08(d) shall be applied to the Term Loans pro rata among the Term Facilities, with the application thereof reducing in direct order the remaining installments thereof in forward order of maturity.

(ii)    any optional prepayments of the Term Loans pursuant to Section 2.08(a) shall be applied as the Borrower may direct.
(iii)    any Discounted Voluntary Prepayments of the Term Loans pursuant to Section 2.08(f) shall be applied in inverse order of maturity.
(c)    Any mandatory prepayment of Term Loans pursuant to Section 2.08(c) or (d) shall be applied so that the aggregate amount of such prepayment is allocated among the Term B Loans and Other Term Loans, if any, pro rata based on the aggregate principal amount of outstanding Term B Loans and Other Term Loans, if any (unless, with respect to Other Term Loans, the Incremental Assumption Agreement relating thereto does not so require), irrespective of whether such outstanding Term Loans are Base Rate Loans or Eurodollar Rate Loans; provided that if no Lenders exercise the right to waive a given mandatory prepayment of the Term Loans pursuant to Section 2.08(e), then, with respect to such mandatory prepayment, prior to the repayment of any Term Loan, the Borrower may select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such selection not later than 1:00 p.m., Local Time, (i) in the case of a Base Rate Borrowing, one Business Day before the scheduled date of such repayment and (ii) in the case of a Eurodollar Rate Borrowing, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Eurodollar Rate Borrowings shall be accompanied by accrued interest on the amount repaid, together with any additional amounts required pursuant to Section 3.05.
Section 2.08    Prepayment of Loans.
(a)    The Borrower shall have the right at any time and from time to time to prepay any Loan in whole or in part, without premium or penalty (other than as set forth in Section 2.08(b), and subject to Section 3.05), in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum or, if less, the amount outstanding, subject to prior notice in accordance with the below, which notice shall be irrevocable except to the extent conditioned on a refinancing of all or any portion of the Facilities. Each prepayment made pursuant to this Section 2.08(a) shall be made upon notice to the Administrative Agent, which may be given by telephone (and if in writing shall be appropriately signed by a Responsible Officer of the Borrower), which notice must be received by the Administrative Agent not later than 1:00 p.m. Local Time (x) three Business Days prior to any date of prepayment of Eurodollar Rate Loans and (y) on the date of prepayment of Base Rate Loans. Each such notice shall specify the date and amount of such prepayment, the applicable Facility and Type(s) of Loans to be prepaid and, if Eurodollar Rate Loans are to be prepaid, the Interest Period(s) of such Loans, and if such prepayment will be made with the proceeds of any Repricing Transaction. Each telephonic notice by the Borrower pursuant to this Section 2.08(a) must be confirmed promptly by delivery to the Administrative Agent of a written prepayment notice, appropriately completed and signed by a Responsible Officer of the Borrower. The Administrative Agent will promptly notify each Lender of its receipt of each such notice, and of the amount of such Lender’s ratable portion of such prepayment (based on such Lender’s percentage (carried out to the ninth decimal place) of the applicable Facility). If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan under this Section 2.08 shall be accompanied by all accrued interest on the amount prepaid, together with any additional amounts required pursuant to Section 3.05.

(b)    Notwithstanding anything herein to the contrary, in the event that, on or prior to the first anniversary of the Closing Date, the Borrower (i) makes any prepayment of Term Loans with the proceeds of any Repricing Transaction described under clause (i) of the definition of Repricing Transaction, or (ii) effects any amendment of this Agreement resulting in a Repricing Transaction under clause (ii) of the definition of Repricing Transaction, the Borrower shall on the date of such prepayment or amendment, as applicable, pay to each Lender, (A) in the case of such clause (x), 1.00% of the principal amount of the Term Loans so prepaid and (B) in the case of such clause (y), 1.00% of the aggregate amount of the Term Loans affected by such Repricing Transaction and outstanding on the effective date of such amendment.
(c)    Subject to the Intercreditor Agreement, the Borrower shall apply all Net Proceeds (other than any Net Proceeds from the sale or disposition of any ABL Priority Collateral) promptly upon receipt thereof to prepay Term Loans in accordance with paragraphs (b) and (c) of Section 2.07. Notwithstanding the foregoing, the Borrower may retain Net Proceeds pursuant to clause (i) of the definition thereof, provided, that either (i) the Total Net Senior First Lien Secured Leverage Ratio on the last day of the Borrower’s then most recently completed fiscal quarter for which financial statements are available shall be less than or equal to 0.75 to 1.00 or (ii) the Repayment Percentage is equal to or greater than 75%.
(d)    Not later than 95 days after the end of each Excess Cash Flow Period, the Borrower shall calculate Excess Cash Flow for such Excess Cash Flow Period and shall apply an amount equal to (x) the Required Percentage of such Excess Cash Flow, minus (y) the sum of the amount of any voluntary prepayments during such Excess Cash Flow Period of Indebtedness of the Borrower secured by first priority Liens, including the Loans, on property or assets of the Borrower and its Subsidiaries (provided that, in the case of the prepayment of Indebtedness under the ABL Credit Agreement or other revolving loans, as applicable, the “Revolving Commitments” and/or the “Swing Line Commitment” (as defined in the ABL Credit Agreement or analogous document), respectively, are permanently reduced at the time of such prepayment), to prepay Term Loans in accordance with paragraphs (b) and (c) of Section 2.07, provided that, for purposes of this Section 2.08(d), Discounted Voluntary Prepayments and Permitted Loan Purchases will not qualify as voluntary prepayments of Term Loans. Not later than the date on which the Borrower is required to deliver financial statements with respect to the end of each Excess Cash Flow Period under Section 6.04(a), the Borrower will deliver to the Administrative Agent a certificate signed by a Financial Officer of the Borrower setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail.
(e)    Anything contained herein to the contrary notwithstanding, in the event the Borrower is required to make any mandatory prepayment (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three Business Days prior to the date (the “Required Prepayment Date”) on which the Borrower elects (or is otherwise required) to make such Waivable Mandatory Prepayment, the Borrower shall notify the Administrative Agent of the amount of such prepayment, and the Administrative Agent will promptly thereafter notify each Lender holding an outstanding Term Loan of the amount of such Lender’s pro rata share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to the Administrative Agent of its election to do so on or before the second Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify the Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, as of such date, not to exercise such option). On the Required Prepayment

Date, the Borrower shall pay to Administrative Agent the amount of the Waivable Mandatory Prepayment, which amount shall be applied (i) in an amount equal to that portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected not to exercise such option (each, a “Declining Lender”), to prepay the Term Loans of such Declining Lenders (which prepayment shall be applied to the scheduled Installments of principal of the Term Loans in accordance with Section 2.07(b) and (c)), and (ii) in an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option, to the Borrower.
(f)    (i) Notwithstanding anything to the contrary in Section 2.08(a), 2.11(c) or 3.04, the Borrower shall have the right at any time and from time to time to prepay Term Loans to the Lenders at a discount to the par value of such Loans and on a non pro rata basis (each, a “Discounted Voluntary Prepayment”) pursuant to the procedures described in this Section 2.08(f), provided that (A) subject to satisfaction of the Minimum Liquidity Condition, Discounted Voluntary Prepayments may be made using Available Cash, and (B) the Borrower shall deliver to the Administrative Agent a certificate of the Chief Financial Officer of the Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment), (2) that each of the conditions to such Discounted Voluntary Prepayment contained in this Section 2.08(f) has been satisfied and (3) the aggregate principal amount of Term Loans so prepaid pursuant to such Discounted Voluntary Prepayment.
(i)    To the extent the Borrower seeks to make a Discounted Voluntary Prepayment, the Borrower will provide written notice to the Administrative Agent substantially in the form of Exhibit F hereto (each, a “Discounted Prepayment Option Notice”) that the Borrower desires to prepay Term Loans in an aggregate principal amount specified therein by the Borrower (each, a “Proposed Discounted Prepayment Amount”), at a discount to the par value of such Term Loans as specified below. The Proposed Discounted Prepayment Amount of Term Loans shall not be less than $5,000,000. The Discounted Prepayment Option Notice shall further specify with respect to the proposed Discounted Voluntary Prepayment: (A) the Proposed Discounted Prepayment Amount for Term Loans, (B) a discount range (which may be a single percentage) selected by the Borrower with respect to such proposed Discounted Voluntary Prepayment equal to a percentage of par of the principal amount of Term Loans (the “Discount Range”), (C) the source of proceeds to be used to make such Discounted Voluntary Prepayment and (D) the date by which Lenders are required to indicate their election to participate in such proposed Discounted Voluntary Prepayment which shall be at least five Business Days following the date of the Discounted Prepayment Option Notice (the “Acceptance Date”).
(ii)    Upon receipt of a Discounted Prepayment Option Notice, the Administrative Agent shall promptly notify each applicable Lender thereof. On or prior to the Acceptance Date, each such Lender may specify by written notice substantially in the form of Exhibit G hereto (each, a “Lender Participation Notice”) to the Administrative Agent (A) a maximum discount to par (the “Acceptable Discount”) within the Discount Range (for example, a Lender specifying a discount to par of 20% would accept a purchase price of 80% of the par value of the Loans to be prepaid) and (B) a maximum principal amount (subject to rounding requirements specified by the Administrative Agent) of Term Loans held by such Lender with respect to which such Lender is willing to permit a Discounted Voluntary Prepayment at the Acceptable Discount (“Offered Loans”). Based on the Acceptable Discounts and principal amounts of Term Loans specified by the Lenders in the applicable Lender Participation Notice, the Administrative Agent, in consultation with the Borrower, shall determine the applicable discount for Term Loans (the “Applicable Discount”), which Applicable Discount shall be (A) the percentage specified by the Borrower if the Borrower has selected a single percentage pursuant to Section 2.08(f)(ii)) for the Discounted Voluntary Prepayment or (B) otherwise, the highest Acceptable Discount at which the Borrower can pay the Proposed Discounted Prepayment Amount in full (determined by adding the principal amounts of Offered Loans commencing with the Offered Loans with the highest Acceptable Discount); provided, however, that in the event that such Proposed Discounted Prepayment Amount cannot be repaid in full at any Acceptable Discount, the Applicable Discount shall be the lowest Acceptable Discount specified by the Lenders that is within the Discount Range. The Applicable Discount shall be applicable for all Lenders who have offered to participate in the Voluntary Discounted Prepayment and have Qualifying Loans (as defined below). Any Lender with outstanding Loans whose Lender Participation Notice is not received by the Administrative Agent by the Acceptance Date shall be deemed to have declined to accept a Discounted Voluntary Prepayment of any of its Loans at any discount to their par value within the Applicable Discount.
(iii)    The Borrower shall make a Discounted Voluntary Prepayment by prepaying those Term Loans (or the respective portions thereof) offered by the Lenders (“Qualifying Lenders”) that specify an Acceptable Discount that is equal to or greater than the Applicable Discount (“Qualifying Loans”) at the Applicable Discount, provided that if the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would exceed the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay such Qualifying Loans ratably among the Qualifying Lenders based on their respective principal amounts of such Qualifying Loans (subject to rounding requirements specified by the Administrative Agent). If the aggregate proceeds required to prepay all Qualifying Loans (disregarding any interest payable at such time) would be less than the amount of aggregate proceeds required to prepay the Proposed Discounted Prepayment Amount, such amounts in each case calculated by applying the Applicable Discount, the Borrower shall prepay all Qualifying Loans.
(iv)    Each Discounted Voluntary Prepayment shall be made within five Business Days of the Acceptance Date (or such later date as the Administrative Agent shall reasonably agree, given the time required to calculate the Applicable Discount and determine the amount and holders of Qualifying Loans), without premium or penalty (except as set forth in Section 3.05), upon irrevocable notice substantially in the form of Exhibit H hereto (each a “Discounted Voluntary Prepayment Notice”), delivered to the Administrative Agent no later than 1:00 P.M. Local time, three Business Days prior to the date of such Discounted Voluntary Prepayment, which notice shall specify the date and amount of the Discounted Voluntary Prepayment and the Applicable Discount determined by the Administrative Agent. Upon receipt of any Discounted Voluntary Prepayment Notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any Discounted Voluntary Prepayment Notice is given, the amount specified in such notice shall be due and payable to the applicable Lenders, subject to the Applicable Discount on the applicable Loans, on the date specified therein together with accrued interest (on the par principal amount) to but not including such date on the amount prepaid.

(v)    To the extent not expressly provided for herein, each Discounted Voluntary Prepayment shall be consummated pursuant to procedures (including as to timing, rounding, minimum amounts, Type and Interest Periods and calculation of Applicable Discount in accordance with Section 2.08(f)(iii) above) established by the Administrative Agent in consultation with the Borrower.
(vi)    Prior to the delivery of a Discounted Voluntary Prepayment Notice, upon written notice to the Administrative Agent, (A) the Borrower may withdraw its offer to make a Discounted Voluntary Prepayment pursuant to any Discounted Prepayment Option Notice and (B) any Lender may withdraw its offer to participate in a Discounted Voluntary Prepayment pursuant to any Lender Participation Notice.
Section 2.09    Fees. (iv) The Borrower agrees to pay to the Administrative Agent, for the account of the Administrative Agent, the agency fees set forth in the Fee Letter, as amended, restated, supplemented or otherwise modified from time to time, at the times specified therein (the “Administrative Agent Fees”).
(a)    All Fees shall be paid on the dates due, in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.
Section 2.10    Interest. (v) The Loans comprising each Base Rate Borrowing shall bear interest at a rate per annum equal to the sum of (vi) the greater of (x) the Base Rate and (y) 2.25% plus (vii) the Applicable Margin.
(a)    The Loans comprising each Eurodollar Rate Borrowing shall bear interest for each Interest Period applicable thereto at a rate per annum equal to the sum of (i) the greater of (x) the Adjusted Eurodollar Rate for such Interest Period and (y) 1.25% plus (ii) the Applicable Margin.
(b)    Notwithstanding the foregoing, if any principal of or interest on any Loan or any Fees or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate (the “Default Rate”) per annum equal to (i) in the case of overdue principal of any Loan, 2.0% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.10 or (ii) in the case of any other amount, 2.0% plus the rate applicable to Base Rate Loans as provided in paragraph (a) of this Section; provided, that this paragraph (c) shall not apply to any Event of Default that has been waived by the Lenders pursuant to Section 10.01.
(c)    Accrued interest on each Loan shall be payable in arrears (i) on each Interest Payment Date for such Loan and (ii) on the applicable Term Facility Maturity Date; provided, that (i) interest accrued pursuant to paragraph (c) of this Section 2.10 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Rate Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
(d)    All interest hereunder shall be computed on the basis of a year of 360 days,

except that interest computed by reference to the Base Rate (including Base Rate Loans determined by reference to the Adjusted Eurodollar Rate) shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Base Rate, Adjusted Eurodollar Rate or Eurodollar Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
Section 2.11    Payments Generally; Pro Rata Treatment; Sharing of Set offs. (viii) Unless otherwise specified, the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees, or of amounts payable under Section 3.01, 3.04 or 3.05, or otherwise) prior to 2:00 p.m., Local Time, on the date when due, in immediately available funds, without condition or deduction for any defense, recoupment, set off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent to the applicable account designated to the Borrower by the Administrative Agent, except that payments pursuant to Sections 3.01, 3.04, 3.05 and 10.04 shall be made directly to the persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under the Loan Documents shall be made in Dollars. Any payment required to be made by the Administrative Agent hereunder shall be deemed to have been made by the time required if the Administrative Agent shall, at or before such time, have taken the necessary steps to make such payment in accordance with the regulations or operating procedures of the clearing or settlement system used by the Administrative Agent to make such payment.
(a)    If at any time insufficient funds are received by and available to the Administrative Agent from the Borrower to pay fully all amounts of principal, interest and fees then due from the Borrower hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal then due from the Borrower hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.
(b)    If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of (i) Term Credit Obligations due and payable to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Term Credit Obligations due and payable to such Lender at such time to (y) the aggregate amount of the Term Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time) of payments on account of the Term Credit Obligations due and payable to all Lenders hereunder and under the other Loan Documents at such time or (ii) Term Credit Obligations owing (but not due and payable) to such Lender hereunder and under the other Loan Documents at such time in excess of its ratable share (according to the proportion of (x) the amount of such Term Credit Obligations owing (but not due and payable) to such Lender at such time to (y) the aggregate amount of the Term Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time) of payment on account of the Term Credit Obligations owing (but not due and payable) to all Lenders hereunder and under the other Loan Documents at such time then the Lender receiving such greater proportion shall (A) notify the Administrative Agent of such fact, and (B) purchase (for cash at face value) participations in the Loans of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of Term Credit Obligations then due and payable to the Lenders or owing (but not due and payable) to the Lenders, as the case may be, provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this Section shall not be construed to apply to (A) any payment made by or on behalf of the Borrower pursuant to any Discounted Voluntary Prepayment under Section 2.08(f) or to any other payment made by or on behalf of the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than an assignment to the Borrower unless, in the case of an assignment of Loans to the Borrower, such assignment is made in accordance with Section 10.06 hereof.
Borrower consents to the foregoing Section 2.11(c) and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against any Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.
(c)    Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Appropriate Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
(d)    Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing of Eurodollar Rate Loans (or, in the case of any Borrowing of Base Rate Loans, prior to 12:00 noon Local Time on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.02 (or, in the case of a Borrowing of Base Rate Loans, that such Lender has made such share available in accordance with and at the time required by Section 2.02) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable

Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Base Rate Loans. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.
Section 2.12    Incremental Commitments. (ix) The Borrower may, by written notice to the Administrative Agent from time to time, request Incremental Term Loan Commitments in an amount not to exceed the Incremental Amount from one or more Incremental Term Lenders (which may include any existing Lender) willing to provide such Incremental Term Loans in their own discretion. Such notice shall set forth (i) the amount of the Incremental Term Loan Commitments being requested (which shall be in minimum increments of $5,000,000 and a minimum amount of $25,000,000 or equal to the remaining Incremental Amount), (ii) the date on which such Incremental Term Loan Commitments are requested to become effective (the “Increased Amount Date”), (iii) whether such Incremental Term Loan Commitments are to be Term B Loan Commitments or commitments to make term loans with pricing and/or amortization terms different from the Term B Loans (“Other Term Loans”).
(a)    The Borrower and each Incremental Term Lender shall execute and deliver to the Administrative Agent an Incremental Assumption Agreement and such other documentation as the Administrative Agent shall reasonably specify to evidence the Incremental Term Loan Commitment of such Incremental Term Lender. Each Incremental Assumption Agreement shall specify the terms of the applicable Incremental Term Loans; provided, that (i) the Other Term Loans shall rank pari passu or junior in right of payment and of security with the Term B Loans and, except as to pricing, amortization and final maturity date, shall have (x) the same terms as the Term B Loans, as applicable, or (y) such other terms as shall be reasonably satisfactory to the Administrative Agent; provided that, only with respect to Other Term Loans incurred prior to the second anniversary of the Closing Date, if the initial yield on the Other Term Loans (as determined by the Administrative Agent as set forth below) exceeds by more than 50 basis points (the amount of such excess above 50 basis points being herein referred to as the “Yield Differential”) the interest rate margins then in effect for outstanding Term Loans (which shall be calculated to be the sum of (A) the Applicable Margin then in effect for Eurodollar Rate Loans increased by the amount that any “Eurodollar floor” applicable to such Eurodollar Rate Loans on such date would exceed the Eurodollar Base Rate that would be in effect for a three-month Interest Period commencing on such date plus (B) all upfront or similar fees or original issue discount paid by the Borrower generally to the Lenders who provided the outstanding Term Loans in the primary syndication thereof based on an assumed four-year life to maturity), then the Applicable Margin then in effect for outstanding Term Loans shall automatically be increased by the Yield Differential, effective upon the making of the Incremental Term Loans under the Incremental Term Loan Commitment, (ii) the final maturity date of any Other Term Loans shall be no earlier than the Term B Facility Maturity Date, and (iii) the weighted average life to maturity of any Other Term Loans shall be no shorter than the remaining weighted average life to maturity of the Term B Loans. Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Assumption Agreement, this Agreement shall be amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Incremental Term Loan Commitments evidenced thereby as provided for in Section 10.01. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrower’s consent (not to be unreasonably withheld) and furnished to the other parties hereto, it being understood that such Incremental Assumption Agreement may, without the consent of the other Lenders, effect such amendments to this Agreement or any other Loan Document as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.12.
For purposes of clause (i) above, the initial yield on any Incremental Term Loan Commitment shall be determined by the Administrative Agent to be equal to the sum of (x) the interest rate margin above the Eurodollar Rate for loans under the Incremental Term Loan Commitment that bear interest based on the Eurodollar Rate (which shall be increased by the amount that any “Eurodollar floor” applicable to such Incremental Term Loans on the date such Incremental Term Loans are made would exceed the Eurodollar Rate that would be in effect for a three month Interest Period commencing on such date) and (y) if the Incremental Term Loan Commitment is originally advanced at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings or the Borrower for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loan Commitment, being referred to herein as “OID”), the amount of such OID divided by four).
(b)    Notwithstanding the foregoing, no Incremental Term Loan Commitment shall become effective under this Section 2.12 unless (i) on the date of such effectiveness, the conditions set forth in paragraphs (b) and (c) of Section 5.01 shall be satisfied or waived and the Administrative Agent shall have received a certificate to that effect dated such date and executed by a Responsible Officer of the Borrower, (ii) the Administrative Agent shall have received customary legal opinions, board resolutions and other customary closing certificates and documentation as required by the relevant Incremental Assumption Agreement and, to the extent required by the Administrative Agent, consistent with those delivered on the Closing Date under Section 5.02 and such additional customary documents and filings (including amendments to the Mortgages and other Security Documents and title endorsement bringdowns) as the Administrative Agent may reasonably require to assure that the Incremental Term Loans are secured by the Collateral ratably with (or, to the extent agreed by the applicable Incremental Term Lenders in the applicable Incremental Assumption Agreement, junior to) the existing Term B Loans, (iii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (iv) before and after giving effect to any Incremental Term Loans (including any Other Term Loan), the aggregate par principal amount directly held by all Affiliated Lenders shall not, collectively, exceed 25.0% of the aggregate par principal of the then outstanding principal amount of all Term Loans (including any Incremental Term Loans).
(c)    Each of the parties hereto hereby agrees that the Administrative Agent may take any and all action as may be reasonably necessary to ensure that all Incremental Term Loans (other than Other Term Loans) in the form of additional Term B Loans, when originally made, are included in each Borrowing of outstanding Term B Loans on a pro rata basis. The Borrower agrees that Section 3.05 shall apply to any conversion of Eurodollar Rate Loans to Base Rate Loans reasonably required by the Administrative Agent to effect the foregoing.

Section 2.13    Defaulting Lenders.
(a)    Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:
(i)    Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.
(ii)    Defaulting Lender Waterfall. Any payment of principal, interest, fees, indemnity payments or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 10.09 shall be applied at such time or times as may be determined by the Administrative Agent and the Borrower as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request, to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a deposit account and released pro-rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender's breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made were issued at a time when the conditions set forth in Section 5.01 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro-rata in accordance with the Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(b)    Defaulting Lender Cure. If the Borrower and the Administrative Agent in their sole discretion agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans to be held on a pro-rata basis by the Lenders in accordance with their percentages (carried out to the ninth decimal place) of the applicable Facility, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.
ARTICLE III
TAXES, YIELD PROTECTION AND ILLEGALITY
Section 3.01    Taxes.
(a)    Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.
(i)    Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Laws. If any applicable Laws (as determined in the good faith discretion of the Administrative Agent or Loan Party) require the deduction or withholding of any Tax from any such payment by the Administrative Agent or a Loan Party, then the Administrative Agent or such Loan Party shall be entitled to make such deduction or withholding, upon the basis of the information and documentation to be delivered pursuant to subsection (e) below.
(ii)    If any Loan Party or the Administrative Agent shall be required by the Code to withhold or deduct any Taxes, including both United States Federal backup withholding and withholding Taxes, from any payment, then (A) such Loan Party or the Administrative Agent shall withhold or make such deductions as are determined by such Loan Party or the Administrative Agent to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with the Code and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.
(iii)    If any Loan Party or the Administrative Agent shall be required by any applicable Laws other than the Code to withhold or deduct any Taxes from any payment, then (A) such Loan Party or the Administrative Agent, as required by such Laws, shall withhold or make such deductions as are determined by it to be required based upon the information and documentation it has received pursuant to subsection (e) below, (B) such Loan Party or the Administrative Agent, to the extent required by such Laws, shall timely pay the full amount withheld or deducted to the relevant Governmental Authority in accordance with such Laws and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes, the sum payable by the applicable Loan Party shall be increased as necessary so that after any required withholding or the making of all required deductions for Indemnified Taxes (including deductions for Indemnified Taxes applicable to additional sums payable under this Section 3.01) the applicable Recipient receives an amount equal to the sum it would have received had no such withholding or deduction of Indemnified Taxes been made.
(b)    Payment of Other Taxes by the Borrower. Without limiting the provisions of subsection (a) above, the Loan Parties shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Tax Indemnifications.
(i)    Without duplication of any additional amounts paid pursuant to Section 3.01(a), each of the Loan Parties shall, and does hereby, jointly and severally indemnify each Recipient, and shall make payment in respect thereof within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 3.01) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.
(ii)    Each Lender shall, and does hereby, severally indemnify, and shall make payment in respect thereof within 10 days after demand therefor, (x) the Administrative Agent against any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (y) the Administrative Agent and the Loan Parties, as applicable, against any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (z) the Administrative Agent and the Loan Parties, as applicable, against any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent or a Loan Party in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender, as the case may be, under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this clause (ii).
(d)    Evidence of Payments. Upon request by the Borrower or the Administrative Agent, as the case may be, after any payment of Taxes by any Loan Party or the Administrative Agent to a Governmental Authority as provided in this Section 3.01, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by Laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e)    Status of Lenders; Tax Documentation.
(i)    Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.01(e)(ii)(A), (ii)(B), (ii)(C) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
(ii)    Without limiting the generality of the foregoing:
(A)    any Lender that is a U.S. Person (or, if such Lender is disregarded as an entity separate from its owner for U.S. Federal tax purposes, is owned by a U.S. Person) shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), duly completed and executed originals of IRS Form W-9 certifying that such Lender or such U.S. Person, as applicable, is exempt from U.S. federal backup withholding Tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:
(1)    in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal tax purposes, the Person treated as its owner for U.S. Federal tax purposes) eligible for the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, duly completed and executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)    duly completed and executed originals of IRS Form W-8ECI with respect to such Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal tax purposes, with respect to the Person treated as its owner for U.S. Federal tax purposes);
(3)    in the case of a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal tax purposes, the Person treated as its owner for Federal tax purposes) entitled to the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit I-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly completed and executed originals of IRS Form W-8BEN; or
(4)    to the extent a Foreign Lender (or, if such Foreign Lender is disregarded as an entity separate from its owner for U.S. Federal tax purposes, the Person treated as its owner for U.S. Federal tax purposes) is not the beneficial owner, duly completed and executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-2 or Exhibit I-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit I-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)    Each Lender agrees that if any form or certification it previously delivered pursuant to this Section 3.01 expires or becomes obsolete or inaccurate in any respect, it shall promptly (x) update such form or certification or (y) notify the Borrower and the Administrative Agent in writing of its legal inability to do so.
(iv)    Each Lender shall promptly (A) notify the Borrower, Holdings and the Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (B) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of applicable Laws of any jurisdiction that the Borrower, Holdings or the Administrative Agent make any withholding or deduction for Taxes from amounts payable to such Lender.
(f)    Treatment of Certain Refunds. Unless required by applicable Laws, at no time shall the Administrative Agent have any obligation to file for or otherwise pursue on behalf of a Lender, or have any obligation to pay to any Lender, any refund of Taxes withheld or deducted from funds paid for the account of such Lender. If any Recipient receives a refund of any Taxes as to which it has been indemnified by any Loan Party or with respect to which any Loan Party has paid additional amounts pursuant to this Section 3.01, it shall pay to the Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by a Loan Party under this Section 3.01 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) incurred by such Recipient, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Loan Party, upon the request of the Recipient, agrees to repay the amount paid over to the Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Recipient in the event the Recipient is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require any Recipient to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to any Loan Party or any other Person.
(g)    Survival. Each party’s obligations under this Section 3.01 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Term Credit Obligations.
Section 3.02    Illegality. If any Lender determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable

Lending Office to make, maintain or fund Loans whose interest is determined by reference to the Eurodollar Base Rate, or to determine or charge interest rates based upon the Eurodollar Base Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended, and (ii) if such notice asserts the illegality of such Lender making or maintaining Base Rate Loans the interest rate on which is determined by reference to the Eurodollar Base Rate component of the Base Rate, the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Rate Loans of such Lender to Base Rate Loans (the interest rate on which Base Rate Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Eurodollar Base Rate component of the Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Rate Loans and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Eurodollar Base Rate, the Administrative Agent shall during the period of such suspension compute the Base Rate applicable to such Lender without reference to the Eurodollar Base Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Eurodollar Base Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.
Section 3.03    Inability to Determine Rates. If the Required Lenders advise the Administrative Agent prior to a Eurodollar Rate Borrowing, or a conversion of a Base Rate Loan to a Eurodollar Rate Loan or a continuation of a Eurodollar Rate Loan that (i) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (ii) adequate and reasonable means do not exist for determining the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan or in connection with an existing or proposed Base Rate Loan or (iii) the Eurodollar Base Rate for any requested Interest Period with respect to a proposed Eurodollar Rate Loan does not adequately and fairly reflect the cost to such Lenders of funding such Loan, the Administrative Agent will as promptly as practicable so notify the Borrower (by telephone and/or facsimile) and each Lender. Thereafter, (x) any Interest Election Request that requests the conversion of any Base Rate Loan to a Eurodollar Rate Loan or the continuation of a Eurodollar Rate Loan shall be ineffective, (y) if any Borrowing Request requests a Eurodollar Rate Borrowing, then such Borrowing shall be made as a Base Rate Borrowing and (z) in the event of a determination described in the preceding sentence with respect to the Eurodollar Base Rate component of the Base Rate, the utilization of the Eurodollar Base Rate component in determining the Base Rate shall be suspended, in each case until the Administrative Agent (upon the instruction of the Required Lenders) revokes such notice. Notwithstanding anything to the contrary contained herein, upon receipt of such notice, the Borrower may revoke any pending request for a Eurodollar Rate Borrowing, conversion of a Base Rate Loan to a Eurodollar Rate Loan or a continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base

Rate Loans in the amount specified therein.
Section 3.04    Increased Costs.
(a)    Increased Costs Generally. If any Change in Law shall:
(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets held by, deposits with or for the account of, or credit extended or participated in by, any Lender (or its applicable Lending Office) (except any reserve requirement which is reflected in the determination of the Adjusted Eurodollar Rate hereunder); or
(ii)    impose on any Lender (or its applicable Lending Office) or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Rate Loans made by such Lender;
and the result of any of the foregoing shall be to increase the cost to such Lender (or its applicable Lending Office) of making, converting to, continuing or maintaining any Loan the interest on which is determined by reference to the Eurodollar Base Rate (or of maintaining its obligation to make any such Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender, as the case may be, for such additional costs incurred or reduction suffered.
(b)    Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or its applicable Lending Office or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender or the Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.
(c)    Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
(d)    Delays in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section 3.04 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender notifies the Borrower of the

Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof).
(e)    The foregoing provisions of this Section 3.04 shall not apply with respect to Taxes, which shall instead be governed by Section 3.01.
Section 3.05    Compensation for Losses. Upon demand of any Lender (with a copy to the Administrative Agent) from time to time, the Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:
(i)    any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise);
(ii)    any failure by the Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower pursuant to this Agreement; or
(iii)    any assignment of a Eurodollar Rate Loan on a day other than the last day of the Interest Period therefor as a result of a request by the Borrower pursuant to Section 10.14;
including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.
For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 3.05, each Lender shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Base Rate for such Loan by a matching deposit or, other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.
Section 3.06    Mitigation Obligations; Replacement of Lenders.
(a)    Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any event gives rise to the operation of Section 3.02, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) would not subject such Lender to any material unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender in any material respect. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
(b)    Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01 and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 3.06(a), the Borrower may replace such Lender in accordance with Section 10.14.
Section 3.07    Survival. All of the Borrower’s obligations under this Article III shall survive repayment of all other Term Credit Obligations hereunder and resignation of the Administrative Agent.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
On the date of each Credit Event as provided in Section 5.01, each of Holdings and the Borrower represents and warrants to each of the Lenders that:
Section 4.01    Organization; Powers. Except as set forth on Schedule 4.01, each of Holdings, the Borrower and each of the Material Subsidiaries (a) is a partnership, limited liability company or corporation duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify would not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.
Section 4.02    Authorization. The execution, delivery and performance by Holdings, the Borrower and each of the Subsidiary Loan Parties of each of the Loan Documents to which it is a party, and the borrowings hereunder and the transactions forming a part of the Transactions (a) have been duly authorized by all corporate, stockholder, partnership or limited liability company action required to be obtained by Holdings, the Borrower and such Subsidiary Loan Parties and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents (including any partnership, limited liability company or operating agreements) or by laws of Holdings, the Borrower or any such Subsidiary Loan Party, (B) any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) any provision of any indenture, certificate of designation for preferred stock, agreement or other instrument to which Holdings, the Borrower or any such Subsidiary Loan Party is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any such indenture, certificate of designation for preferred stock, agreement or other instrument, where any such conflict, violation, breach or default referred to in clause (i) or (ii) of this Section 4.02(b), would reasonably be expected to have, individually or in the aggregate a Material Adverse Effect, or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings, the Borrower or any such Subsidiary Loan Party, other than the Liens created by the Loan Documents and Permitted Liens.
Section 4.03    Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
Section 4.04    Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, the perfection or maintenance of the Liens created under the Security Documents or the exercise by any Agent or any Lender of its rights under the Loan Documents or the remedies in respect of the Collateral, except for (a) the filing of Uniform Commercial Code financing statements and equivalent filings, registrations or other notifications in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages, (d) such as have been made or obtained and are in full force and effect, (e) such actions, consents and approvals the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 4.04.
Section 4.05    Financial Statements. (x) The unaudited pro forma consolidated financial information (the “Pro Forma Financial Information”) delivered pursuant to Section 5.02 on the Closing Date, have been prepared giving effect (as if such events had occurred on such date) to the Transactions. The Pro Forma Financial Information has been prepared in good faith based on assumptions believed by the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items on the Closing Date is subject to change), and presents fairly in all material respects on a Pro Forma Basis the estimated financial position of the Borrower and its consolidated Subsidiaries as at December 31, 2011, assuming that the Transactions had actually occurred at such date, and certain results of operations of Borrower and its consolidated subsidiaries for the twelve-month period ended December 31, 2011, assuming that the Transactions had actually occurred on the first day of such twelve-month period.
(a)    The audited combined balance sheets of the Holdings and its consolidated Subsidiaries as at the end of the 2009 and 2010 fiscal years, and the related audited combined statements of income, stockholders’ equity, and cash flows for such fiscal years, reported on by and accompanied by a report from Ernst & Young LLP, copies of which have heretofore been furnished to each Lender, present fairly in all material respects the combined financial position of Holdings and its consolidated Subsidiaries as at such date and the combined results of operations, stockholders’ equity, and cash flows of Holdings and its consolidated Subsidiaries for the years then ended.
Section 4.06    No Material Adverse Effect. Since December 31, 2010, there has been no event, development or circumstance that has had or would reasonably be expected to have a Material Adverse Effect.
Section 4.07    Title to Properties; Possession Under Leases. (xi) Each of Holdings, the Borrower and its Subsidiaries has valid fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its Real Properties (including all Mortgaged Properties) and has valid title to its personal property and assets, in each case, except for Permitted Liens and except for defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets are free and clear of Liens, other than Permitted Liens.
(a)    Each of the Borrower and its Subsidiaries has complied with all obligations under all leases to which it is a party, except where the failure to comply would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and all such leases are in full force and effect, except leases in respect of which the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 4.07(b), the Borrower and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases, other than leases in respect of which the failure to enjoy peaceful and undisturbed possession would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(b)    As of the Closing Date, none of the Borrower or its Subsidiaries has received any notice of any pending or contemplated condemnation proceeding affecting any material portion of the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation that remains unresolved as of the Closing Date.
(c)    None of the Borrower or its Subsidiaries is obligated on the Closing Date under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein, except as permitted by Section 7.02 or 7.05.
Section 4.08    Subsidiaries. (xii) Schedule 4.08(a) sets forth as of the Closing Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Holdings and, as to each such subsidiary, the percentage of each class of Equity Interests owned by Holdings or by any such subsidiary.
(a)    As of the Closing Date, there are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Equity Interests of the Borrower or any of its Subsidiaries, except as set forth on Schedule 4.08(b).
Section 4.09    Litigation; Compliance with Laws. (xiii) There are no actions, suits or proceedings at law or in equity or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority or in arbitration now pending, or, to the knowledge of Holdings or the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its Subsidiaries or any business, property or rights of any such person which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
(a)    None of Holdings, the Borrower, its Subsidiaries and their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, ordinance, code or approval or any building permit, but excluding any Environmental Laws, which are subject to Section 4.16) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 4.10    Federal Reserve Regulations. (xiv) None of Holdings, the Borrower or its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.
(a)    No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose, or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation U or Regulation X.
Section 4.11    Investment Company Act. None of Holdings, the Borrower and its Subsidiaries is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
Section 4.12    Use of Proceeds. The Borrower will use the proceeds of the Term B Loans (a) to pay the Special Dividend, (b) to refinance the Indebtedness under the Existing Credit Agreement, (c) to repurchase a portion of the Senior Notes, (d) to pay the Transaction Expenses and (e) for general corporate purposes.
Section 4.13    Taxes. Except as set forth on Schedule 4.13:
(i)    except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) each of Holdings, the Borrower and its Subsidiaries has filed or caused to be filed all federal, state, local and non U.S. Tax returns required to have been filed by it and (ii) each such Tax return is true and correct;
(ii)    each of Holdings, the Borrower and its Subsidiaries has timely paid or caused to be timely paid all Taxes shown to be due and payable by it on the returns referred to in clause (a)(i) above and all other Taxes or assessments (or made adequate provision (in accordance with GAAP) for the payment of all Taxes due) with respect to all periods or portions thereof ending on or before the Closing Date (except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 6.03 and for which Holdings, the Borrower or any of its Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with GAAP), which Taxes, if not paid or adequately provided for, would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect; and
(iii)    other than as would not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect as of the Closing Date, with respect to each of Holdings, the Borrower and its Subsidiaries, there are no claims being asserted in writing by any Governmental Authority with respect to any Taxes.
Section 4.14    No Material Misstatements. (xv) All written information (other than the Projections, estimates and information of a general economic nature or general industry nature) (the “Information”) concerning Holdings, the Borrower, its Subsidiaries, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby, when taken as a whole, was true and correct in all material respects, as of the date such Information was furnished to the Lenders and, if delivered prior to the Closing Date, as of the Closing Date and did not, taken as a whole, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein, taken as a whole, not materially misleading in light of the circumstances under which such statements were made.
(a)    The Projections and estimates and information of a general economic nature prepared by or on behalf of the Borrower or any of its representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Transactions or the other transactions contemplated hereby (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof (it being understood that actual results may vary materially from the Projections), as of the date such Projections and estimates were furnished to the Lenders and as of the Closing Date, and (ii) as of the Closing Date, have not been modified in any material respect by the Borrower.
Section 4.15    Employee Benefit Plans. (xvi) Except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect: (i) each Plan is in compliance in all material respects with the applicable provisions of ERISA and the Code; (ii) no Reportable Event has occurred during the past five years as to which the Borrower, Holdings, any of their Subsidiaries or any ERISA Affiliate was required to file a report with the PBGC, other than reports that have been filed; (iii) no Plan has any Unfunded Pension Liability in excess of $5,000,000; (iv) no ERISA Event has occurred or is reasonably expected to occur; and (v) none of Holdings, Borrower, its Subsidiaries and the ERISA Affiliates (A) has received any written notification that any Multiemployer Plan is in reorganization or has been terminated within the meaning of Title IV of ERISA, or has knowledge that any Multiemployer Plan is reasonably expected to be in reorganization or to be terminated or (B) has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan.
(a)    Each of Holdings, the Borrower and its Subsidiaries is in compliance (i) with all applicable provisions of law and all applicable regulations and published interpretations thereunder with respect to any employee pension benefit plan or other employee benefit plan governed by the laws of a jurisdiction other than the United States and (ii) with the terms of any such plan, except, in each case, for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.
(b)    Within the last five years, no Plan of Holdings, Borrower, any Subsidiaries or the ERISA Affiliates has been terminated, whether or not in a “standard termination” as that term is used in Section 404(b)(1) of ERISA, that would reasonably be expected to result in liability to Holdings, Borrower, any Subsidiaries of the ERISA Affiliates in excess of $5,000,000, nor has any Plan of Holdings, Borrower, any Subsidiaries or the ERISA Affiliates (determined at any time within the past five years) with Unfunded Pension Liabilities been transferred outside of the “controlled group” (with the meaning of Section 4001(a)(14) of ERISA) of Holdings, Borrower, any Subsidiaries or the ERISA Affiliates that has or would reasonably be expected to result in a Material Adverse Effect.
Section 4.16    Environmental Matters. Except as set forth in Schedule 4.16 and except as to matters that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect: (i) no written notice, request for information, order, complaint or penalty has been received by the Borrower or any of its Subsidiaries, and there are no judicial, administrative or other actions, suits or proceedings pending or, to the Borrower’s knowledge, threatened which allege a violation of or liability under any Environmental Laws, in each case relating to the Borrower or any of its Subsidiaries, (ii) each of the Borrower and its Subsidiaries has all environmental permits, licenses and other approvals necessary for its operations to comply with all applicable Environmental Laws and is, and during the term of all applicable statutes of limitation, has been, in compliance with the terms of such permits, licenses and other approvals and with all other applicable Environmental Laws, (iii) to the Borrower’s knowledge, no Hazardous Material is located at, on or under any property currently owned, operated or leased by the Borrower or any of its Subsidiaries that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws, and no Hazardous Material has been generated, owned, treated, stored, handled or controlled by the Borrower or any of its Subsidiaries and transported to or Released at any location in a manner that would reasonably be expected to give rise to any cost, liability or obligation of the Borrower or any of its Subsidiaries under any Environmental Laws and (iv) there are no agreements in which the Borrower or any of its Subsidiaries has expressly assumed or undertaken responsibility for any known or reasonably likely liability or obligation of any other person arising under or relating to Environmental Laws, which in any such case has not been made available to the Administrative Agent prior to the date hereof.
Section 4.17    Security Documents. (xvii) The Collateral Agreement is effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Collateral described in the Collateral Agreement, when certificates or promissory notes, as applicable, representing such Pledged Collateral are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property (as defined in the Collateral Agreement)), when financing statements and other filings specified in the Perfection Certificate are filed in the offices specified in the Perfection Certificate, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and, subject to Section 9-315 of the New York Uniform Commercial Code, the proceeds thereof, as security for the Finance Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person (other than the ABL Collateral Agent with respect to the ABL Priority Collateral and except for Permitted Liens).

(a)    When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a) above, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties thereunder in all domestic Intellectual Property, in each case prior and superior in right to any other person (except Permitted Liens), it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the Loan Parties after the Closing Date.
(b)    The Mortgages to be executed and delivered after the Closing Date pursuant to Section 6.10 shall be, effective to create in favor of the Collateral Agent (for the benefit of the Secured Parties) a valid Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed or recorded in the proper real estate filing or recording offices, the Collateral Agent (for the benefit of the Secured Parties) shall have a perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and, to the extent applicable, subject to Section 9-315 of the Uniform Commercial Code, the proceeds thereof, in each case prior and superior in right to any other person, other than with respect to the rights of a person pursuant to Permitted Liens.
(c)    Notwithstanding anything herein (including this Section 4.17) or in any other Loan Document to the contrary, neither the Borrower nor any other Loan Party makes any representation or warranty as to the effects of perfection or non-perfection, the priority or the enforceability of any pledge of or security interest in any Equity Interests of any Foreign Subsidiary that is not a Loan Party, or as to the rights and remedies of the Administrative Agent, the Collateral Agent or any Lender with respect thereto, under foreign law.
Section 4.18    Location of Real Property and Leased Premises. (xviii) The Perfection Certificate correctly sets forth and identifies, in all material respects, as of the Closing Date all material Real Property owned by the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Closing Date, the Borrower and the Subsidiary Loan Parties own in fee all the Real Property set forth as being owned by them on such schedules to the Perfection Certificate.
(a)    The Perfection Certificate completely and correctly sets forth and identifies, in all material respects, as of the Closing Date, all material Real Property leased by the Borrower and the Subsidiary Loan Parties and the addresses thereof and the leases pursuant to which the Real Property is leased.
Section 4.19    Solvency. (xix) Immediately after giving effect to the Transactions on the Closing Date, (i) the fair value of the assets of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis, respectively; (ii) the present fair saleable value of the property of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a

consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (iii) the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (iv) the Borrower (individually) and Holdings, the Borrower and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.
(a)    On the Closing Date, neither Holdings nor the Borrower intends to, and neither Holdings nor the Borrower believes that it or any of its subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such subsidiary and the timing and amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such subsidiary.
Section 4.20    Labor Matters. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of its Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; and (c) all payments due from Holdings, the Borrower or any of its Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary to the extent required by GAAP. Except as, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect, the consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any material collective bargaining agreement to which Holdings, the Borrower or any of its Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of its Subsidiaries (or any predecessor) is bound.
Section 4.21    Insurance. Schedule 4.21 sets forth a true, complete and correct description, in all material respects, of all material insurance maintained by or on behalf of Holdings, the Borrower or its Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect.
Section 4.22    No Default. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.
Section 4.23    Intellectual Property; Licenses, etc. Except as would not reasonably be expected to have a Material Adverse Effect and as set forth in Schedule 4.23, (a) the Borrower and each of its Subsidiaries owns, or possesses the right to use, all of the patents, patent rights, trademarks, service marks, trade names, copyrights, mask works, domain names, and any and all applications or registrations for any of the foregoing (collectively, “Intellectual Property Rights”) that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other person, (b) to the best knowledge of the Borrower, neither the Borrower nor its Subsidiaries nor any Intellectual Property Right, proprietary right, product, process, method, substance, part, or other material now employed, sold or offered by or contemplated to be employed, sold or offered by the Borrower or its Subsidiaries infringes upon Intellectual Property Rights of any other person, and (c) no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened.
Section 4.24    Senior Debt. The Term Credit Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any outstanding Indebtedness, if any, permitted to be incurred hereunder constituting Indebtedness that, by its terms, is expressly subordinated in right of payment to the Term Credit Obligations pursuant to written agreement.
Section 4.25    OFAC. No Loan Party (a) is a Sanctioned Person, (b) has any of its assets in Sanctioned Entities, or (c) derives any of its operating income from investments in, or transactions with Sanctioned Persons or Sanctioned Entities, in each case, that would constitute a violation of applicable Laws. No proceeds of any Loan will be used and none have been used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity, in each case, that would constitute a violation of applicable Laws.
ARTICLE V
CONDITIONS OF LENDING
The obligations of the Lenders to make Loans (each, a “Credit Event”) are subject to the satisfaction or waiver (in accordance with Section 10.01 hereof) of the following conditions:
Section 5.01    All Credit Events. On the date of each Credit Event:
(a)    The Administrative Agent shall have received, in the case of a Borrowing, a Borrowing Request as required by Section 2.03 (or a Borrowing Request shall have been deemed given in accordance with the last paragraph of Section 2.03).
(b)    The representations and warranties set forth in the Loan Documents shall be true and correct in all material respects as of such date, as applicable, with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
(c)    At the time of and immediately after such Borrowing, no Event of Default or Default shall have occurred and be continuing or would result therefrom.
Each such Credit Event shall be deemed to constitute a representation and warranty by the Borrower on the date of such Borrowing, issuance, amendment, extension or renewal as applicable, as to the matters specified in paragraphs (b) and (c) of this Section 5.01.
Section 5.02    First Credit Event. On or prior to the Closing Date.
(a)    The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement and each other Loan Document to be executed on or prior to the Closing Date, signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement and such other applicable Loan Documents.
(b)    The Administrative Agent shall have received, on behalf of itself and the Lenders on the Closing Date, a favorable written opinion of (i) Wachtell, Lipton, Rosen & Katz, (ii) Richard, Layton & Finger, P.A., (iii) Gail Lehman, Esq., the General Counsel to the Borrower, and (iv) other counsel set forth on Schedule 5.02(b), in each case (A) dated the Closing Date, (B) addressed to the Administrative Agent and the Lenders and (C) in form and substance reasonably satisfactory to the Administrative Agent and covering such matters as the Administrative Agent shall reasonably request.
(c)    The Administrative Agent shall have received in the case of each Loan Party each of the items referred to in clauses (i), (ii), (iii) and (iv) below:
(i)    a copy of the certificate or articles of incorporation, certificate of limited partnership or certificate of formation, including all amendments thereto, of each Loan Party, (A) in the case of a corporation, certified as of a recent date by the Secretary of State (or other similar official) of the jurisdiction of its organization, and a certificate as to the good standing (to the extent such concept or a similar concept exists under the laws of such jurisdiction) of each such Loan Party as of a recent date from such Secretary of State (or other similar official) or (B) in the case of a partnership or limited liability company, certified by the Secretary or Assistant Secretary of each such Loan Party;
(ii)    a certificate of the Secretary or Assistant Secretary or similar officer of each Loan Party dated the Closing Date and certifying;
(A)    that attached thereto is a true and complete copy of the by-laws (or partnership agreement, limited liability company agreement or other equivalent governing documents) of such Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (B) below;
(B)    that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors (or equivalent governing body) of such Loan Party (or its managing general partner or managing member) authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of the Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect on the Closing Date;
(C)    that the certificate or articles of incorporation, certificate of limited partnership or certificate of formation of such Loan Party has not been amended since the date of the last amendment thereto disclosed pursuant to clause (i) above;
(D)    as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such Loan Party; and
(E)    as to the absence of any pending proceeding for the dissolution or liquidation of such Loan Party or, to the knowledge of such person, threatening the existence of such Loan Party;
(iii)    a certificate of a director or another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary or similar officer executing the certificate pursuant to clause (ii) above; and
(iv)    such other documents as the Administrative Agent, the Lenders on the Closing Date may reasonably request (including without limitation, tax identification numbers and addresses).
(d)    The elements of the Collateral and Guarantee Requirement required to be satisfied on the Closing Date shall have been satisfied (other than in the case of any security interest in the intended Collateral or any deliverable related to the perfection of security interests in the intended Collateral (other than (i) any Collateral the security interest in which may be perfected by the filing of a UCC financing statement, or the delivery of stock certificates, (ii) the security agreement giving rise to the security interest therein and (iii) results of recent lien searches in each relevant jurisdiction with respect to the Loan Parties and their Subsidiaries, and such search results shall reveal no liens on any assets of the Companies and their subsidiaries except for Permitted Liens and liens to be discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Administrative Agent) that is not provided on the Closing Date after the Borrower’s use of commercially reasonable efforts to do so, which such security interest or deliverable shall be delivered within the time periods specified with respect thereto in Schedule 5.02(d)), and the Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby, and the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are Permitted Liens or have been released.
(e)    The Lenders shall have received (i) a solvency certificate substantially in the form of Exhibit B and signed by the Chief Financial Officer of the Borrower and (ii) the Administrative Agent shall have received an opinion from Murray Devine & Company addressed to the Administrative Agent and the Lenders from time to time party to this Agreement, in each case reasonably satisfactory in form and substance to the Administrative Agent and the Joint Lead Arrangers, demonstrating the financial condition and Solvency of Holdings, the Borrower and its Subsidiaries on a consolidated basis after giving effect to the incurrence of the Loans, all credit extensions under the ABL Credit Agreement to occur on the Closing Date, the payment of the Special Dividend, the consummation of the Refinancing and all other elements of the Transaction to occur on the Closing Date and the incurrence of all Indebtedness related thereto.
(f)    The ABL Credit Agreement shall be in full force and effect, all conditions to funding thereunder (other than delivery of a notice of borrowing) shall be satisfied, on the Closing Date and the Borrower shall have obtained $250,000,000 of commitments thereunder.

(g)    All amounts due or outstanding in respect of the Existing Credit Agreement shall have been (or substantially with the closing under this Agreement shall be) paid in full, all commitments in respect thereof terminated and all guarantees thereof discharged and released, and the Administrative Agent shall have received a “pay-off” letter in respect thereof.
(h)    The Lenders shall have received the financial information referred to in Section 4.05.
(i)    On the Closing Date, after giving effect to the Transactions and the other transactions contemplated hereby, (x) Holdings shall have outstanding no Indebtedness and the Borrower and its Subsidiaries shall have outstanding no Indebtedness other than (i) the Loans and other extensions of credit under this Agreement, (ii) the extension of credit under the ABL Credit Agreement, (iii) the Senior Notes and (iv) other Indebtedness permitted pursuant to Section 7.01.
(j)    Since December 31, 2010 there has been no event, development or circumstance that, individually or in the aggregate, has, had or would reasonably be expected to have a Material Adverse Effect.
(k)    All fees and expenses due and payable on or prior to the Closing Date, pursuant to the Engagement Letter, the Administrative Agent Fee Letter and the Fee Letter or as may otherwise be agreed between the Company and the Arrangers shall have been paid (which amounts, at the option of the Company, may be offset against the proceeds of the Facilities), including, to the extent invoiced, reimbursement or payment of all reasonable out of pocket expenses (including reasonable fees, charges and disbursements of Fried, Frank, Harris, Shriver & Jacobson LLP) required to be reimbursed or paid by the Loan Parties hereunder or under any Loan Document.
(l)    The Administrative Agent shall have received all insurance certificates satisfying the requirements of Section 6.02 of this Agreement. The Administrative Agent shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation, the USA PATRIOT Act to the extent requested not less than five Business Days prior to the Closing Date.
(m)    The Schedule to the ISDA Master Agreement dated January 9, 2012 between Merrill Lynch Capital Services, Inc. and Noranda Aluminum, Inc. shall have been amended and restated and be on terms reasonably satisfactory to the Administrative Agent, and the Guarantee and Collateral Agreement, dated January 9, 2012, among Holdings, the Borrower, each of its subsidiaries identified therein, each secured swap party that is a party thereto from time to time, and Merrill Lynch Capital Corporation, as collateral agent, shall have been terminated and the Liens granted thereunder released.
(n)    The Term B Facility shall have received a debt rating from each of Moody’s and S&P.
For purposes of determining compliance with the conditions specified in this Section 5.02, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Administrative Agent responsible for the transactions contemplated by the Loan Documents shall have received notice from such Lender prior to the Closing Date specifying its objection thereto and such Lender shall not have made available to the Administrative Agent such Lender’s ratable portion of the initial Borrowing.
ARTICLE VI
AFFIRMATIVE COVENANTS
The Borrower covenants and agrees with each Lender that unless and until all Term Credit Obligations arising under the Loan Documents (other than contingent obligations for unasserted claims) shall have been repaid, unless the Required Lenders shall otherwise consent in writing, the Borrower will, and will cause each of the Material Subsidiaries to:
Section 6.01    Existence; Businesses and Properties. (xx) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except, in the case of a Subsidiary of the Borrower, where the failure to do so would not reasonably be expected to have a Material Adverse Effect, and except as otherwise expressly permitted under Section 7.05, and except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries, to the extent they exceed estimated liabilities, are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided, that Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Loan Parties and Domestic Subsidiaries may not be liquidated into Foreign Subsidiaries.
(a)    Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to (i) lawfully obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, patents, trademarks, service marks, trade names, copyrights, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).
Section 6.02    Insurance. (xxi) Maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by similarly situated companies engaged in the same or similar businesses operating in the same or similar locations and cause, subject to the time periods set forth in clause (ix) of the definition of “Collateral and Guarantee Requirement” or Schedule 5.02(d), if applicable, the Administrative Agent to be listed as a co-loss payee on property and casualty policies and as an additional insured on liability policies.
(a)    With respect to any Mortgaged Properties, if at any time the area in which the Premises (as defined in the Mortgages) are located is designated a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), maintain, subject to the time periods set forth in clause (vii) of the definition of “Collateral and Guarantee Requirement” to the extent commercially reasonably available, flood insurance in amounts no less than that maintained by the Borrower and the Material Subsidiaries as of the Closing Date or in such other total amount as the Administrative Agent may from time to time reasonably require, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as it may be amended from time to time.
(b)    In connection with the covenants set forth in this Section 6.02, it is understood and agreed that:
(i)    none of the Administrative Agent, the Lenders and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.02, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders and their agents and employees; and
(ii)    the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 6.02 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and its Subsidiaries or the protection of their properties.
Section 6.03    Taxes. Pay and discharge promptly when due all material Taxes imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims which, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings, and Holdings, the Borrower or the affected Subsidiary, as applicable, shall have set aside on its books reserves in accordance with GAAP with respect thereto.
Section 6.04    Financial Statements, Reports, etc. Furnish to the Administrative Agent (which will promptly furnish such information to the Lenders):
(a)    Within 95 days after the end of each fiscal year, a consolidated balance sheet and related statements of operations, cash flows and owners’ equity showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal year and the consolidated results of its operations during such year and setting forth in comparative form the corresponding figures for the prior fiscal year, which consolidated balance sheet and related statements of operations, cash flows and owners’ equity shall be audited by independent public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be qualified as to scope of audit or as to the status of the Borrower or any Material Subsidiary as a going concern) to the effect that such consolidated financial statements fairly present, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (it being understood that the delivery by the Borrower of annual reports on Form 10-K of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 6.04(a) to the extent such annual reports include the information specified herein);
(b)    within 50 days after the end of each of the first three fiscal quarters of each fiscal year beginning with the fiscal quarter ending March 31, 2012, (i) a consolidated balance sheet and related statements of operations and cash flows showing the financial position of the Borrower and its Subsidiaries as of the close of such fiscal quarter and the consolidated results of its operations during such fiscal quarter and the then elapsed portion of the fiscal year and setting forth in comparative form the corresponding figures for the corresponding periods of the prior fiscal year, and (ii) management’s discussion and analysis of significant operational and financial developments during such quarterly period, all of which shall be in reasonable detail and which consolidated balance sheet and related statements of operations and cash flows shall be certified by a Financial Officer of the Borrower on behalf of the Borrower as fairly presenting, in all material respects, the financial position and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with GAAP (subject to normal year-end audit adjustments and the absence of footnotes) (it being understood that the delivery by the Borrower of quarterly reports on Form 10 Q of the Borrower and its consolidated Subsidiaries shall satisfy the requirements of this Section 6.04(b) to the extent such quarterly reports include the information specified herein);
(c)    (x) concurrently with any delivery of financial statements under paragraphs (a) or (b) above, a certificate of a Financial Officer of the Borrower (i) certifying that no Event of Default or Default has occurred or, if such an Event of Default or Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto, (ii) setting forth computations in reasonable detail satisfactory to the Administrative Agent of the Total Net Senior Secured Leverage Ratio, (iii) setting forth computations in reasonable detail satisfactory to the Administrative Agent of the Total Net Leverage Ratio, (iv) setting forth computations in reasonable detail satisfactory to the Administrative Agent of the Total Net Senior First Lien Secured Leverage Ratio, (v) setting forth the calculation and uses of the Cumulative Credit for the fiscal period then ended if the Borrower shall have used the Cumulative Credit for any purpose during such fiscal period, (vi) certifying a list of names of all Immaterial Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Immaterial Subsidiary and that all such Subsidiaries in the aggregate do not exceed the limitation set forth in clause (ii) of the definition of the term Immaterial Subsidiary, (vii) certifying a list of names of all Unrestricted Subsidiaries, that each Subsidiary set forth on such list individually qualifies as an Unrestricted Subsidiary, and (viii) setting forth (A) the aggregate amount of Permitted Loan Purchases made during the fiscal period then ended and (B) the aggregate amount of Term Loans purchased and cancelled by the Borrower as of the date of such certificate, and (y) concurrently with any delivery of financial statements under paragraph (a) above, if the accounting firm is not restricted from providing such a certificate by the policies of its national office, a certificate of the accounting firm opining on or certifying such statements stating whether they obtained knowledge during the course of their examination of such statements of any Default or Event of Default (which certificate may be limited to accounting matters and disclaim responsibility for legal interpretations);
(d)    promptly after the same become publicly available, copies of all periodic and other publicly available reports, proxy statements and, to the extent requested by the Administrative Agent, other materials filed by Holdings, the Borrower or any of its Subsidiaries with the SEC, or distributed to its stockholders generally, as applicable; provided, however, that such reports, proxy statements, filings and other materials required to be delivered pursuant to this clause (d) shall be deemed delivered for purposes of this Agreement when posted to the website of Holdings or the Borrower;

(e)    within 95 days after the beginning of each fiscal year, a reasonably detailed consolidated annual budget for such fiscal year (including a projected consolidated balance sheet of the Borrower and its Subsidiaries as of the end of the following fiscal year, and the related consolidated statements of projected cash flow and projected income), including a description of underlying assumptions with respect thereto (collectively, the “Budget”), which Budget shall in each case be accompanied by the statement of a Financial Officer of the Borrower to the effect that the Budget is based on assumptions believed by such Financial Officer to be reasonable as of the date of delivery thereof;
(f)    upon the reasonable request of the Administrative Agent, an updated Perfection Certificate (or, to the extent such request relates to specified information contained in the Perfection Certificate, such information) reflecting all changes since the date of the information most recently received pursuant to this paragraph (f) or Section 6.10(f);
(g)    (i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its Subsidiaries, or compliance with the terms of any Loan Document, or such consolidating financial statements as in each case the Administrative Agent may reasonably request (for itself or on behalf of any Lender) and (ii) prior written notice in the event that the Borrower changes its fiscal year end;
(h)    in the event that (i) in respect of the Senior Notes, or any Permitted Refinancing Indebtedness with respect thereto, the rules and regulations of the SEC permit the Borrower, Holdings or any Parent Entity to report at Holdings’ or such Parent Entity’s level on a consolidated basis and either (ii) (A) Holdings or such Parent Entity, as the case may be, is not engaged in any business or activity, and does not own any assets or have other liabilities, other than those incidental to its ownership directly or indirectly of the capital stock of the Borrower and the incurrence of Indebtedness for borrowed money (and, without limitation on the foregoing, does not have any subsidiaries other than the Borrower and the Borrower’s Subsidiaries and any direct or indirect parent companies of the Borrower that are not engaged in any other business or activity and do not hold any other assets or have any liabilities except as indicated above) or (B) in connection with any reporting requirements described in paragraphs (a) and (b) of this Section 6.04 the Borrower delivers consolidating financial information that explains, at a level of detail reasonably acceptable to the Administrative Agent, the differences between the information relating to Holdings or such Parent Entity and their Subsidiaries other than the Borrower and its Subsidiaries, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, then such consolidated reporting at such Parent Entity’s level in a manner consistent with that described in paragraphs (a) and (b) of this Section 6.04 for the Borrower will satisfy the requirements of such paragraphs;
(i)    promptly upon request by the Administrative Agent, copies of: (i) each Schedule B (Actuarial Information) to the most recent annual report (Form 5500 Series) filed with the Internal Revenue Service with respect to a Plan; (ii) the most recent actuarial valuation report for any Plan; (iii) all notices received from a Multiemployer Plan sponsor, a plan administrator or any governmental agency, or provided to any Multiemployer Plan by Holdings, the Borrower, a Subsidiary or any ERISA Affiliate, concerning an ERISA Event; and (iv) such other documents or governmental reports or filings relating to any Plan or Multiemployer Plan as the Administrative Agent shall reasonably request; and
(j)    promptly upon Holdings, Borrower or Subsidiaries becoming aware of any fact or condition which would reasonably be expected to result in an ERISA Event, Borrower shall deliver to

Administrative Agent a summary of such facts and circumstances and any action it or Holdings or Subsidiaries intend to take regarding such facts or conditions.
Section 6.05    Litigation and Other Notices. Furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) written notice of the following promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof:
(i)    any Event of Default or Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;
(ii)    the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of its Subsidiaries as to which an adverse determination is reasonably probable and which, if adversely determined, would reasonably be expected to have a Material Adverse Effect;
(iii)    any other development specific to Holdings, the Borrower or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or would reasonably be expected to have, a Material Adverse Effect; and
(iv)    the development of any ERISA Event that, together with all other ERISA Events that have developed or occurred, would reasonably be expected to have a Material Adverse Effect.
Section 6.06    Compliance with Laws. Comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect; provided, that this Section 6.06 shall not apply to Environmental Laws, which are the subject of Section 6.09, or to laws related to Taxes, which are the subject of Section 6.03.
Section 6.07    Maintaining Records; Access to Properties and Inspections. Maintain all financial records in accordance with GAAP and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of Holdings, the Borrower or any of its Subsidiaries at reasonable times, upon reasonable prior notice to Holdings or the Borrower, and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender upon reasonable prior notice to Holdings or the Borrower to discuss the affairs, finances and condition of Holdings, the Borrower or any of its Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).
Section 6.08    Use of Proceeds. Use the proceeds of the Term B Loans (a) to pay the Special Dividend, (b) to refinance the Indebtedness under the Existing Credit Agreement, (c) to repurchase a portion of the Senior Notes, (d) to pay the Transaction Expenses and (e) for general corporate purposes.

Section 6.09    Compliance with Environmental Laws. Comply, and make reasonable efforts to cause all lessees and other persons occupying its properties to comply, with all Environmental Laws applicable to its operations and properties; and obtain and renew all material authorizations and permits required pursuant to Environmental Law for its operations and properties, in each case in accordance with Environmental Laws, except, in each case with respect to this Section 6.09, to the extent the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
Section 6.10    Further Assurances; Additional Security. (xxii) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents and recordings of Liens in stock registries), that may be required under any applicable law, or that the Collateral Agent may reasonably request, to satisfy the Collateral and Guarantee Requirement and to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties and provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Collateral Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
(a)    If any asset (including any Real Property (other than Real Property covered by paragraph (c) below) or improvements thereto or any interest therein) that has an individual fair market value (as determined in good faith by the Borrower) in an amount greater than $5,000,000 is acquired by the Borrower or any other Loan Party after the Closing Date or owned by an entity at the time it becomes a Subsidiary Loan Party (in each case other than (x) assets constituting Collateral under a Security Document that become subject to the Lien of such Security Document upon acquisition thereof and (y) assets that are not required to become subject to Liens in favor of the Collateral Agent pursuant to Section 6.10(g) or the Security Documents) (i) notify the Collateral Agent thereof, and (ii) cause such asset to be subjected to a Lien securing the Term Credit Obligations (subject, as the case may be, to the Intercreditor Agreement and Permitted Liens) and take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, (subject, as the case may be, to the Intercreditor Agreement and Permitted Liens), including actions described in paragraph (a) of this Section 6.10, all at the expense of the Loan Parties, subject to paragraph (g) below.
(b)    Promptly notify the Collateral Agent of the acquisition of, and grant and cause each of the Subsidiary Loan Parties to grant to the Collateral Agent security interests and mortgages in, such Real Property of the Borrower or any such Subsidiary Loan Parties as are not covered by the original Mortgages, to the extent acquired after the Closing Date and having a value at the time of acquisition in excess of $5,000,000, and, to the extent requested by the Collateral Agent, pursuant to documentation substantially in the form of the Mortgages delivered to the Collateral Agent on the Closing Date or in such other form as is reasonably satisfactory to the Collateral Agent (each, an “Additional Mortgage”) and constituting valid and enforceable Liens subject to no other Liens except Permitted Liens, at the time of perfection thereof, record or file, and cause each such Subsidiary to record or file, the Additional Mortgage or instruments related thereto in such manner and in such places as is required by law to establish, perfect, preserve and protect the Liens in favor of the Collateral Agent required to be granted pursuant to the Additional Mortgages and pay, and cause each such Subsidiary to pay, in full, all Taxes, fees and other charges payable in connection therewith, in each case subject to paragraph (g) below. Unless otherwise waived by the Collateral Agent, with respect to each such Additional Mortgage, the Borrower shall deliver to the Collateral Agent (i) if such Real Property is an improved Real Property, prior to the execution and delivery of such Additional Mortgage, (x)(1) address and other identifying information with respect to such Real Property reasonably satisfactory to the Collateral Agent and (2) if any improvements on such Mortgaged Property are located within any area designated by the Director of the Federal Emergency Management Agency as a “special flood hazard” area (as may be established by a completed Federal Emergency Management Agency Standard Flood Hazard Determination with respect to such Mortgaged Property), evidence of a flood insurance policy (if such insurance is required by applicable Law and commercially reasonably available) from a company and in an amount satisfactory to the Collateral Agent for the applicable portion of the premises, naming the Collateral Agent, for the benefit of the Lenders, as mortgagee or (y) a certification from a registered engineer or land surveyor in a form reasonably satisfactory to the Collateral Agent or other evidence reasonably satisfactory to the Collateral Agent that none of the improvements on such Mortgaged Property is located within any area designated by the Director of the Federal Emergency Management Agency as a “special flood hazard” area and (ii) contemporaneously therewith a title insurance policy and a copy of any survey obtained by the Borrower with respect to each Real Property subject to an Additional Mortgage.
(c)    If any additional direct or indirect Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), and if such Subsidiary is a Subsidiary Loan Party, within ten Business Days after the date such Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.
(d)    If any additional Foreign Subsidiary of the Borrower is formed or acquired after the Closing Date (with any Subsidiary Redesignation resulting in an Unrestricted Subsidiary becoming a Subsidiary being deemed to constitute the acquisition of a Subsidiary), and if such Subsidiary is a “first tier” Foreign Subsidiary, within five Business Days after the date such Foreign Subsidiary is formed or acquired, notify the Collateral Agent and the Lenders thereof and, within 20 Business Days after the date such Foreign Subsidiary is formed or acquired or such longer period as the Collateral Agent shall agree, cause the Collateral and Guarantee Requirement to be satisfied with respect to any Equity Interest in such Foreign Subsidiary owned by or on behalf of any Loan Party, subject to paragraph (g) below.
(e)    (i) Furnish to the Collateral Agent prompt written notice of any change (A) in any Loan Party’s corporate or organization name, (B) in any Loan Party’s identity or organizational structure or (C) in any Loan Party’s organizational identification number; provided, that the Borrower shall not effect or permit any such change unless all filings have been made, or will have been made within any statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral for the benefit of the Secured Parties and (ii) promptly notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.
(f)    The Collateral and Guarantee Requirement and the other provisions of this Section 6.10 need not be satisfied with respect to (i) any Real Property held by the Borrower or any of its Subsidiaries as a lessee under a lease or any Real Property owned in fee that has an individual fair market value (as determined in good faith by the Borrower) in an amount less than $5,000,000, (ii) any vehicle, (iii) Exempt Deposit Accounts and securities accounts, (iv) any Equity Interests issued or acquired after the Closing Date (other than Equity Interests in the Borrower or, in the case of any person which is a Subsidiary, Equity Interests in such person issued or acquired after such person became a Subsidiary) in accordance with this Agreement if, and to the extent that, and for so long as (A) such Equity Interests constitute less than 100% of all applicable Equity Interests of such person and the person holding the remainder of such Equity Interests are not Affiliates, (B) doing so would violate applicable law or a contractual obligation binding on or with respect to such Equity Interests or such Subsidiary and (C) with respect to such contractual obligations, such obligation existed at the time of the acquisition thereof and was not created or made binding on or with respect to such Equity Interests or such Subsidiary in contemplation of or in connection with the acquisition of such Equity Interests or Subsidiary, (v) any assets acquired after the Closing Date, to the extent that, and for so long as, taking such actions would violate an enforceable contractual obligation binding on such assets that existed at the time of the acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets (except in the case of assets acquired with Indebtedness permitted pursuant to Section 7.01(i) that is secured by a Permitted Lien) or (vi) those assets as to which the Collateral Agent shall reasonably determine that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security to be afforded thereby; provided, that, upon the reasonable request of the Collateral Agent, the Borrower shall, and shall cause any applicable Subsidiary to, use commercially reasonable efforts to have waived or eliminated any contractual obligation of the types described in clauses (iv) and (v) above.
(g)    Within 60 days of the Closing Date (or such later date as may be agreed by the Administrative Agent in its discretion), the Borrower shall execute and deliver to the Collateral Agent a Deposit Account Control Agreement with respect to each Deposit Account of the Borrower and the Loan Parties in existence as of the Closing Date, other than any Exempt Deposit Account.
(h)    Prior to any Loan Party establishing and funding a Deposit Account following the Closing Date, the Borrower shall notify the Collateral Agent thereof and execute and deliver to the Collateral Agent a Deposit Account Control Agreement with respect to each such Deposit Account, other than any Exempt Deposit Account.
(i)    Following the Closing Date (and subject to the time period provided for in Section 6.10(h)), the Loan Parties shall maintain effective Deposit Account Control Agreements with respect to each Deposit Account, other than Exempt Deposit Accounts, of the Loan Parties, at all times unless and until the Security Interest (as defined in the Collateral Agreement) with respect to such Deposit Account is released in accordance with this Agreement.
Section 6.11    Rating. Exercise commercially reasonable efforts to maintain ratings from each of Moody’s and S&P for the Term B Loans.
ARTICLE VII
NEGATIVE COVENANTS
The Borrower covenants and agrees with each Lender that unless and until all Term Credit Obligations arising under the Loan Documents (other than contingent obligations for unasserted claims) shall have been paid, unless the Required Lenders shall otherwise consent in writing, the Borrower will not, and will not permit any of the Material Subsidiaries to:

Section 7.01    Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:
(a)    Indebtedness existing on the Closing Date and set forth on Schedule 7.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness (other than intercompany indebtedness Refinanced with Indebtedness owed to a person not affiliated with the Borrower or any Subsidiary);
(b)    Indebtedness (i) created hereunder and under the other Loan Documents and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness and (ii) Indebtedness under revolving credit facilities, including the ABL Finance Documents, so long as the aggregate amount of the commitments of all applicable lenders to make revolving loans under such revolving credit facilities does not to exceed $350,000,000;
(c)    obligations (contingent or otherwise) arising under a Swap Contract if such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with fluctuations in interest rates, commodity prices or foreign exchange rates (or to allow any customer to do so);
(d)    Indebtedness owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Subsidiary, pursuant to reimbursement or indemnification obligations to such person, in each case in the ordinary course of business; provided, that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;
(e)    Indebtedness of the Borrower to Holdings or any Subsidiary and of any Subsidiary to Holdings, the Borrower or any other Subsidiary; provided, that, except in respect of intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations among Holdings and its subsidiaries, (i) Indebtedness of any Subsidiary that is not a Subsidiary Loan Party owing to the Loan Parties shall be subject to Section 7.04(b) and (ii) Indebtedness of the Borrower to Holdings or any Subsidiary and Indebtedness of any other Loan Party to Holdings or any Subsidiary that is not a Subsidiary Loan Party shall be subordinated to the Term Credit Obligations on terms reasonably satisfactory to the Administrative Agent;
(f)    Indebtedness in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(g)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business or other cash management services in the ordinary course of business; provided, that (x) such Indebtedness (other than credit or purchase cards) is extinguished within ten Business Days of notification to the Borrower of its incurrence and (y) such Indebtedness in respect of credit or purchase cards is extinguished within 60 days from its incurrence;
(h)    (i) (x) Indebtedness of a Subsidiary acquired after the Closing Date or an entity merged into or consolidated or amalgamated with the Borrower or any Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets, which Indebtedness in each case exists at the time of such acquisition, merger, consolidation or amalgamation and is not created in contemplation of such event and where such acquisition, merger, consolidation or amalgamation is permitted by this Agreement and (y) Indebtedness incurred to finance Permitted Business Acquisitions permitted pursuant to Section 7.04(k) and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided, (A) no Default or Event of Default shall have occurred and be continuing or would result therefrom, and (B) immediately after giving effect to the assumption and incurrence of Indebtedness, under this Section 7.01(h), the Borrower shall be in compliance on a Pro Forma Basis with the Total Net Leverage Ratio Test;
(i)    Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective property (real or personal, and whether through the direct purchase of property or the Equity Interests of any person owning such property) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement, and any Permitted Refinancing Indebtedness in respect thereof, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof, together with the Remaining Present Value of outstanding leases permitted under Section 7.03(b), would not exceed the greater of $65,000,000 and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable;
(j)    Capital Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease Back Transaction that is permitted under Section 7.03 and any Permitted Refinancing Indebtedness in respect thereof;
(k)    other Indebtedness of the Borrower or any Subsidiary, in an aggregate principal amount outstanding that at the time of, and after giving effect to, the incurrence thereof, would not exceed the greater of $100,000,000 and 7.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable; provided, that any Indebtedness incurred pursuant to this clause (k) that by its terms is subordinated in right of payment to the Term Credit Obligations shall not, pursuant to the terms thereof, be required to be repaid (other than pursuant to customary change of control, asset sale proceeds and similar provisions), in whole or in part, prior to the date that is 91 days following the Term B Facility Maturity Date;
(l)    Indebtedness of the Borrower pursuant to (i) the Senior Notes in an aggregate principal amount that is not in excess of $350,000,000 and (ii) any Permitted Refinancing Indebtedness incurred to Refinance any such Indebtedness;
(m)    Guarantees (i) by the Subsidiary Loan Parties of the Indebtedness of the Borrower described in clause (l) of this Section 7.01, (ii) by the Borrower or any Subsidiary Loan Party of any Indebtedness of the Borrower or any Subsidiary Loan Party permitted to be incurred under this Agreement,

(iii) by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise permitted hereunder of Holdings or any Subsidiary that is not a Subsidiary Loan Party to the extent such Guarantees are permitted by Section 7.04 (other than Section 7.04(w)), (iv) by any Subsidiary that is not a Loan Party of Indebtedness of another Subsidiary that is not a Loan Party and (v) by the Borrower or any Subsidiary Loan Party of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties incurred for working capital purposes in the ordinary course of business on ordinary course of business terms so long as such Indebtedness is permitted to be incurred under Section 7.01(s) to the extent such Guarantees are permitted by Section 7.04 (other than Section 7.04(w)); provided, that Guarantees by the Borrower or any Subsidiary Loan Party under this Section 7.01(m) of any other Indebtedness of a person that is subordinated to other Indebtedness of such person shall be expressly subordinated to the Term Credit Obligations;
(n)    Indebtedness arising from agreements of the Borrower or any Subsidiary providing for indemnification, adjustment of purchase or acquisition price or similar obligations, in each case, incurred or assumed in connection with the Transactions and any Permitted Business Acquisition or the disposition of any business, assets or a Subsidiary not prohibited by this Agreement, other than Guarantees of Indebtedness incurred by any person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;
(o)    Indebtedness in respect of letters of credit, bank guarantees, warehouse receipts or similar instruments issued to support performance obligations and trade letters of credit (other than obligations in respect of other Indebtedness) in the ordinary course of business;
(p)    Indebtedness supported by a Letter of Credit (as defined in the ABL Credit Agreement) in principal amount not in excess of the stated amount of such Letter of Credit;
(q)    Indebtedness consisting of (i) the financing of insurance premiums or (ii) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;
(r)    (i) other Indebtedness incurred by the Borrower or any Subsidiary Loan Party, other than Indebtedness constituting Swap Obligations; provided, that (A) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (B) immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness that is unsecured, the Borrower shall be in compliance on a Pro Forma Basis with the Total Net Leverage Ratio Test and (C) in the case of any such Indebtedness that is secured, immediately after giving effect to the issuance, incurrence or assumption of such Indebtedness, the Borrower shall be in compliance on a Pro Forma Basis with (x) if such Indebtedness is secured on a first lien basis and pari passu with the Term Credit Obligations, the Senior First Lien Secured Leverage Ratio Test or (y), if such secured Indebtedness by its terms is subordinated in lien priority to the Term Credit Obligations, the Senior Secured Leverage Ratio Test and (ii) Permitted Refinancing Indebtedness in respect thereof; provided, that, at the time of the incurrence of such Permitted Refinancing Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom; provided, further, that any Indebtedness incurred pursuant to this clause (r) that by its terms is subordinated in right of payment to the Term Credit Obligations shall not, pursuant to the terms thereof, be required to be repaid (other than pursuant to customary change of control, asset sale proceeds and similar provisions), in whole or in part, prior to the date that is 91 days following the Term B Facility Maturity Date;

(s)    Indebtedness of Subsidiaries that are not Subsidiary Loan Parties; provided that the aggregate amount of Indebtedness incurred under this clause (s), when aggregated with all other Indebtedness incurred and outstanding pursuant to this clause (s), shall not exceed the greater of $50,000,000 and 4.5% of Consolidated Total Assets at the time of such incurrence;
(t)    unsecured Indebtedness in respect of obligations of the Borrower or any Subsidiary to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; provided, that such obligations are incurred in connection with open accounts extended by suppliers on customary trade terms (which require that all such payments be made within 90 days after the incurrence of the related obligations) in the ordinary course of business and not in connection with the borrowing of money or any Swap Contracts;
(u)    Indebtedness representing deferred compensation to employees and directors of the Borrower or any Subsidiary incurred in the ordinary course of business;
(v)    Indebtedness in connection with Permitted Receivables Financings, provided that proceeds thereof are applied in accordance with Section 2.08(c);
(w)    [Reserved];
(x)    Indebtedness incurred on behalf of, or representing Guarantees of Indebtedness of, joint ventures of the Borrower or any Subsidiary not in excess, at any one time outstanding, of the greater of $25,000,000 or 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable;
(y)    Indebtedness issued by the Borrower or any Subsidiary to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any Parent Entity permitted by Section 7.06;
(z)    Indebtedness consisting of obligations of the Borrower or any Subsidiary under deferred compensation or other similar arrangements incurred by such Person in connection with the Transactions and Permitted Business Acquisitions or any other Investment permitted hereunder;
(aa)    all premiums (if any), interest (including post petition interest), fees, expenses, charges and additional or contingent interest on obligations described in paragraphs (a) through (z) above.
Section 7.02    Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any person, including the Borrower and any Subsidiary) at the time owned by it or on any income or revenues or rights in respect of any thereof, except the following (collectively, “Permitted Liens”):
(a)    Liens on property or assets of the Borrower and its Subsidiaries existing on the Closing Date and set forth on Schedule 7.02(a) or, to the extent not listed in such Schedule, where such property or assets have a fair market value (as determined in good faith by the Borrower) that does not exceed $10,000,000 in the aggregate, and any modifications, replacements, renewals or extensions thereof;

provided, that such Liens shall secure only those obligations that they secure on the Closing Date (and any Permitted Refinancing Indebtedness in respect of such obligations permitted by Section 7.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Subsidiary other than (A) after-acquired property that is affixed or incorporated into the property covered by such Lien, and (B) proceeds and products thereof;
(b)    (i) Liens created under the Loan Documents (including, without limitation, Liens created under the Security Documents securing obligations under Secured Hedge Agreements and obligations permitted under Section 7.01(c)) or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage and (ii) Liens securing Indebtedness incurred pursuant to Section 7.01(b)(ii) (including Liens securing obligations in respect of Swap Contracts and Cash Management Agreements secured under the documents governing such Indebtedness and otherwise permitted to be incurred hereunder), which Liens are subject to the Intercreditor Agreement or another intercreditor agreement substantially consistent with and no less favorable to the Lenders in any material respect than the Intercreditor Agreement;
(c)    Liens on any property or asset of the Borrower or any Subsidiary securing Indebtedness permitted under Section 7.01(h)(i)(x) or Permitted Refinancing Indebtedness in respect thereof if permitted by Section 7.01(h)(ii); provided, that such Lien (i) does not apply to any other property or assets of the Borrower or any of its Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and which Indebtedness and other obligations are permitted hereunder that require a pledge of after acquired property, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition), (ii) such Lien is not created in contemplation of or in connection with such acquisition and (iii) in the case of a Lien securing Permitted Refinancing Indebtedness, subject to compliance with clause (v) of the definition of the term “Permitted Refinancing Indebtedness”;
(d)    Liens for Taxes, assessments or other governmental charges or levies not yet due or that are being contested in compliance with Section 6.03;
(e)    Liens imposed by law, such as landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, construction or other like Liens arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Subsidiary shall have set aside on its books reserves in accordance with GAAP;
(f)    (i) pledges and deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self insurance arrangements in respect of such obligations and (ii) pledges and deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Subsidiary;
(g)    deposits and other customary Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Lease Obligations), statutory and regulatory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;
(h)    zoning restrictions, survey exceptions and such matters as an accurate survey would disclose, easements, trackage rights, leases (other than Capital Lease Obligations), licenses, special assessments, rights of way, covenants, conditions, restrictions and declaration on or with respect to the use of Real Property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Subsidiary;
(i)    Liens securing Indebtedness permitted by Section 7.01(i) (limited to the assets subject to such Indebtedness);
(j)    Liens arising out of sale and lease-back transactions permitted under Section 7.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;
(k)    Liens securing judgments that do not constitute an Event of Default under Section 8.01(j) and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made;
(l)    Liens disclosed by the title insurance policies delivered on or subsequent to the Closing Date and pursuant to Section 6.10 and any replacement, extension or renewal of any such Lien; provided, that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided, further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;
(m)    any interest or title of a lessor or sublessor under any leases or subleases entered into by the Borrower or any Subsidiary in the ordinary course of business;
(n)    Liens that are contractual rights of set off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower or any Subsidiary or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Subsidiary in the ordinary course of business;
(o)    Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights;
(p)    Liens securing obligations in respect of trade related letters of credit or bank guarantees permitted under Section 7.01(f) or (o) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit or bank guarantees and the proceeds and products thereof;
(q)    leases or subleases, licenses or sublicenses (including with respect to intellectual property and software) granted to others in the ordinary course of business not interfering in any material respect with the business of the Borrower and its Subsidiaries, taken as a whole;
(r)    Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(s)    Liens solely on any cash earnest money deposits made by the Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement in respect of any Investment permitted hereunder;
(t)    Liens with respect to property or assets of any Subsidiary that is not a Subsidiary Loan Party securing Indebtedness permitted under Section 7.01(s);
(u)    other Liens with respect to property or assets of the Borrower or any Subsidiary; provided that (i) no such Lien shall secure any Swap Obligation, (ii) after giving effect to any such Lien and the incurrence of Indebtedness, if any, (x) secured by such Lien on a first lien basis and pari passu with the Term Credit Obligations, the Borrower is in compliance, on a Pro Forma Basis, with the Senior First Lien Secured Leverage Ratio Test or (y) secured by such Lien and by its terms such Lien is subordinated in priority to the Liens securing the Term Credit Obligations, the Borrower is in compliance, on a Pro Forma Basis, with the Senior Secured Leverage Ratio Test, (iii) at the time of the incurrence of such Lien and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iv) the Indebtedness or other obligations secured by such Lien are otherwise permitted by this Agreement, and (v) to the extent such Liens are pari passu with or subordinated to the Liens granted hereunder, an intercreditor agreement reasonably satisfactory to the Administrative Agent shall be entered into providing that such new liens will be secured equally and ratably with the Liens granted hereunder, or, as applicable, subordinated to the Liens granted hereunder, in each case, on customary terms;
(v)    the prior rights of consignees and their lenders under consignment arrangements entered into in the ordinary course of business;
(w)    Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;
(x)    Liens on Equity Interests in joint ventures securing obligations of such joint venture;
(y)    Liens on securities that are the subject of repurchase agreements constituting Permitted Investments under clause (iii) of the definition thereof;

(z)    Liens in respect of Permitted Receivables Financings that extend only to the receivables subject thereto;
(aa)    Liens on goods or inventory the purchase, shipment or storage price of which is financed by a documentary letter of credit, bank guarantee or bankers’ acceptance issued or created for the account of the Borrower or any Subsidiary in the ordinary course of business; provided, that such Lien secures only the obligations of the Borrower or such Subsidiaries in respect of such letter of credit or bank guarantee to the extent permitted under Section 7.01;
(bb)    Liens securing insurance premiums financing arrangements, provided, that such Liens are limited to the applicable unearned insurance premiums;
(cc)    Liens in favor of the Borrower or any Subsidiary Loan Party; provided that if any such Lien shall cover any Collateral, the holder of such Lien shall execute and deliver to the Administrative Agent a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;
(dd)    Liens on deposits securing Swap Contracts permitted under Section 7.01(c) not to exceed $20,000,000; and
(ee)    other Liens with respect to property or assets of the Borrower or any Subsidiary securing obligations in an aggregate principal amount outstanding at any time not to exceed the greater of $25,000,000 or 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable.
Section 7.03    Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease Back Transaction”); provided, that a Sale and Lease Back Transaction shall be permitted (a) with respect to property (i) owned by the Borrower or any Domestic Subsidiary that is acquired after the Closing Date so long as such Sale and Lease Back Transaction is consummated within 270 days of the acquisition of such property or (ii) owned by any Foreign Subsidiary regardless of when such property was acquired, and (b) with respect to any property owned by the Borrower or any Domestic Subsidiary, (i) if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Borrower would be in Pro Forma Compliance and would comply with the Total Net Leverage Ratio Test or (ii) if at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Borrower would not be in Pro Forma Compliance or would not comply with the Total Net Leverage Ratio Test, then the Remaining Present Value of such lease, together with Indebtedness outstanding pursuant to Section 7.01(i) and the Remaining Present Value of outstanding leases previously entered into under this Section 7.03(b), shall not exceed the greater of $55,000,000 and 5.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date the lease was entered into for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable; provided, further, that if such Sale and Lease Back Transaction is of property owned by the Borrower or any Domestic Subsidiary as of the Closing Date, the Net Proceeds therefrom are used to prepay the Term Loans to the extent required by Section

2.08(c).
Section 7.04    Investments, Loans and Advances. Purchase, hold or acquire (including pursuant to any merger, consolidation or amalgamation with a person that is not a Wholly Owned Subsidiary immediately prior to such merger, consolidation or amalgamation) any Equity Interests, evidences of Indebtedness or other securities of, make or permit to exist any loans or advances to or Guarantees of the obligations of, or make or permit to exist any investment or any other interest in (each, an “Investment”), any other person, except:
(a)    the Transactions;
(b)    (i) Investments by the Borrower or any Subsidiary in the Equity Interests of the Borrower or any Subsidiary; (ii) intercompany loans from the Borrower or any Subsidiary to the Borrower or any Subsidiary; and (iii) Guarantees by the Borrower or any Subsidiary Loan Party of Indebtedness otherwise expressly permitted hereunder of the Borrower or any Subsidiary; provided, that the sum of (A) Investments (valued at the time of the making thereof and without giving effect to any write downs or write offs thereof) made after the Closing Date by the Loan Parties pursuant to clause (i) in Subsidiaries that are not Subsidiary Loan Parties, plus (B) net intercompany loans made after the Closing Date by Loan Parties to Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (ii), plus (C) Guarantees after the Closing Date by Loan Parties of Indebtedness of Subsidiaries that are not Subsidiary Loan Parties pursuant to clause (iii), shall not exceed an aggregate net amount equal to (x) the greater of (1) $50,000,000 and (2) 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (b)); plus (y) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.04(b)(y); provided, further, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations of the Borrower and its Subsidiaries shall not be included in calculating the limitation in this paragraph at any time.
(c)    Permitted Investments and Investments that were Permitted Investments when made;
(d)    Investments arising out of the receipt by the Borrower or any Subsidiary of non-cash consideration for the sale of assets permitted under Section 7.05;
(e)    loans and advances to officers, directors, employees or consultants of the Borrower or any Subsidiary (i) in the ordinary course of business not to exceed the greater of $15,000,000 and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such loan or advance for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable, in the aggregate at any time outstanding (calculated without regard to write downs or write offs thereof), (ii) in respect of payroll payments and expenses in the ordinary course of business and (iii) in connection with such person’s purchase of Equity Interests of Holdings (or any Parent Entity) solely to the extent that the amount of such loans and advances shall be contributed to the Borrower in cash as common equity;

(f)    accounts receivable, security deposits and prepayments arising and trade credit granted in the ordinary course of business and any assets or securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and any prepayments and other credits to suppliers made in the ordinary course of business;
(g)    Swap Contracts permitted hereunder;
(h)    Investments existing on, or contractually committed as of, the Closing Date and set forth on Schedule 7.04 and any extensions, renewals or reinvestments thereof, so long as the aggregate amount of all Investments pursuant to this clause (h) is not increased at any time above the amount of such Investment existing or contractually committed to on the Closing Date;
(i)    Investments resulting from pledges and deposits under Sections 7.02(f), (g), (k), (r), (s) and (u);
(j)    other Investments by the Borrower or any Subsidiary in an aggregate amount (valued at the time of the making thereof, and without giving effect to any write downs or write offs thereof) not to exceed (i) the greater of $50,000,000 and 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable (plus any returns of capital actually received by the respective investor in respect of investments theretofore made by it pursuant to this paragraph (j)) plus (ii) the portion, if any, of the Cumulative Credit on the date of such election that the Borrower elects to apply to this Section 7.04(j)(ii) provided that if any Investment pursuant to this Section 7.04(j) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 7.04(b) and shall cease to have been made pursuant to this Section 7.04(j) for so long as such person continues to be a Subsidiary of the Borrower;
(k)    Investments constituting Permitted Business Acquisitions;
(l)    intercompany loans between Subsidiaries that are not Subsidiary Loan Parties and Guarantees by such Subsidiaries to the extent permitted by Section 7.01(m);
(m)    Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of its Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;
(n)    Investments of a Subsidiary acquired after the Closing Date or of an entity merged into the Borrower or merged into or consolidated with a Subsidiary after the Closing Date, in each case, to the extent permitted under this Section 7.04 and, in the case of any acquisition, merger, consolidation or amalgamation, in accordance with Section 7.05 to the extent that such Investments were not made in contemplation of or in connection with such acquisition, merger, consolidation or amalgamation and were in existence on the date of such acquisition, merger, consolidation or amalgamation;

(o)    acquisitions by the Borrower of obligations of one or more officers or other employees of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with such officer’s or employee’s acquisition of Equity Interests of Holdings or any Parent Entity, so long as no cash is actually advanced by the Borrower or any of its Subsidiaries to such officers or employees in connection with the acquisition of any such obligations;
(p)    Guarantees by the Borrower or any Subsidiary of operating leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into by the Borrower or any Subsidiary in the ordinary course of business;
(q)    Investments to the extent that payment for such Investments is made with Equity Interests of Holdings (or any Parent Entity);
(r)    Investments in the Equity Interests of one or more newly formed persons that are received in consideration of the contribution by Holdings, the Borrower or the applicable Subsidiary of assets (including Equity Interests and cash) to such person or persons; provided, that (i) the fair market value (as determined in good faith by the Borrower) of such assets, determined on an arms’-length basis, so contributed pursuant to this paragraph (r) shall not in the aggregate exceed $10,000,000 and (ii) in respect of each such contribution, a Responsible Officer of the Borrower shall certify (x) that after giving effect to such contribution, no Default or Event of Default shall have occurred and be continuing, (y) the fair market value (as determined in good faith by the Borrower) of the assets so contributed and (z) that the requirements of paragraph (i) of this proviso remain satisfied;
(s)    Investments consisting of Restricted Payments permitted under Section 7.06;
(t)    Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;
(u)    Investments in Subsidiaries that are not Loan Parties not to exceed the greater of $10,000,000 and 2.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable, in the aggregate (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (u)), as valued at the fair market value (as determined in good faith by the Borrower) of such Investment at the time such Investment is made;
(v)    Investments consisting of the licensing or contribution of intellectual property licenses pursuant to joint marketing arrangements with other persons;
(w)    Guarantees permitted under Section 7.01 (except to the extent such Guarantee is expressly subject to Section 7.04);
(x)    advances in the form of a prepayment of expenses, so long as such expenses are being paid in accordance with customary trade terms of the Borrower or such Subsidiary;

(y)    Investments by Borrower and its Subsidiaries, including loans and advances to any direct or indirect parent of the Borrower, if the Borrower or any other Subsidiary would otherwise be permitted to make a Restricted Payment in such amount (provided that the amount of any such Investment shall also be deemed to be a Restricted Payment under the appropriate clause of Section 7.06 for all purposes of this Agreement);
(z)    Investments arising as a result of Permitted Receivables Financings;
(aa)    Investments received substantially contemporaneously in exchange for Equity Interests of Holdings or any Parent Entity; provided, that such Investments are not included in any determination of the Cumulative Credit;
(bb)    Investments in joint ventures not in excess of the greater of $50,000,000 and 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such Investment for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable, in the aggregate (plus any return of capital actually received by the respective investors in respect of Investments theretofore made by them pursuant to this paragraph (bb)); provided that if any Investment pursuant to this clause (bb) is made in any person that is not a Subsidiary of the Borrower at the date of the making of such Investment and such person becomes a Subsidiary of the Borrower after such date, such Investment shall thereafter be deemed to have been made pursuant to Section 7.04(b) and shall cease to have been made pursuant to this clause (bb) for so long as such person continues to be a Subsidiary of the Borrower.
The amount of Investments that may be made at any time pursuant to Section 7.04(b) or 7.04(j) (such Sections, the “Related Sections”) may, at the election of the Borrower, be increased by the amount of Investments that could be made at such time under the other Related Section; provided, that the amount of each such increase in respect of one Related Section shall be treated as having been used under the other Related Section.
Section 7.05    Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate or amalgamate with any other person, or permit any other person to merge into or consolidate or amalgamate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of the Borrower or any Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all or substantially all of the assets of any other person or any division, unit or business of any person, except that this Section shall not prohibit:
(a)    (i) the purchase and sale of inventory in the ordinary course of business by the Borrower or any Subsidiary, (ii) the acquisition or lease (pursuant to an operating lease) of any other asset in the ordinary course of business by the Borrower or any Subsidiary, (iii) the sale of surplus, obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;
(b)    if at the time thereof and immediately after giving effect thereto no Default or Event of Default shall have occurred and be continuing or would result therefrom,

(i)    the merger, consolidation or amalgamation of any Subsidiary or any other Person with or into the Borrower (x) in a transaction in which the Borrower is the survivor or (y) in a transaction in which the Borrower is not the survivor (such surviving Person, the “Successor Borrower”); provided that (A) such transaction shall not cause the Borrower to fail to be in compliance, on a Pro Forma Basis, with the Senior Secured Leverage Ratio Test, (B) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (C) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form reasonably satisfactory to the Administrative Agent, (D) each guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall confirm that its guarantee shall apply to the Successor Borrower’s obligations under this Agreement, (E) each guarantor, unless it is the other party to such merger, consolidation or amalgamation, shall have by a supplement to the Collateral Agreement confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and/or its Guarantee thereof, as applicable, (F) each mortgagor of the Mortgaged Property, unless it is the other party to such merger, consolidation or amalgamation, shall have by an amendment to or restatement of the applicable Mortgage confirmed that its obligations thereunder shall apply to the Successor Borrower’s obligations under this Agreement and/or its Guarantee thereof, as applicable, and (G) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, consolidation or amalgamation and such supplement to this Agreement or any Security Document comply with this Agreement; provided further that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement,
(ii)    the merger, consolidation or amalgamation of any Subsidiary with or into the Borrower or any Subsidiary Loan Party in a transaction in which the surviving or resulting entity is the Borrower or, if the Borrower is not a party to such transaction, a Subsidiary Loan Party, and no person other than the Borrower or Subsidiary Loan Party receives any consideration,
(iii)    the merger, consolidation or amalgamation of any Subsidiary that is not a Subsidiary Loan Party into or with any Subsidiary that is not a Subsidiary Loan Party,
(iv)    the liquidation or dissolution or change in form of entity of any Subsidiary if the Borrower determines in good faith that such liquidation, dissolution or change in form is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, or
(v)    any Subsidiary may merge, consolidate or amalgamate with or into any other person in order to effect an Investment permitted pursuant to Section 7.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 6.10;
(c)    sales, transfers, leases or other dispositions to the Borrower or a Subsidiary (upon voluntary liquidation or otherwise); provided, that any sales, transfers, leases or other dispositions by a Loan Party to a Subsidiary that is not a Subsidiary Loan Party in reliance on this paragraph (c) shall be made in compliance with Section 7.07 and the aggregate gross proceeds of any such sales, transfers, leases or other dispositions plus the aggregate gross proceeds of any or all assets sold, transferred, leased, licensed or otherwise disposed of in reliance on clause (g) below, shall not exceed, in any fiscal year of the Borrower, the greater of (x) $50,000,000 and (y) 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such sale, transfer, lease or other disposition for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable;
(d)    Sale and Lease Back Transactions permitted by Section 7.03;
(e)    Investments permitted by Section 7.04, Permitted Liens and Restricted Payments permitted by Section 7.06;
(f)    the sale or other disposition of defaulted receivables and the compromise, settlement and collection of receivables in the ordinary course of business or in bankruptcy or other proceedings concerning the other account party thereon and not as part of an accounts receivables financing transaction;
(g)    sales, transfers, leases, licenses or other dispositions of assets not otherwise permitted by this Section 7.05 (or required to be included in this clause (g) pursuant to Section 7.05(c)); provided, that (i) the aggregate gross proceeds (including non-cash proceeds) of any or all assets sold, transferred, leased , licensed or otherwise disposed of in reliance upon this paragraph (g) shall not exceed, in any fiscal year of the Borrower, the greater of (x) $95,000,000 and (y) 7.0% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such sale, transfer, lease, license or other disposition for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable, (ii) no Default or Event of Default exists or would result therefrom and (iii) the Net Proceeds thereof are applied in accordance with Section 2.08(c);
(h)    Permitted Business Acquisitions (including any merger, consolidation or amalgamation in order to effect a Permitted Business Acquisition); provided, that following any such merger, consolidation or amalgamation (i) involving the Borrower, the Borrower is the surviving corporation or such merger, consolidation or amalgamation shall otherwise satisfy the requirements of subsection (b)(i) above and (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party that is a Wholly Owned Subsidiary;
(i)    leases, licenses (on a non-exclusive basis with respect to intellectual property), or subleases or sublicenses (on a non-exclusive basis with respect to intellectual property) of any real or personal property in the ordinary course of business;
(j)    sales, leases or other dispositions of inventory of the Borrower and its Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of its Subsidiaries;
(k)    acquisitions and purchases made with the proceeds of any Asset Sale pursuant to the first proviso of paragraph (i) of the definition of “Net Proceeds”;
(l)    the purchase and sale or other transfer (including by capital contribution) of Receivables Assets pursuant to Permitted Receivables Financings; provided that the Net Proceeds thereof are applied in accordance with Section 2.08(c) (without duplication of any amounts applied in accordance with Section 2.08(c) pursuant to Section 7.01(v));
(m)    any surrender or waiver of contract rights or the settlement, release, recovery on or surrender of contract tort or other claims of any kind to the extent that any of the foregoing could not reasonably be expected to have a Material Adverse Effect;
(n)    any exchange of assets for services and/or other assets of comparable or greater value; provided, that (i) at least 90% of the consideration received by the transferor consists of assets that will be used in a business or business activity permitted hereunder, (ii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $10,000,000, the Administrative Agent shall have received a certificate from a Responsible Officer of the Borrower with respect to such fair market value and (iii) in the event of a swap with a fair market value (as determined in good faith by the Borrower) in excess of $20,000,000, such exchange shall have been approved by at least a majority of the Board of Directors of Holdings or the Borrower; provided, that the Net Proceeds, if any, thereof are applied in accordance with Section 2.08(c); provided, further, that (A) the aggregate gross consideration (including exchange assets, other non-cash consideration and cash proceeds) of any or all assets exchanged in reliance upon this paragraph (n) shall not exceed, in any fiscal year of the Borrower, the greater of $50,000,000 and 4.5% of Consolidated Total Assets as of the end of the fiscal quarter immediately prior to the date of such incurrence for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable and (B) no Default or Event of Default exists or would result therefrom; and
(o)    any disposition of Equity Interests of a Subsidiary pursuant to an agreement or other obligation with or to a person (other than the Borrower and its Subsidiaries) from whom such Subsidiary was acquired or from whom such Subsidiary acquired its business and assets (having been newly formed in connection with such acquisition), made as part of such acquisition and in each case comprising all or a portion of the consideration in respect of such sale or acquisition.
Notwithstanding anything to the contrary contained in Section 7.05 above, (i) no sale, transfer or other disposition of assets shall be permitted by this Section 7.05 (other than sales, transfers, leases, licenses or other dispositions to Loan Parties pursuant to paragraph (c) of this Section 7.05) unless such disposition is for fair market value (as determined in good faith by the Borrower), or if not fair market value, the shortfall is permitted as an Investment under Section 7.04 and (ii) no sale, transfer or other disposition of assets in excess of $15,000,000 shall be permitted by paragraph (g) of this Section 7.05 unless such disposition is for at least 75% cash consideration; provided, that for purposes of clause (ii), (a) the amount of any liabilities (as shown on the Borrower’s or any Subsidiary’s most recent balance sheet delivered pursuant to Section 6.04(a) or (b) or in the notes thereto) of the Borrower or any Subsidiary of the Borrower (other than liabilities that are by their terms subordinated to the Term Credit Obligations) that are assumed by the transferee of any such assets, (b) any notes or other obligations or other securities or assets received by the Borrower or such Subsidiary of the Borrower from such transferee that are converted by the Borrower or such Subsidiary of the Borrower into cash within 180 days of the receipt thereof (to the extent of the cash received) and (c) any Designated Non-Cash Consideration received by the Borrower or any of its Subsidiaries in such Asset Sale having an aggregate fair market value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of $35,000,000 and 3.0% of Consolidated Total Assets (as of the end of the fiscal quarter immediately prior to the date such sale, disposition or transfer of assets was entered into for which financial statements have been delivered pursuant to Section 4.05 or 6.04, as applicable at the time of the receipt of such Designated Non-Cash Consideration (with the fair market value (as determined in good faith by the Borrower) of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value) shall be deemed to be cash. To the extent any Collateral is disposed of in a transaction expressly permitted by this Section 7.05 to any Person other than Holdings, the Borrower or any Subsidiary, such Collateral shall be sold free and clear of the Liens created by the Loan Documents, and the Administrative Agent shall take, and shall be authorized by each Lender to take, any actions reasonably requested by the Borrower in order to evidence the foregoing.
Section 7.06    Dividends and Distributions. Declare or pay any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any of its Equity Interests (other than dividends and distributions on Equity Interests payable solely by the issuance of additional Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions) or directly or indirectly redeem, purchase, retire or otherwise acquire for value (or permit any Subsidiary to purchase or acquire) any of its Equity Interests or set aside any amount for any such purpose (other than through the issuance of additional Equity Interests (other than Disqualified Stock) of the person redeeming, purchasing, retiring or acquiring such shares) (the foregoing, “Restricted Payments”); provided, however, that:
(a)    any Subsidiary of the Borrower may make Restricted Payments to the Borrower or to any Wholly Owned Subsidiary of the Borrower (or, in the case of non Wholly Owned Subsidiaries, to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary and to each other owner of Equity Interests of such Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Subsidiary) based on their relative ownership interests so long as any repurchase of its Equity Interests from a person that is not the Borrower or a Subsidiary is permitted under Section 7.04);
(b)    the Borrower may make Restricted Payments to Holdings in respect of (i) overhead, legal, accounting and other professional fees and expenses of Holdings or any Parent Entity, (ii) fees and expenses related to any public offering or private placement of debt or equity securities of Holdings or any Parent Entity whether or not consummated, (iii) franchise Taxes or similar Taxes and fees and expenses in connection with the maintenance of Holdings’ existence and Holdings’ (or any Parent Entity’s indirect) ownership of the Borrower, (iv) payments permitted by Section 7.07(b), (v) the portion (which shall be 100% for so long as Holdings or the applicable Parent Entity, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity) of the tax liability to each relevant jurisdiction in respect of consolidated, combined, unitary or affiliated returns for the relevant jurisdiction of Holdings or any Parent Entity attributable to the Borrower or its Subsidiaries, (vi) tax liabilities of Holdings incurred as a result of transactions occurring prior to the Closing Date, and (vii) customary salary, bonus and other benefits payable to, and indemnities provided on behalf of, officers and employees of Holdings or any Parent Entity, in each case in order to permit Holdings or any Parent Entity to make such payments; provided, that in the case of clauses (i), (ii) and (iii), the amount of such Restricted Payments shall not exceed the portion of any amounts referred to in such clauses (i), (ii) and (iii) that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings or any Parent Entity owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity);

(c)    the Borrower may make Restricted Payments to Holdings the proceeds of which are used to purchase or redeem the Equity Interests of Holdings or any Parent Entity (including related stock appreciation rights or similar securities) held by then present or former directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any of its Subsidiaries or by any Plan or shareholders’ agreement then in effect upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided, that the aggregate amount of such purchases or redemptions under this paragraph (c) shall not exceed in any fiscal year $15,000,000 (plus the amount of net proceeds contributed to the Borrower that were (x) received by Holdings or any Parent Entity during such calendar year from sales of Equity Interests of Holdings or any Parent Entity to directors, consultants, officers or employees of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with permitted employee compensation and incentive arrangements and (y) of any key man life insurance policies received during such calendar year and (z) the amount of any cash bonuses otherwise payable to members of management, directors or consultants of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with the Transaction that are foregone in return for the receipt of Equity Interests, which, if not used in any year, may be carried forward to any subsequent calendar year; provided, further that cancellation of Indebtedness owing to the Borrower or any Subsidiary from members of management of Holdings, any Parent Entity, the Borrower or its Subsidiaries in connection with a repurchase of Equity Interests of Holdings or any Parent Entity will not be deemed to constitute a Restricted Payment for purposes of this Section 7.06;
(d)    non-cash repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;
(e)    the Borrower may make Restricted Payments to Holdings in an aggregate amount equal to the portion, if any, of the Cumulative Credit on such date that the Borrower elects to apply to this Section 7.06(e), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Cumulative Credit immediately prior to such election and the amount thereof elected to be so applied; provided, that (i) no Default or Event of Default has occurred and is continuing or would result therefrom (ii) and, on a Pro Forma Basis after giving effect thereto, that the Borrower and its Subsidiaries shall be in compliance with the Total Net Leverage Ratio Test;
(f)    [Reserved];
(g)    the Borrower may make Restricted Payments to allow Holdings or any Parent Entity to make payments in cash, in lieu of the issuance of fractional shares, upon the exercise of warrants or upon the conversion or exchange of Equity Interests of any such person;
(h)    the Borrower may make Restricted Payments to, or repurchase or redeem shares from, its equity holders in an amount equal to 6.0% per annum of the net proceeds received by the Borrower (at any time, whether before or after the Closing Date) from any public offering of Equity Interests of the Borrower or any direct or indirect parent of the Borrower;
(i)    the Borrower may make Restricted Payments to Holdings or any Parent Entity to finance any Investment permitted to be made pursuant to Section 7.04; provided, that (i) such Restricted

Payment shall be made substantially concurrently with the closing of such Investment and (ii) such parent shall, immediately following the closing thereof, cause (A) all property acquired (whether assets or Equity Interests) to be contributed to the Borrower or a Subsidiary or (B) the merger, consolidation or amalgamation (to the extent permitted in Section 7.05) of the Person formed or acquired into the Borrower or a Subsidiary in order to consummate such Permitted Business Acquisition or Investment, in each case, in accordance with the requirements of Section 6.10;
(j)    the Borrower may make Restricted Payments to Holdings or any Parent Entity in an amount necessary to fund payments to the Fund and the Fund Affiliates of the type and in amounts otherwise permitted pursuant to Sections 7.07(b)(ix) and (xiv); provided, that such payments are not made directly by the Borrower or any of its Subsidiaries;
(k)    Restricted Payments made within 60 days after the date of declaration thereof, if at the date of declaration such payment would have been permitted under (and was counted against any applicable basket under) this Agreement;
(l)    so long as no Event of Default shall have occurred or be continuing or would result therefrom, the Borrower may make Restricted Payments in an aggregate amount of $50,000,000;
(m)    the Borrower may make additional Restricted Payments to Holdings or any Parent Entity; provided, that (A) at the time of such Restricted Payment and after giving effect thereto, no Event of Default shall have occurred and be continuing or would result therefrom and (B) immediately after giving effect to such Restricted Payment, the Borrower shall be in compliance on a Pro Forma Basis with the Total Net Leverage Ratio Test; and
(n)    the Borrower may make Restricted Payments to Holdings the proceeds of which may be utilized by Holdings to pay the Special Dividend; provided that the Special Dividend shall be declared no later than 45 days after the Closing Date and if not declared on the Closing Date, the Borrower shall deliver to the Administrative Agent a bringdown solvency opinion to the solvency opinion delivered pursuant to Section 5.02(e)(ii), as of the declaration date for the Special Dividend.
Section 7.07    Transactions with Affiliates. (xxiii) Sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates or any known direct or indirect holder of 10% or more of any class of capital stock of Holdings or the Borrower in a transaction involving aggregate consideration in excess of $5,000,000, unless such transaction is (i) otherwise permitted (or required) under this Agreement or (ii) upon terms no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate. For purposes of this Section 7.07, any transaction with any Affiliate or any such 10% holder shall be deemed to have satisfied the standard set forth in clause (ii) of the immediately preceding sentence if such transaction is approved by a majority of the disinterested members of the Board of Directors of Holdings or the Borrower.
(a)    The foregoing paragraph (a) shall not prohibit, to the extent otherwise permitted under this Agreement,
(i)    any issuance of securities, or other payments, loans (or cancellation of loans), awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of Holdings or of the Borrower,
(ii)    loans or advances to employees or consultants of Holdings (or any Parent Entity), the Borrower or any of its Subsidiaries in accordance with Section 7.04(e),
(iii)    transactions among the Borrower or any Subsidiary or any entity that becomes a Loan Party as a result of such transaction (including via merger, consolidation or amalgamation in which a Subsidiary is the surviving entity),
(iv)    the payment of fees, reasonable out-of-pocket costs and indemnities to directors, officers, consultants and employees of Holdings, any Parent Entity, the Borrower and its Subsidiaries in the ordinary course of business (limited, in the case of Holdings or any Parent Entity, to the portion of such fees and expenses that are allocable to the Borrower and its Subsidiaries (which shall be 100% for so long as Holdings, as the case may be, owns no assets other than the Equity Interests in the Borrower, Holdings or another Parent Entity and assets incidental to the ownership of the Borrower and its Subsidiaries)),
(v)    subject to the limitations set forth in Section 7.07(b)(xiv), if applicable, transactions pursuant to the Transaction Documents and permitted transactions, agreements and arrangements in existence on the Closing Date and to the extent involving aggregate consideration in excess of $500,000, set forth on Schedule 7.07 or any amendment thereto to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect and other transactions, agreements and arrangements described on Schedule 7.07 and any amendment thereto to the extent such amendment is not adverse to the Lenders when taken as a whole in any material respect or similar transactions, agreements or arrangements entered into by the Borrower or any of its Subsidiaries,
(vi)    (A) any employment agreements entered into by the Borrower or any of its Subsidiaries in the ordinary course of business, (B) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (C) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto,
(vii)    Restricted Payments permitted under Section 7.06, including payments to Holdings (and any Parent Entity),
(viii)    any purchase by Holdings of the Equity Interests of the Borrower; provided, that any Equity Interests of the Borrower purchased by Holdings shall be pledged to the Administrative Agent on behalf of the Lenders pursuant to the Collateral Agreement,
(ix)    payments by the Borrower or any of its Subsidiaries to the Funds or any Fund Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, or a majority of disinterested members of the Board of Directors of the Borrower, in good faith,
(x)    transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice,
(xi)    any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Subsidiary, as applicable, than would be obtained in a comparable arm’s length transaction with a person that is not an Affiliate,
(xii)    [Reserved],
(xiii)    transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business,
(xiv)    any agreement to pay, and the payment of, monitoring, consulting, management, transaction, advisory or similar fees payable to the Funds or any Fund Affiliates as follows: (A) in an aggregate amount in any fiscal year not to exceed the sum of (1) $2,000,000 for such fiscal year, plus reasonable out of pocket costs and expenses in connection therewith and unpaid amounts accrued for prior periods; plus (2) any deferred fees (to the extent such fees were within such amount in clause (A) (1) above originally); (B) 2.0% of the value of transactions with respect to which the Fund or any Fund Affiliate provides any transaction, advisory or other services; (C) so long as no Event of Default has occurred and is continuing, the present value of all future amounts payable pursuant to any agreement referred to in clause (A)-(1) above in connection with the termination of such agreement with the Fund and its Fund Affiliates; provided, that if any such payment pursuant to clause (C) is not permitted to be paid as a result of an Event of Default, such payment shall accrue and may be payable when no Events of Default are continuing to the extent that no further Event of Default would result therefrom,
(xv)    the issuance, sale, transfer of Equity Interests of Borrower to Holdings and capital contributions by Holdings to Borrower,
(xvi)    without duplication of any amounts otherwise paid with respect to Taxes, payments by Holdings (and any Parent Entity), the Borrower and its Subsidiaries pursuant to tax sharing agreements among Holdings (and any such Parent Entity), the Borrower and its Subsidiaries on customary terms that require each party to make payments when such Taxes are due or refunds received of amounts equal to the income tax liabilities and refunds generated by each such party calculated on a separate return basis and payments to the party generating tax benefits and credits of amounts equal to the value of such tax benefits and credits made available to the group by such party,
(xvii)    transactions pursuant to any Permitted Receivables Financing,
(xviii)    the issuance of Equity Interests of Holdings to the management of Holdings, any Parent Entity, the Borrower or any Subsidiary in connection with the Transactions,
(xix)    payments or loans (or cancellation of loans) to employees or consultants that are (i) approved by a majority of the disinterested members of the Boards of Directors of Holdings or the Borrower in good faith, (ii) made in compliance with applicable law and (iii) to the extent otherwise permitted under this Agreement,
(xx)    transactions between the Borrower or any of its Subsidiaries and any Person, a director of which is also a director of the Borrower or any direct or indirect parent of the Borrower; provided, however, that such director abstains from voting as a director of the Borrower or such direct or indirect parent of the Borrower, as the case may be, on any matter involving such other Person,
(xxi)    transactions with Metals USA Holdings Corp., Berry Plastics Group, Inc. or any subsidiary thereof on terms consistent with past practice prior to the Transactions,
(xxii)    the provision to subsidiaries of cash management, accounting and other overhead services in the ordinary course of business undertaken in good faith (as certified in an officer’s certificate executed by a Responsible Officer of the Borrower) and not for the purpose of circumventing any covenant set forth in this Agreement, or
(xxiii)    intercompany transactions undertaken in good faith (as certified in an officer’s certificate executed by a Responsible Officer of the Borrower) for the purpose of improving the consolidated tax efficiency of the Borrower and its subsidiaries and not for the purpose of circumventing any covenant set forth in this Agreement.
Section 7.08    Business of the Borrower and its Subsidiaries. Notwithstanding any other provisions hereof, engage at any time in any business or business activity other than any business or business activity conducted by any of them on the Closing Date and any business or business activities incidental or related thereto, or any business or activity that is reasonably similar or complementary thereto or a reasonable extension, development or expansion thereof or ancillary thereto, and in the case of a Special Purpose Receivables Subsidiary, Permitted Receivables Financing.
Section 7.09    Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, By Laws and Certain Other Agreements; etc. (xxiv) Amend or modify in any manner materially adverse to the Lenders (as determined in good faith by the Borrower), or grant any waiver or release under or terminate in any manner (if such granting or termination shall be materially adverse to the Lenders taken as a whole (as determined in good faith by the Borrower)), the articles or certificate of incorporation, by laws, limited liability company operating agreement, partnership agreement or other organizational documents of the Borrower or any of its Subsidiaries.

(a)    (xxv) Make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness which by its terms is subordinated in right or payment to the Term Credit Obligations and which Indebtedness is incurred pursuant to Section 7.01(k) or Section 7.01(r), any subordinated Permitted Refinancing Indebtedness in respect of the foregoing, any preferred Equity Interests or any Disqualified Stock (each of the foregoing, a “Junior Financing”), or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination in respect of any Junior Financing except for (A) Refinancings with the proceeds of Permitted Refinancing Indebtedness, (B) payments of (x) regularly scheduled interest of any Junior Financing and (y) other than with respect to any subordinated Indebtedness incurred pursuant to Section 7.01(k) or (r), principal on the scheduled maturity date of any Junior Financing, (C) payments or distributions in respect of all or any portion of the Junior Financing with the proceeds contributed to the Borrower by Holdings from the issuance, sale or exchange by Holdings (or any Parent Entity) of Equity Interests made within eighteen months prior thereto and (D) the conversion of any Junior Financing to Equity Interests of Holdings or any Parent Entity and (E) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and after giving effect to such payment or distribution to the Borrower would be in Pro Forma Compliance, payments or distributions in respect of Junior Financings prior to their scheduled maturity date, in an aggregate amount, not to exceed the sum of (x) $50,000,000 and (y) the Cumulative Credit; or
(i)    (1) Amend or modify, or permit the amendment or modification of, any provision of Junior Financing, or any agreement, document or instrument evidencing or relating thereto, other than amendments or modifications that (A) are not in any manner materially adverse to Lenders and that do not affect the subordination or payment provisions thereof (if any) in a manner adverse to the Lenders and (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness” or (2) amend or modify the ABL Credit Agreement other than amendments or modifications made in accordance with the Intercreditor Agreement.
(b)    Permit any Material Subsidiary to enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances to the Borrower or any Subsidiary that is a direct or indirect parent of such Subsidiary or (ii) the granting of Liens by the Borrower or such Material Subsidiary pursuant to the Security Documents, in each case other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:
(A)    restrictions imposed by applicable law;
(B)    contractual encumbrances or restrictions in effect on the Closing Date under Indebtedness existing on the Closing Date and set forth on Schedule 7.01, the Senior Notes or any agreements related to any Permitted Refinancing Indebtedness in respect of any such Indebtedness that does not expand the scope of any such encumbrance or restriction;
(C)    any restriction on a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of the Equity Interests or assets of a Subsidiary pending the closing of such sale or disposition;

(D)    customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business;
(E)    any restrictions imposed by any agreement relating to secured Indebtedness permitted by this Agreement to the extent that such restrictions apply only to the property or assets securing such Indebtedness;
(F)    any restrictions imposed by any agreement relating to Indebtedness incurred pursuant to Section 7.01(k) or Section 7.01(r) or any Permitted Refinancing Indebtedness in respect thereof, to the extent such restrictions are not more restrictive, taken as a whole, than the restrictions contained in the Senior Note Documents;
(G)    customary provisions contained in leases or licenses of intellectual property and other similar agreements entered into in the ordinary course of business;
(H)    customary provisions restricting subletting or assignment of any lease governing a leasehold interest;
(I)    customary provisions restricting assignment of any agreement entered into in the ordinary course of business;
(J)    customary restrictions and conditions contained in any agreement relating to the sale, transfer, lease or other disposition of any asset permitted under Section 7.05 pending the consummation of such sale, transfer, lease or other disposition;
(K)    customary restrictions and conditions contained in the document relating to any Lien, so long as (1) such Lien is a Permitted Lien and such restrictions or conditions relate only to the specific asset subject to such Lien, and (2) such restrictions and conditions are not created for the purpose of avoiding the restrictions imposed by this Section 7.09;
(L)    customary net worth provisions contained in Real Property leases entered into by Subsidiaries of the Borrower, so long as the Borrower has determined in good faith that such net worth provisions would not reasonably be expected to impair the ability of the Borrower and its Subsidiaries to meet their ongoing obligations;
(M)    any agreement in effect at the time such subsidiary becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary other than Subsidiaries of such new Subsidiary;
(N)    restrictions in agreements representing Indebtedness permitted under Section 7.01 of a Subsidiary of the Borrower that is not a Subsidiary Loan Party;

(O)    customary restrictions on leases, subleases, licenses or Equity Interests or asset sale agreements otherwise permitted hereby as long as such restrictions relate to the Equity Interests and assets subject thereto;
(P)    restrictions on cash or other deposits imposed by customers under contracts entered into in the ordinary course of business;
(Q)    restrictions contained in any Permitted Receivables Document with respect to any Special Purpose Receivables Subsidiary; or
(R)    any encumbrances or restrictions of the type referred to in Sections 7.09(c)(i) and 7.09(c)(ii) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (A) through (P) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Borrower, no more restrictive with respect to such dividend and other payment restrictions than those contained in the dividend or other payment restrictions prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing.
Section 7.10    [Reserved]
Section 7.11    Holdings Covenants. Holdings covenants and agrees with each Lender that unless and until (i) all Commitments shall have been terminated and (ii) all Term Credit Obligations arising under the Loan Documents (other than contingent obligations for unasserted claims) shall have been repaid, unless the Required Lenders shall otherwise consent in writing, Holdings will not create, incur, assume or permit to exist any Lien (other than Liens of a type described in Section 7.02(b), (d), (e) or (k)) on any of the Equity Interests issued by the Borrower other than the Liens created under the Loan Documents, provided, that, so long as no Default or Event of Default exists or would result therefrom, upon at least 10 Business Days prior written notice to the Administrative Agent, Holdings may transfer 100% of the Equity Interests in the Borrower to any Person the entire issued Equity Interests of whom are owned by the Permitted Holders (“Successor Holdings”) so long as Successor Holdings shall have assumed the obligations of Holdings under the Loan Documents on terms reasonably satisfactory to the Administrative Agent, in which case the Administrative Agent shall take all actions that it deems necessary to release Holdings from its obligations under the Loan Documents; provided further, that if the foregoing is satisfied, Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement.
ARTICLE VIII
EVENTS OF DEFAULT
Section 8.01    Events of Default. In case of the happening of any of the following events (each, an “Event of Default”):
(a)    any representation or warranty made or deemed made by Holdings, the Borrower or any other Loan Party herein or in any other Loan Document or any certificate or document delivered pursuant hereto or thereto shall prove to have been false or misleading in any material respect when so made or deemed made;
(b)    default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
(c)    default shall be made in the payment of any interest on any Loan or in the payment of any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
(d)    default shall be made in the due observance or performance by Holdings, the Borrower or any of its Subsidiaries of any covenant, condition or agreement contained in Section 6.01(a), 6.05(i), 6.08 or 6.10(h) or in Article VII;
(e)    default shall be made in the due observance or performance by Holdings, the Borrower or any of its Subsidiaries of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (b), (c) and (d) above) and such default shall continue unremedied for a period of 30 days (or 60 days if such default results solely from a Foreign Subsidiary’s failure to duly observe or perform any such covenant, condition or agreement) after notice thereof from the Administrative Agent to the Borrower;
(f)    (i) any Loan Party or any Subsidiary thereof (A) fails to make payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) and beyond any applicable grace period, regardless of amount, in respect of the ABL Credit Obligations or any Material Indebtedness (other than in respect of Swap Contracts), (B) fails to perform or observe any other condition or covenant, or any other event shall occur or condition shall exist, under any agreement or instrument relating to the ABL Credit Obligations or any Material Indebtedness, if the effect of such failure, event or condition (giving effect to any applicable grace period) is to cause, or to permit the holder or holders or beneficiary or beneficiaries of the ABL Credit Obligations or such Material Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, the ABL Credit Obligations or such Material Indebtedness to be declared to be due and payable prior to its stated maturity or (C) shall be required by the terms of the ABL Credit Obligations or such Material Indebtedness to offer to prepay or repurchase such ABL Credit Obligations or Material Indebtedness (or any portion thereof) prior to the stated maturity thereof; or (ii) there occurs under any Swap Contract or Swap Obligation an Early Termination Date (as defined in such Swap Contract) resulting from any event of default under such Swap Contract as to which any Loan Party or any Subsidiary thereof is the Defaulting Party (as defined in such Swap Contract) and the Swap Termination Value owed by a Loan Party or any Subsidiary thereof as a result thereof is greater than $25,000,000; provided that this clause (f) shall not apply to secured Indebtedness that becomes due, or which any Loan Party or any Subsidiary thereof shall be required to prepay or repurchase, as a result of the sale or transfer (including by way of condemnation or casualty) of the property or assets securing such Indebtedness if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness;

(g)    there shall have occurred a Change in Control;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any of its Subsidiaries, or of a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any of its Subsidiaries or (iii) the winding up or liquidation of Holdings, the Borrower or any Subsidiary (except, in the case of any Subsidiary, in a transaction permitted by Section 7.05); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any of its Subsidiaries or for a substantial part of the property or assets of Holdings, the Borrower or any Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable or admit in writing its inability or fail generally to pay its debts as they become due;
(j)    the failure by Holdings, the Borrower or any Subsidiary to pay one or more final judgments aggregating in excess of $25,000,000 (to the extent not covered by insurance), which judgments are not discharged or effectively waived or stayed for a period of 45 consecutive days;
(k)    (i) a trustee shall be appointed by a United States district court to administer any Plan, (ii) an ERISA Event or ERISA Events shall have occurred with respect to any Plan or Multiemployer Plan, (iii) the PBGC shall institute proceedings (including giving notice of intent thereof) to terminate any Plan or Plans, (iv) Holdings, the Borrower or any Subsidiary or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, (v) Holdings, the Borrower or any Subsidiary shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan; and in each case in clauses (i) through (v) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect;
(l)    (i) any Loan Document shall for any reason be asserted in writing by Holdings, the Borrower or any Subsidiary not to be a legal, valid and binding obligation of any party thereto, (ii) any security interest purported to be created by any Security Document and to extend to assets that are not immaterial to Holdings, the Borrower and its Subsidiaries on a consolidated basis shall cease to be, or shall be asserted in writing by the Borrower or any other Loan Party not to be, a valid and perfected security interest (perfected as or having the priority required by this Agreement or the relevant Security Document and subject to such limitations and restrictions as are set forth herein and therein) in the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the limitations of foreign laws, rules and regulations as they apply to pledges of Equity Interests in Foreign Subsidiaries or the application thereof, or from the failure of the Administrative Agent to maintain possession of certificates actually delivered to it representing securities pledged under the Collateral Agreement or to file Uniform Commercial Code continuation statements or take the actions described on Schedule 4.04 and except to the extent that such loss is covered by a lender’s title insurance policy and the Administrative Agent shall be reasonably satisfied with the credit of such insurer, or (iii) the Guarantees pursuant to the Security Documents by Holdings, the Borrower or the Subsidiary Loan Parties of any of the Term Credit Obligations shall cease to be in full force and effect (other than in accordance with the terms thereof), or shall be asserted in writing by Holdings or the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations; or
(m)    The Intercreditor Agreement or any provision thereof shall cease to be in full force and effect (except in accordance with its terms), or any of the Loan Parties party thereto shall deny or disaffirm their respective obligations thereunder or default in the due performance or observance of any term, covenant or agreement on their part to be performed or observed pursuant to the terms thereof;
then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) above), and at any time thereafter during the continuance of such event, the Administrative Agent, at the request of the Required Lenders, shall, by notice to the Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments, (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding and (iii) exercise all rights and remedies granted to it under any Loan Document and all its rights under any other applicable law or in equity; and in any event with respect to the Borrower described in paragraph (h) or (i) above, the Commitments shall automatically terminate, the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in any other Loan Document to the contrary notwithstanding.
Section 8.02    Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether an Event of Default has occurred under clause (h), (i), (j) or (l) of Section 8.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Immaterial Subsidiary affected by any event or circumstance referred to in any such clause.
Section 8.03    Application of Funds. After the exercise of remedies provided for in Section 8.01 (or after the Loans have automatically become immediately due and as set forth in the proviso to Section 8.01), any amounts received on account of the Finance Obligations shall, subject to the provisions of Section 2.13, be applied by the Administrative Agent in the following order:
FIRST, to payment of that portion of the Finance Obligations constituting fees, indemnities, expenses and other amounts (including fees, charges and disbursements of counsel to the Administrative Agent and amounts payable under Article III) payable to the Administrative Agent in its capacity as such;
SECOND, to payment of that portion of the Finance Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders or any Hedge Bank (including amounts payable under Article III and fees, charges and disbursements of counsel to the respective Lenders (including fees and time charges for attorneys who may be employees of any Lender)) arising under the Loan Documents or any Secured Hedge Agreement, ratably among them in proportion to the respective amounts described in this clause Second payable to them;
THIRD, to payment of that portion of the Finance Obligations constituting unpaid principal of the Loans, accrued and unpaid interest on the Loans and other Term Credit Obligations and amounts then owing under Secured Hedge Agreements, ratably among the Lenders and the Hedge Banks in proportion to the respective amounts described in this clause Third held by them; and
LAST, the balance, if any, after all of the Finance Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Law.
Notwithstanding the foregoing, Finance Obligations arising under Secured Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank. Each Hedge Bank not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article IX hereof for itself and its Affiliates as if a “Lender” party hereto.
ARTICLE IX
THE AGENCY PROVISIONS
Section 9.01    Appointment and Authority.
(a)    Administrative Agent. Each of the Lenders (in its capacities as a Lender and on behalf of itself and its Affiliates as a potential Hedge Bank) hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent and the Lenders, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (except as expressly provided in Section 9.06). It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

(b)    Collateral Agent. The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders (in its capacities as a Lender and on behalf of itself and its Affiliates as a potential Hedge Bank) hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Term Credit Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 9.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents (and subject to the Intercreditor Agreement), or for exercising any rights and remedies thereunder at the direction of the Administrative Agent), shall be entitled to the benefits of all provisions of this Article IX and Article X (including Section 10.04(c), as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.
Section 9.02    Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, own securities of, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.
Section 9.03    Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents, and its duties hereunder shall be administrative in nature. Without limiting the generality of the foregoing, the Administrative Agent:
(i)    shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;
(ii)    shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law; and
(iii)    shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 10.01 and 8.01) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction by a final and nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given in writing to the Administrative Agent by the Borrower or a Lender.
The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, (v) the value or the sufficiency of any Collateral or (vi) the satisfaction of any condition set forth in Article V or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
Section 9.04    Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
Section 9.05    Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. The Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non appealable judgment that the Administrative Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.
Section 9.06    Resignation of Administrative Agent.

(a)    The Administrative Agent may at any time give notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation (or such earlier day as shall be agreed by the Required Lenders) (the “Resignation Effective Date”), then the retiring Administrative Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Administrative Agent meeting the qualifications set forth above. Whether or not a successor has been appointed, such resignation shall become effective in accordance with such notice on the Resignation Effective Date.
(b)    If the Person serving as Administrative Agent is a Defaulting Lender pursuant to clause (iv) of the definition thereof, the Required Lenders may, to the extent permitted by applicable law, by notice in writing to the Borrower and such Person remove such Person as Administrative Agent and, in consultation with the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.
(c)    With effect from the Resignation Effective Date or the Removal Effective Date (as applicable) (1) the retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) except for any indemnity payments or other amounts then owed to the retiring or removed Administrative Agent, all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender directly, until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided for above. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) Administrative Agent (other than as provided in Section 3.01(g) and other than any rights to indemnity payments or other amounts owed to the retiring or removed Administrative Agent as of the Resignation Effective Date or the Removal Effective Date, as applicable), and the retiring or removed Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section) . The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Administrative Agent’s resignation or removal hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring or removed Administrative Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Administrative Agent was acting as Administrative Agent.
Section 9.07    Non-Reliance on Administrative Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.
Section 9.08    No Other Duties, Etc. Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers, Documentation Agents or Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent or a Lender.
Section 9.09    Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Term Credit Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.09 and 10.04) allowed in such judicial proceeding; and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.09 and 10.04.
Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Finance Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.
Section 9.10    Collateral and Guaranty Matters. Without limiting the provisions of Section 9.09 each of the Lenders (in its capacities as a Lender and as a potential Hedge Bank) irrevocably authorizes the Administrative Agent, at its option and in its discretion, to:
(i)    release any Lien on any property granted to or held by the Administrative Agent under any Loan Document (A) upon termination of the Commitments of all the Lenders and payment in full of all Term Credit Obligations (other than contingent indemnification obligations), (B) with respect to any property that is sold or otherwise disposed of or to be sold or otherwise disposed of as part of or in connection with any sale or other disposition permitted hereunder or under any other Loan Document or (C) if approved, authorized or ratified in writing in accordance with Section 10.01;
(ii)    release any Guarantor from its obligations under the Guaranty if such Person ceases to be a Subsidiary as a result of a transaction permitted under the Loan Documents;
(iii)    subordinate any Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 7.02(a), (c), (i) or (j); and
(iv)    execute and deliver the Intercreditor Agreement, and any other intercreditor agreement necessary or desirable to permit the incurrence by the Loan Parties of secured indebtedness permitted to be incurred hereunder with the priority permitted hereunder, and the Term Intercreditor Agreement and perform its obligations and duties, and exercise its rights and remedies, thereunder.
Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Collateral Agreement and the other Loan Documents or to subordinate its interest in such item, or to release such Subsidiary Loan Party from its obligations under the Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.
The Administrative Agent shall not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Administrative Agent’s Lien thereon, or any certificate prepared by any Loan Party in connection therewith, nor shall the Administrative Agent be responsible or liable to the Lenders for any failure to monitor or maintain any portion of the Collateral.
Without limiting the foregoing, no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce any Guarantee of the Finance Obligations, it being understood and agreed that all powers, rights and remedies under the Loan Documents may be exercised solely by the Agents on behalf of the Secured Parties in accordance with the terms thereof. In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition (including any sale or disposition conducted under a plan of reorganization), any Secured Party may be the purchaser of any or all of such Collateral at any such sale or other disposition, and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Hedge Bank in its or their respective individual capacities) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such sale, to use and apply any of the Finance Obligations as a credit on account of the purchase price for any Collateral payable by the Collateral Agent on behalf of the Secured Parties at such sale or other disposition. Each Secured Party, whether or not a party hereto, will be deemed, by its acceptance of the benefits of the Collateral and of the Guarantees of the Finance Obligations provided under the Loan Documents, to have agreed to the foregoing provisions. The provisions of this paragraph are for the sole benefit of the Secured Parties and shall not afford any right to, or constitute a defense available to, any Loan Party.
Section 9.11    Secured Hedge Agreements. Except as otherwise expressly set forth herein or in the Term Intercreditor Agreement, any Guaranty or any Security Document, no Hedge Bank that obtains the benefits of Section 8.01, the Guaranty or any Collateral by virtue of the provisions hereof or of the Term Intercreditor Agreement, the Guaranty or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) (except as specifically provided for in the Term Intercreditor Agreement) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article IX to the contrary, the Administrative Agent shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Finance Obligations arising under Secured Hedge Agreements unless the Administrative Agent has received written notice of such Finance Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Hedge Bank.
ARTICLE X
MISCELLANEOUS
Section 10.01    Amendments, Etc. Except as otherwise set forth in this Agreement, no amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (or by the Administrative Agent with the consent or ratification of the Required Lenders or such other number or percentage of Lenders as may be specified herein) and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that (x) the Administrative Agent and the Borrower may, with the consent of the other, amend, modify or supplement this Agreement and any other Loan Document to cure any ambiguity, omission, typographical error, mistake, defect or inconsistency if such amendment, modification or supplement does not adversely affect the rights of any Agent or any Lender, to comply with local law or the advice of local counsel or to cause one or more Loan Documents to be consistent with other Loan Documents and (y) no such amendment, waiver or consent shall:
(i)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 8.01) without the written consent of such Lender;
(ii)    postpone any date fixed by this Agreement or any other Loan Document for any payment (excluding mandatory prepayments) of principal, interest or fees due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby;
(iii)    reduce the principal of, or the rate of interest specified herein on, any Loan, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees payable hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;
(iv)    change Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly and adversely affected thereby;
(v)    change any provision of this Section 10.01 or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(vi)    release all or substantially all of the Collateral in any transaction or series of related transactions, without the written consent of each Lender;
(vii)    release all or substantially all of the value of the Guaranty, without the written consent of each Lender, except to the extent the release of any Subsidiary from the Guaranty is permitted pursuant to Section 9.10 (in which case such release may be made by the Administrative Agent acting alone);
and provided, further, that: (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; (ii) no amendment, waiver or consent which would require the consent of a Lender but for the fact that it is a Defaulting Lender shall be enforced against it without its consent; and (iii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately more adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.
Notwithstanding any provision herein to the contrary, this Agreement may be amended with the written consent of the Required Lenders, the Administrative Agent and the Borrower (i) to add one or more additional term loan facilities to this Agreement and to permit the extensions of credit and all related obligations and liabilities arising in connection therewith from time to time outstanding to share ratably (or on a basis subordinated to the existing facilities hereunder) in the benefits of this Agreement and the other Loan Documents with the obligations and liabilities from time to time outstanding in respect of the existing facilities hereunder, and (ii) in connection with the foregoing, to permit the Lenders providing such additional credit facilities to participate in any required vote or action required to be approved by the Required Lenders or by any other number, percentage or class of Lenders hereunder.

Notwithstanding any provision herein to the contrary, the Borrower may, by written notice to the Administrative Agent from time to time, make one or more offers (each, a “Loan Modification Offer”) to all the Lenders under one or more of the Facilities (each Facility subject to such a Loan Modification Offer, and “Affected Facility”) to make one or more Permitted Amendments (as defined below) pursuant to procedures reasonably specified by the Administrative Agent and reasonably acceptable to the Borrower. Such notice shall set forth (i) the terms and conditions of the requested Permitted Amendment and (ii) the date on which such Permitted Amendment is requested to become effective (which shall not be less than 10 Business Days nor more than 30 Business Days after the date of such notice) (or such shorter periods as are acceptable to the Administrative Agent). Permitted Amendments shall become effective only with respect to the Loans of the Lenders under the Affected Facility that accept the applicable Loan Modification Offer (such Lenders, the “Accepting Lenders”) and, in the case of any Accepting Lender, only with respect to such Lender’s Loans under such Affected Facility as to which such Lender’s acceptance has been made. The Borrower and each Accepting Lender shall execute and deliver to the Administrative Agent an agreement in form and substance satisfactory to the Administrative Agent giving effect to the Permitted Amendment (a “Loan Modification Agreement”) and such other documentation as the Administrative Agent shall reasonably specify to evidence the acceptance of the Permitted Amendments and the terms and conditions thereof. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Loan Modification Agreement. Each of the parties hereto hereby agrees that, upon the effectiveness of any Loan Modification Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Permitted Amendment evidenced thereby and only with respect to the Loans and Commitments of the Accepting Lenders under the Affected Facility. Notwithstanding the foregoing, no Permitted Amendment shall become effective under this paragraph unless the Administrative Agent shall have received any corporate documents, officers’ certificates or legal opinions consistent with those delivered on the Closing Date under Section 5.02 reasonably requested by the Administrative Agent. As used in this paragraph, “Permitted Amendments” shall be limited to (i) an extension of the final maturity date of the applicable Loans of the Accepting Lenders (provided that such extension may not result in having more than two additional final maturity dates in any year, or more than three additional final maturity dates at any time, under this Agreement without the consent of the Administrative Agent), (ii) a reduction, elimination or extension, of the scheduled amortization of the applicable Loans of the Accepting Lenders, (iii) a change in rate of interest (including a change to the Applicable Rate and any provision establishing a minimum rate), premium, or other amount with respect to the applicable Loans of the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders and/or a change in the payment of fees to the Accepting Lenders (such change and/or payments to be in the form of cash, Equity Interests or other property to the extent not prohibited by this Agreement) and (iv) any other amendment to a Loan Document required to give effect to the Permitted Amendments described in clauses (i) through (iii) of this sentence.
If any Lender (a “Non-Consenting Lender”) does not consent to a proposed amendment, waiver, consent, release, discharge or termination with respect to any Loan Document that, pursuant to the terms of this Section 10.01, requires the consent of each Lender (or each affected Lender) and that has been approved by the Required Lenders, the Borrower may replace such Non-Consenting Lender in accordance with Section 10.14.
Section 10.02    Notices; Effectiveness; Electronic Communication.
(a)    Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in subsection (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:
(i)    if to the Borrower, Holdings or any other Loan Party or the Administrative Agent, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and
(ii)    if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain material non-public information relating to the Borrower).
Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).
(b)    Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii), if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice, email or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient.
(c)    The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF

THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, “Agent Parties”) have any liability to Holdings, the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Borrower Materials through the Internet.
(d)    Change of Address, Etc. Each of Holdings, the Borrower and the Administrative Agent may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile or telephone number for notices and other communications hereunder by notice to the Borrower and the Administrative Agent. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender. Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable Law, including United States Federal and state securities Laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to the Borrower or its securities for purposes of United States Federal or state securities laws.
(e)    Reliance by Administrative Agent and Lenders. The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices (including telephonic or electronic Borrowing Request) purportedly given by or on behalf of the Borrower or any other Loan Party even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on any notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct by the Administrative Agent in relying on any notice purportedly given by or on behalf of the Borrower, such Lender or Related Party, as applicable, as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.
Section 10.03    No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender or by the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided and provided under each other Loan Document are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
Notwithstanding anything to the contrary contained herein or in any other Loan Document, but subject to the Intercreditor Agreement and the Term Intercreditor Agreement, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (ii) any Lender from exercising setoff rights in accordance with Section 10.09 (subject to the terms of Section 2.11) or (iii) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (x) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01 and (y) in addition to the matters set forth in clauses (ii) and (iii) of the preceding proviso and subject to Section 2.11, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.
Section 10.04    Expenses; Indemnity; Damage Waiver.
(a)    Costs and Expenses. The Borrower agrees to pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable and invoiced fees, charges and disbursements of Fried, Frank, Harris, Shriver & Jacobson LLP, as counsel for the Administrative Agent and the Joint Lead Arrangers, and, if necessary, the reasonable fees, charges and disbursements of one local counsel per jurisdiction), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents (including expenses incurred in connection with due diligence and initial ongoing Collateral examination to the extent incurred with the reasonable prior approval of the Borrower) or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the Transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent or any Lender (including the reasonable and invoiced fees, charges and disbursements of any special counsel (limited to one firm for the Administrative Agent and the Lenders unless, in the reasonable opinion of the Administrative Agent or any such Lender seeking reimbursement, such joint representation would be inappropriate due to the existence of any actual or potential conflict of interest, in which case the Administrative Agent or any such Lender, as the case may be, shall inform the Borrower of such conflict and the Borrower shall reimburse the legal fees and expenses of no more than such number of additional outside counsel for the Administrative Agent and the Lenders as is necessary to avoid any actual or potential conflict of interest) and local counsel (limited to one firm for the Administrative Agent and the Lenders in each relevant jurisdiction unless, in the reasonable opinion of the Administrative Agent or any such Lender seeking reimbursement, such joint representation would be inappropriate due to the existence of any actual or potential conflict of interest, in which case the Administrative Agent or any such Lender, as the case may be, shall inform the Borrower of such conflict and the Borrower shall reimburse the legal fees and expenses of no more than such number of additional outside counsel for the Administrative Agent and the Lenders as is necessary to avoid any actual or potential conflict of interest) for the Administrative

Agent and the Lenders), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made hereunder, including all such reasonable and documented out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans.
(b)    Indemnification. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Agents, the Joint Lead Arrangers, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the reasonable counsel fees, charges and disbursements of not more than one counsel, plus, if necessary, one local counsel per jurisdiction (except the allocated costs of in-house counsel) unless, in the reasonable opinion of any such Indemnitee seeking indemnity, such joint representation would be inappropriate due to the existence of any actual or potential conflict of interest, in which case such Indemnitee or Indemnitees, as the case may be, shall inform the Borrower of such conflict and the Borrower shall reimburse the legal fees and expenses of no more than such number of additional outside counsel for the Indemnitees as is necessary to avoid any actual or potential conflict of interest), incurred by any Indemnitee or asserted against any Indemnitee by Person (including the Borrower or any other Loan Party) other than such Indemnitee and its Related Parties arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the Transactions and the other transactions contemplated hereby or thereby (including, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties, the administration of this Agreement and the other Loan Documents (including in respect of any matters addressed in Section 3.01)), (ii) any Loan or the use of the proceeds therefrom, or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Joint Lead Arranger or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties, shall be treated as a single Indemnitee) or (y) any material breach of any Loan Document by such Indemnitee. Subject to and without limiting the generality of the foregoing sentence, the Borrower agrees to indemnify each Indemnitee against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel or consultant fees, charges and disbursements (limited to not more than one counsel, plus, if necessary, one local counsel per jurisdiction) (except the allocated costs of in-house counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (A) any claim related in any way to Environmental Laws and Holdings, the Borrower or any of their Subsidiaries, or (B) any actual or alleged presence, Release or threatened Release of Hazardous Materials at, under, on or from any Property; provided, that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the (1) gross negligence, bad faith or willful misconduct of such Indemnitee or (2) any material breach of any Loan Document by such Indemnitee (for purposes of this proviso only, each of the Administrative Agent, any Joint Lead Arranger, any Issuing Bank or any Lender shall be treated as several and separate Indemnitees, but each of them together with its respective Related Parties shall be treated as a single Indemnitee). None of the Indemnitees (or any of their respective

Affiliates) shall be responsible or liable to Holdings, the Borrower or any of their respective subsidiaries, Affiliates or stockholders or any other person or entity for any special, indirect, consequential or punitive damages, which may be alleged as a result of the Facilities or the Transactions. Without limiting the provisions of Section 3.01(c), this Section 10.04(b) shall not apply with respect to Taxes (other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim). The provisions of this Section 10.04 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Term Credit Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent or any Lender. All amounts due under this Section 10.04 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
(c)    Reimbursement by Lenders. To the extent that Holdings and the Borrower for any reason fail indefeasibly to pay any amount required under subsection (a) or (b) of this Section to be paid by it or them to the Administrative Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought based on each Lender’s outstanding Term Loans and unused Commitments at such time) of such unpaid amount (including any such unpaid amount in respect of a claim asserted by such Lender), such payment to be made severally among them based on such Lenders’ percentage (carried out to the ninth decimal place) of the Facility (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought), provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.02(a).
(d)    Waiver of Consequential Damages. To the fullest extent permitted by applicable Law, the Borrower shall not assert, and hereby waives, and acknowledges that no other Loan Party shall have, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and non-appealable judgment of a court of competent jurisdiction.
(e)    Payments. All amounts due under this Section shall be payable not later than ten Business Days after demand therefor; provided, however, any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 10.04.

(f)    Survival. The agreements in this Section and the indemnity provisions of Section 10.02(e) shall survive the resignation of the Administrative Agent, the replacement of any Lender, the termination of the Commitments of all the Lenders and the repayment, satisfaction or discharge of all the other Term Credit Obligations.
Section 10.05    Payments Set Aside. To the extent that any payment by or on behalf of the Borrower or any other Loan Party is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (i) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred, and (ii) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (ii) of the preceding sentence shall survive the payment in full of the Term Credit Obligations and the termination of this Agreement.
Section 10.06    Successors and Assigns.
(a)    Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrower nor any other Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 10.06(b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(e). Nothing in this Agreement, expressed or implied, is intended to confer, shall be construed to confer, or shall confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment(s) and the Loans at the time owing to it); provided that (in each case with respect to any Facility) (x) any assignment of any Loans or Commitments to a Affiliated Lender shall be subject to the requirements set forth in Section 10.06(f) and (y) any such assignment shall be subject to the following conditions:
(i)    Minimum Amounts.
(A)    in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment under any Facility and/or the Loans at the time owing to it (in each case with respect to any Facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in subsection (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and
(B)    in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Acceptance, as of the Trade Date, shall not be less than $1,000,000, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing under Section 8.01(b), (c), (h) or (i), the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).
(ii)    Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned, except that this clause (ii) shall not prohibit any Lender from assigning all or a portion of its rights and obligations among separate Facilities and any facilities provided pursuant the second paragraph of Section 10.01 on a non-pro rata basis.
(iii)    Required Consents. No consent shall be required for any assignment except to the extent required by subsection (b)(i)(B) of this Section and, in addition:
(A)    the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (1) an Event of Default has occurred and is continuing under Section 8.01(b), (c), (h) or (i) at the time of such assignment or (2) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof; and provided, further, that the Borrower’s consent shall not be required during the primary syndication of the Term B Facility.
(B)    the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) any unfunded Term B Commitment if such assignment is to a Person that is not a Lender with a Term B Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) any Term B Loan to a Person that is not a Lender, an Affiliate of a Lender, an Approved Fund, the Borrower or an Affiliated Lender.
(iv)    Assignment and Acceptance. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms.
(v)    No Assignment to Certain Persons. No such assignment shall be made (A) except in compliance with the requirements of Section 10.06(g), to any Loan Party, (B) except in compliance with the requirements of Section 10.06(f), to an Affiliated Lender, (C) to any Defaulting Lender or any of its Subsidiaries, (D) to any natural person or (E) absent the consent of the Borrower, to an Ineligible Institution.
(vi)    Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon). Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 3.01, 3.04, 3.05 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment); provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section 10.06.
(c)    Register. (i) The Administrative Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for Tax purposes), shall maintain at the Administrative Agent’s Office a copy of each Assignment and Acceptance delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. In addition, at any time that a request for a consent for a material or other substantive change to the Loan Documents is pending, (i) any Lender may request and receive from the Administrative Agent a copy of the Register and (ii) upon request of the Administrative Agent and receipt of a list of the names of each Person named as a Lender in the then current Register, the Borrowers and Holdings will identify to the Administrative Agent each such Lender which is an Affiliated Lender.
(i)    Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), all applicable tax forms, the processing and recordation fee referred to in paragraph (b)(iv) of this Section 10.06 (unless waived in accordance with such paragraph) and any written consent to such assignment required by paragraph (b)(iii) of this Section 10.06, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph (c)(ii).
(d)    Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural Person, a known Defaulting Lender or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 10.04(c) without regard to the existence of any participation.
Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and the other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement or any of the other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in clause (y) of the first proviso to Section 10.01 that affects such Participant and requires the consent of each Lender directly affected thereby. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.05 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section (it being understood that the documentation required under Section 3.01(e) shall be delivered to the Lender who sells the participation); provided that such Participant (A) agrees to be subject to the provisions of Sections 3.06 and 10.14 as if it were an assignee under paragraph (b) of this Section and (B) shall not be entitled to receive any greater payment under Section 3.01, 3.04 or 3.05, with respect to any participation, than the Lender from whom it acquired the applicable participation would have been entitled to receive, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A participant shall not be entitled to the benefits of Section 3.01 to the extent such Participant fails to comply with Section 3.01(e) as though it were a Lender. Each Lender that sells a participation agrees, at the Borrower's request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 3.06 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 10.09 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.11 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as an agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments or Loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)    Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(f)    Affiliated Lender Assignments. Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign all or a portion of its Term Loans to any Affiliated Lender in accordance with Section 10.06(b); provided that:
(i)    no Default or Event of Default has occurred or is continuing or would result therefrom;
(ii)    the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an assignment agreement substantially in the form of Exhibit A-2 hereto (an “Affiliated Lender Assignment and Acceptance”) in lieu of an Assignment and Acceptance; and
(iii)    no Term Loan may be assigned to a Affiliated Lender pursuant to this Section 10.06(b)(i), if after giving effect to such assignment, Affiliated Lenders (other than Affiliated Loan Funds) in the aggregate would own in excess of 25.0 % of all Term Loans then outstanding.
Notwithstanding anything in Section 10.01 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, (C) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document or (D) voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in any case does not require the consent of each Lender or each affected Lender or does not adversely affect such Affiliated Lender disproportionately in any material respect as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter. Furthermore, each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code is not deemed to have been voted as set above, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code. Affiliated Loan Funds shall not be subject to the limitations set forth in this paragraph, and shall be entitled to vote as any other Lender; provided, however, that, notwithstanding anything herein to the contrary, Affiliated Loan Funds may not in the aggregate account for more than 50.0% of the amounts set forth in the calculation of Required Lenders, and any amount in excess of 50.0% will be subject to the limitations set forth in this paragraph.
No Affiliated Lender will have any right (i) to attend (including by telephone) or receive notice of any meeting, conference call, correspondence or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited or to have access to the Platform (including, without limitation, that portion of the Platform that has been designated for “private-side” Lenders), or (ii) to receive any information or material provided solely to the Lenders by the Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro-rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or the Collateral Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents.
(g)    Permitted Loan Purchases. The Borrower may purchase by way of assignment and become an Assignee with respect to Term Loans at any time, from Lenders in accordance with Section 10.06(b) hereof (“Permitted Loan Purchases”) provided that (A) subject to satisfaction of the Minimum Liquidity Condition, Permitted Loan Purchases may be made using Available Cash, (B) the Borrower shall deliver to the Administrative Agent a certificate of the Chief Financial Officer of the Borrower stating (1) that no Default or Event of Default has occurred and is continuing or would result from the Permitted Loan Purchase, (2) that each of the conditions contained in this Section 10.06(g) has been satisfied and (3) the aggregate principal amount of Term Loans to be purchased (and the purchase price(s) paid therefore), (C) upon consummation of any such Permitted Loan Purchase, the Loans purchased pursuant thereto shall be deemed to be automatically and immediately cancelled and extinguished in accordance with Section 10.06(h) and (D) in connection with any such Permitted Loan Purchase, the Borrower and such Lender that is the Assignor shall execute and deliver to the Administrative Agent a Permitted Loan Purchase Assignment and Acceptance (and for the avoidance of doubt, shall not be required to execute and deliver an Assignment and Acceptance pursuant to Section 10.06(b)) and shall otherwise comply with the conditions to Assignments under this Section 10.06.
(h)    Each Permitted Loan Purchase shall, for purposes of this Agreement be deemed to be an automatic and immediate cancellation and extinguishment of such Term Loans and the Borrower shall, upon consummation of any Permitted Loan Purchase, notify the Administrative Agent that the Register should be updated to record such event as if it were a prepayment of such Loans.
Section 10.07    Treatment of Certain Information; Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (i) to its Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (ii) to the extent required or requested by any applicable regulatory authority having jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (iii) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (iv) to any other party hereto; (v) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing confidentiality provisions substantially the same (and at least as restrictive) as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or any Eligible Assignee invited to be a Lender pursuant to Section 2.12(a) or (B) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the obligations under this Agreement, (vii) (A) any rating agency in connection with rating the Borrower or its Subsidiaries or the credit facilities provided hereunder or (B) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers or other market identifiers with respect to the credit facilities provided hereunder, in each case on a confidential basis, (viii) with the consent of the Borrower or (ix) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings, the Borrower or any Subsidiary. For purposes of this Section, “Information” means all information received from Holdings, the Borrower or any Subsidiary relating to Holdings, the Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 10.07 shall survive with respect to the Administrative Agent and each Lender until the second anniversary of the Administrative Agent or Lender ceasing to be the Administrative Agent or a Lender, respectively.
Each of the Administrative Agent and the Lenders acknowledges that (i) the Information may include material non-public information concerning Holdings, the Borrower or one or more Subsidiaries, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with applicable Laws, including Federal and state securities Laws.

Section 10.08    Platform; Borrower Materials. Each of Holdings and the Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arranger may, but shall not be obligated to, make available to the Lenders materials and/or information provided by or on behalf of Holdings and the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on Debt Domain, IntraLinks, Syndtrak or another similar electronic system (the “Platform”) and (ii) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to the Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. Each of Holdings and the Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that: (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information (although it may be sensitive and proprietary) with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.07); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”
Section 10.09    Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the obligations of the Borrower or such Loan Party now or hereafter existing under this Agreement or any other Loan Document to such Lender or such Affiliate, irrespective of whether or not such Lender or Affiliate shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender or such Affiliate different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.11 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Finance Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or their respective Affiliates may have. Each Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.
Section 10.10    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (i) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (ii) exclude voluntary prepayments and the effects thereof and (iii) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Term Credit Obligations hereunder.
Section 10.11    Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 5.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart of this Agreement.
Section 10.12    Survival of Representations and Warranties. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by any Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default at the time of any Credit Event, and shall continue in full force and effect as long as any Loan or any other Term Credit Obligation shall remain unpaid or unsatisfied.
Section 10.13    Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (i) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (ii) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.13, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.
Section 10.14    Replacement of Lenders. If the Borrower is entitled to replace a Lender pursuant to the provisions of Section 3.06, or if any Lender is a Defaulting Lender or a Non-Consenting Lender or if any other circumstance exists hereunder that gives the Borrower the right to replace a Lender as a party hereto, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:
(i)    unless waived, the Borrower or such assignee shall have paid to the Administrative Agent the assignment fee specified in Section 10.06(b);
(ii)    such Lender shall have received payment of an amount equal to the outstanding par principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Sections 3.05 and (solely in the case of Non-Consenting Lenders) 2.08(b)) from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);
(iii)    in the case of any assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and
(iv)    such assignment does not conflict with applicable Laws.
A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver or consent, as applicable, by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this Section 10.14 may be effected pursuant to, and recorded on the Register after execution of, an Assignment and Acceptance executed by the Borrower, the Administrative Agent and the assignee and the Lender required to make such assignment need not be a party thereto. Each Lender agrees that, if the Borrower elects to replace such Lender in accordance with this Section, it shall promptly deliver to the Administrative Agent any Note (if Notes have been issued in respect of such Lender’s Loans) subject to such Assignment and Acceptance. Nothing in this Section 10.14 shall be deemed to prejudice any rights that the Borrower may have against any Lender that is Defaulting Lender.
Section 10.15    Governing Law; Jurisdiction Etc.
(a)    Governing Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND ANY CLAIMS, CONTROVERSY, DISPUTE OR CAUSE OF ACTION (WHETHER IN CONTRACT OR TORT OR OTHERWISE) BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (EXCEPT, AS TO ANY OTHER LOAN DOCUMENT, AS EXPRESSLY SET FORTH THEREIN) AND THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF THAT WOULD REQUIRE THE APPLICATION OF LAWS OF ANOTHER JURISDICTION.

(b)    Submission to Jurisdiction. THE BORROWER AND EACH OTHER LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST THE ADMINISTRATIVE AGENT, ANY LENDER, OR ANY RELATED PARTY OF THE FOREGOING IN ANY WAY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS RELATING HERETO OR THERETO, IN ANY FORUM OTHER THAN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST THE BORROWER OR ANY OTHER LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.
(c)    Waiver of Venue. EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)    Service of Process. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.
Section 10.16    Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED

TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
Section 10.17    No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Joint Lead Arrangers, the Arrangers and the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Joint Lead Arrangers, the Joint Book Running Managers and the Lenders, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent, each Joint Lead Arranger, each Joint Book Running Manager and each Lender is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) neither the Administrative Agent, any Joint Lead Arranger, any Joint Book Running Manager nor any Lender has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Joint Lead Arrangers, the Joint Book Running Managers and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent, any Joint Lead Arranger, any Joint Book Running Manager nor any Lender has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Joint Lead Arrangers, the Joint Book Running Managers or any Lender with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.
Section 10.18    Electronic Execution of Assignments and Certain Other Documents. The words “execute,” “execution,” “signed,” “signature,” and words of like import in any Assignment and Acceptance or in any amendment or other modification hereof (including waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
Section 10.19    USA Patriot Act Notice. Each Lender that is subject to the Patriot Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56 (signed into Law October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Patriot Act. The Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” an anti-money laundering rules and regulations, including the Patriot Act.
Section 10.20    Intercreditor Agreement. Each Lender party hereto understands, acknowledges and agrees that it is the intention of the parties hereto that each of the ABL Finance Obligations and the Term Credit Obligations are intended to constitute a distinct and separate class from the other, and, as between the ABL Finance Parties, on the one hand, and the Secured Parties, on the other hand, it is the intention of the parties that (i) the ABL Finance Obligations (including all post-petition interest with respect thereto) have a first priority security interest in all ABL Priority Collateral and that the Term Credit Obligations (including all post-petition interest with respect thereto) have a second priority security interest in all ABL Priority Collateral, and (ii) the Term Credit Obligations (including all post-petition interest with respect thereto) have a first priority security interest in all Term Priority Collateral and that the ABL Finance Obligations (including all post-petition interest with respect thereto) have a second priority security interest in all Term Priority Collateral. Each Lender further understands, acknowledges and agrees that the provisions setting forth the priorities as between the ABL Finance Parties, on the one hand, and the Secured Parties, on the other hand, are set forth in the Intercreditor Agreement.
Each Lender agrees that it will be bound by, and will take no actions contrary to, the provisions of the Intercreditor Agreement. Each Lender authorizes and instructs the Administrative Agent and the Collateral Agent to enter into the Security Documents and the Intercreditor Agreement on behalf of such Lender and to take all actions (and execute all documents) required (or deemed advisable) by the Administrative Agent or the Collateral Agent in accordance with the terms of the Security Documents and the Intercreditor Agreement.
The provisions of this Section 10.20 are not intended to summarize all relevant provisions of the Intercreditor Agreement. Reference must be made to the Intercreditor Agreement itself to understand all terms and conditions thereof. Each Lender is responsible for making its own analysis and review of the Intercreditor Agreement and the terms and provision thereof, and neither the Administrative Agent nor the Collateral Agent or any of their respective affiliates, representatives, advisors, attorneys or other Person makes any representation to any Lender as to the sufficiency or advisability of the provisions contained in the Intercreditor Agreement. Each Lender is further aware that the Administrative Agent and the Collateral Agent are also acting in an agency capacity pursuant to the ABL Credit Agreement and the other ABL Finance Documents (including as such under the Intercreditor Agreement), and each Lender hereby irrevocably waives any objection thereto or cause of action arising therefrom. Notwithstanding anything to the contrary set forth herein or in any other Loan Document, this Agreement is subject to the terms and provisions of the Intercreditor Agreement. In the event of an inconsistency between the provisions of this Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall prevail.
Each Lender further agrees that it will be bound by, and will take no actions contrary to, the provisions of any intercreditor agreement contemplated by Section 7.02(b) and (u) (each, a “Secured Debt Intercreditor Agreement”). Each Lender authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Secured Debt Intercreditor Agreement on behalf of such Lender and to take all actions (and execute all documents) required (or deemed advisable) by the Administrative Agent or the Collateral Agent in accordance with the terms of such Secured Debt Intercreditor Agreement.
Section 10.21    Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests or assets of any Subsidiary Loan Party to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 7.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent to) take such action and execute any such documents as may be reasonably requested by Holdings or the Borrower and at the Borrower’s expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Subsidiary Loan Party in a transaction permitted by Section 7.05 (including through merger, consolidation, amalgamation or otherwise) and as a result of which such Subsidiary Loan Party would cease to be a Subsidiary, such Subsidiary Loan Party’s obligations under the Loan Documents shall be automatically terminated and the Administrative Agent shall promptly (and the Lender hereby authorizes the Administrative Agent to) take such action and execute such documents as may be reasonably requested by Holdings or the Borrower to terminate such Subsidiary Loan Party’s obligations under the Loan Documents. In addition, the Administrative Agent agrees (a) to take such actions as are reasonably requested by Holdings or the Borrower and at the Borrower’s expense to terminate the Liens and security interests created by the Loan Documents when all the Term Credit Obligations (other than contingent indemnification obligations) are paid in full and (b) to enter into any Secured Debt Intercreditor Agreement (in the circumstances and on those terms contemplated by this Agreement and to take such actions (and execute all documents) as are reasonably requested by Holdings or the Borrower in connection with such Secured Debt Intercreditor Agreement.
Section 10.22    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first written above.

NORANDA ALUMINUM HOLDING CORPORATION By: /s/ Robert B. Mahoney Name: Robert B. Mahoney Title: Chief Financial Officer
NORANDA ALUMINUM ACQUISITION CORPORATION By: /s/ Robert B. Mahoney Name: Robert B. Mahoney Title: Chief Financial Officer
BANK OF AMERICA, N.A., as Administrative Agent and Lender By: /s/ Robert B. Mahoney Name: David H. Strickert Title: Managing Director
CITIBANK, N.A., as Co-Syndication Agent and Co-Documentation Agent By: /s/ Matthew Burke Name: Matthew Burke Title: Vice President
UBS SECURITIES LLC, as Co-Syndication Agent and Co-Documentation Agent By: /s/ Mary E. Evans Name: Mary E. Evans Title: Attorney-in-Fact By: /s/ Irja R. Otsa Name: Irja R. Otsa Title: Associate Director
BARCLAYS BANK PLC, as Co-Syndication Agent and Co-Documentation Agent By: /s/ Michael Mozer Name: Michael Mozer Title: Vice President
CREDIT SUISSE SECURITIES (USA) LLC, as Co-Syndication Agent and Co-Documentation Agent By: /s/ Joseph Kieffer Name: Joseph Kieffer Title: Managing Director
GOLDMAN SACHS BANK USA, as Co-Syndication Agent and Co-Documentation Agent By: /s/ Robert Ehudin Name: Robert Ehudin Title: Authorized Signatory
APOLLO GLOBAL SECURITIES, LLC, as Co-Syndication Agent and Co-Documentation Agent By: /s/ Cindy Michel Name: Cindy Michel Title: Vice President

FORM OF ASSIGNMENT AND ACCEPTANCE
Reference is made to the Credit Agreement, dated as of February 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent, and Collateral Agent.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
1. The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:
2. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
3. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby, (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
4. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance and has taken all action necessary to execute and deliver this Assignment and Acceptance and to consummate the transaction contemplated hereby and to become a

Lender under the Credit Agreement; (b) represents and warrants that it satisfied the requirements, if any, specified in the Credit Agreement that are required to be satisfied in order to acquire the Assigned Interest and become a Lender; (c) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to subsection 6.04 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (d) agrees that it will, independently and without reliance upon the Assignor, the Agents or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (e) appoints and authorizes the Agents to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Agents by the terms thereof, together with such powers as are incidental thereto; and (f) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including its obligation pursuant to section 3.01 of the Credit Agreement.
5. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).
6. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
7. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
8. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the Borrower, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance.
This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Assignment and Acceptance
Name of Assignor: _______________________
Name of Assignee: _______________________
Effective Date of Assignment: _________________

Principal Amount Assigned of the Term Facility	Commitment Percentage Assigned[3]
$_______	___._______%

[Name of Assignor] By: ____________________________ Title:	[Name of Assignee] By: ____________________________ Title:

Accepted and Consented To:	Consented To:
BANK OF AMERICA, N.A, as Administrative Agent	NORANDA ALUMINUM ACQUISITION CORPORATION

By: _________________________________	By: __________________________________
Title:	Title:

FORM OF AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE
This Affiliated Lender Assignment and Acceptance (this “Assignment and Acceptance”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and the Assignee identified in item 2 below (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Acceptance as if set forth herein in full.
The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date set forth below, the interest set forth below (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth below.
Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for recording pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such recording by the Administrative Agent).
Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Acceptance, without representation or warranty by the Assignor.

(A)	Assignor[s]:

[Assignor [is] [is not] a Defaulting Lender]

(B)	Assignee[s]:

[for each Assignee, indicate [Affiliated Lender][Affiliated Loan Fund]

(C)	Borrower:

(D)	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

(E)
Credit Agreement: [Credit Agreement, dated as of [________], 2012, among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent, and Collateral Agent

(F)	Assigned Interest:

Assignor	Assignee	Facility Assigned	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans	CUSIP Number
			$	$	%
			$	$	%
			$	$	%
			$	$	%

(G)	[Trade Date: ]
Effective Date:                      , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Acceptance are hereby agreed to:

ASSIGNOR:
[NAME OF ASSIGNOR] By: Title:
ASSIGNEE:
[NAME OF ASSIGNEE] By: Title:

STANDARD TERMS AND CONDITIONS FOR
AFFILIATED LENDER ASSIGNMENT AND ACCEPTANCE
1.    Representations and Warranties.
1.1    Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
1.2    Assignee. The Assignee (a) represents and warrants that (i) it is legally authorized to enter into this Assignment and Acceptance, and has taken all action necessary, to execute and deliver this Assignment and Acceptance and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it is an Affiliated Lender which meets all the requirements to be an assignee under Section 10.06(f), (iii) before and after giving effect to any such assignment, the aggregate par principal amount of Term Loans directly held by the Assignee and all other Affiliated Lenders (other than Affiliated Loan Funds) does not, collectively, exceed 25 % of the aggregate par principal of the then outstanding principal amount of all Term Loans (including any Incremental Term Loans), (iv) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the rights and obligations of a Lender thereunder, (v) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (vi) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.04 thereof, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned Interest, (vii) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Acceptance and to purchase the Assigned

Interest, and (viii) it does not have any material non-public information with respect to Holdings, the Borrower or any of their respective subsidiaries or its or their securities (“MNPI”) that either (A) has not been disclosed to the Lenders (other than Lenders that do not wish to receive MNPI) prior to such time or (B) if not disclosed to the Lenders (other than Lenders that do not sigh to receive MNPI), could reasonably be expected to have a material effect upon the market price of the Term Loans or otherwise be material with respect to the Loan Parties for purposes of United States federal and state securities laws or the decision of the Assignor to enter into this Assignment; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender including its obligations pursuant to Section 3.01 of the Credit Agreement.
2.    The Assignee hereby acknowledges and agrees that it shall not have any right (i) to attend (including by telephone) or receive notice of any meeting, conference call, correspondence or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Loan Parties are not invited or to have access to the Platform (including, without limitation, that portion of the Platform that has been designated for “private-side” Lenders), or (ii) to receive any information or material provided solely to the Lenders by the Administrative Agent or any Lender or any communication by or among Administrative Agent and/or one or more Lenders, except to the extent such information or materials have been made available to any Loan Party or its representatives (and in any case, other than the right to receive notices of Borrowings, notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders), or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro-rata benefits of) any claim, in its capacity as a Lender, against Administrative Agent or the Collateral Agent with respect to any duties or obligations or alleged duties or obligations of such Agent under the Loan Documents.
Commensurately, the Assignee acknowledges and agrees that, notwithstanding anything in Section 10.01 of the Credit Agreement or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders, have (A) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (B) otherwise acted on any matter related to any Loan Document, (C) directed or required the Administrative Agent, Collateral Agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document or (D) voted on any plan of reorganization pursuant to Title 11 of the United States Code, that in any case does not require the consent of each Lender or each affected Lender or does not adversely affect the Assignee disproportionately in any material respect as compared to other Lenders, the Assignee and all other Affiliated Lenders will be deemed to have voted in the same proportion as Lenders that are not Affiliated Lenders voting on such matter. Furthermore, the Assignee hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to Title 11 of the United States Code is not deemed to have been voted as set above, then such vote will be (x) deemed not to be in good faith and (y) “designated” pursuant to Section 1126(e) of Title 11 of the United States Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of Title 11 of the United States Code. If Assignee is an Affiliated Loan Fund, it shall not be subject to the limitations set forth in this paragraph, and shall be entitled to vote as any other Lender; provided, however, that, notwithstanding anything herein to the contrary, Assignee, together with all other Affiliated Loan Funds, may not in the aggregate account for more than

50.0% of the amounts set forth in the calculation of Required Lenders, and any amount in excess of 50.0% will be subject to the limitations set forth in this paragraph.
3.    Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of each Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.
4.    General Provisions. This Assignment and Acceptance shall be binding upon, and inure to the benefit of, the Borrower, the parties hereto and their respective successors and assigns. This Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Acceptance. This Assignment and Acceptance shall be governed by, and construed in accordance with, the law of the State of New York.

FORM OF PERMITTED LOAN PURCHASE ASSIGNMENT AND ACCEPTANCE
Reference is made to the Credit Agreement, dated as of February 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent, and Collateral Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.
The Assignor identified on Schedule l hereto (the “Assignor”) and the Borrower agree as follows:
1.    The Assignor hereby irrevocably sells and assigns to the Borrower without recourse to the Assignor, and the Borrower hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below) and pursuant to the terms and conditions set forth in the Credit Agreement for Permitted Loan Purchases (including, without limitation, Section 10.06(g) thereof), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those credit facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.
2.    The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower, any of its Subsidiaries or any other obligor or the performance or observance by the Borrower, any of its Subsidiaries or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (d) attaches any Notes held by it evidencing the Assigned Facilities. To the extent the Assignor has retained any interest in the Assigned Facility, the Assignor hereby requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).
3.    The Borrower (a) represents and warrants that it is legally authorized to enter into this Permitted Loan Purchase Assignment and Acceptance and has taken all action necessary to execute and deliver this Permitted Loan Purchase Assignment and Acceptance and to consummate the transaction contemplated hereby; (b) represents and warrants that it satisfied the requirements, if any, specified in the Credit Agreement that are required to be satisfied in order to make a Permitted Loan Purchase of the Assigned Interest; and (c) agrees that it will be bound by the provisions of the Credit Agreement.
4.    The effective date of this Permitted Loan Purchase Assignment and Acceptance shall be the date on which this Permitted Loan Purchase Assignment and Acceptance is executed (the “Effective Date”). Following the execution of this Permitted Loan Purchase Assignment and Acceptance, it will be delivered to the Administrative Agent for recording pursuant to the Credit Agreement, effective as of the Effective Date and the Assigned Interest shall be deemed to be automatically and immediately cancelled and extinguished. The Administrative Agent shall update the Register, effective as of the Effective Date, to record such event as if it were a prepayment of such Assigned Interest.
5.    From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date. No payments in respect of the Assigned Interest (which shall be deemed to have been cancelled and extinguished as of the Effective Date) shall be due to the Assignor or the Borrower from and after the Effective Date.
6.    As of the Effective Date, the Assignor shall, to the extent provided in this Permitted Loan Purchase Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
7.    This Permitted Loan Purchase Assignment and Acceptance shall be binding upon, and inure to the benefit of the parties hereto and their respective successors and assigns. This Permitted Loan Purchase Assignment and Acceptance may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Permitted Loan Purchase Assignment and Acceptance by telecopy shall be effective as delivery of a manually executed counterpart of this Permitted Loan Purchase Assignment and Acceptance.
8.    This Permitted Loan Purchase Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.
IN WITNESS WHEREOF, the parties hereto have caused this Permitted Loan Purchase Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1
to Permitted Loan Purchase Assignment and Acceptance

Name of Assignor: _________________
Effective Date of Assignment: ___________________

Principal Amount Assigned of the Term Facility        Commitment Percentage Assigned
$______________________    ___________________%

[Name of Assignor]            Noranda Aluminum Acquisition Corporation

By: _________________            By: _________________
    Title:                            Title:

FORM OF SOLVENCY CERTIFICATE
OF
NORANDA ALUMINUM ACQUISITION CORPORATION
[•], 2012
Reference is made to that certain Credit Agreement, dated as of February 29, 2012 (the “Credit Agreement”), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders party thereto from time to time, the agents named therein, and BANK OF AMERICA, N.A., as Administrative Agent and Collateral Agent, and the other agents party thereto. This Certificate is furnished to the Administrative Agent pursuant to Section 5.02(e)(i) of the Credit Agreement. Defined terms shall have the meanings given to them in Annex A attached hereto, or if not defined therein, the meanings given to them in the Credit Agreement.
I, the undersigned, the Chief Financial Officer of the Borrower, in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such facts and circumstances after the date hereof), that, to my knowledge, after due inquiry, immediately after giving effect to the Transactions on the date hereof (giving effect to the execution and delivery of the Credit Agreements, the making of Loans and the use of proceeds of such Loans on the date hereof):
1.the fair value of the property of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries, on a consolidated basis, at a fair valuation, exceeds the debts and liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries, on a consolidated basis, respectively;
2.the present fair saleable value of the property of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries, on a consolidated basis, is greater than the amount that will be required to pay the probable liability of the Borrower (individually) and Holdings, the Borrower and its Subsidiaries, on a consolidated basis, respectively, on their debts and other liabilities, direct, subordinated, unmatured, unliquidated, contingent or otherwise, as such debts and liabilities become absolute and matured;
3.the Borrower (individually) and Holdings, the Borrower and its Subsidiaries, on a consolidated basis, are able to pay their respective debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and
4.the Borrower (individually) and Holdings, the Borrower and its Subsidiaries, on a consolidated basis, does not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date.

IN WITNESS WHEREOF, the Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer as of the date set forth above.
[Signature Page for Solvency Certificate]
NORANDA ALUMINUM ACQUISITION CORPORATION
By:
Name: [•]
Title: Chief Financial Officer

Annex A
Certain Definitions
(1) "due inquiry" means:

•
review of the financial statements and other financial information (including the pro forma balance sheet, pro forma statements of operations and annual projections of operating budget and cash flow budget) of or with respect to the Borrower and its consolidated subsidiaries referred to in Section 4.05 of the Credit Agreement;

•	review of the material terms of the facilities provided under the Credit Agreement, as set forth in the Loan Documents, and of the other financings in the Transactions; and

•
inquiring of other responsible officers of the Borrower with respect to (i) estimated levels of cash and working capital to be required following the consummation of the Transactions, (ii) liabilities, if any, not reflected in the financial statements (including the notes thereto) and other financial information referred to in Section 4.05 of the Credit Agreement and (iii) such other matters as, and in each case to the extent, the Chief Financial Officer deems, in his discretion, to be necessary or desirable in connection with the certifications made in the Certificate to which this Annex A is attached.

(2) "liabilities" means:

•	all indebtedness for borrowed money;

•	all obligations evidenced by bonds, debentures, notes and other similar instruments;

•	all lease and mortgage obligations;

•	all guarantees of debt of other persons;

•	other recorded liabilities, including contingent liabilities that would be recorded in accordance with GAAP; and

•
the maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities (exclusive of contingent liabilities that would be recorded in accordance with GAAP), as disclosed in the public filings of the Borrower, identified and explained to the Chief Financial Officer in terms of their nature and estimated magnitude by responsible officers of the Borrower, or otherwise actually known to the Chief Financial Officer.

No representation is made as to (i) the sufficiency of the definitions set forth in this Annex A for any purpose other than for setting forth the scope of the certifications made in the Certificate to which this Annex A is attached or (ii) pro forma information or projections referred to herein or the assumptions on which they are based.

FORM OF
BORROWING REQUEST
Bank of America, N.A.,
[Date]
Ladies and Gentlemen:

Reference is made to the Credit Agreement dated as of February, 29, 2012 (as amended, restated, supplemented, waived or otherwise modified from time to time, the “Credit Agreement”) among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent, and Collateral Agent. Terms defined in the Credit Agreement are used herein with the same meanings. This notice constitutes a Borrowing Request and the Borrower hereby requests Borrowings under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to such Borrowings requested hereby:
(A)Facility:
(B)Aggregate Amount of Borrowing:
(C)Date of Borrowing (which shall be a Business Day):
(D)Type of Borrowing (ABR or Eurocurrency):
(E)Interest Period (if a Eurocurrency Borrowing):
(F)Location and number of Borrower's account to which proceeds of Borrowing are to be disbursed: ______________________________________
The Borrower hereby represents and warrants that the conditions specified in paragraphs (b) and (c) of Section 5.01 of the Credit Agreement are satisfied.

Very truly yours,
[Signature Page to Borrowing Request]
NORANDA ALUMINUM ACQUISITION CORPORATION
By:
Name: Title:

RECORDING REQUESTED BY: AND WHEN RECORDED MAIL TO: [________________]
Space above this line for recorder’s use only

MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS
AND LEASES AND FIXTURE FILING

This MORTGAGE, SECURITY AGREEMENT, ASSIGNMENT OF RENTS AND LEASES AND FIXTURE FILING, dated as of [•], 2012 (this “Mortgage”), by and from [NAME OF MORTGAGOR], a [jurisdiction, corporation] (“Mortgagor”), to BANK OF AMERICA, N.A., as Administrative Agent (in such capacity, “Mortgagee”),
RECITALS:
WHEREAS, Noranda Aluminum Acquisition Corporation (“Borrower”) entered into that certain Credit Agreement, dated as of February 29, 2012 (as it may be amended, supplemented or otherwise modified, the “Credit Agreement”; the terms defined therein and not otherwise defined herein being used herein as defined therein), by and among Noranda Aluminum Holding Corporation, a Delaware corporation (“Holdings”), the Borrower, the Lenders from time to time party thereto, the agents named therein, and Bank of America, N.A. (“BoA”), as Administrative Agent, and Collateral Agent, which provides for the provision of senior secured facilities by Lenders to Borrower in an aggregate principal amount up to $325,000,000.
WHEREAS, subject to the terms and conditions of the Credit Agreement, Holdings and its subsidiaries may enter into one or more hedge agreements (“Hedge Agreements”) with one or more Hedge Banks, the obligations under each of which Hedge Agreements may be secured on an equal and ratable basis with the obligations under the Credit Agreement;
WHEREAS, Mortgagor entered into that certain Guarantee and Collateral Agreement, dated as of February 29, 2012 (as it may be amended, supplemented or otherwise modified, the “Guarantee Agreement”), by and among Holdings, Borrower, Mortgagor, certain other direct and indirect subsidiaries of Borrower and Bank of America N.A., which provides for the guarantee by the Mortgagor of the Obligations (hereinafter defined), including all obligations under the Credit Agreement and certain obligations in respect of Hedge Agreements.
WHEREAS, in consideration of the extensions of credit and other accommodations set forth in the Credit Agreement and the applicable Hedge Agreements, Mortgagor has agreed, subject to the terms and conditions hereof, to secure Mortgagor’s obligations under the Guarantee Agreement.
NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, Mortgagee and Mortgagor agree as follows:

ARTICLE II	DEFINITIONS

Section 2.01    Definitions. Capitalized terms used herein (including the recitals hereto) not otherwise defined herein shall have the meanings ascribed thereto in the Credit Agreement. In addition, as used herein, the following terms shall have the following meanings:
“Mortgaged Property” means all of Mortgagor’s right, title and interest in and to (i) the real property described in Exhibit A (the “Land”); (ii) all improvements and betterments now or hereafter situated on the Land, (the “Improvements”); (iii) all right, title and interest Mortgagor now has or may hereafter acquire in and to (1) all streets, roads, alleys, easements, rights-of-way, licenses, rights of ingress and egress, vehicle parking rights and public places, existing or proposed, abutting, adjacent, used in connection with, as a means of access to, or pertaining to, the Land or the Improvements; (2) all and singular tenements, hereditaments and appurtenances in any manner belonging, relating, or appertaining to the Land or the Improvements; (3) any strips or gores between the Land and abutting or adjacent properties; (4) all water and water rights, timber, crops and mineral interests on or pertaining to the Land; and (5) all agreements and other rights and benefits now or hereafter belonging or pertaining to the Land; (the Land, Improvements and such other rights, titles and interests are collectively referred to as the “Premises”); (iv) all of Mortgagor’s interest in all fixtures, materials, supplies, equipment, systems, machinery, apparatus , furniture, furnishings, appliances and other items of personal property now owned or hereafter acquired by Mortgagor and now or hereafter attached to, installed in, situated in, on or about or used in connection with any of the Improvements or the Land, or used in or necessary to the complete and proper planning, development, use, occupancy or operation thereof, or acquired (whether delivered to the Land or stored elsewhere) for use or installation in or on the Land or Improvements, and water, gas, electrical, telephone, storm and sanitary sewer facilities and all other utilities whether or not situated in easements, and all appurtenances and additions to and betterments, renewals and replacements of, substitutions for and additions to the foregoing (the “Fixtures”); (v) all right, title and interest of Mortgagor in and to all goods, accounts, general intangibles, instruments, documents, chattel paper and all other personal property of any kind or character, including such items of personal property as defined in the UCC (defined below), now owned or hereafter acquired by Mortgagor and now or hereafter affixed to, placed upon, used in connection with, arising from or otherwise related to the Premises (the “Personalty”); (vi) if and to the extent required pursuant to the Credit Agreement or other Loan Documents all reserves, escrows or impounds required under the Credit Agreement and all deposit accounts (if any) maintained by Mortgagor with respect to the Mortgaged Property (the “Deposit Accounts”); (vii) all right, title and interest of Mortgagor in and to leases, licenses, concessions, occupancy agreements or other agreements (written or oral, now or at any time in effect) which grant to any Person (other than Mortgagor) a possessory interest in, or the right to use, all or any part of the Mortgaged Property, together with all related security and other deposits subject to depositors rights and requirements of law (the “Leases”); (viii) all of the rents, revenues, royalties, income, proceeds, profits, security and other types of deposits subject to depositors rights and requirements of law, and other benefits paid or payable by parties to the Leases for using, leasing, licensing, possessing, operating from, residing in, selling or otherwise enjoying the Mortgaged Property (the “Rents”), (ix) all of Mortgagor’s right, title and interest in and to all other agreements, such as construction contracts, plans and specifications, architects’ agreements, engineers’ contracts, development rights, commitments and rights for utilities, utility contracts, maintenance agreements, management agreements, service contracts, listing agreements, guaranties, warranties, permits, licenses, certificates and entitlements in any way relating to the construction, use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property (the “Property Agreements”); (x) all of Mortgagor’s right, title and interest in all estates, rights, titles, interests, privileges, liberties, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances appertaining to the foregoing, or any part thereof, including, without limitation, air rights, development rights, zoning rights, easements, strips and gores of land, vaults, streets, roads, alleys, tenements, passages, sewer rights, waters, water courses, water rights and powers, minerals, flowers, trees, timber and other emblements now or hereafter appurtenant to, or used in connection with, or located on, under or above the Premises or any part thereof; (xi) all property tax refunds payable to Mortgagor (the “Tax Refunds”); (xii) all accessions, replacements and substitutions for any of the foregoing and all proceeds thereof (the “Proceeds”); (xiii) all insurance policies, unearned premiums therefor and proceeds from such policies covering any of the above property now or hereafter acquired by Mortgagor (the “Insurance”); and (xiv) all of Mortgagor’s right, title and interest in and to any awards, damages, remunerations, reimbursements, settlements or compensation heretofore made or hereafter to be made by any governmental authority pertaining to the Land, Improvements, Fixtures or Personalty (the “Condemnation Awards”). As used in this Mortgage, the term “Mortgaged Property” shall mean all or, where the context permits or requires, any portion of the above or any interest therein.
“Obligations” means all Finance Obligations.
“UCC” means the Uniform Commercial Code of New York or, if the creation, perfection and enforcement of any security interest herein granted is governed by the laws of a state other than New York, then, as to the matter in question, the Uniform Commercial Code in effect in that state.
Section 2.02    Interpretation. References to “Sections” shall be to Sections of this Mortgage unless otherwise specifically provided. Section headings in this Mortgage are included herein for convenience of reference only and shall not constitute a part of this Mortgage for any other purpose or be given any substantive effect. The rules of construction set forth in Section 1.02 of the Credit Agreement shall be applicable to this Mortgage mutatis mutandis. If any conflict or inconsistency exists between this Mortgage and the Credit Agreement, the Credit Agreement shall govern.
Section 2.03    Modifications; Waiver. This Mortgage may not be modified except by an instrument in writing executed by Mortgagor and Mortgagee pursuant to the terms of the Credit Agreement. No requirement hereof may be waived at any time except by a writing signed by the party against whom such waiver is sought to be enforced nor shall any waiver be deemed a waiver of any subsequent breach or default.
Section 2.04    Maximum Interest Payable. Neither this Mortgage nor any other Loan Document shall require the payment or permit the collection of interest in excess of the maximum amount not prohibited by law. If herein or in any other Loan Document any excess of interest in such respect is provided for or shall be adjudicated to be so provided for, neither Mortgagor nor its successors or assigns shall be obligated to pay such interest in excess of the maximum amount not prohibited by law, and the right to demand the payment of any such excess shall be and hereby is waived and any excess shall be promptly applied to principal or, if required by law, refunded; and this provision shall control any other provision of this Mortgage or any other Loan Document.
Section 2.05    Counterparts. This Mortgage may be executed in counterparts. All counterparts shall constitute one instrument.
Section 2.06    Conflict among Loan Documents. If there shall be any inconsistency between the terms of this Mortgage and the Credit Agreement, the Credit Agreement shall be controlling.

ARTICLE III	GRANT
To secure the full and timely payment of the Obligations, Mortgagor MORTGAGES, GRANTS, BARGAINS, ASSIGNS, SELLS and CONVEYS, to Mortgagee the Mortgaged Property, subject, however, to the Permitted Liens, TO HAVE AND TO HOLD the Mortgaged Property to Mortgagee, and Mortgagor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Mortgagee for so long as any of the Obligations remain outstanding.

ARTICLE IV	WARRANTIES, REPRESENTATIONS AND COVENANTS
Section 4.01    Title. Mortgagor represents, warrants and covenants to Mortgagee that Mortgagor owns the Mortgaged Property free and clear of any liens, charges, claims, interests and encumbrances, except for Permitted Liens (including without limitation those set forth on Schedule B). Mortgagor represents and warrants to Mortgagee that this Mortgage creates valid, enforceable first priority liens and security interests against the Mortgaged Property subject to the Permitted Liens.
Section 4.02    First Lien Status. Mortgagor shall preserve and protect the first lien and security interest status (subject to the Permitted Liens) of this Mortgage and the other Loan Documents to the extent related to the Mortgaged Property. If any lien or security interest other than a Permitted Lien is asserted against the Mortgaged Property, except as otherwise provided in the Credit Agreement, Mortgagor shall promptly, and at its expense, (a) give Mortgagee a detailed written notice of such lien or security interest (including origin, amount and other terms), and (b) pay the underlying claim in full or take such other action so as to cause it to be released or bonded (or otherwise stayed) or contest the same, all in accordance with the requirements of the Credit Agreement.
Section 4.03    Payment and Performance. Mortgagor shall timely pay and properly perform the Obligations in full when they are required to be performed.
Section 4.04    Inspection. Mortgagor shall permit Mortgagee, and Mortgagee’s agents, representatives and employees, upon reasonable prior notice to Mortgagor, to inspect the Mortgaged Property and all books and records of Mortgagor located thereon, and to conduct such environmental and engineering studies as Mortgagee may reasonably require (but excluding invasive testing); provided, such inspections and studies shall not materially or unreasonably interfere with the use and operation of the Mortgaged Property.
Section 4.05    Covenants Running with the Land. All covenants in the Credit Agreement are incorporated hereby by reference and together with the covenants in this Section 3, are intended by Mortgagor and Mortgagee to be, and shall be construed as, covenants running with the Mortgaged Property. As used herein, “Mortgagor” shall refer to the party named in the first paragraph of this Mortgage and to any subsequent owner of all or any portion of the Mortgaged Property. All Persons who may have or acquire an interest in the Mortgaged Property shall be deemed to have notice of, and be bound by, the terms of the Credit Agreement; however, no such party shall be entitled to any rights thereunder without the prior written consent of Mortgagee.
Section 4.06    Condemnation Awards and Insurance Proceeds. The Mortgagor shall cause all Net Proceeds from condemnation awards or casualty insurance settlements affecting the Mortgaged Property to be applied or retained, as the case may be, in accordance with Section 2.08 of the Credit Agreement.
Section 4.07    Change in Tax Law. Upon the enactment of or change in (including, without limitation, a change in interpretation of) any applicable law (i) deducting or allowing Mortgagor to deduct from the value of the Mortgaged Property for the purpose of taxation any lien or security interest thereon or (ii) subjecting Mortgagee or any of the Lenders to any tax or changing the basis of taxation of mortgages, deeds of trust, or other liens or debts secured thereby, or the manner of collection of such taxes, in each such case, so as to affect this Mortgage, or Mortgagee in connection with this Mortgage, and the result is to increase the taxes imposed upon Mortgagee, or to reduce the amount of any payments receivable hereunder, then, and in any such event, Mortgagor shall, on demand following the incurrence of such cost or the suffering of such reduction, pay to Mortgagee and the Lenders additional amounts to compensate for such increased costs or reduced amounts, provided that if any such payment or reimbursement shall be unlawful, or taxable to Mortgagee, or would constitute usury under applicable law, then Mortgagor shall pay or reimburse Mortgagee or the Lenders for payment of the lawful and non-usurious portion thereof.
Section 4.08    Mortgage Tax. Mortgagor shall (i) pay or cause to be paid when due any tax imposed upon it or upon Mortgagee or any Lender pursuant to the tax law of the state in which the Mortgaged Property is located in connection with the execution, delivery and recordation of this Mortgage and any of the other Loan Documents, and (ii) prepare, execute and file any form required to be prepared, executed and filed in connection therewith.
Section 4.09    Reduction of Secured Amount. In the event that the amount secured by the Mortgage is less than the Obligations, then the amount secured shall be reduced only by the last and final sums that Mortgagor repays with respect to the Obligations and shall not be reduced by any intervening payments on the Obligations unless arising from the Mortgaged Property. So long as the balance of the Obligations exceeds the amount secured hereby, any payments of the Obligations shall not be deemed to be applied against, or to reduce, the portion of the Obligations secured by this Mortgage. Such payments shall instead be deemed to reduce only such portions of the Obligations as are secured by other collateral located outside of the state in which the Mortgaged Property is located or as are unsecured.
Section 4.10    Insurance. Mortgagor shall obtain and maintain at Mortgagor’s sole expense the insurance as is required to be obtained and maintained under Section 6.02 of the Credit Agreement.
Section 4.11    Condemnation. Reasonably promptly after Mortgagor’s learning thereof, Mortgagor shall notify Mortgagee promptly of any pending proceeding for condemnation or taking affecting the Mortgaged Property or arising out of damage to the Mortgaged Property.

Section 4.12    Impositions. The Mortgagor shall pay and discharge promptly all material Taxes as and to the extent provided in Section 6.03 of the Credit Agreement.
Section 4.13    Compliance with Laws. The Mortgagor shall comply with all laws, rules, regulations and orders of any Governmental Authority to the extent required under Section 6.06 of the Credit Agreement.
Section 4.14    Hazards. The Mortgagor hereby acknowledges that the following properties (if any) are in zones identified by the Director of the Federal Emergency Management Agency as special flood hazard zones described in 12 C.F.R. § 22.2 and that it has received prior to the making of the Loans, and the incurrence of any other indebtedness constituting part of the Obligations, secured by this Mortgage the notice regarding Federal disaster relief assistance referred to in the Appendix to 12 C.F.R. Part 22.

ARTICLE V	DEFAULT AND FORECLOSURE
Section 5.01    Events of Default. Upon the occurrence ands during the continuance of an Event of Default, the Mortgagee shall have all rights and remedies as hereinafter set forth.
Section 5.02    Remedies. If an Event of Default has occurred and is continuing, Mortgagee may, at Mortgagee’s election, exercise any or all of the following rights, remedies and recourses: (a) declare the Obligations to be immediately due and payable, without further notice, presentment, protest, notice of intent to accelerate, notice of acceleration, demand or action of any nature whatsoever (each of which hereby is expressly waived by Mortgagor), whereupon the same shall become immediately due and payable; (b) enter the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto or located thereon; if Mortgagor remains in possession of the Mortgaged Property after an Event of Default and without Mortgagee’s prior written consent, Mortgagee may invoke any legal remedies to dispossess Mortgagor; (c) hold, lease, develop, manage, operate or otherwise use the Mortgaged Property upon such terms and conditions as Mortgagee may deem reasonable under the circumstances (making such repairs, alterations, additions and improvements and taking other actions, from time to time, as Mortgagee deems necessary or desirable), and apply all Rents and other amounts collected by Mortgagee in connection therewith in accordance with the provisions hereof; (d) institute proceedings for the complete foreclosure of this Mortgage, either by judicial action or by power of sale, in which case the Mortgaged Property may be sold for cash or credit in one or more parcels; with respect to any notices required or permitted under the UCC, Mortgagor agrees that ten days’ prior written notice shall be deemed commercially reasonable; at any such sale by virtue of any judicial proceedings, power of sale, or any other legal right, remedy or recourse, the title to and right of possession of any such property shall pass to the purchaser thereof, and to the fullest extent permitted by law, Mortgagor shall be completely and irrevocably divested of all of its right, title, interest, claim, equity, equity of redemption, and demand whatsoever, either at law or in equity, in and to the property sold and such sale shall be a perpetual bar both at law and in equity against Mortgagor, and against all other Persons claiming or to claim the property sold or any part thereof, by, through or under Mortgagor; Mortgagee or any of the Lenders may be a purchaser at such sale and if Mortgagee is the highest bidder, Mortgagee shall credit the portion of the purchase price that would be distributed to Mortgagee against the Obligations in lieu of paying cash; in the event this Mortgage is foreclosed by judicial action, appraisement of the Mortgaged Property is waived; (e) make application to a court of competent jurisdiction for, and obtain from such court as a matter of strict right and without notice to Mortgagor or regard to the adequacy of the Mortgaged Property for the repayment of the Obligations, the appointment of a receiver of the Mortgaged Property, and Mortgagor irrevocably consents to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court, and shall apply such Rents in accordance with the provisions hereof; and/or (g) exercise all other rights, remedies and recourses granted under the Loan Documents or otherwise available at law or in equity.
Section 5.03    Separate Sales. If an Event of Default has occurred and is continuing, the Mortgaged Property may be sold in one or more parcels and in such manner and order as Mortgagee in its sole discretion may elect; the right of sale arising out of any Event of Default shall not be exhausted by any one or more sales.
Section 5.04    Remedies Cumulative, Concurrent and Nonexclusive. Mortgagee shall have all rights, remedies and recourses granted in the Loan Documents and available at law or equity (including the UCC, subject to the terms and conditions of the Credit Agreement), which rights (a) shall be cumulative and concurrent, (b) may be pursued separately, successively or concurrently against Mortgagor or others obligated under the Loan Documents, or against the Mortgaged Property, or against anyone or more of them, at the sole discretion of Mortgagee or the Lenders, (c) may be exercised as often as occasion therefor shall arise, and the exercise or failure to exercise any of them shall not be construed as a waiver or release thereof or of any other right, remedy or recourse, and (d) are intended to be, and shall be, nonexclusive. No action by Mortgagee or the Lenders in the enforcement of any rights, remedies or recourses under the Loan Documents or otherwise at law or equity shall be deemed to cure any Event of Default.
Section 5.05    Release of and Resort to Collateral. Mortgagee may release, regardless of consideration and without the necessity for any notice to or consent by the holder of any subordinate lien on the Mortgaged Property, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by the Loan Documents or their status as a first and prior lien and security interest in and to the Mortgaged Property. For payment of the Obligations, Mortgagee may resort to any other security in such order and manner as Mortgagee may elect.
Section 5.06    Waiver of Redemption, Notice and Marshalling of Assets. Subject to the terms and conditions of the Credit Agreement, to the fullest extent permitted by law, Mortgagor hereby irrevocably and unconditionally waives and releases (a) all benefit that might accrue to Mortgagor by virtue of any present or future statute of limitations or law or judicial decision exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of Mortgagee’s election to exercise or the actual exercise of any right, remedy or recourse provided for under the Loan Documents; and (c) any right to a marshalling of assets or a sale in inverse order of alienation. To the fullest extent Mortgagor may do so, Mortgagor agrees that Mortgagor will not at any time insist upon, plead, claim or take the benefit or advantage of any law now or hereafter in force providing for any appraisement, valuation, stay, extension or redemption, including the statutory right of redemption, and Mortgagor, for Mortgagor, Mortgagor’s representatives, successors and assigns, and for any and all persons ever claiming any interest in the Mortgaged Property, to the extent permitted by applicable law, hereby waives and releases (i) all rights of redemption whether equitable or statutory, valuation, appraisement, stay of execution; (ii) except as otherwise provided in any Loan Document, notice of intention to mature, accelerate, or declare due the whole of the Obligations, and notice of election to mature, accelerate, or declare due the whole of the Obligations; and (iii) all rights to a marshaling of assets of Mortgagor, including the Mortgaged Property, or to a sale in inverse order of alienation in the event of foreclosure of the liens and/or security interests hereby created. Mortgagor shall not have or assert any right under any statute or rule of law pertaining to the marshaling of assets, sale in inverse order of alienation, the exemption of homestead, the administration of estates of decedents, or other matters whatever to defeat, reduce or affect the right of Mortgagee under the terms of this Mortgage to a sale of the Mortgaged Property for the collection of the Obligations without any prior or different resort for collection, or the right of Mortgagee under the terms of this Mortgage to the payment of the Obligations out of the proceeds of sale of the Mortgaged Property in preference to every other claimant whatever. If any law referred to in this Section and now in force, of which Mortgagor or Mortgagor’s representatives, successors or assigns or any other persons claiming any interest in the Mortgaged Property might take advantage despite this Section, shall hereafter be repealed or cease to be in force, such law shall not thereafter be deemed to preclude the application of this Section.
Section 5.07    Discontinuance of Proceedings. If Mortgagee or the Lenders shall have proceeded to invoke any right, remedy or recourse permitted under the Loan Documents and shall thereafter elect to discontinue or abandon it for any reason, Mortgagee or the Lenders shall have the unqualified right to do so and, in such an event, Mortgagor and Mortgagee or the Lenders shall be restored to their former positions with respect to the Obligations, the Loan Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Mortgagee or the Lenders shall continue as if the right, remedy or recourse had never been invoked, but no such discontinuance or abandonment shall waive any Event of Default which may then exist or the right of Mortgagee or the Lenders thereafter to exercise any right, remedy or recourse under the Loan Documents for such Event of Default.
Section 5.08    Application of Proceeds. The proceeds of any sale of, and the Rents and other amounts generated by the holding, leasing, management, operation or other use of the Mortgaged Property, shall be applied by Mortgagee (or the receiver, if one is appointed) in the following order unless otherwise required by applicable law: first, to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing, improving and selling the same, including, without limitation, (a) receiver’s fees and expenses, including the repayment of the amounts evidenced by any receiver’s certificates, (b) court costs, (c) reasonable attorneys’ and accountants’ fees and expenses, (d) costs of advertisement; and second, as provided in the Credit Agreement.
Section 5.09    Occupancy After Foreclosure. Any sale of the Mortgaged Property or any part thereof will divest all right, title and interest of Mortgagor in and to the property sold. Subject to applicable law, any purchaser at a foreclosure sale will receive immediate possession of the property purchased. If Mortgagor retains possession of such property or any part thereof subsequent to such sale, Mortgagor will be considered a tenant at sufferance of the purchaser, and will, if Mortgagor remains in possession after demand to remove, be subject to eviction and removal, forcible or otherwise, with or without process of law.

Section 5.10    Additional Advances and Disbursements; Costs of Enforcement. If any Event of Default exists, Mortgagee and each of the Lenders shall have the right, but not the obligation, to cure such Event of Default in the name and on behalf of Mortgagor in accordance with the Credit Agreement. All reasonable sums advanced and expenses incurred at any time by Mortgagee or any Lender under this Section, or otherwise under this Mortgage, shall bear interest from the date that such sum is advanced or expense incurred if not repaid within five days after demand therefor, to and including the date of reimbursement, computed at the rate or rates set forth in Section 2.10 of the Credit Agreement, and all such sums, together with interest thereon, shall be secured by this Mortgage. Mortgagor shall pay all expenses (including reasonable attorneys’ fees and expenses) of or incidental to the perfection and enforcement of this Mortgage and the other Loan Documents. or the enforcement, compromise or settlement of the Obligations or any claim under this Mortgage and the other Loan Documents, and for the curing thereof, or for defending or asserting the rights and claims of Mortgagee or the Lenders in respect thereof, by litigation or otherwise.
Section 5.11    No Mortgagee in Possession. Neither the enforcement of any of the remedies under this Section, the assignment of the Rents and Leases under Section 5, the security interests under Section 6, nor any other remedies afforded to Mortgagee or the Lenders under the Loan Documents, at law or in equity shall cause Mortgagee or any Lender to be deemed or construed to be a mortgagee in possession of the Mortgaged Property, to obligate Mortgagee or any Lender to lease the Mortgaged Property or attempt to do so, or to take any action, incur any expense, or perform or discharge any obligation, duty or liability whatsoever under any of the Leases or otherwise.

ARTICLE VI	ASSIGNMENT OF RENTS AND LEASES
Section 6.01    Assignment. In furtherance of and in addition to the assignment made by Mortgagor herein, Mortgagor hereby absolutely and unconditionally grants, assigns, sells, transfers and conveys to Mortgagee all of its right, title and interest in and to all Leases, whether now existing or hereafter entered into, and all of its right, title and interest in and to all Rents. This assignment is an absolute assignment and not an assignment for additional security only. So long as no Event of Default shall have occurred and be continuing, Mortgagor shall have a revocable license from Mortgagee to exercise all rights and remedies extended to the landlord or licensor under the Leases, including the right to receive and collect all Rents and to use the same in the payment and performance of the Obligations and to otherwise use the same. The foregoing license is granted subject to the conditional limitation that no Event of Default shall have occurred and be continuing. Upon the occurrence and during the continuance of an Event of Default, whether or not legal proceedings have commenced, and without regard to waste, adequacy of security for the Obligations or solvency of Mortgagor, the license herein granted shall automatically expire and terminate, without notice by Mortgagee (any such notice being hereby expressly waived by Mortgagor), and shall be automatically reinstated upon the curing or discontinuance of such act, occurrence, failure or omission giving rise to such Event of Default.
Section 6.02    Perfection Upon Recordation. Mortgagor acknowledges that Mortgagee has taken all reasonable actions necessary to obtain, and that upon recordation of this Mortgage Mortgagee shall have, to the extent permitted under applicable law, a valid and fully perfected, first priority, present assignment of the Rents arising out of the Leases and all security for such Leases subject to the Permitted Liens and in the case of security deposits, rights of depositors and requirements of law. Mortgagor acknowledges and agrees that upon recordation of this Mortgage

Mortgagee’s interest in the Rents shall be deemed to be fully perfected, “choate” and enforced as to Mortgagor and all third parties, including, without limitation, any subsequently appointed trustee in any case under Title 11 of the United States Code (the “Bankruptcy Code”), without the necessity of commencing a foreclosure action with respect to this Mortgage, making formal demand for the Rents, obtaining the appointment of a receiver or taking any other affirmative action.
Section 6.03    Bankruptcy Provisions. Without limitation of the absolute nature of the assignment of the Rents hereunder, Mortgagor and Mortgagee agree that (a) this Mortgage shall constitute a “security agreement” for purposes of Section 552(b) of the Bankruptcy Code, (b) the security interest created by this Mortgage extends to property of Mortgagor acquired before the commencement of a case in bankruptcy and to all amounts paid as Rents, and (c) such security interest shall extend to all Rents acquired by the estate after the commencement of any case in bankruptcy.

ARTICLE VII	SECURITY AGREEMENT
Section 7.01    Security Interest. This Mortgage constitutes a “security agreement” on personal property within the meaning of the UCC and other applicable law and with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards. To this end, subject to the Permitted Liens, Mortgagor grants to Mortgagee a first and prior security interest in the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance, Condemnation Awards and all other Mortgaged Property which is personal property to secure the payment and performance of the Obligations subject to the Permitted Liens, and agrees that Mortgagee shall have all the rights and remedies of a secured party under the UCC with respect to such property. Subject to the provisions of the Credit Agreement, any notice of sale, disposition or other intended action by Mortgagee with respect to the Personalty, Fixtures, Leases, Rents, Deposit Accounts, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards sent to Mortgagor at least ten days prior to any action under the UCC shall constitute reasonable notice to Mortgagor.
Section 7.02    Financing Statements. Mortgagor shall execute and deliver to Mortgagee, in form and substance satisfactory to Mortgagee, such financing statements and such further assurances as Mortgagee may, from time to time, reasonably consider necessary to create, perfect and preserve Mortgagee’s security interest hereunder and Mortgagee may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest. Mortgagor’s chief executive office is at the address set forth in the Perfection Certificate.
Section 7.03    Fixture Filing. This Mortgage shall also constitute a “fixture filing” for the purposes of the UCC against all of the Mortgaged Property which is or is to become fixtures. Information concerning the security interest herein granted may be obtained at the addresses of Debtor (Mortgagor) and Secured Party (Mortgagee) as set forth in the first paragraph of this Mortgage.

ARTICLE VIII	ATTORNEY-IN-FACT

Mortgagor hereby irrevocably appoints Mortgagee and its successors and assigns, as its attorney-in-fact, which agency is coupled with an interest and with full power of substitution, upon reasonable prior notice to Mortgagor (a) to execute and/or record any notices of completion, cessation of labor or any other notices that Mortgagee deems appropriate to protect Mortgagee’s interest, if Mortgagor shall fail to do so within ten days after written request by Mortgagee, (b) upon the issuance of a deed pursuant to the foreclosure of this Mortgage or the delivery of a deed in lieu of foreclosure, to execute all instruments of assignment, conveyance or further assurance with respect to the Leases, Rents, Deposit Accounts, Fixtures, Personalty, Property Agreements, Tax Refunds, Proceeds, Insurance and Condemnation Awards in favor of the grantee of any such deed and as may be necessary or desirable for such purpose, (c) to prepare, execute and file or record financing statements, continuation statements, applications for registration and like papers necessary to create, perfect or preserve Mortgagee’s security interests and rights in or to any of the Mortgaged Property, and (d) while any Event of Default exists, to perform any obligation of Mortgagor hereunder; provided, (i) Mortgagee shall not under any circumstances be obligated to perform any obligation of Mortgagor; (ii) any sums reasonably advanced by Mortgagee in such performance shall be added to and included in the Obligations and shall bear interest at the rate or rates set forth in Section 2.10 of the Credit Agreement provided that from the date incurred said advance is not repaid within five days demand therefor; (iii) Mortgagee as such attorney-in-fact shall only be accountable for such funds as are actually received by Mortgagee; and (iv) Mortgagee shall not be liable to Mortgagor or any other person or entity for any failure to take any action which it is empowered to take under this Section.

ARTICLE IX	MORTGAGEE AS AGENT
Mortgagee has been appointed to act as Mortgagee hereunder by Lenders and, by their acceptance of the benefits hereof, the other beneficiaries of the Obligations, including the obligees under the Hedge Agreements (all of the foregoing, the “Obligees”). Mortgagee shall be obligated, and shall have the right hereunder, to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking any action (including the release or substitution of Mortgaged Property), solely in accordance with this Mortgage and the Credit Agreement; provided, Mortgagee shall exercise, or refrain from exercising, any remedies provided for herein in accordance with the instructions of (a) Required Lenders, or (b) after payment in full of all Obligations under the Credit Agreement and the other Loan Documents, the holders of a majority of the aggregate notional amount (or, with respect to any Hedge Agreement that has been terminated in accordance with its terms, the amount then due and payable (exclusive of expenses and similar payments but including any early termination payments then due) under such Hedge Agreement) under all Hedge Agreements. In furtherance of the foregoing provisions of this Section, each Obligee, by its acceptance of the benefits hereof, agrees that it shall have no right individually to realize upon any of the Mortgaged Property, it being understood and agreed by such Obligee that all rights and remedies hereunder may be exercised solely by Mortgagee for the benefit of Obligees in accordance with the terms of this Section. Mortgagee shall at all times be the same Person that is Administrative Agent under the Credit Agreement. Written notice of resignation by Administrative Agent pursuant to terms of the Credit Agreement shall also constitute notice of resignation as Mortgagee under this Agreement; removal of Administrative Agent pursuant to the terms of the Credit Agreement shall also constitute removal as Mortgagee under this Agreement; and appointment of a successor Administrative Agent pursuant to the terms of the Credit Agreement shall also constitute appointment of a successor Mortgagee under this Agreement. Upon the acceptance of any appointment as Administrative Agent and as Collateral Agent under the terms of the Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Mortgagee under this Agreement, and the retiring or removed Mortgagee under this Agreement shall promptly (i) transfer to such successor Mortgagee all sums, securities and other items of Mortgaged Property held hereunder, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Mortgagee under this Mortgage, and (ii) execute and deliver to such successor Mortgagee such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Mortgagee of the security interests created hereunder, whereupon such retiring or removed Mortgagee shall be discharged from its duties and obligations under this Mortgage thereafter accruing. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Mortgagee, the provisions of this Mortgage shall continue to enure to its benefit as to any actions taken or omitted to be taken by it under this Mortgage while it was Mortgagee hereunder.

ARTICLE X	LOCAL LAW PROVISIONS
[customary provisions, if any, to be provided, by local counsel]

ARTICLE XI	MISCELLANEOUS
Any notice required or permitted to be given under this Mortgage shall be given in accordance with Section 10.02 of the Credit Agreement. No failure or delay on the part of Mortgagee or any Lender in the exercise of any power, right or privilege hereunder or under any other Loan Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. All rights and remedies existing under this Mortgage and the other Loan Documents are cumulative to, and not exclusive of, any rights or remedies otherwise available. In case any provision in or obligation under this Mortgage shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. This Mortgage shall be binding upon and inure to the benefit of Mortgagee and Mortgagor and their respective successors and assigns. Except as permitted in the Credit Agreement, Mortgagor shall not, without the prior written consent of Mortgagee, assign any rights, duties or obligations hereunder. Upon (i) payment and performance in full of the Obligations in respect of the Credit Agreement and the Loan Documents, (ii) prepayment of a portion of the Obligations equal to the Net Proceeds for the Mortgaged Property in connection with a permitted Asset Sale, subject to and in accordance with the terms and provisions of the Credit Agreement, or (iii) Mortgagor ceasing to be a Subsidiary in accordance with the terms and provisions of the Credit Agreement, Mortgagee, at Mortgagor’s expense, shall release the liens and security interests created by this Mortgage or reconvey the Mortgaged Property to Mortgagor or, at the request of Mortgagor, assign this Mortgage without recourse. Upon Mortgagor’s request Mortgagee agrees to provide a statement to Mortgagor and its designees stating, as of the date of such statement: the maturity date of the Loans; the principal amount of the Obligations outstanding and secured by this Mortgage; whether any notices of default have been given and are outstanding under the Credit Agreement or this Mortgage; and to the knowledge of the Mortgagee; whether any such defaults or Events of Default exist under the Credit Agreement and this Mortgage. This Mortgage and the other Loan Documents embody the entire agreement and understanding between Mortgagee and Mortgagor and supersede all prior agreements and understandings between such parties relating to the subject matter hereof and thereof. Accordingly, the Loan Documents may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties. There are no unwritten oral agreements between the parties.
THE PROVISIONS OF THIS MORTGAGE REGARDING THE CREATION, PERFECTION AND ENFORCEMENT OF THE LIENS AND SECURITY INTERESTS HEREIN GRANTED SHALL BE GOVERNED BY AND CONSTRUED UNDER THE LAWS OF THE STATE IN WHICH THE MORTGAGED PROPERTY IS LOCATED. ALL OTHER PROVISIONS OF THIS MORTGAGE AND THE RIGHTS AND OBLIGATIONS OF MORTGAGOR AND MORTGAGEE SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE CONFLICT OF LAWS PRINCIPLES THEREOF.
[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, Mortgagor has on the date set forth in the acknowledgment hereto, effective as of the date first above written, caused this instrument to be duly executed and delivered by authority duly given.
[NAME OF MORTGAGOR]

By:
Name:
Title:
[APPROPRIATE NOTARY BLOCK]

THIS AGREEMENT AND ANY LIEN CREATED HEREIN IS SUBJECT TO THE LIEN PRIORITY AND OTHER PROVISIONS SET FORTH IN THAT CERTAIN INTERCREDITOR AGREEMENT DATED AS OF FEBRUARY 29, 2012 AMONG BANK OF AMERICA, N.A., AS ABL AGENT FOR THE ABL SECURED PARTIES, BANK OF AMERICA, N.A., AS TERM AGENT FOR THE TERM SECURED PARTIES, NORANDA ALUMINUM HOLDING CORPORATION, NORANDA ALUMINUM ACQUISITION CORPORATION AND THE OTHER SUBSIDIARIES OF NORANDA ALUMINUM ACQUISITION CORPORATION FROM TIME TO TIME PARTY THERETO, AS AMENDED, RESTATED, SUPPLEMENTED OR OTHERWISE MODIFIED FROM TIME TO TIME.
FORM OF GUARANTEE AND COLLATERAL AGREEMENT
dated and effective as of
February 29, 2012
among
NORANDA ALUMINUM HOLDING CORPORATION,
NORANDA ALUMINUM ACQUISITION CORPORATION,
each of its Subsidiaries identified herein,
and
BANK OF AMERICA, N.A.,
as Collateral Agent

TABLE OF CONTENTS
Page
ARTICLE I
DEFINITIONS

Section 1.01.	Term Credit Agreement. 1

Section 1.02.	Other Defined Terms 2
ARTICLE II
GUARANTEE

Section 2.01.	Guarantee 5

Section 2.02.	Guarantee of Payment 5

Section 2.03.	No Limitations, Etc. 5

Section 2.04.	Reinstatement 7

Section 2.05.	Agreement To Pay; Contribution; Subrogation 7

Section 2.06.	Information 7

Section 2.07.	Maximum Liability 7

Section 2.08.	Payment Free and Clear of Taxes 8

Section 2.09.	No Foreign Guarantee of U.S. Obligations 8
ARTICLE III
PLEDGE OF SECURITIES

Section 3.01.	Pledge 8

Section 3.02.	Delivery of the Pledged Collateral 9

Section 3.03.	Representations, Warranties and Covenants 10

Section 3.04.	Registration in Nominee Name; Denominations 11

Section 3.05.	Voting Rights; Dividends and Interest, Etc. 11
ARTICLE IV
SECURITY INTERESTS IN OTHER PERSONAL PROPERTY

Section 4.01.	Security Interest. 13

Section 4.02.	Representations and Warranties 15

Section 4.03.	Covenants. 17

Section 4.04.	Other Actions 20

Section 4.05.	Covenants Regarding Patent, Trademark and Copyright Collateral. 20
ARTICLE V
REMEDIES; APPLICATION OF PROCEEDS

Section 5.01.	Remedies Upon Default 22

Section 5.02.	Apportionment, Application, and Reversal of Payments. 23

Section 5.03.	Securities Act, Etc. 24
ARTICLE VI
INDEMNITY, SUBROGATION AND SUBORDINATION

Section 6.01.	Indemnity 25

Section 6.02.	Contribution and Subrogation 25

Section 6.03.	Subordination; Subrogation 25
ARTICLE VII
MISCELLANEOUS

Section 7.01.	Notices 27

Section 7.02.	Security Interest Absolute 27

Section 7.03.	Limitation By Law; Severability 27

Section 7.04.	Binding Effect; Several Agreement 28

Section 7.05.	Successors and Assigns 28

Section 7.06.	Power of Attorney 28

Section 7.07.	GOVERNING LAW 29

Section 7.08.	Waivers; Amendment 29

Section 7.09.	WAIVER OF JURY TRIAL 30

Section 7.10.	Severability 30

Section 7.11.	Counterparts 30

Section 7.12.	Headings 30

Section 7.13.	Jurisdiction; Consent to Service of Process 30

Section 7.14.	Termination or Release. 31

Section 7.15.	Additional Subsidiaries 31

Section 7.16.	Right to Set Off 32

Section 7.17.	Intercreditor Agreement 32

Schedules
Schedule I    Subsidiary Parties
Schedule II    Pledged Stock; Debt Securities
Schedule III    Intellectual Property

Exhibits
Exhibit A    Form of Supplement to the Guarantee and Collateral Agreement
Exhibit B    Form of Perfection Certificate

GUARANTEE AND COLLATERAL AGREEMENT dated and effective as of February 29, 2012 (this “Agreement”) among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Company”), each Subsidiary of the Company that is identified herein as a party (each, a “Subsidiary Party”), and BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).
WHEREAS, Holdings, the Company, as borrower, the lenders and agents named therein, and Bank of America, N.A., as administrative agent and collateral agent for such lenders, are parties to that certain Term Credit Agreement dated as of February 29, 2012 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement”);
WHEREAS, the lenders party to the Term Credit Agreement (collectively, together with any other person that becomes a lender under the Term Credit Agreement and their respective successors and assigns, the “Lenders”) have agreed to extend credit to the Company, in each case subject to the terms and conditions set forth in the Term Credit Agreement;
WHEREAS, Holdings, the Company and each Subsidiary Party will derive substantial benefits from the extension of credit to the Company pursuant to the Term Credit Agreement, and are willing to execute and deliver this Agreement in order to induce the Lenders to extend credit to the Company in accordance with the terms of the Term Credit Agreement;
NOW, THEREFORE, Holdings, the Company, each Subsidiary Party and the Collateral Agent hereby agree as follows:
ARTICLE I
DEFINITIONS
Section 1.01.    Term Credit Agreement.
(a)    Unless otherwise stated herein:
(i)    Capitalized terms used in this Agreement and not otherwise defined herein have the respective meanings assigned thereto in the Term Credit Agreement. Whenever any term used in this Agreement and not otherwise defined herein is used herein, such reference shall be deemed to have the same effect as if such term had been independently set forth herein in full on the date hereof.
(ii)    Unless otherwise defined herein, any capitalized term that is defined in both the Term Credit Agreement and this Agreement shall have the meaning assigned thereto herein.
(iii)    All terms defined in the New York UCC (as defined below) and not defined in this Agreement have the meanings specified therein.

(iv)    The term “instrument” shall have the meaning specified in Article 9 of the New York UCC.
(b)    The rules of construction specified in Section 1.02 of the Term Credit Agreement also apply to this Agreement.
Section 1.02.    Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
“ABL Credit Agreement” means any “ABL Agreement” as defined in the Intercreditor Agreement.
“ABL Collateral Agent” means the “ABL Agent” as defined in the Intercreditor Agreement.
“ABL Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Account” means, with respect to a Person, any of such Person’s now owned and hereafter acquired or arising accounts, as defined in the UCC, including any rights to payment for the sale or lease of goods or rendition of services, whether or not they have been earned by performance, and “Accounts” means, with respect to any such Person, all of the foregoing, in each case, other than any Excluded Assets.
“Account Debtor” means any person who is or who may become obligated to any Pledgor under, with respect to or on account of an Account, Chattel Paper, General Intangibles, Instruments or Investment Property.
“Agreement” has the meaning assigned thereto in the recitals to this agreement.
“Article 9 Collateral” has the meaning assigned to such term in Section 4.01.
“Collateral” means Article 9 Collateral and Pledged Collateral.
“Collateral Agent” has the meaning assigned to such term in the recitals to this Agreement.
“Company” has the meaning assigned to such term in the recitals to this Agreement.
“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any Pledgor under any Copyright now or hereafter owned by any third party, and all rights of any Pledgor under any such agreement (including, without limitation, any such rights that such Pledgor has the right to license).
“Copyrights” means all of the following now owned or hereafter acquired by any Pledgor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country,

whether as author, assignee, transferee or otherwise; and (b) all registrations and applications for registration of any such Copyright in the United States or any other country, including registrations, supplemental registrations and pending applications for registration in the United States Copyright Office and the right to obtain all renewals thereof, including those listed on Schedule III.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.
“Federal Securities Laws” has the meaning assigned to such term in Section 5.03.
“General Intangibles” means all “General Intangibles” as defined in the New York UCC, including all choses in action and causes of action and all other intangible personal property of any Pledgor of every kind and nature (other than Accounts) now owned or hereafter acquired by any Pledgor, including corporate or other business records, indemnification claims, contract rights (including rights under leases, whether entered into as lessor or lessee, Swap Contracts and other agreements), Intellectual Property, goodwill, registrations, franchises, tax refund claims and any guarantee, claim, security interest or other security held by or granted to any Pledgor to secure payment by an Account Debtor of any of the Accounts.
“Guaranteed Obligations” means, with respect to any Guarantor, all Obligations as to which such Guarantor is not the primary obligor.
“Guarantors” means Holdings and the Subsidiary Parties.
“Intellectual Property” means all intellectual property of every kind and nature now owned or hereafter acquired by any Pledgor, including, inventions, designs, Patents, Copyrights, Trademarks, Patent Licenses, Copyright Licenses, Trademark Licenses, trade secrets, domain names, confidential or proprietary technical and business information, know-how, show-how or other data or information and all related documentation.
“Intellectual Property Security Agreement” means a security agreement in the form hereof or a short form hereof, in each case, which form shall be reasonably acceptable to the Collateral Agent.
“Intercreditor Agreement” means that certain intercreditor agreement dated as of the date hereof and entered into among the ABL Collateral Agent (in its capacity as the ABL Agent, as defined therein), the Collateral Agent (in its capacity as the Term Agent, as defined therein), Holdings, the Company and its Subsidiaries party thereto (as amended, restated, supplemented or otherwise modified from time to time).
“IP Agreements” means all material Copyright Licenses, Patent Licenses, Trademark Licenses, and all other agreements, permits, consents, orders and franchises relating to the license, development, use or disclosure of any material Intellectual Property to which a Pledgor, now or hereafter, is a party or a beneficiary.
“Lenders” has the meaning assigned to such term in the recitals to this Agreement.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.
“Obligations” means all Finance Obligations (as defined in the Term Credit Agreement).
“Patent License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to make, use or sell any invention covered by a Patent, now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).
“Patents” means all of the following now owned or hereafter acquired by any Pledgor: (a) all letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, and all applications for letters patent of the United States or the equivalent thereof in any other country or jurisdiction, including those listed on Schedule III, and (b) all provisionals, reissues, extensions, continuations, divisions, continuations-in- part, reexaminations or revisions thereof, and the inventions disclosed or claimed therein, including the right to make, use, import and/or sell the inventions disclosed or claimed therein.
“Perfection Certificate” means a Perfection Certificate with respect to the Pledgors, substantially in the form of Exhibit B, completed and supplemented with the schedules and attachments contemplated thereby, and duly executed by an Officer of the Company.
“Permitted Liens” means any Lien not prohibited by Section 7.02 of the Term Credit Agreement.
“Pledged Collateral” has the meaning assigned to such term in Section 3.01.
“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.
“Pledged Securities” means any promissory notes, stock certificates or other certificated securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.
“Pledged Stock” has the meaning assigned to such term in Section 3.01.
“Pledgor” shall mean the Company and each Guarantor.
“Secured Hedge Agreement” has the meaning assigned to such term in the Term Credit Agreement.
“Secured Parties” means (a) the Collateral Agent, (b) the Lenders, (c) each Hedge Bank party to any Secured Hedge Agreement, (d) the beneficiaries of each indemnification obligation undertaken by any Pledgor under any Loan Document and (e) permitted successors and assigns of each of the foregoing.
“Security Interest” has the meaning assigned to such term in Section 4.01.

“Subsidiary Party” has the meaning assigned to such term in the preliminary statement of this Agreement, and any Subsidiary that becomes a party hereto pursuant to Section 7.15.
“Swap Contract” has the meaning assigned to such term in the Term Credit Agreement.
“Term Credit Agreement” has the meaning assigned to such term in the recitals hereto.
“Term Priority Collateral” has the meaning assigned to such term in the Intercreditor Agreement.
“Trademark License” means any written agreement, now or hereafter in effect, granting to any Pledgor any right to use any Trademark now or hereafter owned by any third party (including, without limitation, any such rights that such Pledgor has the right to license).
“Trademarks” means all of the following now owned or hereafter acquired by any Pledgor: (a) all trademarks, service marks, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations thereof (if any), and all registration and recording applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof (except for “intent-to-use” applications for trademark or service mark registrations filed pursuant to Section 1(b) of the Lanham Act, 15 U.S.C. § 1051, unless and until an Amendment to Allege Use or a Statement of Use under Sections 1(c) and 1(d) of Lanham Act has been filed, to extent that any assignment of an “intent-to-use” application prior to such filing would violate the Lanham Act), and all renewals thereof, including those listed on Schedule III and (b) all goodwill associated therewith or symbolized thereby.
ARTICLE II
GUARANTEE
Section 2.01.    Guarantee. Each Guarantor unconditionally guarantees, jointly with the other Guarantors and severally, to the Collateral Agent for the benefit of the Secured Parties as a primary obligor and not merely as a surety, the due and punctual payment and performance of the applicable Guaranteed Obligations now or hereafter owing to such Secured Parties. Each Guarantor further agrees that the applicable Guaranteed Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension or renewal of any Guaranteed Obligation. Each Guarantor waives presentment to, demand of payment from and protest to the Company or any other Loan Party of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment.
Section 2.02.    Guarantee of Payment. Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due (whether at the stated maturity, by acceleration or otherwise) and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any deposit account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Company or any other person.
Section 2.03.    No Limitations, Etc.
(a)    Except for termination of a Guarantor’s obligations hereunder as expressly provided for in Section 7.14, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise (other than defense of payment or performance). Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder, to the fullest extent permitted by applicable law, shall not be discharged or impaired or otherwise affected by, and each Guarantor hereby waives any defense to the enforcement hereof by reason of:
(i)    the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to exercise or enforce any right or remedy under the provisions of any Loan Document or otherwise;
(ii)    any rescission, waiver, amendment or modification of, increase in the Obligations with respect to, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement;
(iii)    the failure to perfect any security interest in, or the exchange, substitution, release or any impairment of, any security held by the Collateral Agent or any other Secured Party for the Obligations;
(iv)    any default, failure or delay, willful or otherwise, in the performance of the Obligations;
(v)    any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the payment in full in cash or immediately available funds of all the Obligations),
(vi)    any illegality, lack of validity or enforceability of any Obligation,
(vii)    any change in the corporate existence, structure or ownership of any Loan Party, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Loan Party or its assets or any resulting release or discharge of any Obligation,
(viii)    the existence of any claim, set-off or other rights that the Guarantor may have at any time against the Company, the Collateral Agent, any Secured Party, or any other corporation or person, whether in connection herewith or any unrelated transactions, provided that nothing herein will prevent the assertion of any such claim by separate suit or compulsory counterclaim,

(ix)    any action permitted or authorized hereunder, or
(x)    any other circumstance (including without limitation, any statute of limitations) or any existence of or reliance on any representation by the Collateral Agent or any other Secured Party that might otherwise constitute a defense to, or a legal or equitable discharge of, the Company or any Guarantor or any other guarantor or surety.
Each Guarantor expressly authorizes the Secured Parties to take and hold security for the payment and performance of the Obligations, to exchange, waive or release any or all such security (with or without consideration), to enforce or apply such security and direct the order and manner of any sale thereof in their sole discretion or to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.
(b)    To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the payment in full in cash or immediately available funds of all the Obligations (other than contingent or unliquidated obligations or liabilities). The Collateral Agent and the Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations (other than contingent or unliquidated obligations or liabilities) have been paid in full in cash or immediately available funds. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any other Loan Party, as the case may be, or any security.
Section 2.04.    Reinstatement. Each Guarantor agrees that its guarantee hereunder shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the bankruptcy or reorganization of the Company or any other Loan Party or otherwise.
Section 2.05.    Agreement To Pay; Contribution; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Company to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, to the Collateral Agent for distribution to the Secured Parties, in cash the amount of such unpaid Obligation. Each Guarantor hereby unconditionally and irrevocably agrees that in the event any payment shall be required to be made to any Secured Party under this guarantee, such Guarantor will contribute, to the maximum extent permitted by law, such amounts to each other Guarantor so as to maximize the aggregate amount paid to the Secured Parties under or in respect of the Obligations. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Company or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.
Section 2.06.    Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the financial condition and assets of the Company and each other Pledgor, and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder, and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.
Section 2.07.    Maximum Liability. Each Guarantor, and by its acceptance of this guarantee, the Collateral Agent and each Secured Party hereby confirms that it is the intention of all such Persons that this guarantee and the Obligations of each Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this guarantee and the Obligations of each Guarantor hereunder. To effectuate the foregoing intention, the Collateral Agent and the Secured Parties hereby irrevocably agree that the Obligations of each Subsidiary Party under this guarantee at any time shall be limited to the maximum amount as will result in the Obligations of such Guarantor under this guarantee not constituting a fraudulent transfer or conveyance.
Section 2.08.    Payment Free and Clear of Taxes. Any and all payments by or on account of any obligation of any Guarantor hereunder or under any of the other Loan Documents shall be made free and clear of, and without deduction for, any Indemnified Taxes or Other Taxes on the same terms and to the same extent that payments by any Loan Party are required to be made pursuant to the terms of Section 3.01 of the Term Credit Agreement. The provisions of Section 3.01 of the Term Credit Agreement shall apply to each Guarantor mutatis mutandis.
Section 2.09.    No Foreign Guarantee of U.S. Obligations. Notwithstanding anything to the contrary contained herein, no Foreign Subsidiary shall, or shall be deemed to, provide a guarantee of any Obligations of the Company or any Domestic Subsidiary pursuant to the terms hereof.
ARTICLE III
PLEDGE OF SECURITIES
Section 3.01.    Pledge. As security for the payment or performance when due (whether at stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Pledgor hereby assigns and pledges to the Collateral Agent and its successors and permitted assigns for the benefit of the Secured Parties, a security interest in all of such Pledgor’s right, title and interest in, to and under (a) the Equity Interests directly owned by it (including those listed on Schedule II) and any other Equity Interests obtained in the future by such Pledgor and any certificates representing all such Equity Interests (the “Pledged Stock”); provided that the Pledged Stock shall not include (i) (A) more than 65% of the issued and outstanding voting Equity Interests of any “first tier” Foreign Subsidiary directly owned by such Pledgor or (B) any issued and outstanding Equity Interest of any Foreign Subsidiary that is not a “first tier” Foreign Subsidiary, (ii) to the extent applicable law requires that a Subsidiary of such Pledgor issue directors’ qualifying shares, such shares or nominee or other similar shares, (iii) any Equity Interests with respect to which the Collateral and Guarantee Requirement or any provision of Section 6.10 of the Term Credit Agreement need not be satisfied by reason of Section 6.10(g) of the Term Credit Agreement, (iv) any Equity Interests of a Subsidiary to the extent that, as of the Closing Date, and for so long as, such a pledge of such Equity Interests would violate a contractual obligation binding on or relating to such Equity Interests, or (v) any Equity Interests of a person that is not directly or indirectly a Subsidiary; (b)(i) the debt obligations listed opposite the name of such Pledgor on Schedule II, (ii) any debt obligations now or in the future issued to such Pledgor having, in the case of each instance of debt securities, an aggregate principal amount in excess of $5,000,000 (which pledge, in the case of any intercompany note evidencing debt owed by a Foreign Subsidiary to a Loan Party, shall be limited to 65% of the amount outstanding thereunder), and (iii) the certificates, promissory notes and any other instruments, if any, evidencing such debt obligations (the “Pledged Debt Securities”); (c) subject to Section 3.05 hereof, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other proceeds received in respect of, the securities referred to in clauses (a) and (b) above; (d) subject to Section 3.05 hereof, all rights and privileges of such Pledgor with respect to the securities and other property referred to in clauses (a), (b) and (c) above; and (e) all proceeds of any of the foregoing (the items referred to in clauses (a) through (e) above being collectively referred to as the “Pledged Collateral”).
TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent and its successors and permitted assigns for the benefit of the Secured Parties, forever; subject, however, to the terms, covenants and conditions hereinafter set forth.
Section 3.01.    Delivery of the Pledged Collateral.
(a)    Each Pledgor agrees promptly to deliver or cause to be delivered to the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), as agent for the Secured Parties, any and all Pledged Securities to the extent such Pledged Securities, in the case of promissory notes or other instruments evidencing Indebtedness, are required to be delivered pursuant to paragraph (b) of this Section 3.02. If any Pledged Stock that is uncertificated on the date hereof shall hereafter become certificated, the applicable Pledgor shall promptly cause the certificate or certificates representing Pledged Stock to be delivered to the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), as agent for the Secured Parties, together with the accompanying stock powers or other documentation required by Section 3.02(c). None of the Pledgors shall permit any other party to “control” (for purposes of Section 8-106 of the New York UCC (or any analogous provision of the Uniform Commercial Code in effect in the jurisdiction whose law applies)) any uncertificated securities that constitute Pledged Collateral other than the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), as agent for the Secured Parties.
(b)    To the extent any Indebtedness for borrowed money constitutes Pledged Collateral (other than (i) intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations among Holdings, the Company and its Subsidiaries or (ii) to the extent that a pledge of such promissory note or instrument would violate applicable law) and such Indebtedness for borrowed money is evidenced by a duly executed promissory note, such Loan Party shall cause such promissory note to be pledged and delivered to the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the

Intercreditor Agreement), as agent for the Secured Parties, pursuant to the terms hereof; provided that, such pledge in the case of any intercompany note evidencing debt owed by a Foreign Subsidiary to a Pledgor, shall be limited to 65% of the amount outstanding thereunder. To the extent any such promissory note is a demand note, each Pledgor party thereto agrees, if requested by the Collateral Agent, to immediately demand payment thereunder upon an Event of Default specified under Section 8.01(b), (c), (f), (h) or (i) of the Term Credit Agreement unless such demand would not be commercially reasonable or would otherwise expose Pledgor to liability to the maker.
(c)    If applicable, upon delivery to the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), (i) any Pledged Securities required to be delivered pursuant to the foregoing paragraphs (a) and (b) of this Section 3.02 shall be accompanied by stock powers or note powers, as applicable, duly executed in blank or other instruments of transfer reasonably satisfactory to the Collateral Agent (or the ABL Collateral Agent, as applicable) and by such other instruments and documents as the Collateral Agent (or the ABL Collateral Agent, as applicable) may reasonably request and (ii) all other property composing part of the Pledged Collateral delivered pursuant to the terms of this Agreement shall be accompanied to the extent necessary to perfect the security interest in or allow realization on the Pledged Collateral by proper instruments of assignment duly executed by the applicable Pledgor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing the securities, which schedule shall be attached hereto as Schedule II (or a supplement to Schedule II, as applicable) and made a part hereof; provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.
Section 3.03.    Representations, Warranties and Covenants. The Pledgors, jointly and severally, represent, warrant and covenant to and with the Collateral Agent for the benefit of the Secured Parties:
(a)    Schedule II correctly sets forth the percentage of the issued and outstanding shares of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes or instruments evidencing Indebtedness required to be (i) pledged in order to satisfy the Collateral and Guarantee Requirement, or (ii) delivered pursuant to Section 3.02(b);
(b)    the Pledged Stock and Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such subsidiary, to the best of each Pledgor’s knowledge) have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities (solely with respect to Pledged Debt Securities issued by a person that is not a Subsidiary of Holdings or an Affiliate of any such subsidiary, to the best of each Pledgor’s knowledge) are legal, valid and binding obligations of the issuers thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding at law or in equity) and an implied covenant of good faith and fair dealing;

(c)    except for the security interests granted hereunder, each Pledgor (i) is and, subject to any transfers made in compliance with the Term Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Pledgor, (ii) holds the same free and clear of all Liens, other than Permitted Liens, (iii) will make no assignment, pledge, hypothecation or transfer of, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than pursuant to a transaction permitted by the Term Credit Agreement and other than Permitted Liens and (iv) subject to the rights of such Pledgor under the Loan Documents to dispose of Pledged Collateral, will use commercially reasonable efforts to defend its title or interest hereto or therein against any and all Liens (other than Permitted Liens), however arising, of all persons;
(d)    other than as set forth in the Term Credit Agreement or the schedules thereto, and except for restrictions and limitations imposed by the Loan Documents or securities laws generally or otherwise permitted to exist pursuant to the terms of the Term Credit Agreement, the Pledged Stock (other than partnership interests) is and will continue to be freely transferable and assignable, and none of the Pledged Stock is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provisions or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Stock hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;
(e)    each Pledgor has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;
(f)    other than as set forth in the Term Credit Agreement or the schedules thereto, no consent or approval of any Governmental Authority, any securities exchange or any other person was or is necessary to the validity of the pledge effected hereby (other than such as have been obtained and are in full force and effect);
(g)    by virtue of the execution and delivery by the Pledgors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent (or the ABL Collateral Agent, as applicable), for the ratable benefit of the Secured Parties, in accordance with this Agreement and a financing statement covering such Pledged Securities is filed in the appropriate filing office, the Collateral Agent and its successors and permitted assigns for the benefit of the Secured Parties will obtain a legal, valid and perfected lien upon and security interest in such Pledged Securities under the New York UCC, subject only to Liens permitted under the Term Credit Agreement or arising by operation of law, as security for the payment and performance of the Obligations;
(h)    each Pledgor that is an issuer of the Pledged Collateral confirms that it has received notice of the security interest granted hereunder and consents to such security interest and agrees to transfer record ownership of the securities issued by it in connection with any request by the Collateral Agent.
Section 3.04.    Registration in Nominee Name; Denominations. Subject to the Intercreditor Agreement, the Collateral Agent, as agent for the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or, if an Event of Default shall have occurred and be continuing, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Each Pledgor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Pledgor. If an Event of Default shall have occurred and be continuing, the Collateral Agent, as agent for the Secured Parties, shall have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement, subject to the Intercreditor Agreement. Subject to the Intercreditor Agreement, each Pledgor shall use its commercially reasonable efforts to cause any Loan Party that is not a party to this Agreement to comply with a request by the Collateral Agent, pursuant to this Section 3.04, to exchange certificates representing Pledged Securities of such Pledgor for certificates of smaller or larger denominations.
Section 3.05.    Voting Rights; Dividends and Interest, Etc.
(a)    Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement) shall have given notice to the relevant Pledgors of the Collateral Agent’s (or the ABL Collateral Agent’s to the extent so provided in the Intercreditor Agreement) intention to exercise its rights hereunder:
(i)    Each Pledgor shall be entitled to exercise any and all voting and/or other consensual rights and powers inuring to an owner of Pledged Collateral or any part thereof for any purpose consistent with the terms of this Agreement, the Term Credit Agreement and the other Loan Documents; provided, that, except as permitted under the Term Credit Agreement, such rights and powers shall not be exercised in any manner that could materially and adversely affect the rights inuring to a holder of any Pledged Collateral, the rights and remedies of the Collateral Agent, or the other Secured Parties under this Agreement, the Term Credit Agreement, the other Loan Documents or the ability of the Secured Parties to exercise the same.
(ii)    The Collateral Agent shall promptly execute and deliver to each Pledgor, or cause to be executed and delivered to such Pledgor, all such proxies, powers of attorney and other instruments as such Pledgor may reasonably request for the purpose of enabling such Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.
(iii)    Each Pledgor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Collateral to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Term Credit Agreement, the other Loan Documents and applicable laws; provided, that (A) any noncash dividends, interest, principal or other distributions, payments or other consideration in respect thereof, including any rights to receive the same to the extent not so distributed or paid, that would constitute Pledged Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities, received in exchange for Pledged Securities or any part thereof, or in redemption thereof, as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise or (B) any non-cash dividends and other distributions paid or payable in respect of any Pledged Securities that would constitute Pledged Securities, in connection with a partial or total liquidation or dissolution or in connection with a reduction of capital, capital surplus or paid in surplus, shall be and become part of the Pledged Collateral, and, if received by any Pledgor, shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the benefit of the Secured Parties, and shall be forthwith delivered to the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), for the ratable benefit of the Secured Parties, in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement).
(b)    Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the Company of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to receive dividends, interest, principal or other distributions that such Pledgor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.05 shall cease, and all such rights shall thereupon become vested, for the ratable benefit of the Secured Parties, in the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement) which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Pledgor contrary to the provisions of this Section 3.05 shall not be commingled by such Pledgor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent, for the ratable benefit of the Secured Parties (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), and shall be forthwith delivered to the Collateral Agent, for the ratable benefit of the Secured Parties (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), in the same form as so received (endorsed in a manner reasonably satisfactory to the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement)). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement) upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02 hereof. After all Events of Default have been cured or waived and the Company has delivered to the Collateral Agent a certificate to that effect, if applicable, the Collateral Agent shall promptly repay to each Pledgor (without interest) all dividends, interest, principal or other distributions that such Pledgor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.05 and that remain in such account.
(c)    Upon the occurrence and during the continuance of an Event of Default and after notice by the Collateral Agent to the Company of the Collateral Agent’s intention to exercise its rights hereunder, all rights of any Pledgor to exercise the voting and/or consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.05, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.05, shall cease, and all such rights shall thereupon become vested in the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement), for the ratable benefit of the Secured Parties, which shall have the sole and exclusive right and authority to exercise such voting and consensual rights and powers, provided that, unless otherwise directed by the Required Lenders under the Term Credit Agreement, the Collateral Agent shall have the right from time to time following and during the continuance of an Event of Default to permit the Pledgors to exercise such rights. After all Events of Default have been cured or waived and the Company has delivered to the Collateral Agent a certificate to that effect, (i) each Pledgor shall have the right to exercise the voting and/or consensual rights and powers that such Pledgor would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above and (ii) the obligations of the Collateral Agent pursuant to the terms of paragraph (a)(i) above shall be reinstated.
ARTICLE IV
SECURITY INTERESTS IN OTHER PERSONAL PROPERTY
Section 4.01.    Security Interest.
(a)     As security for the payment or performance when due (whether at the stated maturity, by acceleration or otherwise), as the case may be, in full of its Obligations, each Pledgor other than Holdings (all references to a Pledgor or to the Pledgors in this Article IV shall be deemed to be a reference to each Pledgor other than Holdings) hereby assigns and pledges to the Collateral Agent and its successors and permitted assigns for the benefit of the Secured Parties, a continuing security interest (the “Security Interest”) in and lien on, all right, title and interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Pledgor or in which such Pledgor now has or at any time in the future may acquire any right, title or interest regardless of where located (collectively, the “Article 9 Collateral”):
(i)    all Accounts;
(ii)    all Chattel Paper;
(iii)    all cash and Deposit Accounts;
(iv)    all Documents;
(v)    all Equipment;

(vi)	all General Intangibles;
(vii)    all Instruments;
(viii)    all Inventory;
(ix)    all Investment Property;
(x)    all Commercial Tort Claims;

(xi)    all other personal property not otherwise described above (except for property specifically excluded from any defined term used in any of the foregoing clauses);
(xii)    all books and records pertaining to the Article 9 Collateral; and
(xiii)    to the extent not otherwise included, all proceeds, Supporting Obligations and products of any and all of the foregoing and all collateral security and guarantees given by any person with respect to any of the foregoing.
Notwithstanding anything to the contrary in this Agreement, this Agreement shall not constitute a grant of a security interest in (a) any vehicle covered by a certificate of title or ownership, whether now owned or hereafter acquired, (b) any assets (including Equity Interests), whether now owned or hereafter acquired, with respect to which the Collateral and Guarantee Requirement or the other paragraphs of Section 6.10 of the Term Credit Agreement would not be required to be satisfied by reason of Section 6.10(g) of the Term Credit Agreement if hereafter acquired, (c) any property excluded from the definition of Pledged Collateral pursuant to Section 3.01, (d) any Letter of Credit Rights to the extent any Pledgor is required by applicable law to apply the proceeds of a drawing of such Letter of Credit for a specified purpose, (e) any Pledgor’s right, title or interest in any license, contract or agreement to which such Pledgor is a party or any of its right, title or interest thereunder to the extent, but only to the extent, that such a grant would, under the terms of such license, contract or agreement, result in a breach of the terms of, or constitute a default under, or result in the abandonment, invalidation or unenforceability of, any license, contract or agreement to which such Pledgor is a party (other than to the extent that any such term would be rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the New York UCC or any other applicable law (including, without limitation, Title 11 of the United States Code) or principles of equity); provided, that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and such Pledgor shall be deemed to have granted a security interest in, all such rights and interests as if such provision had never been in effect, or (f) any Equipment owned by any Pledgor that is subject to a purchase money lien or a Capital Lease Obligation if the contract or other agreement in which such Lien is granted (or the documentation providing for such Capital Lease Obligation) prohibits or requires the consent of any person other than the Pledgors as a condition to the creation of any other security interest on such Equipment.
(b)    Each Pledgor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether such Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor, (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Article 9 Collateral relates and (iii) a description of Collateral that describes such property in any other manner as the Collateral Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Article 9 Collateral granted under this Agreement, including describing such property as “all assets” or “all property”. Each Pledgor agrees to provide such information to the Collateral Agent promptly upon request.
(c)    The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be reasonably necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Pledgor, without the signature of such Pledgor, and naming such Pledgor or the Pledgors as debtors and the Collateral Agent as secured party.
(d)    The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Pledgor with respect to or arising out of the Article 9 Collateral.
Section 4.02.    Representations and Warranties. The Pledgors jointly and severally represent and warrant to the Collateral Agent and the Secured Parties that:
(a)    Each Pledgor has good and valid rights in and title to the Article 9 Collateral with respect to which it has purported to grant a Security Interest hereunder and has full power and authority to grant to the Collateral Agent the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms of this Agreement, without the consent or approval of any other person other than any consent or approval that has been obtained and is in full force and effect or has otherwise been disclosed herein or in the Term Credit Agreement.
(b)    The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Pledgor, is correct and complete, in all material respects, as of the Closing Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations containing a description of the Article 9 Collateral that have been prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each applicable governmental, municipal or other office specified in Schedule 6 to the Perfection Certificate (or specified by notice from the Company to the Collateral Agent after the Closing Date in the case of filings, recordings or registrations required by Section 6.10 of the Term Credit Agreement) constitute all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral including all material United States Patents, United States registered Trademarks and United States registered Copyrights) that are necessary (as of the Closing Date or the date of the most recent delivery of a Perfection Certificate, as applicable) to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent and its successors and permitted assigns for the benefit of the Secured Parties in respect of all Article 9 Collateral (other than Commercial Tort Claims) in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements or amendments. Each Pledgor represents and warrants (as of the Closing Date or the most recent date it is required to execute a new Intellectual Property Security Agreement pursuant to the terms hereof or of the other Loan Documents, as applicable) that a fully executed Intellectual Property Security Agreement containing a description of all Article 9 Collateral consisting of Intellectual

Property with respect to United States Patents (and Patents for which United States registration applications are pending), United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights (and Copyrights for which United States registration applications are pending) has been delivered to the Collateral Agent for recording with the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.S.C. § 205 and the regulations thereunder, as applicable, and reasonably requested by the Collateral Agent, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of such material Intellectual Property in which a security interest may be perfected by recording with the United States Patent and Trademark Office and the United States Copyright Office, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of Patents, Trademarks and Copyrights (or registration or application for registration thereof) acquired or developed after the date hereof).
(c)    The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral (other than Article 9 Collateral described in Section 4.01(a)(xi)) securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral (other than Commercial Tort Claims) in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions, (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of the Intellectual Property Security Agreement with the United States Patent and Trademark Office and the United States Copyright Office upon the making of such filings with such office, in each case, as applicable, with respect to material Intellectual Property Collateral (as defined below), and (iv) a perfected security interest in all Article 9 Collateral comprising Deposit Accounts as to which a Deposit Account Control Agreement has been executed and delivered by the parties thereto. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral other than Permitted Liens.
(d)    The Article 9 Collateral is (and, unless disposed of in compliance with the Loan Documents, will continue to be) owned by the Pledgors free and clear of any Lien, other than Permitted Liens. None of the Pledgors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Pledgor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Permitted Liens.
(e)    None of the Pledgors holds (as of the Closing Date or the date of the most recent delivery of a Perfection Certificate, as applicable) any Commercial Tort Claim individually in excess of $2,000,000 million (as of the Closing Date or the date of the most recent delivery of a Perfection Certificate, as applicable) except as indicated on the Perfection Certificate.
(f)    As to itself and its Article 9 Collateral consisting of Intellectual Property (the “Intellectual Property Collateral”), to the best of each Pledgor’s knowledge:
(i)    The Intellectual Property Collateral set forth on Schedule III includes all issued, registered, or applied-for Patents, Trademarks, Copyrights and domain names owned by such Pledgor as of the date hereof and all material IP Agreements to which the Pledgor is a party (as of the Closing Date or the date of the most recent update thereof required pursuant to the terms hereof or of any of the Loan Documents, as applicable).
(ii)    The Intellectual Property Collateral is subsisting and has not been adjudged invalid or unenforceable in whole or part, and to the best of such Pledgor’s knowledge is valid and enforceable, except as would not reasonably be expected to have a Material Adverse Effect. Such Pledgor is not aware of any uses of any item of Intellectual Property Collateral that would be expected to lead to such item becoming invalid or unenforceable, except as would not reasonably be expected to have a Material Adverse Effect.
(iii)    Such Pledgor has made or performed all commercially reasonable acts, including without limitation filings, recordings and payment of all required fees and taxes, required to maintain and protect its interest in each and every item of Intellectual Property Collateral in full force and effect in the United States and such Pledgor has used proper statutory notice in connection with its use of each Patent, Trademark and Copyright in the Intellectual Property Collateral, in each case, except as would not reasonably be expected to have a Material Adverse Effect.
(iv)    With respect to each IP Agreement, the absence, termination or violation of which would reasonably be expected to have a Material Adverse Effect: (A) such Pledgor has not received any notice of termination or cancellation under such IP Agreement; (B) such Pledgor has not received any notice of a breach or default under such IP Agreement, which breach or default has not been cured or waived; and (C) neither such Pledgor nor any other party to such IP Agreement is in breach or default thereof in any material respect, and no event has occurred that, with notice or lapse of time or both, would constitute such a breach or default or permit termination, modification or acceleration under such IP Agreement.
Except as would not reasonably be expected to have a Material Adverse Effect, no Pledgor or Intellectual Property Collateral is subject to any outstanding consent, settlement, decree, order, injunction, judgment or ruling restricting the use of any Intellectual Property Collateral or that would impair the validity or enforceability of such Intellectual Property Collateral.
Section 4.03.    Covenants.
(a)    Each Pledgor agrees promptly to notify the Collateral Agent in writing of any change (i) in its corporate or organization name, (ii) in its identity or type of organization or corporate structure, (iii) in its Federal Taxpayer Identification Number or organizational identification number or (iv) in its jurisdiction of organization. Each Pledgor agrees promptly to provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the immediately preceding sentence. Each Pledgor agrees not to effect or permit any change referred to in the first sentence of this paragraph (a) unless all filings have been made, or will have been made within any applicable statutory period, under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent, for the ratable benefit of the Secured Parties, to continue at all times following such change to have a valid, legal and perfected first priority Lien (subject to Permitted Liens and the Intercreditor Agreement) on and security interest in all Article 9 Collateral in which a Security Interest may be perfected by filing. Each Pledgor agrees promptly to notify the Collateral Agent if any material portion of the Article 9 Collateral owned or held by such Pledgor is damaged or destroyed.
(b)    Subject to the rights of such Pledgor under the Loan Documents to dispose of Collateral, each Pledgor shall, at its own expense, use commercially reasonable efforts to defend title to the Article 9 Collateral against all persons and to defend the Security Interest of the Collateral Agent, for the ratable benefit of the Secured Parties, in the Article 9 Collateral and the priority thereof against any Lien that is not a Permitted Lien.
(c)    Each Pledgor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement) may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including, without limitation, the payment of any fees and taxes required in connection with the execution and delivery of this Agreement and the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents in connection herewith or therewith, all in accordance with the terms hereof and of Section 6.10 of the Term Credit Agreement. If any Indebtedness payable under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument, such note or instrument shall be promptly pledged to the Collateral Agent and its successors and permitted assigns for the benefit of the Secured Parties, and delivered to the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), as agent for the Secured Parties duly endorsed in a manner reasonably satisfactory to the Collateral Agent (or the ABL Collateral Agent, as applicable). Without limiting the generality of the foregoing, each Pledgor hereby authorizes the Collateral Agent, with prompt notice thereof to the Pledgors, to supplement this Agreement by supplementing Schedule III or adding additional schedules hereto to specifically identify any asset or item that may constitute material Copyrights, Patents, Trademarks, Copyright Licenses, Patent Licenses or Trademark Licenses; provided that any Pledgor shall have the right, exercisable within 30 days after the Company has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral, to advise the Collateral Agent in writing of any inaccuracy of the representations and warranties made by such Pledgor hereunder with respect to such Article 9 Collateral. Each Pledgor agrees that it will use its commercially reasonable efforts to take such action as shall be necessary in order that all representations and warranties hereunder shall be true and correct with respect to such Article 9 Collateral within 30 days after the date it has been notified by the Collateral Agent of the specific identification of such Article 9 Collateral.

(d)    After the occurrence of an Event of Default and during the continuance thereof, the Collateral Agent shall have the right to verify under reasonable procedures the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, in the case of Accounts or Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. The Collateral Agent shall have the right to share any information it gains from such inspection or verification with any Secured Party.
(e)    At its option, the Collateral Agent may discharge past due taxes, assessments, charges, fees, Liens, security interests or other encumbrances at any time levied or placed on the Article 9 Collateral and not a Permitted Lien, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Pledgor fails to do so as required by the Term Credit Agreement or this Agreement, and each Pledgor jointly and severally agrees to reimburse the Collateral Agent on demand for any reasonable payment made or any reasonable expense incurred by the Collateral Agent pursuant to the foregoing authorization; provided, however, that nothing in this Section 4.03(e) shall be interpreted as excusing any Pledgor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Pledgor with respect to taxes, assessments, charges, fees, Liens, security interests or other encumbrances and maintenance as set forth herein or in the other Loan Documents.
(f)    Each Pledgor (rather than the Collateral Agent or any Secured Party) shall remain liable for the observance and performance of all the conditions and obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral and each Pledgor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the Secured Parties from and against any and all liability for such performance.
(g)    None of the Pledgors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as expressly permitted by the Term Credit Agreement. None of the Pledgors shall make or permit to be made any transfer of the Article 9 Collateral owned by it or in which it has an interest, except as permitted by the Term Credit Agreement.
(h)    Each Pledgor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purpose, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Pledgor at any time or times shall fail to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Pledgors hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent reasonably deems advisable. All sums disbursed by the Collateral Agent in connection with this Section 4.03(h), including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to the Collateral Agent and shall be additional Obligations secured hereby.
(i)    Each Pledgor covenants and agrees that, in the event that any Pledgor maintains any Collateral with a Fair Market Value in excess of $5,000,000 at any location other than the locations listed in the Perfection Certificate, the Pledgor shall promptly notify the Collateral Agent of such change or addition (whether by delivery of an updated Perfection Certificate or supplement thereto or otherwise in writing).
Section 4.04.    Other Actions.
In order to further ensure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, for the ratable benefit of the Secured Parties, the Collateral Agent’s security interest in the Article 9 Collateral, each Pledgor agrees, in each case at such Pledgor’s own expense, to take the following actions with respect to the following Article 9 Collateral:
(a)    Instruments and Tangible Chattel Paper. If any Pledgor shall at any time hold or acquire any Instruments (other than checks received and processed in the ordinary course of business) or Tangible Chattel Paper evidencing an amount in excess of $5,000,000 such Pledgor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), as agent for the Secured Parties, accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.
(b)    Investment Property. Except to the extent otherwise provided in Article III, if any Pledgor shall at any time hold or acquire any Certificated Security included in the Pledged Collateral, such Pledgor shall forthwith endorse, assign and deliver the same to the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), as agent for the Secured Parties accompanied by such instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably specify. If any security of a domestic issuer now owned or hereafter acquired by any Pledgor is uncertificated and is issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall promptly notify the Collateral Agent of such uncertificated securities and (i) upon the Collateral Agent’s reasonable request or (ii) upon the occurrence and during the continuance of an Event of Default, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) cause the issuer to agree to comply with instructions from the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement) as to such security, without further consent of any Pledgor or such nominee, or (ii) cause the issuer to register the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement), as agent for the Secured Parties, as the registered owner of such security.
(c)    Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim in an amount reasonably estimated to exceed $2,000,000, such Pledgor shall promptly notify the Collateral Agent thereof in a writing signed by such Pledgor, including a summary description of such claim, and grant to the Collateral Agent in writing a security interest therein and in the proceeds thereof, all under the terms and provisions of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

Section 4.05.    Covenants Regarding Patent, Trademark and Copyright Collateral.
(a)    Each Pledgor agrees that it will not knowingly do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the normal conduct of such Pledgor’s business may become prematurely invalidated, abandoned, lapsed or dedicated to the public, and agrees that it shall take commercially reasonable steps with respect to any material products covered by any such Patent as necessary and sufficient to establish and preserve its rights under applicable patent laws.
(b)    Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each material Trademark necessary to the normal conduct of such Pledgor’s business, (i) maintain such Trademark in full force free from any adjudication of abandonment or invalidity for non-use, (ii) maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of federal or foreign registration or claim of trademark or service mark as required under applicable law and (iv) not knowingly use or knowingly permit its licensees’ use of such Trademark in violation of any third-party rights.
(c)    Each Pledgor will, and will use its commercially reasonable efforts to cause its licensees or its sublicensees to, for each work covered by a material Copyright necessary to the normal conduct of such Pledgor’s business that it publishes, displays and distributes, use copyright notice as required under applicable copyright laws.
(d)    Each Pledgor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the normal conduct of such Pledgor’s business may imminently become abandoned, lapsed or dedicated to the public, or of any materially adverse determination or development, excluding office actions and similar determinations or developments in the United States Patent and Trademark Office, United States Copyright Office, any court or any similar office of any country, regarding such Pledgor’s ownership of any such material Patent, Trademark or Copyright or its right to register or to maintain the same.
(e)    Each Pledgor, either itself or through any agent, employee, licensee or designee, shall (i) inform the Collateral Agent on an annual basis of each application by itself, or through any agent, employee, licensee or designee, for any Patent with the United States Patent and Trademark Office and each registration of any Trademark or Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country filed during the preceding twelve-month period, in each case to the extent such application or registration relates to Intellectual Property material to the normal course of such Pledgor’s business and (ii) upon the reasonable request of the Collateral Agent, execute and deliver any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s security interest in such Patent, Trademark or Copyright.
(f)    Each Pledgor shall exercise its reasonable business judgment consistent with past practice in any proceeding before the United States Patent and Trademark Office, the United States Copyright Office or any comparable office or agency in any other country with respect to maintaining and pursuing each application relating to any Patent, Trademark and/or Copyright

(and obtaining the relevant grant or registration) material to the normal conduct of such Pledgor’s business and maintain (i) each issued Patent and (ii) the registrations of each Trademark and each Copyright, in each case that is material to the normal conduct of such Pledgor’s business, including, when applicable and necessary in such Pledgor’s reasonable business judgment, timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if any Pledgor believes necessary in its reasonable business judgment, to initiate opposition, interference and cancellation proceedings against third parties.
(g)    In the event that any Pledgor knows or has reason to know that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the normal conduct of its business has been or is about to be materially infringed, misappropriated or diluted by a third party, such Pledgor shall promptly notify the Collateral Agent and shall, if such Pledgor deems it necessary in its reasonable business judgment, promptly sue and recover any and all damages, and take such other actions as are reasonably appropriate under the circumstances.
ARTICLE V
REMEDIES; APPLICATION OF PROCEEDS
Section 5.01.    Remedies Upon Default. Upon the occurrence and during the
continuance of any Event of Default, each Pledgor agrees to deliver on demand each item of Collateral to the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement), and it is agreed that the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) shall have the right to take any of or all the following actions at the same or different times, in each case, in accordance with the terms of the Intercreditor Agreement: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Pledgors to the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) (on behalf of the Secured Parties) or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or a nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers thereunder cannot be obtained with the use of commercially reasonable efforts, which each Pledgor hereby agrees to use), (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to the applicable Pledgor to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the applicable Uniform Commercial Code or other applicable law, and (c) give notice and take sole possession and control of all amounts on deposit in or credited to any Deposit Account pursuant to the related Deposit Account Control Agreement and apply all such funds in accordance with this Agreement. Without limiting the generality of the foregoing, each Pledgor agrees that the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent (or the ABL Collateral Agent, to the

extent so provided in the Intercreditor Agreement) shall deem appropriate. The Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) shall be authorized in connection with any sale of a security (if it deems it advisable to do so) pursuant to the foregoing to restrict the prospective bidders or purchasers to persons who represent and agree that they are purchasing such security for their own account, for investment, and not with a view to the distribution or sale thereof. Upon consummation of any such sale of Collateral pursuant to this Section 5.01, the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) shall have the right to assign, transfer and deliver to the purchaser or purchasers thereof the Collateral so sold. Each such purchaser at any such sale shall hold the property sold absolutely, free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives and releases (to the extent permitted by law) all rights of redemption, stay, valuation and appraisal that such Pledgor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.
The Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) shall give the applicable Pledgors 10 Business Days’ written notice (which each Pledgor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or the portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may (in its sole and absolute discretion) determine. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In the case of any sale of all or any part of the Collateral made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent shall not incur any liability in the event that any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in the case of any such failure, such Collateral may be sold again upon notice given in accordance with provisions above. At any public (or, to the extent permitted by law, private) sale made pursuant to this Section 5.01, any Secured Party may bid for or purchase for cash, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Pledgor (all such rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property in accordance with Section 5.02 hereof without further accountability to any Pledgor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) shall be free to carry out such sale pursuant to such agreement and no Pledgor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) shall have entered into such an agreement all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent (or the ABL Collateral Agent, to the extent so provided in the Intercreditor Agreement) may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.
Section 5.02.    Apportionment, Application, and Reversal of Payments.
(a)    All payments received by the Collateral Agent for application to the Obligations shall be applied as set forth in Section 8.03 of the Term Credit Agreement.
(b)    The Collateral Agent shall have absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with the Term Credit Agreement subject to the Intercreditor Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the purchase money by the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.
(c)    If, after receipt of any payment which is applied to the payment of all or any part of any Obligations, the Collateral Agent or any Secured Party is for any reason compelled to surrender such payment or proceeds to any person because such payment or application of proceeds is invalidated, declared fraudulent, set aside, determined to be void or voidable as a preference, impermissible set‑off, or a diversion of trust funds, or for any other reason, then the Obligations or part thereof intended to be satisfied shall be revived and continued and this Agreement shall continue in full force as if such payment or proceeds had not been received by the Collateral Agent or such Secured Party and the Company shall be liable to pay to the Collateral Agent and the other Secured Parties, and shall indemnify the Collateral Agent and the other Secured Parties and hold the Collateral Agent and the other Secured Parties harmless for the amount of such payment or proceeds surrendered. The provisions of this Section 5.02(c) shall be and remain effective notwithstanding any contrary action which may have been taken by the Collateral Agent or any Secured Party in reliance upon such payment or application of proceeds, and any such contrary action so taken shall be without prejudice to the Collateral Agent’s and the Secured Parties’ rights under this Agreement and shall be deemed to have been conditioned upon such payment or application of proceeds having become final and irrevocable. The provisions of this Section 5.02(c) shall survive the termination of this Agreement.
Section 5.03.    Securities Act, Etc. In view of the position of the Pledgors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar federal statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”) with respect to any disposition of the Pledged Collateral permitted hereunder. Each Pledgor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Pledgor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion, (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws or, to the extent applicable, Blue Sky or other state securities laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Pledgor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, no Collateral Agent shall incur any responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.03 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.
ARTICLE VI
INDEMNITY, SUBROGATION AND SUBORDINATION
Section 6.01.    Indemnity. In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03 hereof), the Company agrees that (a) in the event a payment shall be made by any Guarantor under this Agreement in respect of any Obligation of the Company, the Company shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Guarantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Obligation owed to any Secured Party by the Company, the Company shall indemnify such Guarantor in an amount equal to the greater of the book value or the Fair Market Value of the assets so sold.
Section 6.02.    Contribution and Subrogation. Each Guarantor (other than Holdings) (a “Contributing Guarantor”) agrees (subject to Section 6.03 hereof) that, in the event a payment shall be made by any other Guarantor (other than Holdings) hereunder in respect of any Obligation or assets of any other Guarantor (other than Holdings) shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor (the “Claiming Guarantor”) shall not have been fully indemnified by the Company, as provided in Section 6.01 hereof, the Contributing Guarantor shall indemnify the Claiming Guarantor in an amount equal to the amount of such payment or the greater of the book value or the Fair Market Value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of such Contributing Guarantor on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors on the date hereof (or, in the case of any Guarantor becoming a party hereto pursuant to Section 7.15 hereof, the date of the supplement hereto executed and delivered by such Guarantor). Any Contributing Guarantor making any payment to a Claiming Guarantor pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Guarantor under Section 6.01 hereof to the extent of such payment.
Section 6.03.    Subordination; Subrogation.
(a)    Each Guarantor hereby subordinates any and all debts, liabilities and other obligations owed to such Guarantor by each other Loan Party (the “Subordinated Obligations”) to the Obligations to the extent and in the manner hereinafter set forth in this Section 6.03:
(i)    Prohibited Payments, Etc. Each Guarantor may receive payments from any other Loan Party on account of the Subordinated Obligations. After the occurrence and during the continuance of any Event of Default, if required by the Required Lenders, no Guarantor shall demand, accept or take any action to collect any payment on account of the Subordinated Obligations until the Obligations have been paid in full in cash.
(ii)    Prior Payment of Guaranteed Obligations. In any proceeding under the U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law relating to any other Loan Party, each Guarantor agrees that the Secured Parties shall be entitled to receive payment in full in cash of all Obligations (including all interest and expenses accruing after the commencement of a proceeding under any U.S. Bankruptcy Code or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, whether or not constituting an allowed claim in such proceeding (“Post-Petition Interest”)) before such Guarantor receives payment of any Subordinated Obligations.
(iii)    Turn-Over. After the occurrence and during the continuance of any Event of Default, each Guarantor shall, if the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement) so requests, collect, enforce and receive payments on account of the Subordinated Obligations as trustee for the Secured Parties and deliver such payments to the Collateral Agent (or the ABL Collateral Agent, as the case may be) (for the benefit of the Secured Parties) on account of the Obligations (including all Post-Petition Interest), together with any necessary endorsements or other instruments of transfer, but without reducing or affecting in any manner the liability of such Guarantor under the other provisions of this Agreement.
(iv)    Collateral Agent Authorization. After the occurrence and during the continuance of any Event of Default, the Collateral Agent (or the ABL Collateral Agent to the extent so provided in the Intercreditor Agreement) is authorized and empowered (but without any obligation to so do), in its discretion, (i) in the name of each Guarantor, to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and to apply any amounts received thereon to the Obligations (including any and all Post-Petition Interest), and (ii) to require each Guarantor (A) to collect and enforce, and to submit claims in respect of, the Subordinated Obligations and (B) to pay any amounts received on such obligations to the Collateral Agent (or the ABL Collateral Agent as the case may be) for application to the Guaranteed Obligations (including any and all Post-Petition Interest).
(b)    Each Guarantor hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against the Company, any other Loan Party or any other insider guarantor that arise from the existence, payment, performance or enforcement of such Guarantor’s Obligations under or in respect of the guarantee set forth in Article II hereof or any other Loan Document, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of any Secured Party against the Company, any other Loan Party or any other insider guarantor or any Collateral, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, any other Loan Party or any other insider guarantor, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under the guarantee set forth in Article II shall have been paid in full in cash and all Secured Hedge Agreements shall have expired or been terminated or cash collateralized (pursuant to arrangements reasonably satisfactory to the Collateral Agent). If any amount shall be paid to any Guarantor in violation of the immediately preceding sentence at any time prior to the latest of (a) the payment in full in cash of the Obligations and all other amounts payable under the guarantee set forth in Article II and (b) the latest date of expiration or termination or cash collateralization of all Secured Hedge Agreements, such amount shall be received and held in trust for the benefit of the Secured Parties, shall be segregated from other property and funds of such Guarantor and shall forthwith be paid or delivered to the Collateral Agent in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under the guarantee set forth in Article II, whether matured or unmatured, in accordance with the terms of the Loan Documents, or to be held as Collateral for any Obligations or other amounts payable under such guarantee thereafter arising. If (i) any Guarantor shall make payment to any Secured Party of all or any part of the Obligations, (ii) all of the Obligations and all other amounts payable under the guarantee set forth in Article II shall have been paid in full in cash and (iii) all Secured Hedge Agreements secured hereunder shall have expired or been terminated, the Collateral Agent will, at such Guarantor’s request and expense, execute and deliver to such Guarantor appropriate documents, without recourse and without representation or warranty, necessary to evidence the transfer by subrogation to such Guarantor of an interest in the Obligations resulting from such payment made by such Guarantor pursuant to such guarantee.
ARTICLE VII
MISCELLANEOUS
Section 7.01.    Notices. All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)    if to Holdings, the Company or any Subsidiary Party, as provided in Section 10.02 of the Term Credit Agreement (or any equivalent provision of any Refinancing (as defined in the Intercreditor Agreement) thereof); and
(b)    if to the Collateral Agent, to it at Bank of America N.A., as provided in Section 10.02 of the Credit Agreement.

(c)     Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto (and for this purpose a notice to the Company shall be deemed to be a notice to Holdings and the Subsidiary Parties). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt (if a Business Day) and on the next Business Day thereafter (in all other cases) if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 7.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 7.01. As agreed to in writing among the Company and the Collateral Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person.
Section 7.02.    Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest in the Article 9 Collateral, the security interest in the Pledged Collateral and all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Term Credit Agreement or any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Term Credit Agreement or any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations or (d) any other circumstance that might otherwise constitute a defense available to, or a discharge of, any Pledgor in respect of the Obligations or this Agreement (other than a defense of payment or performance).
Section 7.03.    Limitation By Law; Severability. All rights, remedies and powers provided in this Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.
If any provision hereof is invalid or unenforceable in any jurisdiction, then, to the fullest extent permitted by Law, (i) the other provisions hereof shall remain in full force and effect in such jurisdiction and shall be liberally construed in favor of the Collateral Agent and the Secured Parties in order to carry out the intentions of the parties hereto as nearly as may be possible, and (ii) the invalidity or unenforceability of any provision hereof in any jurisdiction shall not affect the validity or enforceability of such provisions in any other jurisdiction.
Section 7.04.    Binding Effect; Several Agreement. This Agreement shall become effective as to any party to this Agreement when a counterpart hereof executed on behalf of such party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such party, the Collateral Agent and each of their respective permitted successors and assigns, and shall inure to the benefit of such party, the Collateral Agent and the Secured Parties and their respective permitted successors and assigns, except that no party shall have the right to assign or transfer its rights or obligations hereunder or any interest herein or in the Collateral (and any such assignment or transfer shall be void) except as expressly contemplated by this Agreement or any other Loan Document. This Agreement shall be construed as a separate agreement with respect to each party and may be amended, modified, supplemented, waived or released with respect to any party without the approval of any other party and without affecting the obligations of any other party hereunder.
Section 7.05.    Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Pledgor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective permitted successors and assigns; provided that no Pledgor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent. Unless otherwise agreed by the Administrative Agent, the Collateral Agent hereunder shall at all times be the same person that is the Administrative Agent under the Term Credit Agreement. Written notice of resignation by the Administrative Agent pursuant the Term Credit Agreement shall also constitute notice of resignation by such entity as the Collateral Agent under this Agreement, unless otherwise agreed by the Administrative Agent. Upon the acceptance of any appointment as the Administrative Agent under the Term Credit Agreement by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the Collateral Agent pursuant hereto, except as otherwise agreed by the Administrative Agent.
Section 7.06.    Power of Attorney. Each Loan Party, as to itself, hereby appoints the Collateral Agent and the Collateral Agent’s designee as such Loan Party’s attorney, with power (and, solely with respect to clauses (a), (b), (c), (d) and (e), upon the occurrence and during the continuance of an Event of Default and, with respect to clause (f), to the extent reasonably required by the Collateral Agent to perfect or protect the security interests granted to it herenunder): (a) to endorse such Loan Party’s name on any checks, notes, acceptances, money orders, or other forms of payment or security that come into the Collateral Agent’s or any Secured Parties’ possession; (b) to sign such Loan Party’s name on any invoice, bill of lading, warehouse receipt, or other document of title relating to any Collateral, on drafts against customers, on assignments of Accounts, on notices of assignment, financing statements, and other public records and to file any such financing statements by electronic means with or without a signature as authorized or required by applicable law or filing procedure; (c) to notify the post office authorities to change the address for delivery of such Loan Party’s mail to an address designated by the Collateral Agent and to receive, open, and dispose of all mail addressed to such Loan Party; (d) to send requests for verification of Accounts to customers or Account Debtors; (e) to clear Inventory through customs in such Loan Party’s name, the Collateral Agent’s name, or the name of the Collateral Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Loan Party’s name for such purpose; and (f) to do all things the Collateral Agent determines are necessary to carry out this Agreement and the Term Credit Agreement. Each Loan Party ratifies and approves all acts of such attorney. None of the Lenders, the Collateral Agent, nor their attorneys will be liable for any acts or omissions or for any error of judgment or mistake of fact or law other than any such liability arising from any such Person’s gross negligence or willful misconduct. This power, being coupled with an interest, is irrevocable until the Term Credit Agreement has been terminated and all outstanding Term Finance Obligations have been fully satisfied.
Section 7.07.    GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND

OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
Section 7.08.    Waivers; Amendment.
(a)    No failure or delay by the Collateral Agent or any Secured Party in exercising any right, power or remedy hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy, or any abandonment or discontinuance of steps to enforce such a right, power or remedy, preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The rights, powers and remedies of the Collateral Agent and the Secured Parties hereunder and under the other Loan Document are cumulative and are not exclusive of any rights, powers or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.08, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Collateral Agent or any Lender may have had notice or knowledge of such Default or Event of Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.
(b)    Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with the terms of the Intercreditor Agreement and Section 10.01 of the Term Credit Agreement.
Section 7.09.    WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.09.
Section 7.10.    Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
Section 7.11.    Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective as provided in Section 7.04 hereof. Delivery of an executed counterpart to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed original.
Section 7.12.    Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.
Section 7.13.    Jurisdiction; Consent to Service of Process
(a)    Each party to this Agreement hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of any New York State court or federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor, or its properties, in the courts of any jurisdiction.
(b)    Each party to this Agreement hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any New York State or federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
Section 7.14.    Termination or Release.
(a)    This Agreement, the guarantees made herein, the pledges made herein, the Security Interest and all other security interests granted hereby shall terminate when all the Term Credit Obligations (other than contingent or unliquidated obligations or liabilities with respect to which no claim has been asserted) have been paid in full in cash or immediately available funds and the Lenders have no further commitment to lend under the Term Credit Agreement.
(b)    A Subsidiary Party shall automatically be released from its obligations hereunder and the Security Interests in the Collateral of such Subsidiary Party shall be automatically released upon the consummation of any transaction permitted by the Term Credit Agreement, as a result of which such Subsidiary Party ceases to be a Subsidiary of the Company or otherwise ceases to be a Pledgor; provided that the Required Lenders shall have consented to such transaction (to the extent such consents are required by the Term Credit Agreement) and the terms of such consent did not provide otherwise.
(c)    Upon any sale or other transfer by any Pledgor of any Collateral that is permitted under the Term Credit Agreement to any person that is not a Pledgor, or upon the effectiveness of any written consent to the release of the Security Interest granted hereby in any Collateral pursuant to the terms of Section 10.01 of the Term Credit Agreement, the Security Interest in such Collateral shall be automatically released.
(d)    In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.14, the Collateral Agent shall execute and deliver to any Pledgor, at such Pledgor’s expense, all documents that such Pledgor shall reasonably request to evidence such termination or release; provided, that the Collateral Agent shall not be required to take any action under this Section 7.14(d) unless such Pledgor shall have delivered to the Collateral Agent together with such request, which may be incorporated into such request, (i) a reasonably detailed description of the Collateral, which in any event shall be sufficient to effect the appropriate termination or release without affecting any other Collateral, and (ii) a certificate of a Responsible Officer of the Company or such Pledgor certifying that the transaction giving rise to such termination or release is permitted by the Term Credit Agreement and was consummated in compliance with the Loan Documents. Any execution and delivery of documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Collateral Agent.
Section 7.15.    Additional Subsidiaries. Upon execution and delivery by the Collateral Agent and any Subsidiary that is required to become a party hereto by Section 6.10 of the Term Credit Agreement of an instrument in the form of Exhibit A hereto, such subsidiary shall become a Subsidiary Party hereunder with the same force and effect as if originally named as a Subsidiary Party herein. The execution and delivery of any such instrument shall not require the consent of any other party to this Agreement. The rights and obligations of each party to this Agreement shall remain in full force and effect notwithstanding the addition of a new party to this Agreement.
Section 7.16.    Right to Set Off. If an Event of Default shall have occurred and be continuing, subject to the Intercreditor Agreement, each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set-off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any party to this Agreement against any of and all the obligations of such party now or hereafter existing under this Agreement owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 7.16 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.
Section 7.17.    Intercreditor Agreement. Notwithstanding any other provision contained herein, this Agreement, the Liens created hereby and the rights, remedies, duties and obligations provided for herein are subject in all respects to the provisions of the Intercreditor Agreement. In the event of any conflict or inconsistency between the provisions of this Agreement and the Intercreditor

Agreement, the provisions of the Intercreditor Agreement shall control.
[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.
NORANDA ALUMINUM HOLDING CORPORATION
By:    ______________________________________
    Name:
    Title:
NORANDA ALUMINUM ACQUISITION CORPORATION
By:    ______________________________________
    Name:
    Title:
NORANDA INTERMEDIATE HOLDING CORPORATION
By:______________________________________
    Name:
    Title:
NORANDA ALUMINIUM, INC.
By:______________________________________
    Name:
    Title:
GRAMERCY ALUMINA HOLDINGS INC.
By:______________________________________
    Name:
    Title:
NORANDAL USA, INC.
By:______________________________________

    Name:
    Title:

GRAMERCY ALUMINA HOLDINGS II, INC.
By:______________________________________
    Name:
    Title:
NORANDA ALUMINA LLC
By:______________________________________
    Name:
    Title:

BANK OF AMERICA, N.A.
as Collateral Agent

By:
Name:
Title:

Exhibit A
to Guarantee and
Collateral Agreement
SUPPLEMENT NO. ______ dated as of [ ], 201[__] (this “Supplement”), to the GUARANTEE AND COLLATERAL AGREEMENT, dated and effective as of February 29, 2012 (the “Guarantee and Collateral Agreement”), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Company”), each Subsidiary of the Company identified therein as a party (each, a “Subsidiary Party”), BANK OF AMERICA, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Secured Parties (as defined below).
A.    Reference is made to that certain Term Credit Agreement, dated February 29, 2012, among Holdings, the Company, its Subsidiaries party thereto, the lenders (collectively, together with any other person that becomes a lender under the Term Credit Agreement and their respective successors and assigns, the “Lenders”) and agents named therein, and Bank of America, N.A., as administrative agent for such lenders (as amended, restated, supplemented or otherwise modified from time to time, the “Term Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Guarantee and Collateral Agreement.
B.    The Loan Parties have entered into the Guarantee and Collateral Agreement in order to induce the Lenders to make Loans. Section 7.15 of the Guarantee and Collateral Agreement provides that additional Subsidiaries may become Subsidiary Parties under the Guarantee and Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned Subsidiary (the “New Subsidiary”) is executing this Supplement in accordance with the requirements of the Term Credit Agreement to become a Subsidiary Party under the Guarantee and Collateral Agreement in order to induce the Lenders to continue making Loans.
Accordingly, the Collateral Agent and the New Subsidiary agree as follows:
SECTION 1.    In accordance with Section 7.15 of the Guarantee and Collateral Agreement, the New Subsidiary by its signature below becomes a Subsidiary Party, a Guarantor and a Pledgor under the Guarantee and Collateral Agreement with the same force and effect as if originally named therein as a Subsidiary Party, a Guarantor and a Pledgor, and the New Subsidiary hereby (a) agrees to all the terms and provisions of the Guarantee and Collateral Agreement applicable to it as a Subsidiary Party, a Guarantor and a Pledgor thereunder, and (b) represents and warrants that the representations and warranties made by it as a Guarantor and a Pledgor thereunder are true and correct, in all material respects, on and as of the date hereof. In furtherance of the foregoing, the New Subsidiary, as security for the payment and performance in full of the Obligations (as defined in the Guarantee and Collateral Agreement), does hereby create and grant to the Collateral Agent and its successors and permitted assigns for the benefit of the Secured Parties a security interest in and Lien on all the New Subsidiary’s right, title and interest in and to the Collateral (as defined in the Guarantee and Collateral Agreement) of the New Subsidiary. Each reference to a “Subsidiary Party” or a “Guarantor” or a “Pledgor” in the Guarantee and Collateral Agreement shall be deemed to include the New Subsidiary. The Guarantee and Collateral Agreement is hereby incorporated herein by reference.
SECTION 2.    The New Subsidiary represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (iii) implied covenants of good faith and fair dealing.
SECTION 3.    This Supplement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. This Supplement shall become effective when (a) the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of the New Subsidiary, and (b) the Collateral Agent has executed a counterpart hereof.
SECTION 4.    The New Subsidiary hereby represents and warrants that (a) set forth on Schedule I attached hereto is a true and correct schedule of (i) any and all Pledged Stock and Pledged Debt Securities now owned by the New Subsidiary and (ii) to the best of its knowledge, any and all issued, registered, or applied-for Patents, Trademarks, Copyrights and domain names (and all material IP Agreements) now owned by the New Subsidiary (or to which New Subsidiary is subject), (b) set forth on Schedule II attached hereto is a true and correct schedule of all the Pledged Securities of the New Subsidiary, and (c) set forth under its signature hereto, is the true and correct legal name of the New Subsidiary, its jurisdiction of formation and the location of its chief executive office.
SECTION 5.    Except as expressly supplemented hereby, the Guarantee and Collateral Agreement shall remain in full force and effect.
SECTION 6.    THIS SUPPLEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.
SECTION 7.    In the event any one or more of the provisions contained in this Supplement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and in the Guarantee and Collateral Agreement shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
SECTION 8.    All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Guarantee and Collateral Agreement.
SECTION 9.    The New Subsidiary agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, disbursements and other charges of counsel for the Collateral Agent.
IN WITNESS WHEREOF, the New Subsidiary and the Collateral Agent have duly executed this Supplement to the Guarantee and Collateral Agreement as of the day and year first above written.

[NAME OF NEW SUBSIDIARY]
By:
Name:
Title:
Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

BANK OF AMERICA, N.A.,
as Collateral Agent

By:
Name:
Title:

Schedule I
to Supplement No. ____ to the
Guarantee and
Collateral Agreement
Pledged Stock and Pledged Debt Securities of the New Subsidiary
Patents, Trademarks, Copyrights and domain names of the New Subsidiary

Schedule II to
Supplement No. _____
to the Guarantee and
Collateral Agreement
Pledged Securities of the New Subsidiary
EQUITY INTERESTS

Number of Issuer Certificate	Registered Owner	Number and Class of Equity Interest	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

OTHER PROPERTY

Exhibit B
to Guarantee and
Collateral Agreement
FORM OF PERFECTION CERTIFICATE
Each of the undersigned, hereby certifies with reference to the Guarantee and Collateral Agreement dated as of [        ], 201[___] among Noranda Aluminum Holding Corporation, a corporation incorporated under the laws of the State of Delaware (“Holdings”), Noranda Aluminum Acquisition Corporation (the “Company”), the subsidiary guarantors referred to therein (the “Subsidiary Guarantors”, and with Holdings and the Company, the “Obligors”), and Bank of America, N.A., as Collateral Agent (the “Collateral Agent”) (terms defined therein being used herein as therein defined) to the Collateral Agent and the Secured Parties as follows:
1.    Names.
(a)    The exact corporate, limited liability company or partnership name of each of the Obligors as it appears in its respective certificate of incorporation, certificate of formation, partnership agreement or certificate of limited partnership, as applicable, is set forth in Schedule 1(a).
(b)    Listed on Schedule 1(b) hereto (in chronological order) is each other corporate, limited liability company or partnership name of each Obligor that it has had in the past five years, together with the date of the relevant change.
(c)    Listed on Schedule 1(c) hereto are all other names (including trade names or similar appellations) used by an Obligor at any time during the past five years.
2.    Business Locations/Jurisdiction of Organization.
(a)    Each Obligor’s jurisdiction of organization, organization number and taxpayer identification number are set forth on Schedule 1(a).
(b)    Each Obligor is a “registered organization” within the meaning of the UCC, except for those listed on Schedule 2(b).
(c)    The chief executive office of each Obligor is located at the address shown on Schedule 2(c) hereto.
(d)    Each other chief executive office maintained by each Obligor at any time during the past year is set forth on Schedule 2(d) hereto.
3.    Locations and Other Information Regarding Collateral.
(a)    Listed on Schedule 3(a) hereto is each address at which Collateral consisting of

Equipment or Inventory with an aggregate value in excess of $5.0 million at such address, or books and records relating to Accounts with an aggregate value in excess of $5.0 million at such address, are located.
(b)    Listed on Schedule 3(b) hereto is the name and address of each Person other than an Obligor which has possession of such Obligor’s Equipment or Inventory with an aggregate value in excess of $5.0 million with respect to each such Person or books and records relating to Accounts with an aggregate value in excess of $5.0 million with respect to each such Person.
(c)    Listed on Schedule 3(c) hereto is the name and jurisdiction of organization of each company with respect to which an Obligor holds an equity interest.
(d)    Listed on Schedule 3(d) hereto is the Securities Intermediary and account number of each Securities Account maintained by any of the Obligors, other than any Securities Account in which any Obligor customarily maintains no more than $1.0 million.
(e)    Listed Schedule 3(e) hereto, is the bank or other financial institution and account number of each Deposit Account maintained by any Obligor, other than any Deposit Account in which any Obligor customarily maintains no more than $1.0 million.
(f)    Listed on Schedule 3(f) hereto is each commercial tort claim in favor of an Obligor, including a brief description thereof, with an individual value in excess of $2.0 million and with respect to which any proceedings have been commenced.
4.    Unusual Transactions. Except as set forth on Schedule 4 hereto, no Obligor has been the subject of any merger (or acquired any assets constituting all or substantially all of the assets of a Person or line or business of a Person) or other corporate reorganization in the past five (5) years.
5.    Patents, Trademarks and Copyrights. Listed on Schedule 5 hereto is each registered Patent, Trademark and Copyright owned or applied for by the Obligors and each License (with a licensing fee in excess of $1.0 million per annum) to which an Obligor is a party.
6.    UCC Filings. The financing statements (duly authorized by each Obligor constituting the debtor therein), including the indications of the collateral, attached as Schedule 6 are in the appropriate forms for filing in the filing offices in the jurisdictions identified in Schedule 6.
7.    Real Property. Attached hereto as Schedule 7 is a list that of all real property owned or leased by the Borrower, Holdings and each Subsidiary Party.
[Remainder of page intentionally left blank]

Date: _____________, 2012	NORANDA ALUMINUM HOLDING CORPORATION By: Name: Title:

Date: _____________, 2012	NORANDA ALUMINUM ACQUISITION CORPORATION By: Name: Title:

Date: _____________, 2012	NORANDA INTERMEDIATE HOLDING CORPORATION By: Name: Title:

Date: _____________, 2012	NORANDA ALUMINUM, INC. By: Name: Title:

Date: _____________, 2012	NORANDAL USA, INC. By: Name: Title:

Date: _____________, 2012	GRAMERCY ALUMINA HOLDINGS, INC. By: Name: Title:

Date: _____________, 2012	NORANDA ALUMINA LLC By: Name: Title:

Date: _____________, 2012	GRAMERCY ALUMINA HOLDINGS II, INC. By: Name: Title:

FORM OF DISCOUNTED PREPAYMENT OPTION NOTICE
Date: ___________, 20__
To:    BANK OF AMERICA N.A., as Administrative Agent
Ladies and Gentlemen:
This Discounted Prepayment Option Notice is delivered to you pursuant to Section 2.08(f)(ii) of that certain Credit Agreement, dated as of February 29, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent, and Collateral Agent.
The Borrower hereby notifies you that, effective as of [______________, 20__], pursuant to Section 2.08(f)(ii) of the Agreement, the Borrower is seeking:

1.	to prepay Term Loans at a discount for an aggregate purchase price of [$__________________________________________] (the “Proposed Discounted Prepayment Amount”),

2.
a percentage discount to the par value of the principal amount of the Term Loans greater than or equal to [______%] of par value but less than or equal to [________%] of par value (the “Discount Range”), and

3.	a Lender Participation Notice on or before [_____________, 20__], as determined pursuant to Section 2.8(f)(ii) of the Agreement (the “Acceptance Date”).
The source of proceeds for such prepayment is [___________________].
The Borrower expressly agrees that this Discounted Prepayment Option Notice is subject to the provisions of Section 2.08(f) of the Agreement.
The Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Term Loan Lenders that no Default or Event of Default has occurred and is continuing, or would result from the Borrower making the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).
The Borrower respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Agreement of this Discounted Prepayment Option Notice.

IN WITNESS WHEREOF, the undersigned has executed this Discounted Prepayment Option Notice as of the date first above written.
NORANDA ALUMINUM ACQUISITION
CORPORATION
By:
    Name:
    Title: [Chief Financial Officer]

FORM OF LENDER PARTICIPATION NOTICE
Date: ____________, 20__
To:    Bank of America N.A.
    [Address]
    [Address]
    Attention: [    ]
    Fax: [        ]
    e-mail: [        ]
Ladies and Gentlemen:
Reference is made to (a) that certain Credit Agreement, dated as of February 29, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent, and Collateral Agent, and (b) that certain Discounted Prepayment Option Notice, dated ____________, 20__, from Borrower (the “Discounted Prepayment Option Notice”). Capitalized terms used herein and not defined herein or in the Agreement shall have the meaning ascribed to such terms in the Discounted Prepayment Option Notice.
The undersigned Lender hereby gives you notice, pursuant to Section 2.08(f) of the Agreement, that it is willing to accept a Discounted Voluntary Prepayment on Term Loans held by such Lender:

1.	in a maximum aggregate principal amount of [$_________________________________] (the “Offered Loans”), and

2.	at a maximum discount to par value of the principal amount of the Term Loans equal to [ %] of par value (the “Acceptable Discount”).
The undersigned Lender expressly agrees that this offer is subject to the provisions of Section 2.08(f) of the Agreement. Furthermore, conditioned upon the Applicable Discount determined pursuant to Section 2.08(f)(iii) of the Agreement being a percentage of par value less than or equal to the Acceptable Discount, the undersigned Lender hereby expressly consents and agrees to a prepayment of its Term Loans pursuant to Section 2.08(f) of the Agreement in an aggregate principal amount equal to the Offered Loans, as such principal amount may be reduced if the aggregate proceeds required to prepay Qualifying Loans (disregarding any interest payable in connection with such Qualifying Loans) would exceed the Proposed Discounted Prepayment Amount for the relevant Discounted Voluntary Prepayment, and acknowledges and agrees that such prepayment of its Term Loans will be allocated at par value, but the actual payment made to such Lender will be reduced in accordance with the Applicable Discount.

IN WITNESS WHEREOF, the undersigned has executed this Lender Participation Notice as of the date first above written.
[NAME OF LENDER]

By:
Name:

By:
Name:

FORM OF DISCOUNTED VOLUNTARY PREPAYMENT NOTICE
Date: ___________, 20__
To:    BANK OF AMERICA N.A., as Administrative Agent

Ladies and Gentlemen:
This Discounted Voluntary Prepayment Notice is delivered to you pursuant to Section 2.08(f)(v) of that certain Credit Agreement, dated as of February 29, 2012 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement”, the terms defined therein being used herein as therein defined), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (“Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent and Collateral Agent.
Borrower hereby irrevocably notifies you that, pursuant to Section 2.08(f) of the Agreement, Borrower will make a Discounted Voluntary Prepayment to each Lender with Qualifying Loans, which shall be made:

1.	on or before [___________, 20__], as determined pursuant to Section 2.08(f)(v) of the Agreement,

2.	in the aggregate principal amount of [$___________________________], and

3.	at a percentage discount to the par value of the principal amount of the Term Loans equal to [_________%] of par value (the “Applicable Discount”).
Borrower expressly agrees that this Discounted Voluntary Prepayment Notice is irrevocable, is subject to the provisions of Section 2.08(f) of the Agreement, and that each of the conditions to a Discounted Voluntary Prepayment contained in Section 2.08(f) has been satisfied.
Borrower hereby represents and warrants to the Administrative Agent on behalf of the Administrative Agent and the Lenders as follows:

1.	The Discounted Voluntary Prepayment will be made out of the Available Cash, not as of such date otherwise applied in accordance with the Agreement.

2.
No Default or Event of Default has occurred and is continuing or would result from Borrower making the Discounted Voluntary Prepayment (after giving effect to any related waivers or amendments obtained in connection with such Discounted Voluntary Prepayment).

Borrower agrees that if prior to the date of the Discounted Voluntary Prepayment, any representation or warranty made herein by it will not be true and correct as of the date of the Discounted Voluntary Prepayment as if then made, it will promptly notify the Administrative Agent in writing of such fact, who will promptly notify each participating Lender. After such notification, any participating Lender may revoke its Lender Participation Notice within two Business Days of receiving such notification.
Borrower acknowledges that the Administrative Agent and the Lenders are relying on the truth and accuracy of the foregoing in connection with extending Offered Loans and the acceptance of any Discounted Voluntary Prepayment made as a result of this Discounted Voluntary Prepayment Notice.
Borrower respectfully requests that Administrative Agent promptly notify each of the Lenders party to the Agreement of this Discounted Voluntary Prepayment Notice.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Discounted Voluntary Prepayment Notice as of the date first above written.

NORANDA ALUMINUM ACQUISITION
CORPORATION
By:
    Name:
    Title: [Chief Financial Officer]

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes and Lenders that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is not a Partnership for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent, and Collateral Agent.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
In the case of a Lender that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes and Participants that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is not a Partnership for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent, and Collateral Agent.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a duly completed and executed certificate of its non-U.S. Person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
In the case of a Participant that is a disregarded entity for U.S. federal income tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes and Participants that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is a Partnership for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent, and Collateral Agent.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished its participating Lender with a duly completed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or (ii) a duly completed and executed IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
In the case of a Participant that is a disregarded entity for U.S. Federal income Tax purposes, each of the above certifications and representations is given with respect to the person treated as such Participant’s owner for U.S. federal income tax purposes.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes and Lenders that are Disregarded Entities for U.S. Federal Income Tax Purposes Whose Owner, for U.S. Federal Income Tax Purposes, is a Partnership for U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of February 29, 2012 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among NORANDA ALUMINUM HOLDING CORPORATION, a Delaware corporation (“Holdings”), NORANDA ALUMINUM ACQUISITION CORPORATION, a Delaware corporation (the “Borrower”), the Lenders from time to time party thereto, the agents named therein, and BANK OF AMERICA, N.A. (“BoA”), as Administrative Agent, and Collateral Agent.
Pursuant to the provisions of Section 3.01 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.
The undersigned has furnished the Administrative Agent and the Borrower with a duly completed and executed IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) a duly completed and executed IRS Form W-8BEN or (ii) a duly completed and executed IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption, together with any other information required to be provided by IRS Form W-8IMY. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
In the case of a Lender that is a disregarded entity for U.S. Federal Income Tax purposes, each of the above certifications and representations is given with respect to the person treated as such Lender’s owner for U.S. federal income tax purposes.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:
Date: ________ __, 20[ ]